As filed with the Securities and Exchange Commission on June 24, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPSAT Fiber Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	52-1910372
(state or other jurisdiction of incorporation or organization)	(primary industrial classification code number)	(IRS Employer Identification Number)

Johanna Ravelo, Esq.
Elvira Rawson de Dellepiane 150 Piso 8, C1107BCA Buenos Aires, Argentina (5411) 5170-0000	IMPSAT USA, Inc. 2040 North Dixie Highway Wilton Manors, Florida 33305 (954) 779-7171
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, telephone number, including area code, of agent for service for registrant)

Please send copies of communications to:

Neil M. Goodman, Esq.

Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004-1202
(202) 942-5000

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, which time is to be determined by the selling securityholders. All of the securities offered hereby are offered for the account of the selling securityholders.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to		Proposed Maximum Aggregate		Amount of
Securities to be Registered	be Registered		Offering Price(1)		Registration Fee

Common stock, $0.01 par value	2,884,659	shares	$21,115,704	(2)	$1,708

Common stock, $0.01 par value	2,752,635	shares(3)	—		—	(4)

Common stock, $0.01 par value	766,988	shares(5)	—		—	(4)

Common stock, $0.01 par value	2,667,975	shares(6)	$19,529,577	(2)(7)	$1,580

Warrants to Purchase Common Stock	2,667,975	warrants	—		—	(8)

Series A Senior Guaranteed Convertible Notes due 2011	$37,325,732		$37,325,732	(9)	$3,020

Series B Senior Guaranteed Convertible Notes due 2011	$15,938,000		$15,938,000	(9)	$1,289

Guarantee of the Senior Guaranteed Convertible Notes	—		—		—	(10)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).
(2)	Because there is no market for the Common Stock the maximum offering, the price for these securities is based on the registrant’s good faith estimate of the value of the Common Stock based on, among other things, the registrant’s estimated enterprise value using market and income approaches and appropriate discount factors as of March 31, 2003.
(3)	Issuable upon conversion of the Series A Senior Guaranteed Convertible Notes due 2011. The estimated maximum number of shares of Common Stock to be issued upon conversion of these Notes is based on a conversion price of $13.56 per share of Common Stock and assumes conversion of all of these Notes into shares of Common Stock. Pursuant to Rule 416, the Registration Statement also covers any additional shares of Common Stock that may become issuable by virtue of antidilution provisions of these Notes.
(4)	Pursuant to Rule 457(i), no separate registration fee is required.
(5)	Issuable upon conversion of the Series B Senior Guaranteed Convertible Notes due 2011. The estimated maximum number of shares of Common Stock to be issued upon conversion of these Notes is based on a conversion price of $20.78 per share of Common Stock and assumes conversion of all of these Notes into shares of Common Stock. Pursuant to Rule 416, the Registration Statement also covers any additional shares of Common Stock that may become issuable by virtue of antidilution provisions of these Notes.
(6)	Issuable upon conversion of the Warrants. Pursuant to Rule 416, the Registration Statement also covers any additional shares Common Stock that may become issuable by virtue of antidilution provisions of the Warrants.
(7)	Calculated pursuant to Rule 457(g)(2), based upon the offering price of securities of the same class included in the Registration Statement.
(8)	Pursuant to Rule 457(g), no separate registration fee is required.
(9)	Because there is no prior market for these securities, the maximum offering price is assumed to be the principal amount of these securities.

(10)	Pursuant to Rule 457(n), no separate registration fee is payable for the Guarantee.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2003

PROSPECTUS

IMPSAT Fiber Networks, Inc.

2,884,659 Shares Common Stock

$37,325,732 6% Senior Guaranteed

Convertible Notes due 2011 (Series A)

$15,938,000 6% Senior Guaranteed

Convertible Notes due 2011 (Series B)

2,667,975 Common Stock Warrants

     This prospectus relates to:

•	2,884,659 shares of our common stock, par value $.01 per share

•	$37,325,732 principal amount of our 6% Senior Guaranteed Convertible Notes due 2011 (Series A), which we call our Series A Notes

•	$15,938,000 principal amount of our 6% Senior Guaranteed Convertible Notes due 2011 (Series B), which we call our Series B Notes

•	2,667,975 warrants, each entitling the holder thereof to purchase one share of our common stock for $15.00 prior to the eighth anniversary of the date of issuance

•	the shares of our common stock issuable upon conversion of the senior guaranteed convertible notes, which we call the senior notes

•	the shares of our common stock issuable upon conversion of the warrants

     The selling securityholders may sell all or a portion of the shares of our common stock, the senior notes, and the warrants, which we collectively call the Securities, from time to time in privately negotiated transactions, at fixed prices, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The proceeds from the sale of the Securities offered by this prospectus are solely for the selling securityholders. We will not receive any of the proceeds from the sale of these securities, although we will bear some of the expenses related to the offering. See “Plan of Distribution.”

     We will pay interest on the senior notes on March 15 and September 15 of each year, commencing on September 15, 2005. Prior to March 25, 2005, no interest will accrue on the senior notes. The senior notes will mature on March 15, 2011. Your senior notes will be convertible at your option, unless previously redeemed or repurchased by us, into shares of our common stock at a conversion price of $13.56 per share for the Series A Notes and at a conversion price of $20.78 per share for the Series B Notes, subject to the adjustments described in this prospectus. If a change in control occurs, you may require us to repurchase all of your senior notes. If we cannot make the scheduled payments on the senior notes, our subsidiary guarantor, IMPSAT Argentina, will be required to make them for us in accordance with the guarantee.

     These securities were initially issued to the selling securityholders on March 25, 2003 in connection with our reorganization under Chapter 11 of the U.S. Bankruptcy Code and in reliance upon the exemption from registration under Section 1145 of the U.S. Bankruptcy Code.

       Investing in these securities involves risks. You should read the risk factors beginning on page 9.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities to which this prospectus relates.

      The terms “IMPSAT”, “company”, “we”, “our” and “us” refer to IMPSAT Fiber Networks, Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a holder of the Securities.

      Our logo and certain titles and logos of our services are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. The terms VSAT®, Dataplus®, Teledatos®, Regional Teleport®, Difusat®, Interplus®, Global Fax®, Minidat®, Conexia® and Telecampus® are our service marks or trademarks that are registered or otherwise protected under the laws of various jurisdictions.

FORWARD-LOOKING STATEMENTS

      Certain information in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue”, or the negative thereof or other comparable terminology. Some of the statements in the Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include but are not limited to:

•	our expectations and estimates as to maintenance and growth of our Broadband Network, and

•	future financial performance, including growth in sales and income.

      Factors that could cause our actual results to differ materially from those expressed in any forward-looking statements we make include those in the “Risk Factors” section of this prospectus and the following factors, among others:

•	factors affecting our performance and financial conditions

•	the availability and terms of additional capital to fund our continuing efforts

•	adequacy of cash from operations for our future liquidity and working capital needs

•	inaccuracies in our forecasts of customer or market demand

•	loss of a customer that provides us with significant revenues

•	highly competitive market conditions

•	changes in or developments under laws, regulations and licensing requirements

•	changes in telecommunications technology

•	currency fluctuations, and

•	changes in economic conditions in the Latin American countries where we operate.

      These factors should not be construed as exhaustive. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of these forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in these forward-looking statements. Except as required by law we will not update or revise any forward-looking statements.

ii

PROSPECTUS SUMMARY

      This prospectus summary highlights basic information about IMPSAT, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes appearing elsewhere in this prospectus.

IMPSAT

      We are a leading provider of private telecommunications network and Internet services in Latin America. We offer integrated data, voice, and Internet solutions, with an emphasis on broadband transmission, for national and multinational companies, financial institutions, governmental agencies and other business customers. We have operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States and also provide our services in other countries in Latin America. We provide telecommunications and Internet services through our networks, which consist of owned fiber optic and wireless links, teleports, earth stations and leased fiber optic and satellite links. We own and operate 15 metropolitan area networks in some of the largest cities in Latin America, including Buenos Aires, Bogotá, Caracas and São Paulo.

      In the fourth quarter of 2000, we completed the construction of an extensive pan-Latin American broadband fiber optic network (which we call our Broadband Network) connecting major cities across Argentina and Brazil, and the commencement of commercial operation of the full Broadband Network in those locations. Our Broadband Network allows us to enhance the services that we provide and significantly increase our transmission speed and capacity. At March 31, 2003, the Broadband Network comprised twelve metropolitan area fiber optic networks and wireless links, extending over 1,000 route kilometers in the largest cities in Argentina, Brazil, Colombia and Peru, and long-haul fiber optic backbones in Brazil, Argentina, Chile and Colombia extending over 8,880 route kilometers. Our Broadband Network uses advanced transmission technologies, including dense wave division multiplexing, or DWDM, asynchronous transfer mode, or ATM, and Internet protocol, or IP.

      IMPSAT Fiber Networks, Inc. was organized in 1994 as a Delaware holding company to combine the IMPSAT businesses in Argentina, Colombia and Venezuela. Our operations started in Argentina in 1990 under the name IMPSAT S.A. (IMPSAT Argentina). We began operations outside of Argentina with the establishment of IMPSAT S.A. (IMPSAT Colombia) in 1991 and the establishment of Telecomunicaciones Impsat S.A. (IMPSAT Venezuela) in 1992. New operating subsidiaries were created in Ecuador (Impsatel del Ecuador S.A., which we call IMPSAT Ecuador) and Mexico (Impsat S.A. de C.V., which we call IMPSAT Mexico) in 1994, in the United States (IMPSAT USA, Inc.) in 1995 and in Brazil (Impsat Comunicacoes Ltda., which we call IMPSAT Brazil) in 1998. In January 2000, we changed our company’s name from IMPSAT Corporation to IMPSAT Fiber Networks, Inc. During 2001, we commenced operations in Chile (Impsat Chile S.A., or IMPSAT Chile) and Peru (Impsat Peru S.A., or IMPSAT Peru). We have recently determined to discontinue our operations in Mexico and are in the process of selling our properties and related assets in that country.

      Our principal executive offices are located at Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina and our telephone number is 011-54-11-5170-0000. Our World Wide Web site address is www.IMPSAT.com.

Chapter 11 Filing and Emergence

      On June 11, 2002, IMPSAT Fiber Networks, Inc. filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. On September 4, 2002, we filed our plan of reorganization, which we refer to as the Plan, with the bankruptcy court. During our bankruptcy proceedings, we operated our business and managed our assets in the ordinary course as a debtor-in-possession.

      By order dated December 16, 2002, the bankruptcy court confirmed the Plan. In accordance with the terms of the Plan, we formally emerged from bankruptcy on March 25, 2003, we which refer to as the

Effective Date. The Chapter 11 filing was necessitated by a severe liquidity crisis that we experienced because of a combination of factors, including the impact on our highly leveraged capital structure of the global economic recession that began in 2001 and persisted through the Effective Date. These difficulties were compounded by:

•	certain payment defaults by a significant counterparty on its contracts with us in connection with various services that we provided to it, which resulted in a shortfall in our projected cash flow of approximately $65 million in 2001 (see “Business — Legal Proceedings — 360networks, Inc.”)

•	the conditions in the capital markets regarding available debt and equity resources for emerging telecommunications providers such as IMPSAT, which were adversely affected by changes in market perceptions in the United States and Europe and the lower growth trends for the telecommunications markets in Latin America

•	the political and financial crises in Argentina, our largest country of operations, that began in mid-2001 and accelerated in January 2002 with Argentina’s default on its domestic and external indebtedness and devaluation of the Argentine peso against the U.S. dollar

      The Plan enabled us to reduce our principal and accrued interest by more than $700 million. As a result, our total consolidated indebtedness is approximately $268 million. According to the terms of the new securities, no cash payments on principal or interest will be required for the first two years. Also as a result of the Plan, all of the outstanding shares of our old common stock were cancelled, retired and eliminated with no consideration paid and we issued shares of our common stock, par value $0.01 per share.

      On or after the Effective Date, we consummated several transactions pursuant to the Plan. We:

•	filed with the Delaware Secretary of State our Restated Certificate of Incorporation

•	amended and restated our bylaws

•	cancelled all old common stock, and all other existing securities and agreements to issue or purchase any equity interests

•	issued $67,531,000 in aggregate principal amount of Series A 6% Senior Guaranteed Convertible Notes due 2011, which are initially convertible, in the aggregate, into 22.8% of our common stock on a fully diluted basis, to holders of our former 12 1/8% Senior Guaranteed Notes due 2003, which we refer to as the 2003 Noteholders, in full satisfaction of the claims of the 2003 Noteholders, including the outstanding principal and all accrued and unpaid interest

•	issued to (i) holders of debt under our pre-Effective Date Broadband Network vendor financing agreements and (ii) other creditors of our operating subsidiaries holding guarantees by our parent holding company of such indebtedness who voted to accept the Plan, a combination of new senior secured indebtedness totaling $144.0 million, $23.9 million in the aggregate of new Series B 6% Senior Guaranteed Notes due 2011 which are initially convertible in the aggregate into 5.3% of our common stock on a fully diluted basis, and eight-year warrants to acquire 15.3% in the aggregate of our common stock on a fully diluted basis

•	issued 200,000 shares of our common stock to certain officers of our company in accordance with our 2003 Stock Incentive Plan and

•	issued options for 1,646,332 shares of our common stock to senior officers.

Our Competitive Strengths

      We believe that we distinguish ourselves from our competitors through several competitive strengths, including:

•	strong presence in telecommunications markets throughout Latin America

•	established base of “blue chip” business customers

•	development of our extensive Broadband Network

•	enduring commitment to superior customer service

Our Business Strategy

      We intend to strengthen our market leadership position by:

•	expanding and enhancing our service offerings through our Broadband Network

•	focusing on business, government, Internet service provider and telecommunications carrier customers in Latin America

•	providing end-to-end seamless solutions over our own network infrastructure to assure quality

•	increasing our market share by capitalizing on our pan-Latin American presence, one-stop shopping capability, operating experience and regional reputation

The IMPSAT Solution

      Our telecommunications solutions typically consist of combinations of services from our four service lines:

•	Data Transmission and Value Added Services. We offer our customers a broad range of end-to-end network service combinations for their point-to-point and point-to-multipoint telecommunications needs, ranging from simple connections to customized private network solutions. We offer our network services over our proprietary and leased networks, which are composed of metropolitan area fiber optic rings and wireless networks, fiber optic and satellite links. We also offer value-added services, including secure web and applications hosting services through our advanced data center facilities.

•	Internet Services. We offer backbone and access services to corporate customers and Internet service providers, or ISPs.

•	Telephony Services. We offer national and international long distance services to our corporate customers and resellers in certain countries in which we operate. We obtained a license to provide these services in Argentina in November 2000 and in Brazil in 2002. We currently provide telephony services in Argentina, Chile, Peru, the United States and anticipate the commencement of telephony services in Brazil in the fall of 2003.

•	Other Services. We offer transactional services that facilitate the e-commerce and e-business initiatives of our customers. We also offer information technology services, which include the design, installation and integration of intranets, extranets and virtual private data networks.

The Offering

      The principal terms of the common stock, senior notes and warrants are summarized below. For a more complete description, you should read “Description of our Common Stock,” “Description of the Senior Notes” and “Description of the warrants” in the section captioned “Description of Securities to be Registered.”

Common Stock

Securities offered	2,884,659 shares of common stock

Common stock outstanding	10,000,000 shares of common stock

Voting rights	One vote per share. For a description of certain voting rights to which certain holders of our other Securities may be entitled, see “Description of the Securities to be Registered — Description of our Common Stock.”

Dividend policy	We do not intend to pay dividends on our common stock. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth. In addition, the indentures to which we are a party severely restrict the payment of dividends. See “Description of the Securities to be Registered — Description of the Senior Notes.”

Senior Notes:

Securities Offered	$37,325,732 6% Senior Guaranteed Convertible Notes Due 2011 (Series A) and $15,938,000 6% Senior Guaranteed Convertible Notes Due 2011 (Series B), for a total of $53,263,732. See “Description of the Securities to be Registered — Description of the Senior Notes.”

Maturity	March 15, 2011

Interest	Interest will be payable on March 15 and September 15 of each year, beginning on September 15, 2005. Interest is payable in cash semiannually in arrears at rate of 6% per annum through March 15, 2011. No interest will accrue prior to March 25, 2005.

Guarantee	The Series A Notes and the Series B Notes, which we collectively call the Senior Notes, will have the benefit of a guarantee issued on a senior unsecured basis by IMPSAT Argentina, our wholly-owned Argentine operating subsidiary.

Additional Amounts	Any payments in respect of the Senior Notes made by IMPSAT Argentina, as the guarantor, pursuant to the guarantee will be made without withholding or deduction for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature imposed by or on behalf of the Republic of Argentina or any political subdivision or taxing authority thereof, unless such Argentine taxes are required by law or the interpretation or administration thereof, in which case the guarantor will pay such additional amounts as may be necessary so that the net amount received by the holders of the Senior Notes after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction.

Conversion of Senior Notes	You may convert the Senior Notes owned by you at any time through maturity (unless previously redeemed or repurchased) into shares of our common stock initially at a conversion price of $14.39 per share for the Series A Notes and $22.06 for the Series B Notes, subject to adjustment under certain circumstances. See “Description of the Securities to be Registered — Description of the Senior Notes — Conversion Rights.”

Claimed Amount	If the Senior Notes are accelerated as a result of a default prior to March 25, 2005, the amounts owing in respect of the Senior Notes will be less than 100% of the principal amount. See “Description of the Securities to be Registered — Description of the Senior Notes — Definition of Claimed Amount” and — Events of Default.”

Change of Control	Upon a change of control (as defined under “Description of the Securities to be Registered — Description of the Senior Notes”), we will be required to make an offer to purchase the Senior Notes. The purchase price will equal 101% of the principal amount on their date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt payment (including repurchases of the Senior Notes).

Ranking	The Senior Notes and the guarantee will be unsecured, unsubordinated indebtedness of IMPSAT Fiber Networks, Inc. and IMPSAT Argentina, as the guarantor, respectively. The Senior Notes and the guarantee will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness and will be senior in right of payment to all subordinated indebtedness of IMPSAT Fiber Networks and the guarantor, respectively. We are a holding company and the notes will be effectively subordinated to all liabilities of our subsidiaries.

Certain Covenants	The terms of the Senior Notes restrict our ability and the ability of our subsidiaries (as described in “Description of the Securities to be Registered — Description of the Senior Notes”) to:

• incur additional indebtedness

• create liens

• engage in sale-leaseback transactions

• pay dividends or make distributions in respect of capital stock

• redeem capital stock

• make investments or certain other restricted payments

• sell assets

• issue or sell stock of restricted subsidiaries

• enter into transactions with stockholders or affiliates

• effect a consolidation or merger

Warrants

Warrants Offered	2,667,975 warrants offered

Warrants Outstanding	3,155,244 warrants outstanding

Initial Exercise Price	$15.00 per share

Voting Rights	No voting rights for warrant holders

Risk Factors	You should read the “Risk Factors” section beginning on page 9 of this prospectus, as well as other cautionary statements throughout the entire prospectus, to ensure that you understand the risks associated with the Securities.

Summary Financial and Other Data

      The following summary financial and other data are for our company in accordance with generally accepted accounting principles, or GAAP, in the United States of America. The following financial data are derived from the consolidated financial statements of our company, which have been audited by Deloitte & Touche LLP, except for the three-month data, which are derived from our unaudited condensed consolidated financial statements. The summary financial data set forth below is not complete. The following data should be read in conjunction with the consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

      Upon our emergence from bankruptcy on the Effective Date, we have adopted fresh start reporting as required by the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, or SOP 90-7. Under SOP 90-7 fresh start reporting, a new reporting entity is considered to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the date fresh start reporting is applied. Among other things, this requires us to allocate the reorganization value of our reorganized company to its specific tangible and identifiable assets and liabilities. As a result of the implementation of SOP 90-7, the consolidated financial statements of our company from and after its emergence from bankruptcy, which we refer to as the Successor Company, will not be comparable to the consolidated financial statements of our company in prior periods, which we refer to as the Predecessor Company.

				Three Months Ended
	Year Ended December 31,			March 31,

	2000	2001	2002	2002	2003

	(U.S. $ thousands, except per share information)
Statement of Operations Data:
Net revenues	$322,143	$326,490	$230,194	$62,413	$56,076
Costs and expenses	(384,028)	(817,534)	(262,886)	(77,571)	(61,772)

Operating loss	(61,885)	(491,044)	(32,692)	(15,158)	(5,696)
Interest expense, net(1)	(85,500)	(132,834)	(73,908)	(33,445)	(1,709)
Reorganization items	—	—	(23,297)	—	724,807
Net (loss) gain on foreign exchange	(10,614)	(41,182)	(91,884)	(7,365)	9,969
Net (loss) income	$(154,141)	$(715,255)	$(204,515)	$(58,477)	$729,746

Comprehensive (loss) income	$(297,686)	$(711,795)	$(170,540)	$(58,935)	$725,704

Net (loss) income per common share, basic and diluted	$(1.74)	$(7.82)	$(2.24)	$(0.64)	$7.98

Weighted average common shares, basic and diluted	88,534	91,429	91,429	91,429	91,429

				Predecessor	Successor
				Company	Company

	As of December 31,			As of March 31,

	2000	2001	2002	2002	2003

	(U.S. $ thousands, except for operating data and ratios)
Balance Sheet Data:
Cash and cash equivalents	$67,737	$35,606	$32,563	$31,384	$35,565
Total current assets	458,873	165,768	106,016	149,594	118,798
Net property, plant and equipment (including Broadband Network)	745,895	525,057	403,948	504,686	387,180
Total assets	1,374,750	718,574	520,683	676,837	517,106
Total current liabilities	220,305	1,133,635	402,986	1,157,128	102,731
Total short-term debt and current portion of long-term debt	52,980	967,399	281,680	968,069	23,642
Total long-term debt, net	915,263	23,189	27,592	20,145	243,824
Liabilities subject to compromise	—	—	727,522	—	—
Stockholders’ equity (deficiency)	158,585	(552,642)	(722,615)	(611,435)	88,000

				Three Months Ended
	Year Ended December 31,			March 31,

	2000	2001	2002	2002	2003

Other Financial Data:
Cash flow provided by (used in):
Operating activities	$(87)	$(71,077)	$26,392	$2,130	$16,867
Investing activities	(511,481)	51,885	(11,635)	(3,713)	(11,508)
Financing activities	485,965	(5,961)	(17,246)	(2,374)	(2,464)
Capital expenditures	447,471	226,825	20,483	4,325	3,116
Ratio of earnings to fixed charges(2)	—	—	—	—	—

(1)	Contractual interest expense, net of $126.1 million for the year ended December 31, 2002 and $21.6 million for the three months ended March 31, 2003.

(2)	The ratio of earnings to fixed charges is computed by dividing operating income before fixed charges (other than capitalized interest), by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness. Earnings of our company were insufficient to cover fixed charges by approximately $174.8 million, $634.6 million and $108.5 million, for the years ended December 31, 2000, 2001 and 2002, respectively and by $49.0 million and $7.6 million for the three months ended March 31, 2002 and 2003, respectively. Had we recognized all the contractual interest expense on our indebtedness that would have accrued but for our filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on June 11, 2002, the deficiency would have been increased by approximately $52.2 million for the year ended December 31, 2002 and $19.9 million for the three months ended March 31, 2003, respectively.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      Our business, financial condition, results of operations and our ability to make payments on our Senior Notes could be materially adversely affected by any of the following risks.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below or elsewhere.

Risks Related To Our Financial Position And Our Securities

We have emerged from Chapter 11 bankruptcy and may need additional financing

      As discussed in the “Prospectus Summary — Chapter 11 Filing and Emergence,” on June 11, 2002, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On September 4, 2002, we filed the Plan with the bankruptcy court. By order dated December 16, 2002, the bankruptcy court confirmed the Plan. In accordance to the terms of the Plan, we formally emerged from bankruptcy on the Effective Date. Our recent emergence from Chapter 11 bankruptcy may adversely affect our ability to negotiate favorable trade terms with lenders, suppliers and vendors.

      Our projections contained in the Plan contemplate a $20 million financing in 2005 for working capital purposes, regarding which there also can be no assurances that such financing will be achieved. Beginning in 2005, we will be required to repay in installments the principal amount of our restructured senior debt owed by our subsidiaries to certain of their vendor financiers who elected to participate in the Plan. In addition, the new Senior Notes issued under the Plan must be repaid, or refinanced, upon the maturity date of the notes in 2011. We may be required to refinance all or a portion of the indebtedness at such time in order to repay the new Senior Notes because we may not have sufficient internally-generated funds to do so. In that event, we anticipate that we would be able to arrange refinancing by means of the issuance of debt or the infusion of equity at such time. However, there can be no assurances that any such refinancing will be achieved or that additional financing will be available on acceptable terms or at all.

We are in default under certain of our operating subsidiary indebtedness

      Although we have emerged from bankruptcy, we remain in default under indebtedness owed to certain creditors who voted against the Plan. Under the Plan, the claims of these creditors were contingent obligations arising under guarantees by our parent holding company of certain primary indebtedness of our operating subsidiaries. In accordance with the Plan, these holders will receive, in full satisfaction of their contingent guarantee claims, which we call the Post-Effective Date Contingencies, a pro rata portion of the 9.8 million shares of our common stock issuable to our creditors under the Plan. See “Business — Chapter 11 Filing and Emergence.” Notwithstanding our settlement of the Post-Effective Date Contingencies, as a consequence of the occurrence of our Chapter 11 bankruptcy, an event of default has occurred and is continuing with respect to certain of the related primary underlying indebtedness of our operating subsidiaries. These defaults, which relate to indebtedness totaling approximately $18.6 million in outstanding principal amount, give the respective creditors the right to accelerate our indebtedness to them and seek the immediate repayment of all outstanding amounts and accrued interest thereon. We may lack the financial resources to meet our obligations under some or all of the defaulted indebtedness. We are currently conducting negotiations at the level of our operating subsidiaries with these creditors with a view to rescheduling or otherwise restructuring these defaulted debt obligations. There is no assurance, however, that we will be successful in these negotiations or that we will reach a definitive agreement with these creditors to reschedule or restructure such obligations. Under those circumstances, certain of our operating subsidiaries could be forced to seek protection or liquidate under the bankruptcy laws of their respective jurisdictions. Any such event would have a material adverse effect upon our entire company and could threaten our ability to continue as a going concern.

The issuer of the Senior Notes is our holding company that will need to rely on revenue generated by our subsidiaries to service obligations under the Senior Notes, which revenue may not be available to our holding company

      IMPSAT Fiber Networks, Inc., our holding company, the issuer of the Senior Notes, has no business operations of its own. Our holding company’s assets consist solely of its ownership interests in its subsidiaries. Our holding company must rely upon intercompany debt service payments, dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Senior Notes. The subsidiaries, however, are legally distinct from our holding company and (except for IMPSAT Argentina) have no obligation, contingent or otherwise, to pay amounts due pursuant to the Senior Notes. Our holding company’s subsidiaries (except for IMPSAT Argentina) will not guarantee the Senior Notes. The ability of our holding company’s subsidiaries to make such payments to our holding company will be subject to, among other things, availability of funds, the terms of such subsidiaries’ indebtedness and applicable local laws, including withholding taxes and foreign exchange controls. Claims of creditors of the subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our holding company and the holders of our holding company’s indebtedness, including the Senior Notes. As an equity holder of its subsidiaries, the right of the holding company to receive assets from a subsidiary upon the bankruptcy, liquidation or reorganization of the subsidiary (and therefore the right of the holders of the Senior Notes to participate in those assets) will be effectively subordinated to the liabilities, including trade payables, of the subsidiary except to the extent that our holding company is recognized as a creditor of the subsidiary.

We have a history of incurring losses that may make it difficult to fund our future operations

      We commenced commercial operations in 1990. We have increased our annual revenues from $8.2 million in 1991 to $326.5 million in 2001 and $230.2 million in 2002. We recorded net losses of $154.1 million in 2000, $715.3 million in 2001, and $204.5 million in 2002. Increased competition, adverse economic conditions in our countries of operation and other factors have negatively affected our financial condition and business operations. As a result, our revenues have not been capable of funding our operations and repaying our indebtedness when due. We expect our net losses to continue. We will need to raise additional financing to achieve and sustain profitability and to fund our operating requirements.

We continue to be leveraged and our debt service requirements make us more vulnerable to economic downturn in the markets we service or in the economy generally

      Our indebtedness restricts our ability to obtain additional financing in the future and, because we may be more leveraged than some of our competitors, may place us at a competitive disadvantage. Also, the new indentures and amended financing agreements that we entered into as part of our emergence from bankruptcy contain covenants that impose operating and financial restrictions on us. These covenants, which we describe under “Description of Securities to be Registered — Description of the Senior Notes,” could adversely affect out ability to finance future operations, potential acquisitions or capital needs or to engage in other business activities that may be in our interest. In addition, if we cannot achieve the financial results necessary to maintain compliance with these covenants, we could be declared in default and be required to sell or liquidate our assets to repay outstanding debt. Our total indebtedness as of May 31, 2003 was $269.1 million.

Our historical financial information is not comparable to our current financial condition and results of operations

      As a result of our emergence from bankruptcy, we are operating our business with a new capital structure. We are also subject to fresh-start reporting prescribed by generally accepted accounting principles, and our balance sheet as of March 31, 2003 reflects the application of these rules. Accordingly, our financial condition and results of operations will not be comparable to the financial condition and results of operations reflected in our historical financial statements, making it difficult to assess our future prospects based on historical performance.

There is a lack of an established market for our common stock

      There is currently no trading market for our common stock, nor is it known whether or when one would develop. There can be no assurance that an active market will develop for our common stock or as to the degree of price volatility in any such market. Our common stock is not listed on any national stock exchange or quotation system, and there has been no available secondary market price for our common stock since the date of our emergence from bankruptcy.

We are restricted in our ability to pay dividends

      We do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, the covenants under the indentures governing our new Senior Notes limit (and any future financing facility to which we are a party will likely also limit) the ability of our company to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

As a result of the implementation of our plan of reorganization, we now have a significant concentration of holders of our shares of our common stock

      On the Effective Date, certain holders of claims have received distributions of a significant number of shares of our common stock or of securities convertible into or exercisable for such common stock. If holders of significant numbers of shares of our common stock were to act as a group, they may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. The concentration of ownership could also facilitate or hinder a negotiated change of control of the company and, consequently, affect the value of our common stock.

      As a result of the implementation of the Plan our initial board of directors were nominated by certain initial holders of our Securities. As long as these initial holders continue to hold of a certain percentage of our common stock, common stockholders will not have the right to elect individuals to our board of directors. See “Description of the Securities to be Registered — Description of our Common Stock.”

      Further, the possibility that one or more of the holders of significant numbers of shares of our common stock may determine to sell all or a large portion of their shares of common stock in a short period of time may adversely affect the market price of our common stock.

There is a lack of an established market for our new Senior Notes

      On the Effective Date, in accordance with the Plan, we issued the new Senior Notes to certain impaired classes of creditors, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There is currently no trading market for our new Senior Notes, nor is it known whether or when one would develop. There can be no assurance that an active market will develop for our New Senior Notes or as to the degree of price volatility in any such market.

There are certain federal income tax consequences associated with acquiring the new Senior Notes

      The Senior Notes were issued with “original issue discount” or OID from the stated redemption price payable at maturity (which would be the sum of all payments made on the Senior Notes). As a result, for U.S. federal income tax purposes, holders are generally required to include amounts in their gross income in advance of their receipt of the cash payments to which such income is attributable. Furthermore, the acquisition of Senior Notes from a prior holder may give rise to market discount or acquisition premium. See “Material United States Federal Income Tax Considerations.”

Risk Related To Our Business

Economic and political conditions in Latin America pose numerous risks to our operations

      Substantially all of our revenues are derived from operations in Latin America. During 2001 and 2002, we derived approximately 39.9% and 24.6% of our consolidated net revenues from IMPSAT Argentina, approximately 19.2% and 25.3% from IMPSAT Colombia and approximately 14.7% and 15.6% from IMPSAT Brazil. Our company also has operations in Venezuela, the United States, Ecuador, Chile and Peru. Other than the United States, each country where we have significant operations has experienced political and economic instability in recent years. Moreover, as events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political crises elsewhere in the region. Furthermore, events in recent years in other developing markets have placed pressures on the stability of the currencies of a number of countries in Latin America, including Argentina, Brazil, Colombia and Venezuela. Continued pressures on the local currencies in the countries in which we operate are likely to have an adverse effect on many of our customers, which, in turn, could adversely affect us. Volatility in regional currencies and capital markets has also had an adverse effect on our ability and that of our customers to gain access to international capital markets for necessary financing and refinancing. A lack of international capital sources for emerging market borrowers could have a material adverse effect on us and many of our customers.

      According to published reports, during 2002, Argentina’s gross domestic product (GDP) contracted by 10.9%, while Brazil experienced 1.5% growth in GDP. During 2002, Colombia’s GDP grew by 1.8% and Venezuela’s GDP contracted by 8.9%. Published reports have forecasted 2003 GDP growth of 3.0% for Argentina, 2.8% for Brazil and 2.0% for Colombia, and a 17.0% contraction for Venezuela. We do not expect fundamental improvements in macroeconomic conditions in Latin America in the short term.

Argentina faces a political and financial crisis

      A significant portion of our operations, properties and customers are located in Argentina. Revenues from services from our Argentine operations, acting through IMPSAT Argentina, for 2001 and 2002 represented approximately 39.9% and 24.6%, respectively, of our consolidated net revenues from services during those years. Accordingly, our financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing from time to time in Argentina. The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth and high and variable levels of inflation.

      In the fourth quarter of 1998, the Argentine economy entered into a recession that caused the gross domestic product to decrease by 3% in 1999, 0.5% in 2000, 4.5% in 2001, and 11.0% in 2002. Beginning in the second half of 2001, Argentina’s recession worsened significantly, precipitating a political and economic crisis. In December 2001, the Argentine government introduced a partial freeze on bank deposits, which resulted in widespread political protests and social disturbances and the resignation of Argentina’s then president, Fernando de la Rua. Those protests and disturbances have persisted as the Argentine economy continued to deteriorate.

      Argentina is currently trying to negotiate a multibillion-dollar financial aid package from the International Monetary Fund, or the IMF, to help overcome that country’s economic crisis. To date, the IMF and other multilateral and official sector lenders have indicated an unwillingness to provide financial aid until a sustainable economic program has been presented. Although in January 2003 the IMF refinanced $7 billion of Argentina’s indebtedness to the IMF that had fallen due, there has since been little progress on critical reforms or on the timing of any new agreement with the IMF. Presidential elections were held in May 2003, and a change in governmental policies in Argentina, along with investor reactions to any such changes, could have further adverse effects on the Argentine economy. On May 25, 2003, Nestor Kirchner, who is the governor of the Santa Cruz Province, was inaugurated as president of Argentina after his opponent in the scheduled run-off election, Carlos Menem, declined to contest the election. Mr. Kirchner has not yet announced any specific policy actions that he intends to propose to address Argentina’s economic and financial crisis. The recent changes in the Argentine social, political, economic and legal environment and the absence of a clear political consensus in favor of any particular set of economic policies have created an atmosphere of great uncertainty. As a result, commercial and financial activities have been disrupted, aggravating the economic recession that precipitated the current crisis. These conditions have had, and can be expected to continue to have, a material adverse effect on IMPSAT Argentina’s and our overall financial condition and results of operations.

The political and financial crisis has resulted in the devaluation of the Argentine peso

      In late December 2001, Argentina’s ongoing political and financial crisis deepened and the country defaulted on its massive foreign debt. In early January 2002, the Argentine government abandoned the decade-old fixed peso-dollar exchange rate and permitted the peso to float freely against the U.S. dollar. The peso free market opened on January 11, 2002 and traded at 1.65 pesos to the U.S. dollar and has traded as low as 3.87 pesos to the U.S. dollar on June 26, 2002. At May 15, 2003, the exchange rate was 2.80 pesos to the U.S. dollar. The devaluation of the Argentine peso affects our consolidated financial statements by generating foreign exchange transaction gains or losses on dollar-denominated monetary assets and liabilities of IMPSAT Argentina and generally results in a decrease, in U.S. dollar terms, in our revenues, costs and expenses in Argentina.

      In February 2002, the Argentine government instituted Decree No. 214/02, or the “pesification” decree. Generally, this decree mandates that all monetary obligations arising from agreements subject to Argentine law denominated in foreign currency and existing as of January 6, 2002 were mandatorily converted into monetary obligations denominated in pesos at an exchange rate of one U.S. dollar to one peso. The obligations generally may be adjusted pursuant to an index published by the Argentine central bank called the “coeficiente de estabilización de referencia,” or CER, which is based on the Argentine consumer price index. Contracts denominated in pesos before the decree continue to be denominated in pesos, unaffected by the decree. The devaluation and the “pesification” of agreements of our company governed by Argentine law have had adverse effects on us.

      As a result of the “pesification” decree, a significant number of IMPSAT Argentina’s customer contracts and a large percentage of its operating cash inflows are now denominated in pesos. However, IMPSAT Argentina’s debt service payments and a significant portion of its costs (including capital equipment purchases and payments for certain leased satellite and terrestrial capacity) remain denominated and payable in U.S. dollars. Accordingly, our financial condition and results of operations in Argentina are dependent upon IMPSAT Argentina’s ability to generate sufficient pesos (in U.S. dollar terms) to pay its costs, expenses and to satisfy its debt service requirements. Because of the significant uncertainties regarding the extent and duration of the devaluation and the direction of the fiscal policies in Argentina, management cannot presently determine or reasonably estimate the impact a continued economic crisis in Argentina could possibly have on IMPSAT Argentina’s and our consolidated cash flows, financial condition, and results of operations.

      On March 5, 2003, Argentina’s Supreme Court declared the “pesification” decree unconstitutional to the extent that it required the mandatory redenomination of U.S. dollar bank deposits to pesos. Although the ruling applies only to amounts held by the petitioner in that case on deposit at a state-owned bank, the decision will likely strengthen existing (and create a profusion of similar) claims by other depositors seeking to “redollarize” their deposits. This could force the Argentine government to issue long-term bonds in satisfaction of such claims, which, in turn, could increase Argentina’s public debt burden and cause a further deterioration of its national economy. The future judicial implementation of the Argentine Supreme Court’s decision as well as any legislative or executive response could take an unknown variety of forms. Accordingly, its potential impact on the Argentine economy and on our operations in that country presently cannot be estimated.

      Numerous uncertainties exist surrounding the ultimate resolution of Argentina’s economic and political instability, and actual results could differ from those estimates and assumptions utilized. The Argentine economic and political situation continues to evolve and the Argentine government may enact future regulations or policies that, when finalized and adopted, may adversely and materially impact, among other items: (i) the realized revenues we receive for services offered in Argentina; (ii) the timing of repatriations of any dividends or other cash flows from IMPSAT Argentina to our holding company in the United States; (iii) our asset valuations; and (iv) our peso-denominated monetary assets and liabilities.

Brazilian economic and political conditions may have a direct impact on our operations

      Our operations in Brazil, which commenced in 1998, are less developed than in several of our other main countries of operation. However, Brazil, as the largest country and economy in Latin America, represents a significant existing and potential market for us. Our company, acting through IMPSAT Brazil, has expanded its operations in Brazil since that subsidiary’s inception. Revenues from services from our Brazilian operations for 2001 and 2002 represented approximately 14.7% and 15.6%, respectively, of our consolidated net revenues from services for such periods. For 2002, our operations in Brazil represented the third largest source of revenues among the nine countries in which we operated. Accordingly, our operations in Brazil subject our financial condition and results of operations to various additional economic and political risks.

      The Brazilian government has frequently intervened in the Brazilian economy and occasionally makes drastic changes in policy. The Brazilian government’s actions to control inflation and effect other policies have often involved wage and price controls, currency devaluations, capital controls and limits on imports, among other things. Luiz Inacio Lula da Silva, the left-wing candidate, was elected president of Brazil on October 27, 2002. The economic and fiscal policies of Mr. Lula da Silva could have an adverse effect on the Brazilian economy and our company’s financial condition and results of operation.

      Our business, financial condition and result of operations in Brazil may be adversely affected by changes in policy involving factors outside of our control, such as:

•	monetary and fiscal policies

•	currency fluctuations

•	energy shortages and

•	other political, social and economic developments in or affecting Brazil

      In early 1999, the Brazilian government allowed the real to float freely, resulting in a 38% devaluation against the U.S. dollar from January 14, 1999 through December 31, 2000. Since that time, Brazil’s currency has experienced further significant devaluations against the U.S. dollar. These and prior devaluations have had a negative effect on our real-denominated revenues. In addition, currency devaluations can also create inflationary pressures. Inflation itself, as well as some governmental measures to combat inflation, have had significant negative effects on the Brazilian economy in the past.

      IMPSAT Brazil’s results have been affected by the devaluation of the Brazilian real against the U.S. dollar. At December 31, 2001, the real traded at a rate of R$2.41 = $1.00. The real depreciated during 2002, reaching a low of R$4.03 = $1.00 during the third and fourth quarters of that year, and closing at R$3.53 = $1.00 at December 31, 2002. This volatility eroded IMPSAT Brazil’s revenues by approximately $16.0 million in U.S. dollar terms during 2002. At May 15, 2003, the real traded at a rate of R$2.92 = $1.00. The devaluation of the real and the decline in growth in the Brazilian economy have been caused in part by the continued recession in the region, a general aversion to emerging markets by foreign direct and financial investors and the overall decline in worldwide economic production. In addition, Brazil experienced economic uncertainty in the months leading up to the election of Mr. Lula da Silva as President of Brazil on October 27, 2002, as investors feared that the leftist Lula administration would fail to maintain fiscal discipline and that the nation would default on its debt obligations. In the aftermath of the election, however, policy announcements and cabinet appointments by the new administration have generally appeased the investor community and caused Brazilian markets to react positively. The political and economic volatility in Brazil have had, and can be expected to continue to have, a material adverse effect on IMPSAT Brazil’s and our overall financial condition and results of operations.

Recent civil and political unrest in Venezuela may have an adverse impact on our operations

      Of our total consolidated net revenue from services for the year ended December 31, 2002, we generated approximately 13.7% from our operations in Venezuela.

      In the first weeks of April 2002, political instability and civil unrest plagued Venezuela after the policies of that country’s head of state, President Hugo Chavez, brought him into conflict with managers at Petroleos de Venezuela SA, PDVSA, the state oil monopoly. The million-member Venezuelan Workers Confederation called a general strike to support PDVSA executives in protesting Mr. Chavez’s policies and demanding Mr. Chavez’s removal from office. The general strike was supported by the Venezuelan business association, Fedecamaras. Mr. Chavez was temporarily deposed and detained by military forces on April 12, 2002, after a massive opposition demonstration ended with gunmen reportedly killing at least a dozen opposition protesters and wounding hundreds others. An interim administration held office for less than two days after tens of thousands of pro-Chavez demonstrators took to the streets of Caracas to demand Mr. Chavez’s reinstatement. Mr. Chavez was restored to power on April 15, 2002.

      In December 2002, opposition groups launched a nationwide labor strike. The strike, which lasted for two months, brought the Venezuelan economy to an almost standstill and severely curtailed the production and export of oil, the major source of Venezuela’s foreign exchange. Venezuela’s recent political instability had caused many private businesses throughout the country to close temporarily and has disrupted Venezuela’s petroleum industry, which provides the government with more than half its revenue. In response, the government imposed foreign exchange and price controls, which make it difficult for our customers in Venezuela to obtain the U.S. dollars needed to make payments due to us in U.S. dollars on a timely basis. These foreign exchange controls also limit our ability to convert local currency into U.S. dollars and transfer funds out of Venezuela and to obtain U.S. dollars required to purchase needed telecommunications equipment and repair parts. At December 31, 2001, the bolivar traded at a rate of Bs.769.00 = $1.00, at December 31, 2002, it traded at a rate of Bs.1,392.00 = $1.00, and at February 5, 2003, it traded at the rate of Bs.1,924 = $1.00. On February 6, 2003, the Venezuelan government set a single fixed exchange rate for the bolivar against the U.S. dollar of approximately Bs.1,600 = $1.00 as part of the new currency controls. There is a risk that a continuation or worsening of these conditions could materially and adversely impact our future business, operations, financial condition and results of operations.

We are vulnerable to currency fluctuations, devaluations and restrictions that may increase our losses and cause fluctuations in our operating results

      A significant portion of our costs, including lease payments for certain satellite and fiber optic capacity, purchases of capital equipment, and payments of interest and principal on our indebtedness is payable in U.S. dollars. Our results of operations and financial conditions are therefore vulnerable to currency devaluations. Following the “pesification” decree, our contracts that were governed by Argentine law, denominated in foreign currency and existing as of January 6, 2002 were mandatorily converted into monetary obligations denominated in pesos at an exchange rate of one U.S. dollar to one peso, subject to adjustment pursuant to the Argentine CER consumer price index. In Brazil, our customer contracts cannot be denominated in U.S. dollars or linked to the exchange rate between the Brazilian real and the U.S. dollar, although we are permitted to amend the pricing of our services for our long-term telecommunications service contracts with our customers annually based on changes in the consumer price index in Brazil for the prior year. The inflation adjustment provisions in these laws do not eliminate completely the currency exchange risk facing our operations in Argentina and Brazil. For example, contracts entered into between Argentine parties after the “pesification” decree’s enactment that are initially denominated in pesos may not thereafter be adjusted according to the CER or any other consumer price index. Also, changes in the consumer price indices in Argentina and Brazil may lag or be lower than changes in the exchange rate between the Argentine and Brazil local currency and the U.S. dollar and therefore may not fully allow us to address the impact of a devaluation of those currencies against the U.S. dollar. Our operations in Argentina and Brazil represented a significant proportion of our consolidated net revenues in 2002. Accordingly, our operations in Argentina and Brazil have exposed us, and will increase our exposure, to exchange rate risks.

      Except in Argentina (since the “pesification” decree, to the extent discussed above) and Brazil, the contracts of the company and its subsidiaries with customers generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate between the local currency and the U.S. dollar at the time of invoicing. Accordingly, inflationary pressures on local economies in the other countries in which we operate did not have a material effect on our revenues during 2002. However, given that the exchange rate is generally set at the date of invoicing and that we in some cases experience substantial delays in collecting receivables, our operations in those other countries are also exposed to exchange rate risk.

      Substantial or continued devaluations in local currencies relative to the U.S. dollar could have a material adverse effect on the ability of our customers to absorb the costs of a devaluation. This could result in our customers seeking to renegotiate their contracts with us or, failing satisfactory renegotiation, defaulting on or canceling their contracts. Our competitors and potential future competitors, including the monopoly public telephony operators, or PTOs, and large, multinational telecommunications companies, may be less exposed to currency risk or may be better able to hedge their currency risk and could thereby gain a relative competitive advantage in the event of a currency devaluation. In addition, Latin American economies have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Currency devaluations in one country may have adverse effects in another country.

Our earnings will deteriorate if we cannot collect on our customer accounts

      We provide trade credit to our customers in the normal course of business. As of March 31, 2003, approximately 32% of our gross accounts receivable were past due more than six months. We recorded a provision for doubtful accounts of $13.1 million in 2002 and $16.8 million for 2001. As our business increases with small and medium customers and as economic contractions continue in our principal countries of operation, we may experience an increase in uncollectable accounts receivable. We anticipate that we could also experience an increase in our uncollectable accounts receivables due to the ongoing political and financial crises in Argentina and Venezuela and their adverse impact on the creditworthiness and solvency of our customers and its potential adverse effects on our customers in neighboring countries. Anticipated difficulties in collecting amounts due from our Argentine and Venezuelan customers during coming periods could have a material adverse effect on our business, results of operations and financial condition.

Our future success depends upon our ability to implement and manage our resources effectively

      Our future success will require us to continue to implement and improve our operating, financial and accounting systems and to hire, train and manage new employees. Among other things, the continued development of our business will also depend upon our ability, directly, or through our subsidiaries, to:

•	successfully exploit our Broadband Network and implement related strategies

•	design and effectively market integrated private telecommunications services

•	secure financing

•	install telecommunications infrastructure as our operations require

•	obtain any required government authorizations or licenses as the telecommunications sector continues to deregulate and

•	attract and retain qualified employees

      In addition, we must perform these tasks in a timely manner, at reasonable costs and on satisfactory terms and conditions. Failure to effectively manage our resources could have a material adverse effect on our business, results of operations and financial condition.

      We cannot provide any assurance that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards.

We face numerous risks that could adversely affect our Broadband Network strategy

Operating the Broadband Network may have a negative impact on our results of operations

      Our operation of the Broadband Network, which may include the expansion into new services for our business customers, could involve any one or more of the following:

•	regulatory risks, including obtaining the appropriate licenses

•	interconnection difficulties

•	capital expenditures and

•	competition from large, better-financed international telecommunications carriers

      Our operation of the Broadband Network may have a negative impact on our results of operations, at least over the short term.

Our ability to obtain new capital that we might require in the future may be negatively affected by many factors beyond our control

      Our future capital requirements will depend upon many factors, including:

•	the cost, timing and extent of upgrading or maintaining our networks and services

•	our enhancement and development of services, directly or through our subsidiaries

•	our ability to react to developments in the industry, including regulatory changes

•	the status of competing services and

•	our results of operations

Further development of the Broadband Network will require additional resources that we may not have

      We may need to adapt the Broadband Network to respond to:

•	requests by our customers for coverage of our Broadband Network beyond its existing footprint

•	changes in our customers’ service requirements and

•	technological advances by our competitors

      We may require additional financial, operational and managerial resources to expand or adapt the Broadband Network. If we are unable to expand or adapt the Broadband Network to respond to these developments on a timely basis and at a commercially reasonable cost, then our business will be materially adversely affected. In light of our current financial condition and the political and economic crises in Latin America, we do not anticipate having the ability to make capital expenditures during 2003 to expand or enhance significantly the Broadband Network. Our inability to make such expenditures could have an adverse effect on our customer retention and expansion.

We are negatively impacted by Global Crossing’s insolvency

      We are party to a series of agreements with several subsidiaries of Global Crossing Ltd. for the provision of telecommunications services. Pursuant to those agreements, which were initially signed in 1999, we constructed a terrestrial portion of Global Crossing’s South American network between landing points on the Atlantic Ocean in Argentina and the Pacific Ocean in Chile, granted Global Crossing a series of indefeasible rights of use, or IRUs, over ducts and dark fiber on our Broadband Network in Argentina, Brazil and Peru, provided Global Crossing with collocation space and related services in our data centers in Argentina, Brazil, Chile, Venezuela and Peru, and provided Global Crossing with maintenance services for their telecommunications assets in Latin America. In addition, we acquired IRU and leased capacity on Global Crossing’s South

American undersea fiber optic cable system in order to connect our Broadband Network with other parts of Latin America and the world.

      In January 2002, Global Crossing Ltd. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Although the Global Crossing subsidiaries to whom we provide services and infrastructure were not originally included in Global Crossing Ltd.’s Chapter 11 filing, during August 2002 Global Crossing Ltd. amended its Chapter 11 proceeding to include its subsidiaries that are counterparties to the agreements with us. At March 31, 2003, Global Crossing was in default for a total of $5.0 million that we invoiced to them during prior periods. We have recorded a provision for doubtful accounts of $3.4 million against these receivables.

      Although Global Crossing’s reorganization plan was confirmed in December 2002, Global Crossing is awaiting receipt of certain regulatory approvals and satisfaction of other conditions to the effectiveness of its plan of reorganization, and there is no guarantee as to when or whether it will emerge from bankruptcy. The difficulties being experienced by Global Crossing, including Global Crossing’s Chapter 11 proceeding, have had an adverse effect on our financial condition and operations. At a minimum, Global Crossing’s bankruptcy proceedings have caused delays in our efforts to enforce our contracts with Global Crossing. In the event of a rejection of any of the contracts by Global Crossing, any pre-petition damages that we might have in respect of such rejected contracts would be treated as claims in the applicable Global Crossing bankruptcy proceedings, which claims may not realize any meaningful recovery to us. In this regard, in connection with Global Crossing’s filing at the end of August 2002 to include certain of its subsidiaries in its Chapter 11 proceedings, Global Crossing has sought to reject some of its agreements with us, including an agreement pursuant to which IMPSAT Colombia had agreed to lease space in its telehouse in Bogota, Colombia to Global Crossing. More recently, Global Crossing has indicated in its filings related its Chapter 11 proceeding that it would assume certain contracts with us and may reject some or all of the other agreements that it has with us.

      We have filed motions in Global Crossing’s bankruptcy proceeding seeking an order that Global Crossing make payment to us of the amounts claimed by us and that Global Crossing either accept or reject its contracts with us. Global Crossing has disputed that it owes us any amounts under the contracts at issue and has filed a proceeding seeking that the bankruptcy court grant Global Crossing a property right in the IRUs that it acquired from us.

      To link our Broadband Network to other parts of Latin America and the world, we have secured IRU and leased capacity on Global Crossing’s undersea fiber optic cable systems (and associated terrestrial capacity) between the United States and Latin America, including Global Crossing’s South American network. Global Crossing has agreed to assume these agreements pursuant to which it has granted to us this capacity. However, if Global Crossing is unable to reorganize successfully and were to sell or terminate its South American operations as part of its bankruptcy proceedings, it is unclear what rights we would have to continue to utilize the IRUs that we have purchased from Global Crossing. It is possible that our agreements with Global Crossing would be terminated and we would need to seek substitute sources of IRU or other capacity from competing undersea fiber optic systems to link our operations, including our Broadband Network, to other parts of Latin America and the world. There can be no assurance that such substitute capacity would be available to us on acceptable terms or at all. If we were required to acquire such substitute capacity, we believe that our operations would be adversely affected for the period in which we reconfigured our telecommunications network. In addition, we would be required to incur additional costs for such capacity that are not currently included in our operating and capital expenditures budgets. The occurrence of these circumstances would have a material adverse effect on our business, results of operations and financial condition.

Our failure to acquire, integrate and operate new technologies could harm our competitive position

      The telecommunications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use and are dependent on third parties for the development of and access to new technology. In addition, we generally own the customer premises equipment used to provide our services and we own the fiber optic networks, including switching equipment, that constitute the Broadband

Network. Therefore, technological changes that render our equipment and the Broadband Network out of date, less efficient or more expensive to operate than newer equipment could require us to incur substantial increases in capital expenditures to upgrade or replace such equipment.

      We cannot predict the effect on our business of technological changes, such as changes relating to emerging wireline and wireless transmission technologies and the use of the Internet for traditional voice, data or other broadband services. In addition, it is impossible for us to predict with any certainty which emergent technology relevant to our business will prove to be the most economic, efficient or capable of attracting new customers. A reduction in the demand for data transmission services or a failure by us to obtain and adapt to new technology in our markets could have a material adverse effect on our ability to compete successfully.

We face significant competition in Latin America

      The telecommunications industry in Latin America is highly competitive and is generally characterized by low barriers to entry. We expect that competition in the industry will remain maintain intense. We compete on the basis of our experience, quality, customer service, range of services offered and price.

      We have experienced pricing pressure for some of our services, and we expect to continue to face pricing pressure. We may further experience declining operating profit margins as the PTOs in the countries in which we operate become more competitive and place greater emphasis on data telecommunications.

PTOs have competitive advantages in the marketplace

      In most of our markets, our principal competitor is the local PTO or an affiliate of the local PTO. The PTOs generally have significant competitive advantages. These advantages generally include:

•	close ties with national regulatory authorities

•	control over connections to local telephone lines

•	ability to subsidize competitive services with revenues generated from services they provide on a monopoly or duopoly basis

•	reluctance of regulators to adopt policies and grant regulatory approvals that will result in increased competition

      For example, our principal competitors in Argentina are Telecom Soluciones S.A. and Advance Telecomunicaciones S.A., which are data transmission companies controlled by Telecom Argentina STET-France Telecom S.A., or Telecom Argentina and Telefonica de Argentina S.A., or Telefonica, respectively. Telecom Argentina and Telefonica are the PTOs in Argentina. In Brazil, our principal competitors are Embratel and Telemar.

      In the future, the PTOs may devote substantially more resources to the sale, marketing and provision of services that compete with us, which could have a material adverse effect on our business, results of operations and financial condition.

International telecommunications carriers have greater resources than we do

      We also compete with operators of satellite data transmission networks and terrestrial telecommunications links and face actual or potential competition from large international telecommunications carriers and from other industry participants. International telecommunications carriers, whose principal focus has traditionally been long distance telephony services, may increasingly focus on the private telecommunications network systems segment of the telecommunications market as deregulation continues. For example, since the introduction of full competition in Argentina’s long distance telephony market in November 2000, these large international telecommunications carriers can enter that market and provide data transmission services. Many of these potential competitors have substantially greater financial and other resources than we do. In addition, consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry could give rise to significant new competitors.

Our competitors could take advantage of new or competing technologies to our detriment

      Although we believe we have the flexibility to act quickly to take advantage of any significant technological development, new competing technologies may negatively affect our business. For example, technologies such as digital subscriber line, or DSL, significantly enhance the speed of traditional copper lines. DSL or other technologies enable our PTO competitors to offer high-speed services without undergoing the expense of replacing their existing copper networks. Widespread use of DSL in our markets could have a material adverse effect on our “last mile” advantage. Our telecommunications network services also may face competition from entities that use new or emerging voice and data transmission services or technologies that currently are not widely available in Latin America. Furthermore, competing technologies may gain market and commercial acceptance. We are limited by our existing cash resources and our anticipated constraints on availability of financing from making any significant capital expenditures to acquire any new technologies. If these developing or new technologies are successful, they may provide significant long-term competition that could have a material adverse effect on our business, results of operations and financial condition.

The downturn in the telecommunications industry negatively affects us

      The regional economic recession, which has persisted since 2001, has had a materially negative impact on the telecommunications industry in Latin America. The rate at which the industry improves is critical to our ability to improve overall financial performance. The financial difficulties currently experienced by other participants in the telecommunications industry may result in some of our competitors being able to purchase the assets of these troubled companies at depressed prices. This consolidation could result in multiple smaller competitors being absorbed into relatively few large entities with significantly greater financial and other resources than we have, including greater access to financing, thereby increasing the operating profit margin pressures that we face. As a result of our financial difficulties, potential customers and suppliers may be unwilling to do business with us and may prefer to do business with competitors that have greater financial and other resources.

We face regulatory risks and uncertainty with respect to local laws and regulations

      Our business is dependent upon the procurement and maintenance of licenses to provide various telecommunications network services in the countries in which we operate. We believe that we have all licenses required for the conduct of our current operations. We expect that those licenses that are subject to expiration will be renewed in due course upon our application to the appropriate authorities. Due to the political and economic risks associated with the countries in which we operate, we cannot assure you that we will be able to maintain our licenses or that they will be renewed upon their expiration. The loss, or substantial limitation upon the terms, of our licenses could have a material adverse effect on our results of operations. We cannot assure you that we will succeed in obtaining all requisite regulatory approvals to operate in those countries in which we may desire to do business.

      Local laws and regulations differ significantly among the jurisdictions in which we operate and in which we may operate in the future. The interpretation and enforcement of these laws and regulations vary and are often based on the informal views of the local ministries which, in some cases, might be subject to influence by the PTOs. The conditions governing our service offerings may be altered by future legislation or regulation. In some of our principal existing and target markets, laws and regulations prohibit or limit our provision of certain telecommunications services.

USE OF PROCEEDS

      All of the net proceeds from any sale of the Securities covered by this prospectus will go to the selling securityholders who offer and sell the Securities. We will not receive any proceeds from the sale of the Securities offered by the selling securityholders pursuant to this prospectus. Under the requirements of the registration rights agreement that we have entered into with the selling securityholders, we have agreed to pay certain expenses related to the registration of the Securities.

DIVIDEND POLICY

      We do not intend to pay dividends on our common stock. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth. In addition, the indentures governing the Senior Notes severely restrict the payment of dividends.

CAPITALIZATION

      The following table shows our cash and cash equivalents and total capitalization as of March 31, 2003, on an actual basis. When you read this table, it is important that you also read “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes at the back of this prospectus.

Actual
As of March 31,
2003

Cash and cash equivalents	$35,565

Trading investments	26,324

Current liabilities:
Current portion of long-term debt	23,642

Total Current Liabilities
Long-term debt:
6% Senior Guaranteed Convertible Notes due 2011:
Series A	$60,000
Series B	21,241
Senior Secured 10%, maturing 2009	127,961
Term Notes, maturing through 2005, collateralized by buildings and equipment, the assignment of customer contracts and investments; denominated in:
U.S. dollars (interest rates 5.34%-11.57%)	12,730
Local currency (interest rates 12.85%)	12,865
Eximbank notes (interest rates 3.34%-8.98%), maturing semiannually through 2004	9,422
Vendor financing (3.59%-11.68%), maturing 2004 to 2008	23,247

Total long-term debt	267,466
Less: current portion including defaulted indebtedness	(23,642)

Long term debt, net	243,824

Stockholders’ equity:
Common stock, $0.01 par value per share; 50,000,000 shares authorized and 10,000,000 shares issued and outstanding in 2003 (including 686,000 shares held in the common stock reserve pool)	100
Additional paid in capital	93,937
Accumulated deficit	—
Common stock reserve pool	(6,037)

Total stockholders’ equity	88,000

Total capitalization	$355,466

SELLING SECURITYHOLDERS

      This prospectus relates to the Securities that are being registered under the Securities Act on behalf of the selling securityholders in order to permit the public sale or other distribution of the Securities from time to time. See “Plan of Distribution.” The Securities were initially issued to the selling securityholders on the Effective Date in connection with our reorganization. Although, pursuant to Section 1145 of the Bankruptcy Code, securities issued in connection with our reorganization may be issued and resold generally without registration under the Securities Act, this exemption from registration is unavailable with respect to securities issued in our reorganization to an affiliate, or to a person who upon that issuance became an affiliate, of our company. Because of its holding of Securities and representation on our board of directors, each selling securityholder may be deemed to be an affiliate of our company and, therefore, may not resell any Securities absent the effectiveness of the registration statement to which this prospectus relates (or an applicable exemption from registration) under the Securities Act.

      Pursuant to the registration rights agreement among IMPSAT and the selling securityholders, we agreed to register and to cooperate with the selling securityholders and their respective counsel in connection with the registration of the Securities for offer and sale under the U.S. federal securities laws and the “blue sky” laws of all of the states of the United States, and to do any and all other acts or things necessary or advisable to enable the offer and sale of the Securities in such jurisdictions. See “Description of the Securities to be Registered — Registration Rights Agreement.”

      The following chart identifies the selling securityholders and the Securities to which this prospectus relates:

		Shares of Common Stock
		into Which Securities
Securityholder	Securities Beneficially Owned	May be Converted

Morgan Stanley & Co. Incorporated	2,884,659 shares of our common stock	N/A
Nortel Networks Limited	$15,938,000 Series B 6% Senior Guaranteed Convertible Notes due 2011	726,427 (1)
	Warrants exercisable for up to 2,667,975 shares of our common stock
WRH Partners Global Securities, L.P. and W.R. Huff Asset Management Co., L.L.C.	$37,325,732 Series A 6% Senior Guaranteed Convertible Notes due 2011	2,608,337 (1)

(1)	As of May 31, 2003

SELECTED FINANCIAL DATA

      The following selected financial data are for our company on a consolidated basis in accordance with U.S. GAAP. The following financial data have been derived from our company’s consolidated financial statements, which have been audited by Deloitte & Touche LLP, except for the three-month data which were derived from our unaudited condensed consolidated financial statements. The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes.

      Upon our emergence from bankruptcy on the Effective Date, we have adopted fresh start reporting as required by SOP 90-7. As a result of the implementation of SOP 90-7 fresh start reporting, the consolidated financial statements of the Successor Company, will not be comparable to the consolidated financial statements of the Predecessor Company.

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(In thousands, except per share amounts)
Statement of operations data:
Net revenues:
Data and value added services	$183,213	$195,110	$214,268	$239,816	$180,471	$48,365	$44,712
Internet	20,207	26,044	35,996	45,403	27,243	7,854	5,733
Telephony	—	—	235	11,762	14,327	4,344	4,106
Services to Carriers	—	—	885	7,360	6,985	1,566	1,451

Total net revenues from services	203,420	221,154	251,384	304,341	229,026	62,129	56,002

Sales of equipment	4,669	7,297	13,083	14,952	1,168	284	74
Broadband Network development revenues	—	—	57,676	7,197	—	—	—

Total net revenues	208,089	228,451	322,143	326,490	230,194	62,413	56,076

Costs and expenses:
Direct costs:
Contracted services	17,897	21,853	29,573	40,629	19,199	6,233	4,447
Other direct costs	16,096	31,055	21,349	35,416	25,935	6,535	4,227
Leased capacity	31,228	49,666	74,188	87,057	74,679	20,385	17,601
Broadband network cost	—	—	34,729	3,335	—	—	—
Cost of equipment sold	3,665	5,187	12,308	10,472	576	117	48

Total direct costs	68,886	107,761	172,147	176,909	120,389	33,270	26,323
Salaries and wages	38,198	46,174	68,922	82,095	47,894	13,042	10,727
Selling, general and administrative	37,189	40,631	58,471	52,964	28,204	7,351	5,506
Asset impairment charge	—	—	—	381,888	—	—	—
Gain on early extinguishment of debt	—	—	—	—	(16,367)	—	—
Depreciation and amortization	36,946	130,071	84,488	123,678	82,766	23,908	19,216

Total costs and expenses	181,219	324,637	384,028	817,534	262,886	77,571	61,772

Operating income (loss)	26,870	(96,186)	(61,885)	(491,044)	(32,692)	(15,158)	(5,696)

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(In thousands, except per share amounts)
Other income (expenses):
Interest income	4,686	7,418	27,394	10,687	1,907	355	200
Interest expense(1)	(49,384)	(62,979)	(112,894)	(143,521)	(75,815)	(33,800)	(1,909)
Net gain (loss) on foreign exchange	675	(8,042)	(10,614)	(41,182)	(91,884)	(7,365)	9,969
Recognition of other-than-temporary decline in value of investments	—	—	—	(20,650)	(794)	(674)
Reorganization items					(23,297)	—	724,807
Legal settlement					26,229	—	—
Other income (loss), net	760	15,305	704	(2,125)	(5,896)	(1,397)	2,781

Total other expenses	(43,263)	(48,298)	(95,410)	(196,791)	(169,550)	(42,881)	735,848

(Loss) income before income taxes	(16,393)	(144,484)	(157,295)	(687,835)	(202,242)	(58,039)	730,152
Benefit from (provision for) foreign income taxes	(3,805)	20,733	4,547	(27,420)	(2,273)	(438)	(406)

(Loss) income before dividends on redeemable preferred stock	(20,198)	(123,751)	(152,748)	(715,255)	(204,515)	(58,477)	729,746
Cumulative effect of a change in accounting principle, net of tax	(1,269)	—	—	—	—	—	—
(Income) loss attributable to minority interest	(2,502)	6,225	—	—	—	—	—
Dividends on redeemable preferred stock	(10,018)	(14,017)	(1,393)	—	—	—	—

Net (loss) income	$(33,987)	$(131,543)	$(154,141)	$(715,255)	$(204,515)	$(58,477)	$729,746

Net (loss) income per common share:
Basic and diluted	$(0.71)	$(2.42)	$(1.74)	$(7.82)	$(2.24)	$(0.64)	$7.98

Weighted average number of common shares:
Basic and diluted	47,983	54,447	88,534	91,429	91,429	91,429	91,429

(1)	Contractual interest expense of $128.0 million for the year ended December 31, 2002 and $21.8 million for the three months ended March 31, 2003.

						Predecessor	Successor
						Company	Company

	As of December 31,					As of March 31,

	1998	1999	2000	2001	2002	2002	2003

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$90,021	$97,507	$67,737	$35,606	$32,563	$31,384	$35,565
Trading investments	—	—	240,892	29,319	23,021	29,637	26,324
Total current assets	159,099	179,026	458,873	165,768	106,016	149,594	118,798
Property, plant and equipment, net (including Broadband Network)	330,726	382,198	745,895	525,057	403,948	504,686	387,180
Investments in common stock	10,708	235,925	15,091	3,307	86	2,400	141
Total assets	527,218	828,332	1,374,750	718,574	520,683	676,837	517,106
Total current liabilities	97,910	196,931	220,305	1,133,635	402,986	1,157,128	102,731
Total short-term debt and current portion of long-term debt	40,400	38,677	52,980	967,399	281,680	968,069	23,642
Total long-term debt, net	379,292	445,634	915,263	23,189	27,592	20,145	243,824
Liabilities subject to compromise	—	—	—	—	727,522	—	—
Minority interest	13,071	—	—	—	—	—	—
Redeemable preferred stock	135,018	149,035	—	—	—	—	—
Stockholders’ (deficiency) equity	(101,519)	15,341	158,585	(552,642)	(722,615)	(611,435)	88,000

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(In thousands)
Other Financial Data:
Cash flow provided by (used in):
Operating activities	$16,740	$3,849	$(87)	$(71,077)	$26,392	$2,130	$16,867
Investing activities	(128,155)	(133,975)	(511,481)	51,885	(11,635)	(3,713)	(11,508)
Financing activities	191,523	139,336	485,965	(5,961)	(17,246)	(2,374)	(2,464)
Capital expenditures	109,934	155,440	447,471	226,825	20,483	4,235	3,116

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      As discussed in our prior filings with the Securities and Exchange Commission, on June 11, 2002, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. On September 4, 2002, we also filed the Plan with the bankruptcy court. By order dated December 16, 2002, the bankruptcy court confirmed the Plan. In accordance to the terms of the Plan, we formally emerged from bankruptcy on the Effective Date. Pursuant to the Plan, on the Effective Date, all of the shares of our pre-Chapter 11 old common stock, options granted under our stock option plans and any other equity interests were cancelled, retired and eliminated with no consideration paid thereon. We also adopted a new 2003 Stock Incentive Plan and terminated our 1998 Stock Option Plan and our 1999 Stock Option Plan. Also under the Plan, we restructured our obligations with certain holders of our pre-Effective Date indebtedness in the manner described in the Plan.

      Pursuant to our reorganization, we have substantially reduced our outstanding debt and annual interest expense and increased our liquidity. At December 31, 2002, prior to the reorganization, our long-term debt, including current maturities and estimated liabilities subject to Chapter 11 proceedings, aggregated approximately $1.04 billion. Such liabilities at March 31, 2003, aggregate approximately $267.5 million. Also at December 31, 2002, our total indebtedness equaled $959.3 million and our cash, cash equivalents and trading investments totaled $55.6 million. As of March 31, 2003, our total indebtedness was approximately $267.5 million and our cash, cash equivalents and trading investments totaled approximately $61.9 million. Our reported net interest expense for 2002 totaled $73.9 million (not including $52.2 million of contractually accrued interest on our unsecured, pre-petition obligations, which, pursuant to the provisions of the Bankruptcy Code, ceased to accrue at and after June 11, 2002, the date of our Chapter 11 filing). As a consequence of our Chapter 11 reorganization, we estimate that our net cash interest expense will be reduced to approximately $18.7 million during 2003.

      Upon our emergence from bankruptcy on the Effective Date, we have adopted “fresh start” reporting as required by SOP 90-7. Under SOP 90-7 fresh start reporting, a new reporting entity is considered to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the date fresh start reporting is applied. Among other things, this requires us to allocate the reorganization value of our reorganized company to its specific tangible and identifiable assets and liabilities. As a result of the implementation of SOP 90-7, the consolidated financial statements of our company from and after its emergence from bankruptcy will not be comparable to the consolidated financial statements of prior periods.

      Revenues. Our contracts with our customers have in the past typically ranged in duration from six months to five years and contracts with our private telecommunications network customers have generally been three-year contracts. Under the Argentine “pesification” decree, if a contract denominated in pesosis entered into after the decree’s enactment, payments under that contract are not entitled to be adjusted according to the CER or any other consumer price index. Accordingly, in order to mitigate our inflation risk, our new peso-denominated contracts in Argentina will typically be for shorter terms ranging from three to six months. The customer generally pays an installation charge at the beginning of the contract and a monthly fee based on the quantity and type of equipment installed. Except in Brazil and, since the “pesification” decree, in Argentina, the fees stipulated in the contracts are generally denominated in U.S. dollar equivalents. Services (other than installation fees) are billed on a monthly, predetermined basis, which coincide with the rendering of the services. We report our revenues net of deductions for sales taxes.

      We have experienced, and anticipate that we will continue to experience, downward pressure on our prices as we expand our customer base, confront growing competition for private telecommunications network services, and endure the effects of economic downturns in our countries of operation. When we have renewed and/or expanded our contracts with existing customers, the prices we charge have generally declined.

      Although we believe that our geographic diversification provides some protection against economic downturns in any particular country, our results of operations and business prospects depend upon the overall financial and economic conditions in Latin America. Most of the countries in which we operate are undergoing, or have experienced in recent years, political and economic volatility. With the exception of the United States, each of the countries in which we operate have suffered in recent years and, in some cases, continue to experience, economic recession. In particular, Argentina (our largest market in terms of revenues generated) and Venezuela are experiencing severe economic and political crises. These conditions may have material adverse effects on our business, results of operations and financial condition.

      Costs and Expenses. Our costs and expenses principally include:

•	direct costs

•	salaries and wages

•	selling, general and administrative expenses

•	depreciation and amortization

      Our direct costs include payments for leased satellite transponder and fiber optic capacity. The completion of the Broadband Network has decreased our payments for leased capacity as we have shifted transmission from leased satellite facilities to our Broadband Network after satellite contracts expire. The other principal items composing direct costs are contracted services costs, and other direct costs. Contracted services costs include costs of maintenance and installation (and de-installation) services provided by outside contractors. Installation and de-installation costs are the costs we incur when we install or remove telecommunications equipment from customer premises. Other direct costs include:

•	licenses and other fees

•	sales commissions paid to third-party sales representatives

•	provision for doubtful accounts

Our selling, general and administrative expenses consist principally of:

•	publicity and promotion costs

•	fees and other remuneration

•	travel and entertainment

•	rent

•	plant services, insurance and corporate telecommunication and energy expenses

      Currency Risks. Except in Argentina (since the “pesification” decree, to the extent discussed below) and Brazil, our contracts with customers generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate between the local currency and the U.S. dollar at the time of invoicing. Accordingly, inflationary pressures on local economies in the other countries in which we operate did not have a material effect on our revenues during 2002. Nevertheless, given that the exchange rate is generally set at the date of invoicing and that we in some cases experience substantial delays in collecting receivables, we are exposed to exchange rate risk, even in countries other than Argentina and Brazil. Furthermore, under Brazilian law and to the extent discussed above, under Argentina’s “pesification” decree, our contracts with customers in Brazil cannot and, under certain circumstances, our contracts with customers in Argentina may not, be linked to the exchange rate between the local currency and the U.S. dollar. Accordingly, operations in Argentina and Brazil increase our exposure to exchange rate risks. In addition, the foreign currency exchange and transfer controls established by the Venezuelan government in February 2003 are likely to adversely affect the collectibility of our dollar-denominated contracts in Venezuela.

      In early January 2002, the government of then Argentine President Eduardo Duhalde, abandoned the decade-old fixed peso-dollar exchange rate and permitted the Argentine peso to float freely against the U.S. dollar. The peso free market opened on January 11, 2002 and traded at 1.65 pesos to the U.S. dollar and has traded as low as 3.87 pesos to the U.S. dollar on June 26, 2002. As of May 15, 2003, the exchange rate was

2.80 pesos to the U.S. dollar. The devaluation of the Argentine peso will generally affect our consolidated financial statements by generating foreign exchange gains or losses on dollar-denominated monetary liabilities and assets of IMPSAT Argentina and will generally result in a decrease, in U.S. dollar terms, in our revenues, costs and expenses in Argentina.

      Since the “pesification” decree, IMPSAT Argentina’s customer contracts and operating cash inflows are now predominantly denominated in pesos. However, IMPSAT Argentina’s debt service payments and a significant portion of its costs (including capital equipment purchases and payments for certain leased telecommunications capacity) remain denominated and payable in U.S. dollars. Accordingly, our financial condition and results of operations in Argentina are dependent upon IMPSAT Argentina’s ability to generate sufficient pesos (in U.S. dollar terms) to pay its costs and expenses and to satisfy its debt service requirements. Because of the significant uncertainties regarding the extent and duration of the devaluation and the direction of the fiscal policies in Argentina, management cannot presently determine or reasonably estimate the impact a continued economic crisis in that country could possibly have on IMPSAT Argentina’s and our consolidated cash flows, financial condition, and results of operations.

      Our operations in Brazil also were affected by currency devaluation during 2002. Investors became increasingly uneasy about Brazil due to, among other factors, an increasingly uncertain political environment leading up to the election at the end of October 2002 of Luiz Inacio Lula da Silva. The markets are awaiting further clarification as to the policies that will be implemented by his administration and the effect of these policies, although there has been a positive market reaction to Mr. da Silva’s actions and appointments thus far. The election was preceded by the rapid decline in the value of Brazil’s currency compared to the U.S. dollar and speculation about the ability of Brazil to service its approximately $239 billion of public debt, much of which must be refinanced in the next several years. At December 31, 2001, the real traded at a rate of R$2.41 = $1.00. The real depreciated during 2002, reaching a low of R$4.03 = $1.00 during the third and fourth quarters of that year, and closing at R$3.53 = $1.00 at December 31, 2002. At May 15, 2003, the real traded at a rate of R$2.92 = $1.00.

      Widespread discontent with the policies of the current Venezuelan government produced a country-wide strike in the beginning of December 2002 that lasted two months and seriously disrupted economic activity in Venezuela and severely curtailed the production and export of oil, the major source of Venezuela’s foreign exchange. In response, on February 5, 2003, the Venezuelan government imposed foreign exchange and price controls, making it difficult for our customers in that country to obtain the U.S. dollars needed to make payments due to us in U.S. dollars on a timely basis. These foreign exchange controls could also limit our ability to convert local currency into U.S. dollars and transfer funds out of Venezuela. At December 31, 2001, the bolivar traded at a rate of Bs.769.00 = $1.00, at December 31, 2002, it traded at a rate of Bs.1,392.00 = $1.00, and at February 5, 2003, it traded at the rate of Bs.1,924 = $1.00. On February 6, 2003, the Venezuelan government set a single fixed exchange rate for the bolivar against the U.S. dollar of approximately Bs.1,600 = $1.00 as part of the new currency controls.

      Global Crossing Insolvency. We are party to a series of agreements with several subsidiaries of Global Crossing Ltd. for the provision of telecommunications services. Pursuant to those agreements, which were initially signed in 1999, we constructed a terrestrial portion of Global Crossing’s South American network between landing points on the Atlantic Ocean in Argentina and the Pacific Ocean in Chile, granted Global Crossing a series of IRUs over ducts and dark fiber on our Broadband Network in Argentina, Brazil and Peru, provided Global Crossing with collocation space and related services in our data centers in Argentina, Brazil, Chile, Venezuela and Peru and provided Global Crossing with maintenance services for their telecommunications assets in Latin America. In addition, we acquired IRU and leased capacity on Global Crossing’s South American undersea fiber optic cable system in order to connect our Broadband Network with other parts of Latin America and the world.

      In January 2002, Global Crossing Ltd. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Although the Global Crossing subsidiaries to whom we provide services and infrastructure were not originally included in Global Crossing Ltd.’s Chapter 11 filing, during August 2002 Global Crossing Ltd.

amended its Chapter 11 proceeding to include its subsidiaries that are counterparties to the agreements with us.

      We are engaged in a series of disputes with Global Crossing regarding amounts owed under the various contracts between the parties. Those disputes are currently the subject of various proceedings in Global Crossing’s Chapter 11 proceeding and as part of the disputed claims procedures in our Chapter 11 proceeding. As of May 15, 2003, Global Crossing owed us $5.7 million that we invoiced to them during prior periods. We have recorded a provision for doubtful accounts of $3.1 million against these receivables. We are currently recording as revenue all amounts invoiced to Global Crossing, which are billed quarterly in advance, and are recording as an allowance for doubtful accounts any portion of such amounts remaining unpaid at the end of that quarter.

      We have disputed a total of $1.4 million that Global Crossing has invoiced us for services through May 15, 2003. The amounts that we owe Global Crossing are principally owed to Global Crossing Bandwidth, Inc., a subsidiary of Global Crossing that is among the Global Crossing parties that have filed for relief under Chapter 11. Certain of these amounts are the subject of disputes and claims in our Chapter 11 proceeding and in Global Crossing’s Chapter 11 proceeding.

      Global Crossing’s reorganization plan was confirmed by the U.S. Bankruptcy Court in December 2002. However, Global Crossing is awaiting receipt of certain regulatory approvals and satisfaction of other conditions to the effectiveness of its plan of reorganization, and there is no guaranty as to when or whether it will emerge from bankruptcy. Published reports indicate that the proposed reorganization plan of Global Crossing, which contemplates the acquisition of control of Global Crossing by certain new investors, failed to obtain all applicable U.S. governmental approvals and that Global Crossing is currently discussing a revised reorganization plan with certain of the initial proposed new investors.

      The difficulties being experienced by Global Crossing, including Global Crossing’s Chapter 11 proceeding, have had an adverse effect on our financial condition and operations. At a minimum, Global Crossing’s bankruptcy proceedings have caused delays in our efforts to enforce our contracts with Global Crossing. If Global Crossing is unsuccessful in emerging from its Chapter 11 proceedings as a going concern, there is a risk that all of Global Crossing’s contracts with us will be terminated. In the event that Global Crossing emerges successfully from its bankruptcy proceedings but chooses to reject some or all of its contracts with us, any pre-petition damages that we might have in respect of such rejected contracts would be treated as claims in the applicable Global Crossing bankruptcy proceedings, which claims may not realize any meaningful recovery to us. In this regard, as part of its bankruptcy proceedings, Global Crossing has sought to reject some of its agreements with us, including an agreement pursuant to which IMPSAT Colombia had agreed to lease space in its telehouse in Bogota, Colombia to Global Crossing. More recently, Global Crossing has indicated in its filings related to its Chapter 11 proceeding that it would assume certain contracts with us, including the IRUs which Global Crossing has granted us over parts of its network, and may reject some or all of the other agreements that it has with us.

      We have filed motions in Global Crossing’s bankruptcy proceeding seeking an order that Global Crossing make payment to us of the amounts claimed by us. Global Crossing has disputed that it owes us any amounts under the contracts at issue and has filed a proceeding seeking that the bankruptcy court grant Global Crossing a property right in the IRUs that it acquired from us. We are currently agreeing on a schedule with Global Crossing regarding the prosecution of such disputes as part of Global Crossing’s bankruptcy proceeding. For more information regarding our disputes with Global Crossing, see — “Legal Proceedings.”

      Termination of Mexican Operations. During the first quarter of 2003, we determined to close our operations in Mexico, which we initially established in 1994. We entered into agreements with various parties to sell our real estate and other real and personal property, including our contracts with existing customers, and these transactions closed during the second quarter of 2003. We also are considering the transfer of our permits and other licenses to third parties. In connection with the assessment of our business plan following our restructuring, we concluded that our Mexican operations did not constitute a critical or core business and that our prospects for expanding our Mexican operations were inconsistent with our available financial resources. The Mexican telecommunications market, which is dominated by the existing PTO, Telmex, has been very difficult for foreign and new entrants.

Critical Accounting Policies

      In the ordinary course of business, our company has made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of its financial statements in conformity with GAAP. We use our best judgment based on our knowledge of existing facts and circumstances and actions that we may undertake in the future, as well as the advice of external experts in determining the estimates that affect our consolidated financial statements. Actual results could differ significantly from those estimates under different assumptions and conditions. Our most critical accounting policies are:

      Revenue Recognition. We record revenues from data, value-added telephony, IT solutions and Internet services monthly as the services are provided. Equipment sales are recorded upon delivery to and acceptance by the customer.

      We have entered into agreements with carriers granting IRUs and access to portions of our Broadband Network capacity and infrastructure. Pursuant to these agreements, we receive fixed advance payments for the IRUs and recognize the revenue from the IRUs ratably over the life of the IRUs. Amounts received in advance are recorded as deferred revenue.

      Non-Monetary Transactions. We may exchange capacity on our Broadband Network for capacity from other carriers through the exchange of IRUs. We account for these transactions as an exchange of similar IRUs at historical carryover basis with no revenue, gain or loss recognized.

      Property, Plant and Equipment. Our business is capital intensive. We record at cost our telecommunications network assets and other improvements that, in management’s opinion, extend the useful lives of the underlying assets, and depreciate such assets and improvements over their estimated useful lives. Our telecommunications network is highly complex and, due to innovation and enhancements, certain components of the network may lose their utility faster than anticipated. We periodically reassess the economic lives of these components and make adjustments to their expected lives after considering historical experience and capacity requirements, consulting with the vendors, and assessing new product and market demands and other factors. When these factors indicate that network components may not be useful for as long as anticipated, we depreciate their remaining book values over their residual useful lives. The timing and deployment of new technologies could affect the estimated remaining useful lives of our telecommunications network assets, which could have a significant impact on our results of operations in the future.

      Impairment of Long-Lived Assets. We periodically review the carrying amounts of our property, plant, and equipment to determine whether current events or circumstances warrant adjustments to the carrying amounts. As part of this review, we analyze the projected undiscounted cash flows associated with our property, plant, and equipment. Considerable management judgment is required in establishing the assumptions necessary to complete this analysis. Although we believe these estimates to be reasonable, they could vary significantly from actual results and our estimates could change based on market conditions. Variances in results or estimates could cause changes to the carrying value of our assets including, but not limited to, recording additional impairment charges for some of these assets in future periods. During the year ended December 31, 2001, we recorded a $381.9 million impairment charge primarily related to our telecommunications network.

      Basis for Translation. IMPSAT maintains its accounts in U.S. dollars. The accounts of our subsidiaries are maintained in the currencies of the respective countries. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation,” the accounts of our subsidiaries are translated from local currency amounts to U.S. dollars. The method of translation is determined by the functional currency of our subsidiaries. A subsidiary’s functional currency is defined as the currency of the primary environment in which a subsidiary operates and is determined based on management’s judgment. When a subsidiary’s accounts are not maintained in the functional currency, the financial statements must be remeasured into the functional currency. This involves remeasuring monetary assets and liabilities using current exchange rates and non-monetary assets and liabilities using historical exchange rates. The adjustments generated by remeasurement are included in our consolidated statement of operations.

      When the local currency of a subsidiary is determined to be the functional currency, the statements are translated into U.S. dollars using the current rate method. The adjustments generated by translation using the current rate method are accumulated in an equity account entitled “Accumulated other comprehensive loss” within our consolidated balance sheets.

      Financial Reporting by Entities in Reorganization under the Bankruptcy Code. Our consolidated financial statements for the three months ended March 31, 2003 have been prepared in accordance with SOP 90-7. Pursuant to SOP 90-7, an objective of financial statements issued by an entity in Chapter 11 is to reflect its financial evolution during the proceeding. For that purpose, the consolidated financial statements for periods including and subsequent to filing of our Chapter 11 petition should distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of our business. Expenses and other items not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization items.

      Upon consummation of the Plan, we applied “Fresh-Start” reporting in accordance with GAAP and the requirements of SOP 90-7. Upon the Effective Date, a new capital structure was established and assets and liabilities, other than deferred taxes, were stated at their relative fair values. Deferred taxes are determined in conformity with the Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No. 109.

      Changes in Policies. These policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often are a result of the need to make estimates about the effect of matters that are inherently uncertain. We have not made any changes in any of these critical accounting policies during 2002, nor have we made any material changes in any of the critical accounting estimates underlying these accounting policies during 2002.

Results of Operations

      The following table summarizes our results of operations:

	Year Ended December 31,						Three Months Ended March 31,

	2000		2001		2002		2002		2003

	(In thousands and as a percentage of consolidated revenues)
Net revenues:
Net revenues from services:
Data and value added services	$214,268	66.5%	$239,816	73.5%	$180,471	78.4%	$48,365	77.5%	44,712	79.7%
Internet	35,996	11.2	45,403	13.9	27,243	11.8	7,854	12.6	5,733	10.2
Telephony	235	0.1	11,762	3.6	14,327	6.2	4,344	7.0	4,106	7.3
Services to Carriers	885	0.3	7,360	2.3	6,985	3.0	1,566	2.5	1,451	2.6

Total net revenues from services	251,384	78.0	304,341	93.2	229,026	99.5	62,129	99.5	56,002	99.9.0
Sale of equipment	13,083	4.1	14,952	4.6	1,168	0.5	284	0.4	74	0.1
Broadband network development revenues	57,676	17.9	7,197	2.2	—	—	—	—	—	—

Total net revenues	322,143	100.0	326,490	100.0	230,194	100.0	62,413	100.0	56,076	100.0

	Year Ended December 31,						Three Months Ended March 31,

	2000		2001		2002		2002		2003

	(In thousands and as a percentage of consolidated revenues)
Direct costs:
Contracted services	29,573	9.2	40,629	12.4	19,199	8.3	6,233	10.0	4,447	7.9
Other direct costs	21,349	6.6	35,416	10.8	25,935	11.3	6,535	10.5	4,227	7.5
Leased capacity	74,188	23.0	87,057	26.7	74,679	32.4	20,385	32.7	17,601	31.4
Broadband network cost	34,729	10.8	3,335	1.0	—	—	—	—	—	—
Cost of equipment sold	12,308	3.8	10,472	3.2	576	0.3	117	0.2	48	0.1

Total direct costs	172,147	53.4	176,909	54.2	120,389	52.3	33,270	53.3	26,323	46.9
Salaries and wages	68,922	21.4	82,095	25.1	47,894	20.8	13,042	20.9	10,727	19.1
Selling, general and administrative expenses	58,471	18.2	52,964	16.2	28,204	12.3	7,351	11.8	5,506	9.8
Asset impairment charge	—	—	381,888	117.0	—	—	—	—	—	—
Gain on early extinguishment of debt	—	—	—	—	(16,367)	(7.1)	—	—	—	—
Depreciation and amortization	84,488	26.2	123,678	37.9	82,766	36.0	23,908	38.3	19,216	34.3
Interest expense, net	85,500	26.5	132,834	40.7	73,908	32.1	33,445	53.6	1,709	3.0
Net loss on foreign exchange	10,614	3.3	41,182	12.6	91,884	39.9	7,365	11.8	(9,969)	(17.8)
Recognition of other-than-temporary decline in value of investments	—	—	20,650	6.3	794	0.3	674	1.1	—	—
Reorganization items	—	—	—	—	23,297	10.1	—	—	(724,807)	(1,292.5)
Legal settlement	—	—	—	—	(26,229)	(11.4)	—	—	—	—
Other (income) loss, net	(704)	(0.2)	2,125	0.7	5,896	2.5	1,397	2.2	(2,781)	(5.0)
(Benefit from) provision for foreign income taxes	(4,547)	(1.4)	27,420	8.4	2,273	1.0	438	0.7	406	0.7
Net (loss) income	$(154,141)	(47.8)%	$(715,255)	(219.1)%	$(204,515)	(88.7)%	$(58,477)	(93.7)%	$729,746	1,301.4%

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

      Revenues. Our total net revenues for the three months ended March 31, 2003 and 2002 equaled $56.1 million and $62.4 million, respectively. Net revenues were composed of net revenues from services and sales of equipment. The decrease in our net revenues was principally due to the continuing adverse economic conditions being experienced throughout Latin America, including the negative impact on these revenues (in U.S. dollar terms) of a relative devaluation of the Argentine peso and the Brazilian real during the first quarter of 2003 as compared to the average exchange rate of these currencies during first quarter of 2002. The following table shows U.S. dollar exchange rates for the currencies and at the dates indicated:

	December 31,	December 31,	March 31,	March 31,
Currency	2001	2002	2002	2003

	Exchange Rate per U.S.$1.00
Argentina Peso	1.00	3.40	2.85	3.00
Brazil Real	2.41	3.53	2.32	3.46

      Our net revenues from services for the three months ended March 31, 2003 totaled $56.0 million, a decrease of $6.1 million (or 9.9%) compared to the corresponding period in 2002, and an increase of $2.9 million (or 5.5%) compared to our net revenues from services for the three months ended December 31, 2002. Our net revenues from services during the first quarter of 2003 included net revenues from:

•	data and value added services, which include satellite and broadband data transmission services, data center services, and other value-added services

•	Internet, which is composed of our Internet backbone access and managed modem services

•	telephony, including local, national and international long-distance services, and

•	services to carriers, which consist of our wholesale services to other telecommunications carriers (including revenue recognition from the sale of IRU capacity on our Broadband Network to, and our provision of switching and transportation of telecommunications traffic services for, such carriers), and related maintenance services to those carriers.

      The following table shows our revenues from services by business lines (after elimination of intercompany transactions) for the periods indicated:

	Three Months Ended March 31,

	2002	% Change(1)	2003

	(Dollar amounts in thousands)
Data and Value Added Services(2)	$48,365	(7.6)	$44,712
Internet	7,854	(27.0)	5,733
Telephony	4,344	(5.5)	4,106
Service to Carriers	1,566	(7.3)	1,451

Total net revenues from services	$62,129	(9.9)	$56,002

(1)	Percentage increase (decrease) in first quarter of 2003 compared to first quarter of 2002.

(2)	Includes data center services and systems integration and other information technology services.

      The decrease in our net revenues from services in the first quarter of 2003 as compared to the corresponding period in 2002 resulted from lower revenues from satellite, Internet and telephony services, which offset the increase in our revenues from broadband and other value added services.

•	The decrease in our revenues from broadband and satellite services during the first quarter of 2003 in comparison to the first quarter of 2002 was due to: (i) lower satellite-based services volume (as we transferred telecommunications services to our Broadband Network); and (ii) the negative effect on such revenues, in U.S. dollar terms, of the relative devaluation during the period of local currencies in Argentina and Brazil as compared to during the first quarter of 2002.

•	Our revenues from value added services increased, notwithstanding the negative effect on these revenues (in U.S. dollar terms) of the lower average values of the Argentine peso and the Brazilian real during the first quarter of 2003 as compared to such values during the first quarter of 2002, principally due to our receipt during the first quarter of 2003 of an approximately $1.3 million payment generated in connection with the early termination of certain of our U.S. customer contracts.

•	We experienced lower Internet revenues principally because of (i) pricing pressure (because of competition and adverse economic conditions), and (ii) the effect of the relative devaluation during the period of local currencies in Argentina and Brazil compared to the first quarter of 2002.

•	Our telephony services revenues were flat during the first quarter of 2003 as compared to the same period in 2002.

•	Our revenues from services to carriers decreased during 2002 compared to 2001. Our revenues from services to carriers during 2002 were impacted by the cancellation of our contracts with 360 networks in June 2001 and a general decline in demand by telecommunications companies for dark and lit fiber capacity.

      We had 2,596 customers as of March 31, 2003, compared to 2,649 customers at December 31, 2002 and 2,859 customers at March 31, 2002. The following table shows the evolution of our customer base as of the dates indicated:

	Number of Customers as of:

	March 31,	December 31,	March 31,
	2002	2002	2003	% Change(1)	% Change(2)

IMPSAT Argentina	1,097	953	886	(19.2)%	(7.0)%
IMPSAT Colombia	691	678	699	1.2	3.1
IMPSAT Brazil	391	366	361	(7.7)	(1.4)
IMPSAT Venezuela	239	215	204	(14.6)	(5.1)
IMPSAT Ecuador	234	216	210	(10.3)	(2.8)
IMPSAT Mexico	47	24	0	(100.0)	(100.0)
IMPSAT Chile	50	60	92	84.0	53.3
IMPSAT Peru	35	70	78	122.9	11.4
IMPSAT USA	75	67	66	(12.0)	(1.5)

Total	2,859	2,649	2,596	(9.2)	(2.0)

(1)	Increase (decrease) as of end of first quarter of 2003 compared to end of first quarter of 2002.

(2)	Increase (decrease) as of end of first quarter of 2003 compared to end of 2002.

      During the first quarter of 2003, we lost a net total of 53 customers, a decrease of 2.0% compared to the prior year’s end. Due to adverse economic conditions in Argentina, we lost a net total of 67 customers in that country during the first quarter of 2003. Negative or sluggish economic growth persisted throughout most of the Latin American region during the first quarter of 2003. During the three months ended March 31, 2003, we have not experienced any significant customer losses to our competitors.

      In addition to net revenues from services, our total net revenues for the first quarter of 2003 included revenues from sales of equipment, which totaled $0.1 million compared to $0.3 million for the first quarter of 2002. Because equipment sales are ancillary to our core business and are generally engaged in by our company only on an opportunistic basis, we are currently unable to predict more than minimal sales of equipment during the remainder of 2003.

      The following table shows by operating subsidiary our revenues from services and total revenues (in each case, including intercompany transactions) for the periods indicated:

	Three Months Ended March 31,

	2002	% Change(1)	2003

	(Dollar amounts in thousands)
IMPSAT Argentina
Services	$15,779	(7.2)%	$14,639
Sale of equipment	62	(33.9)	41

Total	15,841	(7.3)	14,680

IMPSAT Colombia
Services	15,059	(10.0)	13,557
Sale of equipment	10	(100.0)	—

Total	15,069	(10.0)	13,557

IMPSAT Brazil
Services	10,733	(32.0)	7,298

Total	10,733	(32.0)	7,298

	Three Months Ended March 31,

	2002	% Change(1)	2003

	(Dollar amounts in thousands)
IMPSAT Venezuela
Services	7,800	14.6	8,938
Sale of equipment	54	(46.3)	29

Total	7,854	14.2	8,967

IMPSAT Ecuador
Services	4,215	(6.8)	3,927
Sale of equipment	105	(100.0)	—

Total	4,320	(9.1)	3,927

IMPSAT Chile
Services	2,214	3.3	2,287

Total	2,214	3.3	2,287

IMPSAT Peru
Services	3,032	5.9	3,210
Sale of equipment	52	(100.0)	—

Total	3,084	4.1	3,210

IMPSAT USA
Services	9,618	(12.9)	8,380
Sale of equipment	—		4

Total	9,618	(12.8)	8,384

International Satellite Capacity Holding, Ltd.(2)
Services	4,148	(11.8)	3,660

Total	4,148	(11.8)	3,660

Other
Services	994	(23.7)	758
Sale of equipment	1	(100.0)	—

Total	995	(23.8)	758

(1)	Percentage increase (decrease) in first quarter of 2003 compared to first quarter of 2002.

(2)	This subsidiary’s principal function is to lease private telecommunications capacity from telecommunications carriers and then sublease this capacity at market rates to our operating subsidiaries.

      The growth in our net revenues from services have been adversely impacted by continued adverse economic conditions in our most important markets in Argentina, Brazil and Colombia, as well as in Venezuela.

      Argentina, which has been mired in economic recession for the past four years, is our largest market in terms of number of customers and, until the devaluation of the peso in 2002, in revenues. In the first weeks of January 2002, Argentina defaulted on its external debt payments and devalued its currency, exacerbating declining commercial confidence and activity and further inflating exorbitant costs of financing for Argentine companies. Argentina continues to experience adverse economic conditions and a lack of access to international capital markets. We are unable to predict whether the conditions affecting the Argentine economy will subside or if future economic developments in Argentina will improve in any significant respect, and it is possible that the Argentine economic and political environment could deteriorate further. The political and economic crises in Argentina, our largest country of operation, will continue to have an adverse impact on our financial condition and results of operations.

      Although the Argentine peso gained strength during the first quarter of 2003 (3.00 pesos = $1.00 at March 31, 2003 compared to 3.40 pesos = $1.00 at December 31, 2002), IMPSAT Argentina’s financial condition and results of operations continued to be severely and negatively impacted by the political and social uncertainty and economic weakness that continue to affect Argentina. The ongoing economic downturn in Argentina has adversely affected many of our customers in that country and caused a number of them to terminate their contracts with us, fail to renew their contracts, reduce the amount of services contracted, or delay their payment of amounts owed to us for services provided. Our total net revenues at IMPSAT Argentina for the first quarter of 2003 totaled $14.7 million, a decrease of $1.2 million (or 7.3%) compared to the first quarter of 2002. This decrease was primarily caused by the above-described general recessionary conditions in Argentina.

      IMPSAT Brazil’s revenues from services for the first quarter of 2003 totaled $7.3 million, a decrease of $3.4 million (or 32.0%) compared to the first quarter of 2002. Our results in Brazil also were adversely affected during the first quarter of 2003 as compared to the corresponding period in 2002 by the devaluation of the Brazilian real against the U.S. dollar (comparing the average exchange rate for the first quarter of 2003 to the average exchange rate during the corresponding period in 2002). At March 31, 2002, the real traded at a rate of R$2.32 = $1.00, and at March 31, 2003 it had depreciated to R$3.46 = $1.00. These and prior devaluations have had a negative effect on our real-denominated revenues. The devaluation of the real and the decline in growth in the Brazilian economy have been caused in part by the continued recession in the region, a general aversion to emerging markets by foreign direct and financial investors and the overall decline in worldwide economic production. In addition, there remains lingering concern among the international investor community that Mr. da Silva, who was elected president of Brazil on October 27, 2002, will cause Brazil to alter its policies in a manner that would adversely affect its economy. These conditions have had, and can be expected to continue to have, an adverse effect on IMPSAT Brazil’s and our company’s overall financial condition and results of operations.

      In Colombia, we recorded revenues from services of $13.6 million during the first quarter of 2003, compared to $15.1 million for the same period in 2002. Revenues at IMPSAT Venezuela equaled $9.0 million for the first quarter of 2003, compared to $7.9 million for the first quarter of 2002. On February 12, 2002, Venezuela’s government floated its currency, ending a five-year-old regime that permitted the bolivar to trade only within a fixed-band against the U.S. dollar. As a result, devaluation of the bolivar occurred. Venezuela has experienced and continues to experience political and economic uncertainty following the attempted military coup staged against that country’s President Hugo Chavez during the first weeks of April 2002 and the labor strikes that commenced in December 2002 and ended two months later. In response to this political and economic turmoil affecting Venezuela, that country’s government imposed foreign exchange and price controls during February 2003, making it difficult for our customers in that country to obtain the U.S. dollars needed to make payments due to us in U.S. dollars on a timely basis. These foreign exchange controls also limit our ability to convert local currency into U.S. dollars and transfer funds out of Venezuela and to obtain U.S. dollars required to purchase needed telecommunications equipment and repair parts. The continuation or worsening of this crisis in Venezuela could have a material adverse effect on IMPSAT Venezuela’s results of operations and financial condition.

      Direct Costs. Our direct costs for the first quarter of 2003 totaled $26.3 million, a decrease of $6.9 million (or 20.9%) compared to the same period in 2002. As compared to the first quarter of 2002, this reduction was caused principally by (i) the period over period devaluation in first quarter of 2003 of local currencies in Argentina, Brazil, Colombia and Venezuela, which had the effect of decreasing our direct costs in those countries in U.S. dollar terms and (ii) our incurring lower total costs of equipment sold during the first quarter of 2003. Of our total direct costs for the first quarter of 2003, $9.5 million related to the operations of IMPSAT Argentina, compared to $12.1 million for the first quarter of 2002. Direct costs for IMPSAT

Brazil totaled $3.6 million for the first quarter of 2003, compared to $6.9 million for the same period in 2002. Direct costs of our subsidiaries are described prior to the elimination of intercompany transactions.

(1) Contracted Services. Contracted services costs include costs of maintenance and installation (and de-installation) services provided by outside contractors. During the first quarter of 2003, our contracted services costs totaled $4.4 million, a decrease of $1.8 million (or 28.7%) compared to the first quarter of 2002. Of this amount, maintenance costs for our telecommunications network infrastructure, including the Broadband Network, totaled $3.5 million for the first quarter of 2003 compared to $5.0 million during the first quarter of 2002. Installation costs totaled $0.9 million for the first quarter of 2003 compared to $1.3 million during the first quarter of 2002. Our installation costs decreased because we had fewer new customers in the first quarter of 2003 compared to the same period in 2002. Of our total contracted services costs for the first quarter of 2003, $2.0 million related to the operations of IMPSAT Argentina, compared to $1.8 million at IMPSAT Argentina for the first quarter of 2002.

(2) Other Direct Costs. Other direct costs principally include licenses and other fees; sales commissions paid to third-party sales representatives; and our provision for doubtful accounts.

Sales commissions paid to third-party sales representatives for the first quarter of 2003 totaled $1.2 million compared to $1.4 million for the same period in 2002. The majority of these commissions, ($0.7 million in each of the first quarters of 2003 and 2002) related to customers of IMPSAT Argentina.

We recorded a provision for doubtful accounts of $0.5 million for the first quarter of 2003, compared to $3.0 million for the corresponding period during the previous year. At March 31, 2003, approximately 31.6% of our gross trade accounts receivable were past due more than six months compared to 29.4% at March 31, 2002. The average days in quarterly gross trade accounts receivable increased from 94 days at March 31, 2002 to 187 days at March 31, 2003. The average days in quarterly net trade accounts receivable decreased from 70 days at March 31, 2002 to 51 days at March 31, 2003.

(3) Leased Capacity. Our leased capacity costs for the first quarter of 2003 totaled $17.6 million, a decrease of $2.8 million (or 13.7%) compared to the first quarter of 2002. This decrease occurred notwithstanding an overall increase in costs for interconnection and telephony termination costs and frequency rights (which are components of our leased capacity costs), as described below.

Our leased satellite capacity costs for the first quarter of 2003 totaled $7.2 million, a decrease of $1.6 million (or 18.4%) compared to the first quarter of 2002. In Argentina, our leased satellite capacity costs totaled $2.1 million for the first quarter of 2003, as compared to $2.4 million for the corresponding period in 2002. Our leased satellite capacity costs for IMPSAT Brazil totaled $0.8 million for 2003, as compared to $1.1 million for the corresponding period in 2002. Our satellite capacity costs decreased in Argentina and Brazil, in part because of our transitioning customers from satellite-based solutions onto the Broadband Network. We had approximately 779 MHz of leased satellite capacity at March 31, 2003 and 910 MHz at March 31, 2002.

Our costs for dedicated leased capacity on third-party fiber optic networks totaled $6.7 million for the first quarter of 2003, a decrease of $1.4 million (or 16.9%) compared to the first quarter of 2002. These costs were incurred principally in Argentina, Colombia and the United States. Although we have transferred substantial amounts of our telecommunications traffic to the Broadband Network as we migrated our customers to our Broadband Network, we will continue to require leased capacity to provide telecommunications services to clients with facilities outside of the footprint of our Broadband Network in order to provide end-to-end telecommunications services. The decrease in these costs was also due, in part, to the effect on such costs of the period over period relative devaluation of local currencies in Argentina and Brazil.

In connection with services that we offer since the effectiveness of our license in Argentina to provide domestic and international long distance services, we incur costs for interconnection and telephony termination, which we refer to as I&T, and frequency rights. Our I&T and frequency rights costs totaled $3.6 million during the first quarter of 2003 (which includes $2.7 million of I&T costs). This compares to $3.4 million for the first quarter of 2002 (which includes $2.8 million of I&T costs).

Our I&T and frequency rights costs in Argentina totaled $1.6 million during the first quarter of 2003 (which includes $1.6 million of I&T costs). This compares to $1.7 million of I&T and frequency rights costs for the first quarter of 2002 (which includes $1.6 million of I&T costs).

(4) Costs of Equipment Sold. In the first quarter of 2003, we incurred costs of equipment sold of $0.1 million compared to $0.1 million for the first quarter of 2002.

      Salaries and Wages. Salaries and wages for the first quarter of 2003 totaled $10.7 million, a decrease of $2.3 million (or 17.8%) compared to the first quarter of 2002. As a result of the adverse economic conditions experienced in Argentina, Brazil and elsewhere in Latin America, our aggregate number of employees fell from 1,352 at March 31, 2002 to 1,271 at March 31, 2003. Management expects to continue to monitor the size of its total workforce and to make appropriate adjustments if required by financial and competitive circumstances. The decrease in these costs was also due, in part, to the effect on such costs of the period over period relative devaluation of local currencies in Argentina, Brazil, Colombia and Venezuela.

      IMPSAT Argentina incurred salaries and wages for the first quarter of 2003 totaling $2.6 million, a decrease of $0.3 million (or 10.3%) compared to the same period in 2002. This decrease was due to the period over period relative devaluation of the peso, which decreased the dollar value of our salaries and wages expenses incurred in Argentina during the first quarter of 2003 as compared to during the first quarter of 2002. IMPSAT Argentina had 462 employees as of March 31, 2003 as compared to 449 employees as of March 31, 2002.

      IMPSAT Brazil incurred salaries and wages for the first quarter of 2003 of $2.0 million, a decrease of $1.2 million (or 38.8%) compared to the first quarter of 2002. IMPSAT Brazil decreased its number of employees to 218 persons at March 31, 2003, compared to 309 persons at March 31, 2002. In addition to our reduced employee headcount in that country, the decrease in salaries and wages at IMPSAT Brazil during the first quarter of 2003 is in part related to the period over period relative devaluation of the real against the U.S. dollar, which resulted in a decrease in U.S. dollar terms of our salaries and wages expense in Brazil.

      Selling, General and Administrative Expenses. Our SG&A expenses consist principally of:

•	publicity and promotion costs

•	professional fees and other remuneration

•	travel and entertainment

•	rent

•	plant services, insurance, telephone and energy expenses

      We incurred SG&A expenses of $5.5 million for the first quarter of 2003, a decrease of $1.8 million (or 25.1%) compared to the same period in 2002. This decline in our SG&A expenses for the first quarter of 2002 is due principally to a decrease in our publicity and promotion costs, the effect of the period over period relative devaluation of local currencies in Argentina, Brazil, Colombia and Venezuela against the U.S. dollar (which decreased the dollar value of our SG&A expenses incurred in those countries), and overall cost control measures undertaken by management.

      SG&A expenses at IMPSAT Argentina for the first quarter of 2003 totaled $1.8 million, a decrease of $0.2 million (or 10.0%) compared to the corresponding period in 2002. SG&A expenses at IMPSAT Brazil for the three months ended March 31, 2003 totaled $1.3 million, compared to $1.8 million for the same period in 2002.

      Depreciation and Amortization. Our depreciation and amortization expenses for the first quarter of 2003 totaled $19.2 million, a decrease of $4.7 million (or 19.6%) compared to our depreciation and amortization for the corresponding period in 2002.

      Interest Expense, Net. Our net interest expense for the first quarter of 2003 totaled $1.7 million, consisting of interest expense (including financing costs and taxes) of $1.9 million and interest income of $0.2 million. Our net interest expense for the first quarter of 2002 totaled $33.4 million, consisting of interest expense (including financing costs and taxes) of $33.8 million and interest income of $0.4 million. Our quarter over quarter interest expense decreased principally because of reductions in outstanding indebtedness and contractual interest following the filing of the Plan, the restructuring of our indebtedness (particularly our former 12 1/8% Senior Guaranteed Notes due 2003, 13 3/4% Senior Notes due 2005, and 12 3/8% Senior Notes due 2008, which we refer to as the Old Senior Notes) pursuant to the Plan.

      Our total indebtedness as of March 31, 2003 was $267.5 million, as compared to $988.2 million as of March 31, 2002 (excluding any unaccrued payment-in-kind interest included in the face amount of any such indebtedness). As of March 31, 2003, total outstanding indebtedness at IMPSAT Argentina totaled $67.5 million ($63.7 million after eliminating intercompany items), compared to $167.9 million ($163.8 million after eliminating intercompany items) as of March 31, 2002.

      Net Gain (Loss) on Foreign Exchange. We recorded a net gain on foreign exchange for the first quarter of 2003 of $10.0 million, compared to a net loss of $7.4 million for the first quarter of 2002. Our gain on foreign exchange was primarily due to the appreciation of the Argentine peso and the Brazilian real during the first quarter of 2003. This net gain on foreign exchange reflects the effect of the appreciation of the peso and the real against the U.S. dollar in the first quarter of 2003 on the book value of our monetary assets and liabilities in Argentina and Brazil.

      IMPSAT Argentina recorded a net gain on foreign exchange for the first quarter of 2003 totaling $0.6 million, compared to a net loss of $7.1 million for the same period in 2002, and IMPSAT Brazil recorded a net gain on foreign exchange for the first quarter of 2003 totaling $9.6 million, compared to a net loss of $0.1 million for the corresponding period in 2002.

      Provision for Foreign Income Taxes. For the first quarter of 2003, we recorded a provision for foreign income taxes of $0.4 million, compared to a provision of $0.4 million for the same period in 2002.

      Reorganization Items. We recorded reorganization items for the three months ended March 31, 2003 of $724.8 million. These items included an extraordinary gain on extinguishment of indebtedness pursuant to the Plan of $728.2 million, reduced by $3.4 million in reorganization expenses, principally professional fees, incurred during the quarter in connection with the negotiation and formation of the Plan and our Chapter 11 filing. (See “Liquidity and Capital Resources” for management’s estimate of further reorganization expenses to be paid by us during the second quarter of 2003.)

      Net Income (Loss). For the first quarter of 2003, we recorded net income of $729.8 million, compared to a net loss of $58.5 million the first quarter of 2002. Our net income for the period was principally due to the effect of the extraordinary gain on extinguishment of indebtedness pursuant to the Plan, as discussed above under “— Reorganization Items.” For the first quarter of 2003, our operating loss totaled $5.7 million, compared to an operating loss of $15.2 million for the first quarter of 2002.

2002 Compared to 2001

      Revenues. Our total net revenues for 2001 and 2002 equaled $326.5 million and $230.2 million. Net revenues were composed of net revenues from services, sales of equipment and Broadband Network development revenues. The decrease in our net revenues was principally due to the continuing adverse economic conditions experienced throughout Latin America, including the significant devaluations of the Argentine peso and the Brazilian real, during 2002.

      Our net revenues from services for 2002 totaled $229.0 million, a decrease of $75.3 million (or 24.7%) compared to 2001.

      The following tables shows our revenues from services by business lines (after elimination of intercompany transactions) for the periods indicated:

	December 31,

	2000	2001	% Change(1)	2002	% Change(1)

	(Dollar amounts in thousands)
Data and value added services:
Satellite	$159,265	$137,053	(13.9)%	$88,547	(35.4)%
Broadband	51,260	85,579	67.0	77,733	(9.2)
Other value added services(2)	3,743	17,184	359.1	14,191	(17.4)

Total	214,268	239,816	11.9	180,471	(24.7)
Internet	35,996	45,403	26.1	27,243	(40.0)
Telephony	235	11,762	4,905.1	14,327	21.8
Services to carriers	885	7,360	731.6	6,985	(5.1)

Total net revenues from services	$251,384	$304,341	21.1	$229,026	(24.8)

(1)	Increase (decrease) compared to previous year.

(2)	Includes our data center services, systems integration and other information technology solutions services.

      The decrease in our net revenues from services during 2002 as compared to 2001 primarily resulted from lower revenues from data and value added services and Internet services (offset in part by an increase in our revenues from telephony services during 2002). Changes in our revenues during 2002 as compared to 2001 included the following:

•	Our revenues from satellite services during 2002 declined in comparison to 2001 due to (i) the effect of devaluations of the Argentine peso and the Brazilian real, (ii) lower satellite-based services volume (as we transferred telecommunications services to our Broadband Network), (iii) downward pressure on our prices because of competition and adverse economic conditions, and (iv) a number of customer cancellations or non-renewals.

•	Our revenues from broadband services decreased during 2002 as compared to 2001 due to the negative effect on these revenues (in U.S. dollar terms) primarily attributable to the devaluation of the Argentine peso and the Brazilian real.

•	The decline in our revenues from Internet services during 2002 over the prior year was attributable to (i) pricing pressure (because of competition and adverse economic conditions), (ii) the effect of devaluations of the Argentine peso and the Brazilian real, and (iii) our sale during 2002 of our retail Internet service provider business in Ecuador.

•	Our telephony services revenues increased during 2002 as compared to 2001. Our telephony services in Argentina, which we introduced as a new service in 2001, are utilized by third-party resellers. The overall increase in our telephony services revenues for 2002 over 2001 was generated in connection with our increased delivery during that period of switched voice services to corporate customers in Argentina and international call terminations to end-user customers in Peru and the United States.

      We had 2,649 customers at December 31, 2002, compared to 2,877 customers at December 31, 2001.

      The following tables shows the evolution of our customer base for the periods indicated:

	Number of Customers

	December 31,	December 31,
	2001	2002	% Change(1)

IMPSAT Argentina	1,100	953	(13.4)
IMPSAT Colombia	699	678	(3.0)
IMPSAT Brazil	387	366	(5.4)
IMPSAT Venezuela	245	215	(12.2)
IMPSAT Ecuador	236	216	(8.5)
IMPSAT Mexico	47	24	(48.9)
IMPSAT Chile	57	60	5.3
IMPSAT Peru	33	70	112.1
IMPSAT USA	73	67	(8.2)

Total	2,877	2,649	(7.9)

(1)	Increase (decrease) as of December 31, 2002 compared to as of December 31, 2001.

(2)	Increase (decrease) as of end of first quarter of 2003 compared to end of first quarter of 2002.

During 2002, we lost a net total of 228 customers, a decrease of 7.9% compared to the prior year. Due to adverse economic conditions in Argentina, we lost a net total of 147 customers in that country during 2002. In addition to poor economic conditions in Argentina and Brazil, negative or sluggish economic growth persisted throughout most of the Latin American region during 2002. During 2002, we did not experience any significant customer losses to our competitors.

      In addition to net revenues from services, our total net revenues for 2002 included revenues from sales of equipment. Revenues from equipment sales for 2002 totaled $1.2 million, a $13.8 million (or 92.2%) decrease over 2001. We did not record any Broadband Network development revenues during 2002. Our Broadband Network development revenues for 2001 totaled $7.2 million.

      The following table shows by operating subsidiary our revenues from services and total revenues (in each case, including intercompany transactions) for the periods indicated:

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
IMPSAT Argentina
Services	$116,004	$122,284	$56,009
Sale of equipment	12,221	7,962	538
Broadband network development	32,272	—	—

Total	160,497	130,246	56,547

IMPSAT Colombia
Services	54,819	62,087	58,300
Sale of equipment	—	493	14

Total	54,819	62,580	58,314

IMPSAT Brazil
Services	27,947	42,816	35,804
Sale of equipment	308	2,627	9
Broadband network development	9,336	2,552	—

Total	37,591	47,995	35,813

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
IMPSAT Venezuela
Services	28,038	31,411	31,285
Sale of equipment	89	1,235	349

Total	28,127	32,646	31,364

IMPSAT Ecuador
Services	14,263	15,756	16,633
Sale of equipment	379	79	87

Total	14,642	15,835	16,720

IMPSAT Chile
Services	278	7,431	9,494
Sale of equipment	—	1,415	—
Broadband network development	16,068	4,645	—

Total	16,346	13,491	9,494

IMPSAT Peru
Services	568	6,020	11,015
Sale of equipment	904	1,021	152

Total	1,472	7,041	11,167

IMPSAT USA
Services	27,653	37,051	33,315
Sale of equipment	47	118	14

Total	27,700	37,169	33,329

International Satellite Capacity Holding, Ltd.(1)
Services	8,992	14,941	16,616

Total	8,992	14,941	16,616

Other
Services	3,525	4,394	3,599
Sale of equipment	27	2	5

Total	3,552	4,396	3,604

(1)	This subsidiary’s principal function is to lease private telecommunications capacity from telecommunications carriers and then sublease this capacity at market rates to our operating subsidiaries.

      The growth in our net revenues from services has been adversely impacted during the past three years by the continued adverse economic conditions in our most important markets in Argentina, Brazil and Colombia, as well as in Venezuela.

      Argentina, which has been mired in economic recession for the past four years, is our largest market in terms of number of customers and, until the devaluation of the peso in 2002, in revenues. In the first weeks of January 2002, Argentina defaulted on its external debt payments and devalued its currency, exacerbating declining commercial confidence and activity and further inflating exorbitant costs of financing for Argentine companies. Argentina continues to experience adverse economic conditions and a lack of access to international capital markets and has faced during 2002 internal disruption and social unrest.

      During 2002, IMPSAT Argentina’s financial condition and results of operations were severely and negatively affected by currency fluctuations, inflation, interest rates, taxation and other political, social and economic developments in and affecting Argentina. The ongoing economic downturn in Argentina has adversely affected many of our customers in that country and caused a number of them to terminate their contracts with us, fail to renew their contracts, or reduce the amount of services contracted.

      Our total net revenues at IMPSAT Argentina for 2002 totaled $56.6 million, a decrease of $73.7 million (or 56.6%) compared to 2001. This decrease was primarily caused by the devaluation of the Argentine peso following the implementation of the “pesification” decree and general recessionary conditions in that country.

      Our results in Brazil also were adversely affected during 2002 as compared to 2001 by the devaluation of the Brazilian real against the U.S. dollar. At December 31, 2001, the real traded at a rate of R$2.41 = $1.00, and at December 31, 2002 it had depreciated 46.5% to R$3.53 = $1.00. These and prior devaluations have had a negative effect on our real-denominated revenues. The devaluation of the real and the decline in growth in the Brazilian economy have been caused in part by the continued recession in the region, a general aversion to emerging markets by foreign direct and financial investors and the overall decline in worldwide economic production. In addition, there remains some concern among the international investor community that Mr. da Silva, who was elected president of Brazil on October 27, 2002, will cause Brazil to alter its policies in a manner that would adversely affect its economy. These conditions have had, and can be expected to continue to have, an adverse effect on IMPSAT Brazil’s and our company’s overall financial condition and results of operations.

      IMPSAT Brazil’s revenues from services for 2002 totaled $35.8 million, a decrease of $7.0 million (or 16.4%) compared to the same periods in 2001. This decrease in revenues related primarily to the effect of the devaluation of the real. In local currency terms, IMPSAT Brazil’s revenues for 2002 decreased by 3.8% as compared to 2001.

      IMPSAT Colombia recorded revenues from services of $58.3 million during 2002, compared to $62.1 million for 2001. Our net revenues from services in Colombia have been negatively impacted by sustained adverse economic conditions in that country and increased competition. Colombia’s economy continues to suffer as a result of devaluations of the Colombian peso and an enduring civil war.

      Revenues from services at IMPSAT Venezuela equaled $31.3 million for 2002, compared to $31.4 million for 2001. On February 12, 2002, Venezuela’s government floated its currency, ending a five-year-old regime that permitted the bolivar to trade only within a fixed-band against the U.S. dollar. As a result, devaluation of the bolivar occurred. Venezuela has experienced and continues to experience political and economic uncertainty following the attempted military coup staged against that country’s President Hugo Chavez during the first weeks of April 2002 and the labor strikes that commenced in December 2002 and ended two months later. In response to this political and economic turmoil affecting Venezuela, that country’s government imposed foreign exchange and price controls during February 2003, making it difficult for our customers in that country to obtain the U.S. dollars needed to make payments due to us in U.S. dollars on a timely basis. These foreign exchange controls could also limit our ability to convert local currency into U.S. dollars and transfer funds out of Venezuela. The continuation or worsening of this crisis in Venezuela could have a material adverse effect on IMPSAT Venezuela’s results of operations and financial condition.

      Direct Costs. Our direct costs for 2002 totaled $120.4 million, a decrease of $56.5 million (or 31.9%), compared to 2001. As compared to 2001, this reduction during 2002 was caused principally by (i) the devaluation of local currencies in Argentina, Brazil, Colombia and Venezuela during 2002, which had the effect of decreasing our direct costs in those countries in U.S. dollar terms, and (ii) our incurring significantly lower total costs of equipment sold and no Broadband Network development costs during 2002. Of our total direct costs for 2002, $42.8 million related to the operations of IMPSAT Argentina, compared to $86.7 million at IMPSAT Argentina for 2001. Direct costs for IMPSAT Brazil totaled $21.9 million for 2002, compared to

$32.3 million for 2001. Direct costs of our subsidiaries are described prior to the elimination of intercompany transactions.

(1) Contracted Services. During 2002, our contracted services costs totaled $19.2 million, a decrease of $21.4 million (or 52.7%) compared to 2001. Of this amount, maintenance costs for our telecommunications network infrastructure, including the Broadband Network, totaled $14.4 million for 2002 compared to $27.4 million during 2001. The decrease in our maintenance costs and installation costs is partially attributable to the effect of the devaluation of the peso on such costs in Argentina and the favorable renegotiation of certain of our agreements for maintenance services with third-party contractors in that country. Also, our installation costs decreased because we had fewer new customers during 2002 compared to during 2001. Of our total contracted services costs for 2002, $5.9 million related to the operations of IMPSAT Argentina, compared to $17.5 million at IMPSAT Argentina for 2001.

(2) Other Direct Costs. Other direct costs principally include licenses and other fees; sales commissions paid to third-party sales representatives; and our provision for doubtful accounts.

Sales commissions paid to third-party sales representatives for 2002 totaled $5.2 million compared to $8.2 million in 2001. The year over year decline in these commissions is primarily attributable to the effect of the devaluation of the peso on such costs in Argentina, which resulted in lower amounts of such commissions in U.S. dollar terms.

We recorded a provision for doubtful accounts of $13.1 million for 2002, compared to a provision of 16.8 million for the previous year. At December 31, 2002, approximately 37.0% of our gross trade accounts receivable were past due more than six months compared to 32.0% at the end of 2001. At the same date in 2002, our allowance for doubtful accounts covered approximately 116.0% of our gross trade accounts receivable past due more than six months. The average days in quarterly gross trade accounts receivable decreased from 89 days at December 31, 2001 to 83 days at December 31, 2002. The recession in Argentina has adversely affected the quality of our accounts receivable from our customers in that country. IMPSAT Argentina’s allowance for doubtful accounts at year-end 2002 covered approximately 102.0% of its gross trade accounts receivable past due more than six months. In addition, as a consequence of the economic and political turmoil in Venezuela, we increased our allowance for doubtful accounts in that country by $1.2 million for 2002.

(3) Leased Capacity. Our leased capacity costs for 2002 totaled $74.7 million, which represented a decrease of $12.4 million (or 14.2%) compared to 2001. This decrease occurred notwithstanding an increase in costs for interconnection and telephony termination costs (which are components of our leased capacity costs), as described below. The decrease in our leased capacity costs was attributable to our favorable renegotiation of the terms of certain of the underlying capacity leases and, to a lesser extent, the effects of currency devaluations in our countries of operation during 2002. As a percentage of our total revenues, our leased capacity costs increased, principally because a significant portion of these costs were incurred in U.S. dollars, while our revenues in Argentina and Brazil were principally denominated and generated in local currency.

Our leased capacity costs for satellite capacity for 2002 totaled $32.1 million, a decrease of $7.0 million (or 17.8%) compared to 2001. In Argentina, our leased satellite capacity costs totaled $8.1 million for 2002, as compared to $10.5 million for 2001. Our leased satellite capacity costs for IMPSAT Brazil totaled $4.1 million for 2002, as compared to $5.9 million for 2001. Our satellite capacity costs decreased in Argentina and Brazil, in part because of (i) our favorable renegotiation of certain of our agreements satellite capacity providers, (ii) our transitioning customers from satellite-based solutions onto the Broadband Network, and (iii) the effect on such costs of the devaluations of the peso and the real. We had approximately 873 MHz of leased satellite capacity at December 31, 2002 and 967 MHz at December 31, 2001.

Our costs for dedicated leased capacity on third-party fiber optic networks totaled $25.7 million for 2002, a decrease of $9.9 million (or 27.8%) compared to 2001. These costs were incurred principally in Argentina, Brazil, Colombia and the United States. Prior to the implementation of our Broadband

Network, we had incurred these higher costs of leased fiber optic capacity in Argentina and Brazil due to the continued demand by our customers in those countries for greater bandwidth and, in the United States, due to the expansion of our Internet service offerings where we provide a link between Latin America and the U.S. Internet backbone. Although we have transferred substantial amounts of our telecommunications traffic to the Broadband Network as we migrated our customers to our Broadband Network, we will continue to require leased capacity to provide telecommunications services to clients with facilities outside of the footprint of our Broadband Network in order to provide end-to-end telecommunications services. The decrease in these costs was also due, in part, to the effect on such costs of the currency devaluations experienced during 2002 in certain of our countries of operation.

In connection with certain new services that we are offering as a result of the implementation of our Broadband Network and the effectiveness of our license in Argentina to provide domestic and international long distance services, we also incur costs for I&T and frequency rights. Our I&T and frequency rights costs totaled $14.9 million during 2002 (which includes $11.7 million of I&T costs). This compares to $12.4 million of I&T and frequency rights costs for 2001 (which includes $8.0 million of I&T costs). Our I&T costs, which are principally denominated in local currencies, have increased in connection with the growth of our telephony revenues, notwithstanding the effects of currency devaluations in our countries of operation during 2002.

Our I&T and frequency rights costs in Argentina totaled $7.7 million during 2002 (which includes $7.0 million of I&T costs). This compares to $6.7 million of I&T and frequency rights costs for 2001 (which includes $4.3 million of I&T costs).

(4) Costs of Equipment Sold and Broadband Network Development. In 2002, we incurred costs of equipment sold of $0.6 million, compared to costs of equipment sold of $10.5 million for 2001. During 2002, we incurred no Broadband Network development costs, compared to $3.3 million of such costs in 2001.

      Salaries and Wages. Salaries and wages for 2002 totaled $47.9 million, a decrease of $34.2 million (or 41.7%) compared to 2001. As a result of the adverse economic conditions experienced in Argentina, Brazil and elsewhere in Latin America and as part of cost-control measures implemented by management commencing at the end of the first quarter of 2001, our aggregate number of employees fell from 1,711 at December 31, 2000 to 1,271 at December 31, 2002. Management expects to continue to monitor the size of its total workforce and to make appropriate adjustments as required by financial and competitive circumstances. The decrease in these costs was also due, in part, to the effect on such costs of the currency devaluations experienced during 2002 in certain of our countries of operation.

      IMPSAT Argentina incurred salaries and wages for 2002 totaling $9.2 million, a decrease of $26.0 million (or 73.9%) over 2001. This decrease was due to the devaluation of the peso, which decreased the dollar value of our salaries and wages expenses incurred in Argentina during 2002. IMPSAT Argentina had 453 employees as of March 31, 2003 as compared to 446 employees as of December 31, 2001.

      IMPSAT Brazil incurred salaries and wages for 2002 of $11.2 million, a decrease of $4.8 million (or 30.1%) compared to 2001. IMPSAT Brazil decreased its number of employees to 225 persons at December 31, 2002, compared to 316 persons at December 31, 2001. In addition to our reduced employee headcount in that country, the decrease in salaries and wages at IMPSAT Brazil during 2002 was related to the devaluation of the real against the U.S. dollar, which resulted in a decrease in U.S. dollar terms of our salaries and wages expense in Brazil.

Selling, General and Administrative Expenses

      We incurred SG&A expenses of $28.2 million for 2002, representing a decrease of $24.8 million (or 46.7%) compared to 2001. Our SG&A expenses for 2002 declined due principally to a decrease in our publicity and promotion costs, the effects of currency devaluations in our countries of operation during 2002 (which decreased the dollar value of our SG&A expenses in those countries), and overall cost control measures undertaken by management. SG&A expenses at IMPSAT Argentina for 2002 totaled $7.6 million, a decrease of $11.2 million (or 59.8%) compared to 2001.

      Asset Impairment Charge. During 2001, in connection with our ongoing review of our business plan, cash flow and liquidity position, and the economic environment in Latin America, we determined that our long-lived assets primarily related to our telecommunication infrastructure were likely impaired. We calculated the present value of expected cash flows of our operating subsidiaries to determine the fair value of our telecommunication infrastructure. Accordingly, our company recorded a non-cash impairment charge of $381.9 million for 2001. This total charge included approximately $245.6 million for IMPSAT Argentina, $24.7 million for IMPSAT Brazil and $28.9 million for all other countries. In addition, the total charge also included approximately $82.7 million for a write-down of the value of goodwill generated by the acquisition of certain minority interests in the operating subsidiaries. Our company recorded this impairment charge based on internal estimates of fair value and other indicators, and not independent valuations of its telecommunication infrastructure. We did not record any similar charges in 2002.

      Gain on Early Extinguishment of Debt. We recorded a gain of $16.4 million during 2002, which was attributable to the repurchase at a discount of indebtedness, plus accrued interest, owed to an unrelated third party by IMPSAT Argentina through our subsidiary International Satellite Communication Holding Ltd. (a wholly-owned Liechtenstein non-operating subsidiary of our company, whose principal function is to lease telecommunications capacity from carriers and then sublease this capacity at market rates to our operating subsidiaries).

      Depreciation and Amortization. Our depreciation and amortization expenses for 2002 totaled $82.8 million, a decrease of $40.9 million (or 33.1%) compared to depreciation and amortization for 2001. Depreciation and amortization expenses for IMPSAT Argentina for 2002, totaled $24.9 million. This represents a decrease of $30.5 million (or 55.0%) compared to IMPSAT Argentina’s depreciation and amortization expenses for 2001. The decrease in depreciation and amortization primarily was the result of the asset impairment charge of $381.9 million recorded in 2001, which reduced the dollar value of our depreciable fixed asset base.

      Interest Expense, Net. Our net interest expense for 2002 totaled $73.9 million, consisting of interest expense (including financing costs and taxes) of $97.9 million, a gain for a waiver of interest of $22.1 million and interest income of $1.9 million. The waived interest was due and payable to one of IMPSAT Brazil’s vendors. Our net interest expense for 2002 decreased $58.9 million (or 44.4%) compared to net interest expense for 2001.

      Pursuant to the provisions of the Bankruptcy Code, as of June 11, 2002, the date of our Chapter 11 filing, contractual interest on our unsecured, pre-petition obligations, which were entirely constituted by our former 12 1/8% Senior Guaranteed Notes due 2003, 13 3/4% Senior Notes due 2005, and 12 3/8% Senior Notes due 2008, which we referred to as Old Senior Notes, ceased to accrue at and after such date. Such post-petition contractual interest, which is excluded in our reported interest expense for 2002, totaled $52.2 million.

      Prior to our emergence from bankruptcy, we were also in default on certain amounts of accrued and unpaid interest under our original vendor financing agreements and certain other subsidiary indebtedness. Such defaulted interest components, which aggregated $49.7 million for 2002, are included in our net interest expense for 2002 as discussed in the preceding paragraph.

      In accordance with GAAP, the filing of our Chapter 11 petition on June 11, 2002 resulted in the classification as of such date of our primary obligations under the Old Senior Notes and certain other accounts payables (which, including accrued interest, totaled $727.5 million) as “liabilities subject to compromise” on our consolidated balance sheet. Also in accordance with GAAP, our contingent liabilities as guarantor under the original vendor financing agreements and certain other indebtedness of our subsidiaries, which aggregated $281.7 million as of December 31, 2002, have been classified as current portion of long-term indebtedness.

      Net Loss on Foreign Exchange. We recorded net losses on foreign exchange for 2002 of $91.9 million, compared to net losses of $41.2 million for 2001. As discussed in greater detail below, the increase in our losses on foreign exchange was primarily due to the devaluation of the Argentine peso and the Brazilian real against the U.S. dollar during 2002.

      IMPSAT Brazil recorded net losses on foreign exchange for 2002 totaling $79.5 million, compared to net losses of $25.1 million for 2001. This net loss on foreign exchange reflects the effect of the devaluation of the real against the U.S. dollar in 2002 on the book value of the dollar-denominated debt of IMPSAT Brazil under the Original Vendor Financing Agreements. At December 31, 2002, the real traded at a rate of R$3.53 = $1.00. At December 31, 2001, the real traded at a rate of R$2.41 = $1.00.

      Decreases in U.S. dollar terms of IMPSAT Argentina’s peso-denominated assets during 2002 caused by the devaluation were partially offset by the effects of decreases in U.S. dollar terms of peso-denominated liabilities during the same period. IMPSAT Argentina recorded net losses on foreign exchange for 2002 totaling $13.9 million. In comparison, IMPSAT Argentina recorded net losses on foreign exchange of $17.9 million during 2001.

      IMPSAT Colombia recorded net income on foreign exchange for 2002 totaling $3.8 million. This compares to net income on foreign exchange of $1.2 million for 2001.

      Recognition of Other-Than-Temporary Decline in Value. We recorded non-cash charges of $0.8 million and $20.7 million during 2002 and 2001 relating to the decline in value of our shares of common stock of Claxson Interactive Group Inc., an integrated media company with operations in Latin America. This loss relating to our write down of our investment in Claxson was recorded because we had determined that, in accordance with the requirements under Statement of Financial Accounting Standards No. 115, our Claxson shares had experienced an other than temporary decline in value.

      Reorganization Items. We recorded reorganization items for 2002 of $23.3 million. The majority of these costs represent professional service fees that were incurred in connection with the negotiation and formation of our Plan and Chapter 11 filing. These amounts also included the remaining deferred financing costs on our Old Senior Notes and other subsidiary indebtedness that were expensed during 2002.

      Legal Settlement. During 2002, we recorded a legal settlement gain of $26.2 million. During November 2002, we entered into a settlement agreement with 360networks pursuant to which we agreed to dismiss our arbitration and litigation proceedings against 360networks and, in return, we became entitled to certain funds totaling $22.6 million that 360networks had advanced to us in connection with the contracts between us and 360networks. These funds had been recorded by us as deferred revenues during the pendency of the litigation and arbitration proceedings. In addition, under the settlement agreement, we received from 360networks assets with a fair vale of approximately $1.6 million.

      Other Losses, Net. We recorded other losses, net, for 2002 of $5.9 million, as compared to other losses, net, of $2.1 million for 2001.

      Benefit From (Provision for) Foreign Income Taxes. For 2002, we recorded a provision for foreign income taxes of $2.3 million, compared to a provision for foreign income taxes of $27.4 million for 2001. The smaller provision for foreign income taxes in 2002 compared to 2001 was principally caused by a one-time valuation allowance made in the second quarter of 2001 totaling approximately $25.5 million, which was required to be recorded because we could not conclude that utilization of tax benefits resulting from operating losses and other temporary differences was “more likely than not” to be realized under GAAP.

      Net Loss. For 2002, we incurred a net loss of $204.5 million, a decrease of $510.7 million (or 71.4%) compared to 2001.

2001 Compared to 2000

      Revenues. Our total net revenues for 2000 and 2001 equaled $322.1 million and $326.5 million. Net revenues were composed of net revenues from services, sales of equipment and Broadband Network development revenues.

      Our net revenues from services for 2001 totaled $304.3 million, an increase of $53 million (or 21.1%) from 2000. Growth in our net revenues from services resulted primarily from data and other value added services, Internet and telephony services and from services to carriers.

•	Revenues from our broadband services increased compared to 2000 in concert with the migration during 2001 of new and existing customer traffic to the Broadband Network, the construction of which was completed in the last quarter of 2000. Data service center services also contributed to our revenues in this category. Our revenues from satellite services during 2001 declined in comparison to 2000 due to: (i) lower satellite-based services volume (as we transferred telecommunications services to our Broadband Network), (ii) downward pressure on our prices (because of competition and adverse economic conditions), and (iii) a number of customer cancellations or non-renewals.

•	The increase in Internet services resulted in part from the expansion during 2001 of our Internet access services in Argentina to AOL Argentina S.R.L., an affiliate of America Online, Inc., which services commenced upon AOL Argentina’s launch in August 2000. The total increase in our Internet revenues was partially offset by lower revenues caused by renegotiated or terminated contracts with Internet service providers in Argentina and Brazil.

•	Our telephony services revenues grew during 2001 following the introduction of switched voice service in Argentina during the fourth quarter of 2000. In particular, during the second half of 2001, switched voice services to corporate customers in Argentina and international call terminations provided to end-users in Peru and the United States were principal sources of this revenue growth.

•	Our revenues from services to carriers increased in 2001 compared to 2000 as a result of our completion of the Broadband Network in the fourth quarter of 2000, which enabled us to more fully implement this service line.

      Overall, growth in our revenues from services for 2001 as compared to the prior year reflected a net increase in the number of customers and scope of services we provided, offset in part by decreasing prices. We had 2,877 customers at December 31, 2001, compared to 2,656 customers at December 31, 2000.

      During 2001, we gained a net total of 221 customers, an increase of 8.3% compared to the prior year. Due to adverse economic conditions in Argentina, we lost a net total of 46 customers in that country during 2001.

      In addition to net revenues from services, our total net revenues for 2001 included revenues from sales of equipment and Broadband Network development revenues. Revenues from equipment sales for 2001 totaled $15.0 million, a $1.9 million (or 14.3%) increase over 2000. Broadband Network development revenues for 2001 totaled $7.2 million compared to $57.7 million of such revenues for 2000.

      Our Broadband Network development revenues for 2000 related to our construction, on behalf of affiliates of Global Crossing Ltd., of certain terrestrial segments connecting that company’s fiber optic cable system between South America with North America. Our Broadband Network development revenues for 2001 related to our construction of additional backhaul segments for Global Crossing’s fiber optic cable system and for a similar fiber optic cable system that was being developed by 360networks, Inc. These revenues were predominantly recorded during the first quarter of 2001 upon our delivery of the constructed segments to Global Crossing and 360networks.

      Our total net revenues at IMPSAT Argentina for 2001 totaled $130.2 million, a decrease of $30.3 million (or 18.8%) compared to 2000. This decrease in revenues related principally to our recognition in the third quarter of 2000 of $32.3 million in Broadband Network development revenues upon delivery of telecommunications infrastructure to Global Crossing. Excluding Broadband Network development revenues and other equipment sales revenues, IMPSAT Argentina’s net revenues from services for 2001 totaled $122.3 million, an increase of $6.3 million (or 5.4%) compared to 2000.

      Brazil, where we commenced operations in 1998, experienced a significant devaluation of its currency against the U.S. dollar during 2001. As of December 31, 2001, the real had devalued against the U.S. dollar by 18.7% compared to the exchange rate as of December 31, 2000. Despite the devaluation of the Brazilian real against the U.S. dollar, IMPSAT Brazil’s revenues for 2001 totaled $48.0 million, an increase of $10.4 million over 2000. Revenues from services for 2001 were $42.8 million, a 53.4% increase from 2000. In local currency terms, IMPSAT Brazil’s 2001 revenues from services increased by 95.3% as compared to 2000. At December 31, 2000, the real traded at a rate of R$1.95 = $1.00. The real depreciated during 2001, reaching a low of R$2.78 = $1.00 during the fourth quarter of that year, and closing at R$2.32 = $1.00 at December 31, 2001.

      In Colombia, after a period of declining revenues throughout 2000 due to the general deterioration in the Colombian economy, we recorded an increase in revenues during 2001 of 14.2% over 2000.

      Revenues at IMPSAT Venezuela equaled $32.6 million for 2001, an increase of $4.5 million (or 16.1%) over 2000. IMPSAT Ecuador’s revenues grew during 2001 to a total of $15.8 million, an increase of $1.2 million (or 8.2%) over 2000. In 2001, our operations in the United States also showed improved results. IMPSAT USA’s revenues totaled $37.2 million in 2001, an increase of $9.5 million (or 34.2%) as compared to 2000. This was primarily the result of increased network services and Internet backbone access services to multinational corporations with operations in Latin America.

      Direct Costs. Our direct costs for 2001 totaled $176.9 million, an increase of $4.8 million (or 2.8%), compared to 2000.

      Of our total direct costs for 2001, $86.7 million related to the operations of IMPSAT Argentina, compared to $86.2 million at IMPSAT Argentina for 2000. Direct costs for IMPSAT Brazil totaled $32.3 million for 2001, compared to $30.7 million for 2000. Direct costs of our subsidiaries are described prior to the elimination of intercompany transactions.

(1) Contracted Services. During 2001, our contracted services costs totaled $40.6 million, an increase of $11.1 million (or 37.4%) compared to 2000. Of this amount, maintenance costs for our telecommunications network infrastructure, including the Broadband Network, totaled $27.4 million for 2001 compared to $17.0 million during 2000. Our maintenance costs increased because we had more infrastructure, including the Broadband Network. Installation costs totaled $13.2 million for 2001 compared to $12.6 million during 2000.

(2) Other Direct Costs. Other direct costs principally include licenses and other fees; sales commissions paid to third-party sales representatives; and our provision for doubtful accounts.

Sales commissions paid to third-party sales representatives for 2001 totaled $8.2 million compared to $8.1 million in 2000. The majority of these commissions related to customers of IMPSAT Argentina.

We recorded a provision for doubtful accounts of $16.8 million for 2001, compared to a provision of $4.8 million for the previous year. At December 31, 2002, approximately 32.0% of our gross trade accounts receivable were past due more than six months compared to 26.4% at the end of 2000. At December 31, 2001, our allowance for doubtful accounts covered approximately 90.4% of our gross trade accounts receivable past due more than six months. The average days in quarterly gross trade accounts receivable increased from 71 days at December 31, 2000 to 89 days at December 31, 2002. IMPSAT Argentina’s allowance for doubtful accounts at year-end 2001 covered approximately 86.4% of its gross trade accounts receivable past due more than six months.

(3) Leased Capacity. Our leased capacity costs for 2001 totaled $87.1 million, which represented an increase of $12.9 million (or 17.4%) compared to 2000. This increase was primarily due to an increase in costs for interconnection and telephony termination costs and frequency rights, as further discussed below.

Our leased capacity costs for satellite capacity for 2001 totaled $39.1 million, a decrease of $0.2 million (or 0.5%) compared to 2000. Leased satellite capacity costs declined in Argentina during 2001 as compared to 2000, in part due to our transitioning customers from satellite-based solutions onto the Broadband Network. Our satellite capacity costs increased principally in Venezuela and the United States, where we increased our satellite capacity to satisfy customer needs. We had approximately 967 MHz of leased satellite capacity at December 31, 2001 and 1,203 MHz at December 31, 2000.

Our costs for dedicated leased capacity on third-party fiber optic networks totaled $35.6 million for 2001, an increase of $3.3 million (or 10.3%) compared to 2000. These costs were incurred principally in Argentina, Brazil and the United States. Prior to the implementation of our Broadband Network, we had incurred these higher costs of leased fiber optic capacity in Argentina and Brazil due to the continued demand by our customers in those countries for greater bandwidth and, in the United States, due to the expansion of our Internet service offerings where we provide a link between Latin America and the U.S. Internet backbone.

In connection with certain services that we offered during 2001 as a result of the implementation of our Broadband Network and the effectiveness of our license in Argentina to provide domestic and international long distance services, we incurred costs for I&T termination costs and frequency rights. These costs totaled $12.4 million during 2001 (which includes $8.0 million for I&T termination costs and $4.4 million for frequency rights) as compared to $2.7 million for 2000 (entirely composed of costs for frequency rights). Our I&T termination costs in Argentina totaled $6.7 million during 2001 (which includes $4.3 million for interconnection and telephony termination costs and $2.4 million for frequency rights) as compared to $1.2 million for 2000 (entirely composed of costs for frequency rights). Our I&T termination costs increased during 2001 primarily as a result of the completion of our Broadband Network in Argentina and the effectiveness of our license in Argentina to offer telephony services. These events enabled us to provide the switched-voice domestic and international long distance telephony services that generated these costs in Argentina during 2001.

(4) Costs of Equipment Sold and Broadband Network Development. In 2001, we incurred costs of equipment sold of $10.5 million compared to costs of equipment sold of $12.3 million for 2000. During 2001, we incurred Broadband Network development costs of $3.3 million, compared to $34.7 million in 2000.

      Salaries and Wages. Salaries and wages for 2001 totaled $82.1 million, an increase of $13.2 million (or 19.1%) compared to 2000.

      As a result of the adverse economic conditions experienced in Argentina, Brazil and elsewhere in Latin America and as part of cost-control measures implemented by management following the end of the first quarter of 2001, our aggregate number of employees fell from 1,711 at December 31, 2000 to 1,370 at December 31, 2001. In connection with this reduction, our salaries and wages for 2001 included one-time severance payments totaling approximately $4.4 million, of which severance payments totaled $2.5 million at IMPSAT Argentina and $0.4 million at IMPSAT Brazil.

      IMPSAT Argentina incurred salaries and wages for 2001 totaling $35.2 million, an increase of $5.5 million (or 18.5%) over 2000. IMPSAT Argentina had 446 employees as of December 31, 2001 as compared to 587 employees as of December 31, 2000.

      IMPSAT Brazil incurred salaries and wages for 2001 of $16.0 million, an increase of $3.0 million (or 23.1%) compared to 2000. IMPSAT Brazil decreased its number of employees to 316 persons at December 31, 2001, compared to 438 persons at December 31, 2000.

      Selling, General and Administrative Expenses. We incurred SG&A expenses of $53.0 million for 2001. These SG&A expenses represented a decrease of $5.5 million (or 9.4%) compared to 2000. Our SG&A expenses for 2001 declined due, in part, to a decrease in our publicity and promotion costs and to the positive effects of the devaluation of the real against the U.S. dollar, which decreased the dollar value of our SG&A expenses incurred in Brazil. SG&A expenses at IMPSAT Argentina for 2001 totaled $18.8 million, a decrease of $7.7 million (or 29.1%) compared to 2000.

      Asset Impairment Charge. As discussed above under “— 2002 Compared to 2001 — Asset Impairment Charge,” during 2001 we recorded an asset impairment charge based on internal estimates of fair value and other indicators, and not independent valuations of our telecommunication infrastructure.

      Depreciation and Amortization. Our depreciation and amortization expenses for 2001 totaled $123.7 million, an increase of $39.2 million (or 46.4%) compared to our depreciation and amortization for 2000. The increase in our depreciation and amortization expense reflected the continued growth in our asset base. Depreciation and amortization for IMPSAT Argentina for 2001 totaled $55.4 million. This represented an increase of $17.2 million (or 45.1%) compared to IMPSAT Argentina’s depreciation and amortization for 2000.

      Interest Expense, Net. Our net interest expense for 2001 totaled $132.8 million, consisting of interest expense (including financing costs and taxes) of $143.5 million and interest income of $10.7 million. Our net interest expense for 2001 increased $47.3 million (or 55.4%) over net interest expense for 2000. At December 31, 2001, we had cash, cash equivalents and other short-term trading investments of $64.9 million compared to $308.6 million at December 31, 2000. Our interest income has declined as we utilized our cash and trading investments in connection with capital expenditures and general corporate purposes.

      Our total indebtedness as of December 31, 2001 was $990.6 million as compared to $968.2 million as of December 31, 2000. As of December 31, 2001, total outstanding indebtedness at IMPSAT Argentina totaled $168.0 million ($165.6 million after eliminating intercompany items), compared to $159.4 million ($151.9 million after eliminating intercompany items) as of December 31, 2000. For 2001, the average interest rate on our indebtedness was 12.0%, compared to an average interest rate of 12.5% for 2000.

      Net Loss on Foreign Exchange. We recorded net losses on foreign exchange for 2001 of $41.2 million, compared to net losses of $10.6 million for 2000. As discussed in greater detail below, the increase in our losses on foreign exchange was primarily due to the devaluation of the Argentine peso and the Brazilian real against the U.S. dollar. IMPSAT Argentina recorded net losses on foreign exchange for 2001 totaling $17.9 million, compared to a net gain of $0.2 million for 2000. The explanation for this increase in IMPSAT Argentina’s net losses from foreign exchange is as follows. In response to the devaluation of the peso following the Argentine government’s adoption of the floating exchange rate system in January 2002, and the depreciation of our accounts receivable (in U.S. dollar terms) as a result of the “pesification” decree, we remeasured IMPSAT Argentina’s financial position and results of operations for 2001 using the first subsequent free-floating rate for the settlement of transactions (which was 1.65 pesos = $1.00). This resulted in a remeasurement loss of approximately $16.5 million, which was included in IMPSAT Argentina’s (and our company’s consolidated) net loss on foreign exchange for 2001. IMPSAT Brazil recorded net losses on foreign exchange for 2001 totaling $25.1 million, compared to a net losses of $10.6 million for 2000. The net losses on foreign exchange reflect the effect of the devaluation of the real against the U.S. dollar on the book value of our monetary assets and liabilities in Brazil, including the primarily dollar-denominated debt of IMPSAT Brazil under the Nortel Networks Limited (which we refer to as Nortel) vendor financing agreement. At December 31, 2000, the real traded at a rate of R$1.95 = $1.00. At December 31, 2001, the real traded at a rate of R$2.32 = $1.00.

      Recognition of Other-Than-Temporary Decline in Value. As discussed above under “— 2002 Compared to 2001 — Recognition of Other-Than-Temporary Decline in Value,” we recorded a loss of $20.6 million during 2001 relating to the decline in value of our Claxson Shares. Our Claxson Shares, which had a market value of $0.9 million at December 31, 2001, were initially acquired in the fourth quarter of 1999 for a cost of $21.5 million.

      Benefit From (Provision for) Foreign Income Taxes. For 2001, we recorded a provision for foreign income taxes of $27.4 million, compared to a benefit for foreign income taxes of $4.5 million for 2000. The provision for foreign income taxes in 2001 was principally caused by a valuation allowance made in the second quarter of 2001 totaling approximately $25.5 million. This valuation allowance was required to be recorded because it was not clear that utilization of tax benefits resulting from operating losses and other temporary differences are “more likely than not” to be realized, as stipulated by Statement of Financial Accounting Standards 109.

      Net Loss Attributable to Common Stockholders. For 2001, we incurred a net loss attributable to common stockholders of $715.3 million, an increase of $561.1 million (or 364.0%) compared to 2000. The increase in our net loss attributable to common stockholders was principally due to our recording in the third and fourth quarters of 2001 of the non-cash impairment charges discussed above.

Liquidity and Capital Resources

      At March 31, 2003, we had total cash, cash equivalents and trading investments of $61.9 million as compared to $55.6 million as of December 31, 2002 and $61.0 million at March 31, 2002. During the second quarter of 2003, we expect to pay approximately $6.5 million in cash, including amounts expended to date, in satisfaction of the allowed general unsecured convenience class claims as well as certain fees and expenses relating to our Chapter 11 proceedings and reorganization.

      At March 31, 2003, our total indebtedness was $267.5 million (as compared to $1.04 billion as of December 31, 2002 and $988.2 million at March 31, 2002), of which $23.7 million represented current portion of long-term debt and $243.8 million represented long-term debt. As a result of the financial restructuring of our Old Senior Notes and the Original Vendor Financing Agreements that accompanied our emergence from Chapter 11 protection, our capital requirements for the remainder of 2003 are projected to be less than our available capital resources. Our capital expenditures budget contemplates that we will need approximately $21.0 million (including amounts spent to date) through the end of 2003 for capital expenditures.

      As set forth in our consolidated statement of cash flows, our operating activities provided $16.9 million in net cash flow for the first quarter of 2003, compared to $2.1 million provided by operating activities during the corresponding period in 2002. The increase in cash flow from operating activities in 2002 was primarily due to the effect of the emergence from bankruptcy and the decrease in our operating losses.

      For the first quarter of 2003, we used $11.5 million in net cash flow from investing activities, compared to $3.7 million of net cash flow used by investing activities during the corresponding period in 2002. The decreased net cash flow from investing activities was principally due to a decrease in our trading investments of $3.3 million during 2003, compared to a decrease in our trading investments of $0.3 million during 2002, and an increase in our purchases of property, plant and equipment. During the first quarter of 2003, we used $2.5 million in net cash flows from financing activities. This compares to $2.4 million in net cash flows used in financing activities during the corresponding period in 2002.

      At March 31, 2003, we had leased satellite capacity with annual rental commitments of approximately $21.1 million through the year 2007. In addition, at March 31, 2003, we had commitments to purchase telecommunications equipment amounting to approximately $2.4 million. Furthermore, we have leased from third parties a series of terrestrial links for the provision of data, Internet and telephony services to our clients in the different countries in which we operate. We have committed to long term contracts for the purchase of terrestrial links from third parties in Argentina, Colombia, and the United States for approximately $2.5 million per year through 2007. The remainder of the leases are typically under one-year contracts, the early cancellation of which is subject to a fee.

      The following table sets forth due dates of our contractual obligations, taking into account the effect of the Plan:

Type of Obligations	2003	2004	2005	2006	2007	Thereafter	Total

	(In thousands)
Long-term debt	$25,117	$4,379	$38,359	$41,840	$32,830	$142,370	$284,895
Capital lease obligations	255	176	26	—	—	—	457
Operating leases	—	—	—	—	—	—	—
Purchase obligations(1)	25,980	29,328	23,773	20,098	14,742	18,999	132,920

Total contractual cash obligations	$51,352	$33,883	$62,158	$61,938	$47,572	$161,369	$418,272

(1)	This includes commitments to purchase communications and data center equipment and long-term contracts for the purchase of satellite capacity and terrestrial links.

Quantitative and Qualitative Disclosures about Market Risk

      The sections below highlight our exposure to interest rate and foreign exchange rate risks. The analyses presented below are illustrative and should not be viewed as predictive of our future financial performance.

Additionally, we cannot assure you that our actual results in any particular year will not differ from the amounts indicated below. However, we believe that these results are reasonable based on our financial instrument portfolio at March 31, 2003 and assuming that the hypothetical interest rate and foreign exchange rate changes used in the analyses occurred during 2003. We do not hold or issue any market risk sensitive instruments for trading purposes.

      Interest Rate Risk. Our cash, cash equivalents and trading investments consist of highly liquid investments with a maturity of less than 360 days. As a result of the short-term nature of these instruments, we do not believe that a hypothetical 10% change in interest rates would have a material impact on our future earnings and cash flows related to these instruments. A hypothetical 10% change in interest rates would also have an immaterial impact on the fair values of these instruments.

      We are exposed to interest rate risk on our floating rate indebtedness, which affects our cost of financing. At March 31, 2003, our floating rate indebtedness totaled approximately $26.8 million. Our actual interest rate is not quantifiable or predictable because of the variability of future interest rates and business requirements. We do not believe such risk is material and we do not customarily use derivative instruments to adjust interest rate risk. As of March 31, 2003, a hypothetical 100 basis point increase in the London Interbank Offered Rate (LIBOR) would adversely affect our annual interest cost related to our floating rate indebtedness by approximately $0.3 million annually.

	Expected Maturity Date

Year Ended December 31,	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value

Senior Notes (fixed rate)(1)	$—	$—	$32,005	$32,005	$32,005	$139,443	$235,458	$209,202

Avg. interest rate			8.45%	8.45%	8.45%	8.45%	8.45%

Term Notes (fixed rate)	$10,683	$3,692	$7,438	$12,278	$926	$—	$35,017	$35,017

Avg. interest rate	9.45%	9.45%	9.45%	9.45%	9.45%		9.45%

Vendor Financing (variable rate)	$12,959	$—	$2,058	$2,058	$2,058	$4,115	$23,247	$23,247

Avg. interest rate	7.64%		7.64%	7.64%	7.64%	7.64%	7.64%

(1)	Includes paid-in-kind interest of approximately $26.3 million.

      Foreign Currency Risk. A substantial portion of our costs, including lease payments for certain satellite transponder and fiber optic capacity, purchases of capital equipment, and payments of interest and principal on our indebtedness, is payable in U.S. dollars. To date, we have not entered into hedging or swap contracts to address currency risks because our contracts with our customers generally have provided for payment in U.S. dollars or for payment in local currency linked to the exchange rate between the local currency and the U.S. dollar at the time of invoicing. These contractual provisions are structured to reduce our risk if currency exchange rates fluctuate. However, given that the exchange rate is generally set at the date of invoicing and that in some cases we experience substantial delays in collecting receivables, we are exposed to some exchange rate risk.

      During January 2002, Argentina abandoned the fixed dollar-to-peso exchange rate and devalued the Argentine peso and, on February 3, 2002, pursuant to the “pesification” decree, the Argentine government announced the mandatory conversion of all foreign currency denominated contractual obligations governed by Argentine law into Argentine pesos at a rate of one Argentine peso to one U.S. dollar. The floating exchange rate at May 15, 2003 was pesos 2.98 = $1.00. These and any further devaluations of the peso have and will adversely affect IMPSAT Argentina’s results of operations and, in turn, our company’s consolidated results of operations and financial condition. Management is currently unable to predict the most likely average or end-of-period peso/dollar exchange rates for 2003 or provide estimates of the impacts that the changes in Argentine laws, the potential impacts of the currency devaluation and other recent events in Argentina could have on our company’s consolidated results of operation and financial condition. There could occur during 2003 increases to our consolidated results that would result from transaction gains or losses on our dollar-denominated monetary assets and liabilities. Also, operating income reductions could result from the potential impacts on our consolidated revenues from services of the conversion to pesos of contract obligations that were previously tied to the dollar. Potential balance sheet exposures include the reduction to our consolidated stockholders’ equity due to the effects of lower net income on retained earnings. Our management is continuing to assess the impacts that the events in Argentina could have on our consolidated results of operations and financial condition.

      Pursuant to laws in Brazil, our contracts with customers in Brazil cannot be denominated in dollars or linked to the exchange rate between the Brazilian real and the U.S. dollar. In Brazil, we are permitted to amend the pricing of our services for our long-term telecommunication services contracts with our customers annually based on changes in the consumer price index in Brazil for the prior year. In Argentina, obligations that were mandatorily converted to pesos under the “pesification” decree are to be adjusted pursuant to the CER, an index rate based on variations in the Argentine consumer price index. These aspects of the laws in Brazil and Argentina do not eliminate completely the currency exchange risk facing our operations in those countries. Changes in the consumer price indices in Brazil and Argentina may lag or be lower than changes in the exchange rate between the Brazil and Argentine local currency and the U.S. dollar and therefore may not fully allow us to address the impact of a devaluation of those currencies against the U.S. dollar. Also, contracts entered into after the “pesification” decree’s enactment that are initially denominated in pesos are not entitled to be adjusted according to the CER or any other consumer price index. Accordingly, our operations in Brazil and Argentina have exposed us, and will increase our exposure, to exchange rate risks. At May 15, 2003, the real traded at a rate of R$2.96 = $1.00.

      As discussed above, in response to political and economic turmoil currently affecting Venezuela, that country’s government imposed foreign exchange and price controls during February 2003, making it difficult for our customers in Venezuela to obtain the U.S. dollars needed to make payments due to us in U.S. dollars on a timely basis. These foreign exchange controls also limit our ability to convert local currency into U.S. dollars and transfer funds out of Venezuela. At December 31, 2001, the bolivar traded at a rate of Bs.769.00 = $1.00, at December 31, 2002, it traded at a rate of Bs.1,392.00 = $1.00, and at March 31, 2003, it traded at the rate of Bs.1,600 = $1.00. On February 6, 2003, the Venezuelan government set a single fixed exchange rate for the bolivar against the U.S. dollar of approximately Bs.1,600 = $1.00 as part of the new currency controls.

      Total net revenue from our Argentine operations for the three months ended March 31, 2003 and 2002 represented approximately 26.2% and 25.4% of our total net revenues for such periods. Revenue from our Brazilian operations for the three months ended March 31, 2003 and 2002 represented approximately 13.0% and 17.2% of our total net revenues for such periods. Our total net revenues in Venezuela accounted for 16.0% and 12.6% of our total revenues for the three months ended March 31, 2003 and 2002.

BUSINESS

      We are a leading provider of private telecommunications network and Internet services in Latin America. We offer integrated data, voice, and Internet solutions, with an emphasis on broadband transmission, for national and multinational companies, financial institutions, governmental agencies and other business customers. We have operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States and also provide our services in other countries in Latin America. We provide telecommunications and Internet services through our networks, which consist of owned fiber optic and wireless links, teleports, earth stations and leased fiber optic and satellite links. We own and operate 15 metropolitan area networks in some of the largest cities in Latin America, including Buenos Aires, Bogotá, Caracas and São Paulo.

      In the fourth quarter of 2000, we completed the construction of an extensive pan-Latin American broadband fiber optic network (which we call our Broadband Network) connecting major cities across Argentina and Brazil, and the commencement of commercial operation of the full Broadband Network in those locations. At March 31, 2003, the Broadband Network comprised twelve metropolitan area fiber optic networks and wireless links, extending over 1,000 route kilometers in the largest cities in Argentina, Brazil, Colombia and Peru, and long-haul fiber optic backbones in Brazil, Argentina, Chile and Colombia extending over 8,880 route kilometers. Our Broadband Network uses advanced transmission technologies, including dense wave division multiplexing, or DWDM, asynchronous transfer mode, or ATM, and Internet protocol, or IP.

Chapter 11 Filing and Emergence

      Filing. On June 11, 2002, IMPSAT Fiber Networks, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the bankruptcy court. On September 4, 2002, we filed our Plan with the bankruptcy court. During our bankruptcy proceedings, we operated our business and managed our assets in the ordinary course as a debtor-in-possession.

      Confirmation. By order dated December 16, 2002, the bankruptcy court confirmed the Plan. In accordance with the terms of the Plan, we formally emerged from bankruptcy on the Effective Date, March 25, 2003. As a result of our Chapter 11 reorganization we have reduced our principal and accrued interest by more than over $700 million which in turn has made us a financially stronger company.

      Transactions Under the Plan. Under the Plan, we issued shares of our common stock to holders of our 13 3/4% Senior Notes due 2005 and 12 3/8% Senior Notes due 2008, which we refer to as the 2005/2008 Holders, in full satisfaction of their claims, including the outstanding principal and all accrued and unpaid interest. The 2005/2008 Holders received their ratable portion of 9.8 million shares of our common stock, as may be decreased to allow for the allocation of a ratable number of our shares of common stock to the holders of contingent guarantee claims, which we refer to as Post-Effective Date Contingencies, and certain other claims of unsecured creditors of our parent holding company. Under the Plan, the dollar value of the Post-Effective Date Contingencies and other unsecured claims is to be determined after the Effective Date based on factors at the level of our operating subsidiaries. Accordingly, the Plan required us to establish on the Effective Date a reserve, which we refer to as the Common Stock Reserve Pool, consisting of an estimated sufficient portion of such 9.8 million shares of common stock to enable us to make any distributions after the Effective Date on account of Post-Effective Date Contingencies and other unsecured claims. To this end, based on the estimated maximum value of the Post-Effective Date Contingencies and other unsecured claims, we and the creditors committee under the Plan determined that the Common Stock Reserve Pool shall be composed of 686,000 shares of common stock. Accordingly, the 2005/2008 holders have initially received on the Effective Date 9.1 million shares of common stock, net of the Common Stock Reserve Pool. Pursuant to the Plan, any settlements or distributions from the Common Stock Reserve Pool with the holders of the Post-Effective Date Contingencies and other unsecured claims shall be made in accordance with the disputed claims resolution process contained therein. Following the resolution of these claims, we will distribute any shares of common stock remaining in the Common Stock Reserve Pool ratably among the 2005/2008 Holders in accordance with the terms of the Plan. Holders of our pre-Chapter 11 common stock and holders of any other equity interest received no distribution under the Plan. All old common stock and all other equity interests were cancelled on the Effective Date.

      In addition, on or after the Effective Date, we consummated several transactions pursuant to the Plan. We:

•	filed with the Delaware Secretary of State a restated certificate of incorporation;

•	amended and restated our bylaws

•	cancelled all old common stock, and all other existing securities and agreements to issue or purchase any equity interests;

•	issued our Senior Notes; and

•	issued 200,000 shares of our common stock to certain officers of our company in accordance with our 2003 Stock Incentive Plan; and

•	issued options for 1,646,332 shares of our common stock to senior officers.

      Authorized Capital. Under our restated certificate of incorporation, our authorized capital stock as of the Effective Date consists of (i) 50,000,000 shares of common stock, with a par value of $0.01 per share and (ii) 5,000,000 shares of preferred stock, with a par value of $0.01 per share. No preferred stock has been issued. Preferred stock may be issued in one or more series as determined from time to time by a majority (or, for so long as Nortel has the right to elect our Category Three Director, as defined below, by a two-thirds majority) of our board of directors, without further approval of our stockholders. Upon issuance of any series of preferred stock, our board of directors will fix the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such preferred stock, to the extent permitted by law. We may not create, designate, authorize or cause to be issued any class or series of nonvoting stock to the extent prohibited by Section 1123 of the United States Bankruptcy Code.

      Reconstitution of Board of Directors. In connection with the reorganization, our board of directors was reconstituted and is composed of seven directors. See “Management” for more information about our directors. The initial term of our directors will expire on the date of our 2004 annual meeting. Thereafter, in accordance with the Plan and our restated certificate of incorporation, our directors will consist of the following four categories:

(1) our Chief Executive Officer, as our “Category One Director‘

(2) two individuals, our “Category Two Directors,” elected by the initial holders of Series A Notes issued under the Plan, which we refer to as the Initial Series A Noteholders, for so long as the sum of (x) the aggregate number of shares of our common stock issuable upon conversion of Series A Notes issued to and held by the Initial Series A Noteholders or any of their respective affiliates, and (y) the aggregate number of shares of our common stock issued to and held by the Initial Series A Noteholders or such affiliates upon conversion of the Series A Notes continues to represent in the aggregate 7.5% or more of our common stock on a “fully diluted basis” (that is, assuming the conversion of all the Senior Notes and all the warrants issued under the Plan, but excluding for purposes of this calculation shares of our common stock issued or issuable pursuant to our 2003 Stock Incentive Plan or subsequent stock plan adopted by our board of directors, or any modification, renewal or extension thereof);

(3) one individual, our “Category Three Director,” elected by Nortel as an initial holder of Series B Notes and warrants to purchase common stock issued to Nortel under the Plan, for so long as the sum of (x) the aggregate number of shares of our common stock issuable upon conversion of Series B Notes and warrants issued to and held by Nortel or any of its affiliates, and (y) the aggregate number of shares of our common stock issued to and held by Nortel or its affiliate upon conversion of those Series B Notes and warrants, continues to represent in the aggregate 4.5% or more of our common stock on a fully diluted basis; and

(4) three individuals, our “Category Four Directors,” elected by the initial 2005/2008 Holders who received our common stock under the Plan, which we refer to as the Initial 2005/2008 Common Stock, for so long as the holders of the Initial 2005/2008 Common Stock or any of their respective affiliates continue to beneficially own Initial 2005/2008 Common Stock equal, in the aggregate, to 15% or more of our common stock on a fully diluted basis; provided that, for so long as the Initial Series A Noteholders have the right to elect the Category Two Directors, no more than two of the Category Four Directors may be persons who are affiliates of Morgan Stanley & Co. Incorporated.

      These rights of certain holders of securities to elect directors to these categories will terminate upon the occurrence of the events described in the preceding paragraphs (for example, in the case of the Category Four Directors, when the holders of the Initial 2005/2008 Common Stock or any of their respective affiliates cease to beneficially own Initial 2005/2008 Common Stock equal to 15% or more of our common stock on a fully diluted basis). Under our restated certificate of incorporation, upon our determination that one of these events has occurred, each director occupying the affected category before the event will cease to be a director and the resulting vacancy will be filled:

•	by the affirmative vote of a majority of the remaining directors, and the new director will hold office until the next annual stockholders meeting, or

•	if the number of members remaining on the whole board of directors after that vacancy is less than four, by individuals nominated and elected by the holders of our common stock in accordance with our restated certificate of incorporation and our bylaws, at a special meeting called for that purpose.

      The number of directors cannot be increased without the unanimous votes of all directors then in office and may not be less than seven or more than fourteen.

      Nominations to our board of directors will be made as provided in our restated certificate of incorporation, which was filed as Exhibit No. 2.1 to our Amendment No. 1 to Registration Statement on Form 8-A filed with the SEC on March 26, 2003. Subject to the rights of certain parties, a director may be removed with or without cause in accordance with the procedures set forth in our restated certificate of incorporation. For more information, please See “Description of Securities to be Registered — Description of our Common Stock — Board of Directors”

      There is no provision in our restated certificate of incorporation for cumulative voting with respect to the election of our directors.

Our Services

      Our comprehensive telecommunications solutions consist of any combination of our service offerings, including the enhanced and additional services that we are able to offer using our Broadband Network in Argentina and Brazil. We currently classify these service offerings into four categories: data and value added services, Internet services, services to carriers, and telephony services.

      Data Transmission and Value Added Services. We offer our customers a broad range of end-to-end network service combinations for their point-to-point and point-to-multipoint telecommunications needs, ranging from simple connections to customized private network solutions. We offer our network services over our proprietary and leased networks, which are composed of metropolitan area fiber optic rings and wireless networks, fiber optic and satellite links. We also offer value-added services, including secure web and applications hosting services through our advanced data center facilities.

•	Connection Services. Our customers can purchase clear channels, frame relay services, ATM services and Internet protocol digital connection services to support their specific transmission requirements. Clear channels are typically purchased by customers that constantly transmit large amounts of voice, data and video traffic. Frame relay and ATM services are typically purchased by customers requiring reliable and rapid transmission of variable amounts of voice, data and video traffic. We typically offer our clear channel connection services from 64 thousands bits per second, or Kbps, to 2 million bits per second, or Mbps, and we intend to expand this offering to 155 Mbps of capacity. Our frame relay services are typically offered from 64 Kbps to 2 Mbps, and we intend to offer our ATM services from 2 Mbps to 155 Mbps. In addition, we offer digital connections using Internet protocol with interfaces of 10 Mbps to 100 Mbps as one of our options for local data network solutions.

•	Private Network Services. For customers that require significant bandwidth and reliable data transmission between a number of sites, we offer customized private networks that combine fiber optic, fixed wireless and satellite technology. We also provide them with a variety of other services including network management services, trouble shooting reports, quality control and value-added services. Our consultative sales process ensures that each private network is designed to meet the evolving specific business and systems requirements of each customer. We also offer services such as video conferencing and remote learning as part of our private network services.

•	Other Value-Added Services. We offer information technology solutions and data center services designed to facilitate our customer’s e-business and e-commerce needs and optimize our customers’ business processes.

•	Data Center Services. We have established 13 data center facilities that offer hosting services by integrating our broadband services with advanced value-added solutions in the region. We offer our clients a complete set of data center services ranging from housing, shared and dedicated hosting to more complex managed hosting solutions, including disaster recovery and applications management and outsourcing services. We also offer co-location services to carriers, including the rental of secure space, equipment provisioning and operation and maintenance services.

•	Information Technology Solutions. As part of our end-to-end solutions, we also offer a variety of information technology services, including the design, installation and integration of intranets, extranets and virtual private data networks, through which our customers can conduct business in a secure environment as well as integrate these new systems with their legacy telecommunications systems. In addition, we offer an outsourcing solution for customers that do not have the technical personnel or choose not to operate, manage and maintain their telecommunications systems and networks.

      Internet Services. We have offered Internet access services to corporate and internet service provider, or ISP, customers since 1996. Our Broadband Network in Argentina and Brazil links our Latin American Internet backbone, as part of the Broadband Network, to the U.S. Internet through our U.S.-based point of presence using our fiber optic links in addition to our leased satellite links. With the objective of positioning ourselves as the Latin America Internet Backbone, we have deployed a series of data centers within the region.

•	Corporate Internet Services. As part of providing our customers with a total telecommunications solution, we currently offer our corporate customers Internet access services including line provisioning, equipment provisioning and installation, primary and secondary domain registration and maintenance and technical support.

•	Wholesale Internet Services. We provide a complete Internet service for ISPs, including managed line provisioning for domestic and international backbone connections between points of presence, access to our co-location sites and server services (e-mail and hosting services), managed modem and roaming services, as well as the use of our network operation and help desk services.

      Services to Carriers. We offer dark fiber capacity, “lit” fiber services and duct capacity to ISPs and telecommunications carriers. Our network provides customers with reliable broadband connections between and among our metropolitan area networks at high speeds. Customers that choose to purchase “lit” capacity are able to purchase an initial amount of capacity (typically 45 Mbps) and increase that capacity on demand.

      Telephony Services. We provide switched-voice domestic and international long distance telephony services to corporate customers and resellers in Argentina, international long distance service in the United States, where we have our international hub, and international long distance service in Peru. We plan to further expand these offerings to other countries in the region, of which Brazil is expected to provide the most significant market opportunities. In November 2002, we received a license to provide switched voice services to or from Brazil. As components of our telephony services, we currently offer local, national and international long-distance services, Private Branch Exchange (PBX), toll free services and local numbering to our corporate customers as well as wholesale voice services to other carriers and resellers.

      The following table shows our company’s net revenues breakdown by service for the years ended December 31, 2000, 2001 and 2002, and for the three-month-periods ended March 31, 2002 and 2003:

	December 31,					Three Months Ended March 31,

	2000	% Change(1)	2001	% Change(1)	2002	2002	% Change(1)	2003

	(Dollar amounts in thousands)
Data and value added services(2)	$214,268	11.9%	$239,816	(24.7)%	$180,471	$48,365	(7.6)%	44,712
Internet	35,996	26.1	45,403	(40.0)	27,243	7,854	(27.0)	5,733
Telephony	235	4905.1	11,762	21.8	14,327	4,344	(5.5)	4,106
Service to Carriers	885	731.6	7,360	(5.1)	6,985	1,566	(7.3)	1,451

Total net revenues from services	$251,384	21.1%	$304,341	(24.7)%	$229,026	$62,129	(9.9)%	$56,002

(1)	Increase (decrease) compared to previous year or period.

(2)	“Value added services” includes revenues from our data center services, systems integration and other information technology solutions services.

The Broadband Network

      Our Broadband Network, enables us to provide high capacity, high speed telecommunications services across Latin America. Our Broadband Network consists of:

•	fiber optic local rings and wireless access points within major cities in Latin America, including Buenos Aires, São Paulo and Rio de Janeiro

•	long-haul, high capacity fiber optic backbones linking major cities in Latin America

•	capacity on undersea cable systems to provide connections between and among major Latin American countries, as well as global telecommunications connections and Internet access

•	data center facilities in major cities in Latin America

      We believe that our Broadband Network enables us to:

•	cost-effectively offer more bandwidth-intensive services, including intranet and extranet services

•	reduce our costs for leased satellite capacity and leased telecommunications links as a percentage of our net revenues

•	create a high capacity, pan-Latin American Internet backbone

•	offer Latin American companies more efficient access to the U.S. Internet backbone

•	continue to provide consistent, high quality service by keeping our customer traffic on our network

      Our Broadband Network is a fully integrated terrestrial fiber optic network connecting Santiago, Chile; Buenos Aires, Argentina; and São Paulo and Rio de Janeiro, Brazil with points in between.

Customers

      Overview. We have grown rapidly since the commencement of our operations in 1990. Our customer base has increased from 125 corporate customers in two countries at December 31, 1992 to 2,596 corporate customers in nine countries at March 31, 2003. Larger entities, which often have significant needs for reliable, cost-effective data transmissions and other telecommunications services, were the first to use our customized telecommunications services. As a result, a significant portion of our revenues has been derived from our largest customers. A significant number of our customers, including our largest customers, are in Argentina and Colombia, which, having commenced in 1990 and 1992, respectively, are the locations of our longest-standing operations. Our customer base in Brazil has grown from 48 at the end of 1998 to 366 at the end of 2002. As our business further matures and as we extend the operation of the Broadband Network, we expect that the average size of our customers will decline.

      Our customers consist of financial institutions, major governmental agencies, and leading national and multinational corporations and private sector companies, including Repsol YPF, Petroleo Brasileiro S.A. — Petrobras, Siemens and Reuters. Our ten largest customers accounted for approximately 20.8% of our revenues in 2002 and approximately 22.9% in 2001.

      Our ten largest customers as of December 31, 2002 were:

•	subsidiaries of Global Crossing Ltd., a Bermuda-headquartered corporation that constructs, and offers carrier’s carrier services over, worldwide terrestrial and submarine fiber optic networks

•	Instituto Nacional de Hipodromos (INH), a Venezuelan horse racing track

•	Confederaçaõ Nacional da Industria, Brazil’s national association of private industrial companies

•	Corporacion Nacional de Ahorro y Vivienda, or Conavi, one of Colombia’s largest financial institutions

•	Citicorp Global Technology, Inc.

•	OpenTech S.A., a communications equipment and software distributor based in Venezuela.

•	Empresa de Telecomunicaciones de Bogotá S.A., E.S.P., one of Colombia’s largest telecommunications companies

•	HSBC Bank Brasil S.A., the third-largest privately-owned bank in Brazil

•	Perez Companc S.A., an Argentine energy conglomerate

•	Gobierno de la Provincia de Buenos Aires, the local government of the province of Buenos Aires

      The following table shows our customer concentration by country as of the dates indicated. Totals presented do not include customers from our fax, store and forward service.

	As of December 31,						As of March 31,

Country	2000		2001		2002		2002		2003

Argentina	1,146	43.1%	1,100	38.2%	953	36.0%	1,097	38.4%	886	34.1%
Colombia	672	25.3	699	24.3	678	25.6	691	24.2	699	26.9
Brazil	238	9.0	387	13.5	366	13.8	391	13.7	361	13.9
Venezuela	251	9.5	245	8.5	215	8.1	239	8.4	204	7.9
Ecuador	210	7.9	236	8.2	216	8.2	234	8.2	210	8.1
Mexico	51	1.9	47	1.6	24	0.9	47	1.6	0	0.0
USA	64	2.4	73	2.5	67	2.5	75	2.6	66	2.5
Peru	15	0.6	33	1.2	70	2.6	35	1.2	78	3.0
Chile	9	0.3	57	2.0	60	2.3	50	1.7	92	3.5

Total	2,656	100.0%	2,877	100.0%	2,649	100.0%	2,859	100.0%	2,596	100%

      Customer Contracts. Our contracts with our customers have in the past typically ranged in duration from six months to five years and contracts with our private telecommunications network customers have generally been three-year contracts. Under the Argentine “pesification” decree, if a contract denominated in pesos is entered into after the decree’s enactment, payments under that contract are not entitled to be adjusted according to the CER or any other consumer price index. Accordingly, in order to mitigate our inflation risk, our new peso-denominated contracts in Argentina are typically for shorter terms ranging from three to six months. Contracts generally may be terminated by the customer without penalty. The private telecommunica-

tions network customers generally pay a one-time installation fee and a fixed, monthly fee. We believe that as we further commercialize our Broadband Network, we may develop a more flexible pricing structure, using both a usage-based billing and fixed fee-based billing model.

      The ongoing economic downturn in Argentina, and recessionary economic conditions in Latin America as a whole, has adversely affected many of our customers and caused a number of them to terminate their contracts with us, fail to renew their contracts, or reduce the amount of services contracted.

      Except in Brazil (and in certain instances since the “pesification” decree, in Argentina), our contracts generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate at the time of invoicing between the local currency and the U.S. dollar. The revenues of our customers are generally denominated in local currencies. Although our customers include some of the largest and most financially sound companies and financial institutions in their markets, devaluation of local currencies relative to the U.S. dollar and foreign exchange controls restricting the exchange or convertibility of such currencies could have a material adverse effect on the ability of our customers to pay us for our services. Currency devaluations and foreign exchange controls could also result in our customers seeking to renegotiate their contracts with us or, alternatively, defaulting on their contracts.

Sales, Marketing and Customer Services

      We view our relationship with our customers as a long-term partnership in which customer satisfaction is of paramount importance. For this reason, we apply an integrated approach to our sales, marketing and customer service functions. We emphasize the highest quality in our sales, marketing and customer services and an enduring commitment to providing fast and flexible responses to customer demands. In order to efficiently meet these challenges, we adapt and tailor our customer service function to match the scale and complexity of the solutions we provide.

      Customers who require or are better-suited to standardized or bundled solutions are serviced by dedicated sales teams with shared centralized support, along with available assistance from our 24 hours a day, 365 days a year call centers. Customers that utilize complex, customized solutions composed of a variety of different services are assigned to designated multi-task customer service teams that develop and maintain long-term, cooperative relationships with these customers. These relationships provide us with an in-depth understanding of the customer’s evolving telecommunications service requirements and levels of service satisfaction. The customer service team oversees all phases of initial customer contact, service planning, installation and ongoing service. After we establish initial contact with a potential customer, the customer service team conducts a thorough evaluation of the customer’s telecommunications needs. As a result of this team-oriented approach, we believe that we have achieved high levels of customer satisfaction while being able to identify new revenue generating opportunities, customer telecommunications solution enhancements and product or service improvements previously overlooked or not adequately addressed by the client.

      To market our newer and enhanced services, such as telephony and data centers, we have developed several sales and marketing teams, each focusing on a particular type of service. In addition to salaried sales and marketing personnel, we often use the services of third-party sales representatives to assist in generating sales and managing the contract process between us and our potential customers. We typically pay these third parties a commission and royalties equal to a percentage of the revenues we collect from any contract with those customers obtained as a result of the efforts of the third-party sales representative.

Competition

      We compete on the basis of our experience, network quality, customer service, range of services offered and price. Our competitors fall into three broad categories:

•	PTOs in each country where we operate

•	other companies that operate competing satellite and terrestrial data transmission businesses, including newer entrants from more developed telecommunications markets outside of Latin America

•	large international telecommunications carriers

      In the past, the PTOs and international telecommunications carriers have focused on local and long-distance telephony services. More recently, however, they have focused a degree of attention and resources towards the private telecommunications network systems segment of the telecommunications market, and may be expected to increasingly do so in the future. Several of these entities have significantly greater financial and other resources than we do, including greater access to financing. These competitors may also be able to subsidize their private telecommunications network businesses with revenues from their other business lines.

      With the first group of competitors, our further expansion into the telecommunications services market along with continued deregulation of the telecommunications industry in Latin America, has brought us into more direct competition with the PTOs. Many of the PTOs in the countries where we operate have established and marketed “large customer” or “grand user” business teams in an attempt to provide dedicated services to the type of customer that represents our most important target market.

      We believe that by maintaining our position as a reliable, high quality provider of telecommunications services, while strengthening the quality of our network and the breadth of service offerings through our Broadband Network, we will be able to maintain our current customers and successfully attract new customers. We might consider strategic alliances and other cooperative ventures with the PTOs to take advantage of each partner’s relative strengths.

      In the second category, our competitors include data transmission providers. We believe that we are able to compete successfully in data transmission services because we offer a broad array of services, provide high quality, custom-designed services that are tailored to meet the specific needs of each customer and have a greater geographical footprint for our Broadband Network than our current competitors among these providers. Among our competitors in this category are:

•	MetroRED Telecomunicaciones, a provider of local network services in the cities of Buenos Aires in Argentina, São Paulo and Rio de Janeiro in Brazil, and Mexico City in Mexico

•	Pegasus Telecom S.A., a provider of broadband data transmission services throughout 25 cities in Brazil and an affiliate of Brazilian fixed line and wireless operator, Telemar Participacoes S.A.

•	NetUno, a local exchange carrier and provider of broadband local access, Internet and private network services in Venezuela

•	TechTel, an Argentine telecommunications company jointly owned by Grupo Techint SA, one of Argentina’s largest industrial groups, and Telmex (Telefonos de Mexico S.A. de C.V., Mexico’s dominant telecommunications carrier), which offers long distance, data transmission and basic telephony services in Argentina and has announced plans to expand its operations into Uruguay

•	AT&T Latin America, a provider of data, Internet, local and long distance, Web hosting, and managed services, which recently filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code

      In the third category, major telecommunications carriers have entered or indicated their intention to enter the market as deregulation in Latin America and elsewhere opens new market opportunities. Increasing competition may significantly affect our pricing policies. We cannot assure you that any future competition arising from major telecommunications carriers will not adversely affect our financial condition or results of operations.

      Furthermore, we cannot assure you that competing technologies will not become available that will negatively affect our position. For example, technologies such as DSL can significantly enhance the speed of traditional copper lines. These technologies enable our PTO competitors to offer customers high-speed services without undergoing the expense of replacing their existing twisted-pair copper networks. This, in turn, could negate our last mile advantage. Our private telecommunications services could also face future competition from entities using or proposing to use new or emerging voice and data transmission services or technologies that are not widely available in Latin America, such as space based systems dedicated to data distribution services.

      Rates are not regulated in our countries of operation, and the prices for our services are strongly influenced by market forces. We believe that increasing competition will result in increased pricing pressures. We have faced and expect to continue to face declining prices and may experience margin pressure as the PTOs in the countries where we have operations modernize their facilities, adapt to a competitive marketplace and place greater emphasis on data telecommunications and as other companies enter the Latin American telecommunications market. These price and margin declines have also accelerated, and will likely continue to do so, as new competitors enter our markets.

      The principal barriers to entry for prospective providers of private telecommunications network services such as ours are the development of the requisite understanding of customer needs and the technological and commercial experience and know-how, infrastructure to provide quality services to meet those needs and working capital.

Regulation

      Domestic Service. We are subject to regulation by the national telecommunications authorities of the countries where we operate, and our operations require us to procure permits and licenses from these authorities. While we believe that we have received all required authorizations from regulatory authorities for us to offer our services in the countries in which we operate, the conditions governing our service offerings may be altered by future legislation or regulation that could affect our business and operations.

      Cross-Border Service. We provide integrated data, voice and video transmission between and among nineteen Latin American and Caribbean countries and the United States. International private line services such as Interplus are traditionally provided by local carriers in each country acting as correspondents and establishing dedicated telecommunications links between their facilities. Due to our pan-Latin American presence, we are often able to offer our service using our own facilities and personnel at both ends of the private line circuit. As a result of this end-to-end control, we maintain customer service and quality assurance at both ends of a link and realize better margins than when we use a correspondent carrier. In November 2000 we were granted a license to provide switched voice services to or from Argentina, and in November 2002 we received authorization to provide these services in Brazil.

      In countries where we do not maintain customer premises equipment or where we are not authorized to operate in that fashion, our service uses our facilities in the originating country to connect with a correspondent local carrier in the destination country or vice-versa. To date, we have signed correspondent agreements with carriers in several Latin American and Caribbean countries. We charge customers a monthly fee for that is based on the capacity of the circuit provided.

      Deregulation. Various countries in Latin America have taken steps towards deregulation in the telecommunications market during the last few years. Several Latin American countries have completely or partially privatized their national carriers, including Argentina, Brazil, Mexico and Venezuela. Furthermore, some countries have demonopolized their dominant telecommunications providers. For example, Argentina and Venezuela completed the demonopolization of public telephone services by their PTOs during 2000. We believe that these events of deregulation, while serving to increase competition, have presented and will continue to present significant opportunities for us to expand our private telecommunications network services to, from and within the region, as well as to present opportunities for us in areas of telecommunications currently permitted to be conducted only by the PTOs.

Employees

      As of March 31, 2003, we employed a total of 1,352 persons, of whom 462 were employed by IMPSAT Argentina, 218 by IMPSAT Brazil, and 229 by IMPSAT Colombia. Except with respect to our chief executive officer and our chief financial officer, we do not have any long-term employment contracts with any of our employees, including management. None of our employees are members of any union. We believe that our relations with our employees are good.

Properties

      Metropolitan Area Networks. We operate 15 metropolitan area networks, composed of a combination of owned and leased fiber optic and microwave links covering a total of 1,000 route kilometers. Our first metropolitan area network was established in Buenos Aires, Argentina in 1990. In addition, we currently provide services over our metropolitan area networks in Córdoba, Mendoza and Rosario, in Argentina; Bogotá, Medellín and Cali, Colombia; Rio de Janeiro, Curitiba, São Paulo and Belo Horizonte in Brazil; Caracas, Venezuela; Quito and Guayaquil, Ecuador; and Lima, Peru. We also manage and operate data transmission services offered over a fiber optic network covering 352 route kilometers in Bogotá, Colombia, pursuant to a joint venture with Empresa de Telecomunicaciones de Santafe de Bogotá, the Colombian PTO that provides local telephone service in the Bogotá region. In addition, we own and control several microwave links in smaller cities in Latin America.

      Fiber Optic Long-Haul Capacity. The long-haul segment of our Broadband Network, which comprises a seamless long-haul, high capacity fiber optic backbone extending over 8,880 route kilometers, stretches from the Pacific Ocean at Valparaiso, Chile to the Atlantic coast in Buenos Aires, Argentina, and from there into Curitiba, Rio de Janeiro and São Paulo, Brazil. We also own and operate a long haul fiber optic network connecting the cities of Cali, Medellín and Bogotá in Colombia. To link the Broadband Network to other parts of Latin America and the world, we have purchased IRU capacity on Global Crossing’s undersea digital fiber optic cable systems (and associated terrestrial capacity) between the United States and Latin America, including Global Crossing’s South American network, as well as leased capacity from other undersea fiber optic cable operations, including on the submarine system between Latin America and the United States of Latin American Nautilus S.A., an affiliate of the Telecom Italia Group. This capacity enables our company to transmit telecommunications traffic seamlessly from the United States to major countries in South America using the latest fiber optic technology.

      In addition to our IRU capacity on Global Crossing’s undersea fiber optic networks, we are a member of the Americas-1 and Columbus-II undersea fiber optic cable consortia, and have purchased an initial total capacity of 2 Mbps on each system. Americas-1, which commenced commercial operation in December 1994, is a 4,960 mile fiber optic cable system connecting Vero Beach, Florida with the U.S. Virgin Islands, Trinidad, Brazil and Venezuela. Columbus-II links Mexico, the United States, the U.S. Virgin Islands, Spain, Portugal and Italy with about 7,440 miles of fiber optic cable. We also have reserved up to 18 Mbps, 4 Mbps and 24 Mbps of capacity on the Americas-II, Pan American and Arcos I undersea fiber optic cable networks, respectively. The 8,300 km Americas-II fiber optic submarine cable connects St. Croix, Puerto Rico, Curacao, Venezuela and Brazil. Pan American runs between the U.S. Virgin Islands, Aruba, Venezuela, Colombia, Panama, Ecuador, Peru and Chile. Arcos I, an 8,600 km fiber optic cable system, connects the United States with 14 Caribbean and Latin American nations.

      Data Centers. To complement our Broadband Network infrastructure, we operate in major cities in Latin America 13 advanced data center hosting facilities with an aggregate of approximately 500,000 gross square feet. These state-of-the-art facilities, which are capable of supporting the most advanced application hosting services, are located in Buenos Aires, Mendoza, Córdoba and Rosario in Argentina; São Paulo, Rio de Janeiro and Curitiba in Brazil; Santiago, Chile; Fort Lauderdale, United States; Bogotá, Colombia; Caracas, Venezuela; Quito, Ecuador; and Lima, Peru.

      Teleports. We own and operate teleports in Buenos Aires, Argentina; São Paulo, Brazil; Bogotá, Colombia; Caracas, Venezuela; Quito, Ecuador; Lima, Peru; and Fort Lauderdale, Florida, United States. In addition to the teleport in Fort Lauderdale, Florida, IMPSAT USA operates leased teleport facilities in New Jersey. We also own and operate regional teleports in Mendoza, Córdoba, Rosario, Tucumán, Mar del Plata, La Plata and Neuquén in Argentina; Medellín, Cali and Barranquilla in Colombia; Guayaquil, Ecuador; and Rio de Janeiro and Curitiba, Brazil.

      Satellite Capacity. Our satellite transmissions use both C-band (4-7 GHz) and Ku-band (10-18 GHz) frequencies. As of December 31, 2002, we had a total available leased capacity of 143.0 MHz. Our lease payments for satellite capacity totaled approximately $32.1 million in 2002. We will contract for additional leased satellite capacity if business requires. A portion of our satellite capacity is leased by our wholly-owned subsidiary, International Satellite Capacity Holding, Ltd. This subsidiary’s principal function is to lease private telecommunications capacity from telecommunications carriers and then sublease this capacity at market rates to our operating subsidiaries. We believe that this method of centralizing our leasing of telecommunications capacity provides us with better terms.

Legal Proceedings

      As more fully described in “Business — Chapter 11 Filing and Emergence” IMPSAT Fiber Networks, Inc. sought protection under Chapter 11 of the United States Bankruptcy Code on June 11, 2002. We developed the Plan, which was confirmed by the bankruptcy court on December 16, 2002. On the Effective Date, the Plan became effective and we emerged from the proceedings under Chapter 11 of the United States Bankruptcy Code pursuant to the terms of the Plan.

      IPO Allocations Class Action. On November 1, 2001, a lawsuit, referred to as the IPO Class Action, was filed in the United States District Court for the Southern District of New York against our company, certain individuals who were then officers and directors of our company, and the underwriters to our initial public offering. This lawsuit alleged on behalf of a proposed class of all shareholders that our company and its underwriters violated various provisions of the securities laws in connection with an initial public offering in February 2000. Pursuant to the Plan, the plaintiffs in the IPO Class Action received in connection with their claims the assignment of any insurance proceeds that we receive in connection with the litigation, but otherwise the claims of the plaintiffs against us or any of our other assets have been discharged as part of our Chapter 11 proceedings.

      360networks, Inc. During June 2001, we terminated a series of contracts that we had signed in the first quarter of 2001 with 360americas network (Bermuda) Ltd., a subsidiary of 360networks, Inc., and certain other subsidiaries of 360networks, Inc. whom we refer to collectively, as 360networks, to construct and provide IRU dark fiber, capacity services and conduit to 360networks over the Broadband Network in Argentina and Brazil, including the new Argentina-Brazil link, as a result of the breach by 360networks of its payment obligations under those contracts. Between March and May 2001, we made segments of the IRU dark fiber and capacity services available to 360networks for acceptance, but 360networks failed to make certain payments as required by our contracts with them. 360networks also failed to make certain payments for collocation space in our telehouses in Sao Paulo and Rio de Janeiro, Brazil and Buenos Aires, Argentina, and we terminated those contracts as well. We also terminated a contract with 360networks for collocation space in Caracas, Venezuela, also for payment default by 360networks.

      Our IRU dark fiber, capacity services and construction contracts with 360networks contemplated total payments of approximately $98.8 million in advance upon delivery of the IRU dark fiber, capacity services and conduit construction to 360networks and additional recurring payments, totaling approximately $45.0 million over the term of the contracts, for maintenance services. As of the termination of the contracts, 360networks had paid us a total of $25.8 million and was in default on additional payments totaling $32.0 million. In addition, 360networks was in default on payments for collocation services totaling $0.8 million.

      We commenced arbitration and litigation proceedings against 360networks for damages under the terminated contracts for the provision of IRU dark fiber and capacity services, as contemplated by the relevant agreements. During November 2002, we reached a settlement agreement with 360networks pursuant to which we agreed to dismiss our arbitration and litigation proceedings against 360networks and, in return, we became entitled to certain funds totaling $22.6 million that 360networks had advanced to us in connection with the contracts between us and 360networks. These funds had been recorded by us as deferred revenues during the pendency of the litigation and arbitration proceedings. In addition, under the settlement agreement, we received from 360networks assets with a fair value of approximately $1.6 million. The settlement agreement became effective on December 20, 2002.

      Global Crossing Ltd. Global Crossing Ltd. filed for protection under Chapter 11 of the Bankruptcy Code in January 2002, and the Global Crossing subsidiaries to whom our company provides services and infrastructure, as described below, were included in Global Crossing’s Chapter 11 proceedings during August 2002. We are party to a series of agreements with Global Crossing for the provision of telecommunications services. Pursuant to those agreements, our company constructed a terrestrial portion of Global Crossing’s South American network between landing points on the Atlantic Ocean in Argentina and the Pacific Ocean in Chile, granted Global Crossing a series of IRUs over ducts and dark fiber on its broadband telecommunication network in Argentina, Brazil and Peru, provided Global Crossing with collocation space and related services in its telehouses in Argentina, Brazil, Chile, Venezuela and Peru and provided Global Crossing with maintenance services for their telecommunications assets in Latin America. In addition, we acquired IRU and leased capacity on Global Crossing’s South American undersea fiber optic cable system in order to connect our Broadband Network with other parts of Latin America and the world.

      Commencing in the first quarter of 2002 and subsequent to the filing of Global Crossing’s petition under Chapter 11, Global Crossing has disputed a number of invoices that we have delivered to it in connection with the services which we are rendering to Global Crossing and has failed to make full payment in accordance with the terms of our invoices. The principal disputed matters include the following:

      Beginning in the first quarter of 2002, Global Crossing disputed certain of our invoices sent to its Argentine and Brazilian subsidiaries for collocation and related services in our telehouses in those countries. On January 15, 2003, we filed a motion in the Global Crossing Chapter 11 proceeding seeking an order that Global Crossing either irrevocably reject or assume the telehouse agreements and that Global Crossing make payment of all shortfalls under the telehouse agreements after the respective petition dates of the Global Crossing debtors through December 31, 2002, in the aggregate amount of $1,069,051.57, plus interest on the past due amounts, as administrative expense claims. On February 19, 2003, Global Crossing responded to our motion. In its response, Global Crossing stated its intention to assume the Brazil and Argentina telehouse agreements, along with three other telehouse agreements covering collocation space in Santiago, Chile, Lima, Peru and Caracas, Venezuela, although it also stated its right under its plan of reorganization to reconsider its assumption of such agreements at any time prior to the Effective Date of the Global Crossing plan of reorganization. Global Crossing denied that it owed any unpaid amounts with respect to the Argentine or Brazilian telehouse agreements. We and Global Crossing are currently seeking to agree to a schedule for evidence, briefing and adjudication of the disputes regarding the Argentine and Brazilian telehouse agreements.

      In October 2002, Global Crossing failed to make payment of the full amount of recurring service charges for operation and maintenance of the IRUs that Global Crossing acquired under the TAC Turnkey Construction and IRU Agreement dated September 22, 1999, which we refer to as the TAC Agreement. During the first quarter of 2003, Global Crossing also paid recurring service charges under the TAC Agreement and the other backhaul agreements in amounts less than we assert to be contractually required. As part of our January 15, 2003 motion in Global Crossing’s bankruptcy proceeding, we requested that the bankruptcy court find that Global Crossing has failed to make the full recurring service charges required by the TAC Agreement and order Global Crossing to make payment of such amounts as administrative expenses through December 31, 2002, in the amount of $614,470.50, plus interest on the past due amounts as set forth in the TAC Agreement. In its response to our motion, Global Crossing requested that the bankruptcy court defer determination of our entitlement to the recurring service charges until such time as Global Crossing has decided to assume or reject the TAC Agreement and other backhaul agreements.

      On March 26, 2003, Global Crossing filed an adversary proceeding with the bankruptcy court overseeing its Chapter 11 case asserting a proprietary interest in the IRUs granted to them under the TAC Agreement and other backhaul agreements entered into between the two companies. Our company and Global Crossing are currently seeking to agree to a schedule for evidence, briefing and adjudication of Global Crossing’s asserted proprietary interest in the IRUs arising under the TAC Agreement and other backhaul agreements.

      On March 26, 2003, Global Crossing Bandwidth, Inc., one of the debtors in Global Crossing’s Chapter 11 proceeding, filed an adversary proceeding in the Global Crossing Chapter 11 case claiming IMPSAT USA had failed to pay Global Crossing Bandwidth, Inc. a total of $466,820 for IP transit services pursuant to a Carrier Service Agreement dated January 19, 2001 between IMPSAT USA and Global Crossing Bandwidth, Inc. We have disputed Global Crossing Bandwidth’s complaint on the basis that IMPSAT USA has paid in full all amounts owed by it under the Carrier Services Agreement.

      During the first quarter of 2003, we recognized revenues totaling $4.2 million from Global Crossing for the services provided under our agreements with Global Crossing. Of this amount, $3.2 million represented services that were billed on a quarterly basis, and $1.0 million represented the recognition of revenue that had been deferred under the IRUs that we granted to Global Crossing and for which we received advanced payment in prior periods in respect of the use by Global Crossing of the IRUs over their contractual terms. During the first quarter of 2003, Global Crossing invoiced us a total of $0.6 million, principally for maintenance services on the IRUs that we have acquired from Global Crossing. In general, invoices under our agreements with Global Crossing are submitted quarterly in advance and are payable 30 days after receipt.

      We have filed motions in Global Crossing’s bankruptcy proceeding seeking an order that Global Crossing make payment to us of the amounts claimed by us. Global Crossing has disputed that it owes us any amounts under the contracts at issue and has filed a proceeding seeking that the bankruptcy court grant Global Crossing a property right in the IRUs that it acquired from us. We are currently agreeing on a schedule with Global Crossing regarding the prosecution of such disputes as part of Global Crossing’s bankruptcy proceeding.

      We are also involved in or subject to various litigation and legal proceedings incidental to the normal conduct of our business, including with respect to regulatory matters.

MANAGEMENT

Directors and Executive Officers

      Our restated certificate of incorporation and bylaws provide that the number of members of our board of directors is seven. See “Business — Chapter 11 Filing and Emergence”

      Our officers are appointed by our board of directors. All officers hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. Executive officers of IMPSAT Fiber Networks, Inc. are employees of IMPSAT Argentina and IMPSAT Brazil.

      No family relationship exists among any of our directors or executive officers.

      Set forth below are the names, ages and positions of directors and executive officers of our company as of March 31, 2003.

Name	Age	Position

Directors
Ricardo A. Verdaguer	52	Chairman, President and Chief Executive Officer
William Connors	32	Director
Thomas Doster IV	33	Director
Elias Makris	40	Director
Raul Ramirez	33	Director
Joseph R. Thornton	41	Director
Ignacio Troncoso	47	Director

Executive Officers
Héctor Alonso	45	Executive Vice President and Chief Financial Officer
Guillermo V. Pardo	52	Senior Vice President, Corporate Finance and Treasury
José R. Torres	44	Senior Vice President, Accounting
Marcelo Girotti	38	Executive Vice President, Products and Marketing
Mariano Torre Gómez	51	Executive Vice President, Sales and Services
Matias Heinrich	37	Executive Vice President, Network

Biographies of Directors and Executive Officers

      Information with respect to the business experience and the affiliations of the current directors and executive officers of our company is set forth below.

      Ricardo A. Verdaguer has been President, Chief Executive Officer and a member of our board of directors since September 1994. Mr. Verdaguer has been director of IMPSAT Argentina since 1988 and served as President of IMPSAT Argentina from April 1988 until February 1994. Mr. Verdaguer is also a director of Claxson Interactive Group, Inc., a multimedia company headquartered in the United States and Argentina that provides branded entertainment content targeted to Spanish and Portuguese speakers around the world.

      William Connors is a Portfolio Manager for W.R. Huff Asset Management Co., LLC and Chief Investment Officer of WRH Partners Global Securities, LP. He has worked with the Huff group since 1992. Mr. Connors serves on the board of directors at ICG Communications, Inc. He is a chartered financial analyst. WRH Partner Global Securities, L.P. and W.R. Huff Asset Management Co., L.L.C. are selling securityholders under this prospectus.

      Thomas Doster IV is an Executive Director at Morgan Stanley & Co. Incorporated, where he has worked since 1996. Prior to joining Morgan Stanley, Mr. Doster worked in the bank debt group at Goldman, Sachs & Co. Morgan Stanley & Co. is a selling securityholder under this prospectus.

      Elias Makris has been Head of Customer Finance Americas of Nortel since November 2002. Previously, he held various other positions within Nortel since joining that company in 1999, including Director, Customer Finance North America and Director, Global Credit. Prior to joining Nortel, Mr. Makris was Director, Structured Finance at Bank of Montreal since 1996 and held financing and team leadership positions at Export Development Corporation since 1988. Nortel is a selling securityholder under this prospectus.

      Raul Ramirez is an Executive Director at Morgan Stanley & Co. Incorporated, and head of Morgan Stanley’s European Special Situations Research. Previously, he has held various positions with Morgan Stanley, where he has worked since 1996, including within Latin American Corporate Bonds under the High Yield Group.

      Joseph R. Thornton, is counsel to W.R. Huff Asset Management Co., LLC, where he has worked for more than ten years. Mr. Thornton serves on the board of directors of ICG Communications, Inc. and has served on the boards of directors of e.spire Communications, Inc. and Uniflex, Inc., and as an observer to the board of directors of Price Communications. Mr. Thornton is a chartered financial analyst.

      Ignacio Troncoso is the founder and chief executive officer of each of PlanOK, a company that provides document management services through the world wide web, and AIMSA, a company focused on data integration in the telecommunications and electrical engineering markets. He previously served as country manager for Chile for Raychem Corporation from July 1988 to November 1999.

      Héctor Alonso has been our Executive Vice President and Chief Financial Officer since June 2002, and was our Chief Operating Officer from September 1996 until May 2002. Mr. Alonso was President of IMPSAT Colombia from September 1993 to August 1996. Prior to joining IMPSAT Colombia, Mr. Alonso had 14 years of experience in a variety of management positions with Industrias Metalúrgicas Pescarmona S.A.I.C. y F., or IMPSA.

      Guillermo V. Pardo has served as our Senior Vice President, Corporate Finance and Treasury since June 2002 and as our Secretary since February 2000. Previously, Mr. Pardo served as our Vice President, Planning from January 1995 to May 2002. Mr. Pardo was previously Managing Director of the Guido Di Tella companies and has had over 20 years of experience in finance positions in a number of companies in Argentina and Spain. Mr. Pardo is a member of the board of directors of FAIC S.A. and the Fundacion Torcuato Di Tella.

      José R. Torres has served as our Senior Vice President, Accounting since March 2003, and as a Director of IMPSAT Argentina since 1990. Previously, he was our Vice President, Administration and Chief Accounting Officer from January 1995 until March 2003. Mr. Torres previously worked as Assistant Finance Manager of IMPSA and as Finance Manager of IMPSAT Argentina for five years until December 1994.

      Marcelo Girotti has been our Executive Vice President, Products and Marketing since March 2003. He was Regional Manager, Southern Cone from September 2000 until March 2003 and has served as chairman of the board of directors of IMPSAT Argentina since March 2000. He is also President of IMPSAT Argentina, a position he has held since August 1998. Mr. Girotti joined IMPSAT Argentina in 1992 where he has held several managerial positions, including Manager of Special Accounts from 1996 to 1997 and Business Manager of the value-added unit from 1997 to 1998.

      Mariano Torre Gómez has served as our Executive Vice President, Sales and Services since March 2003. Mr. Torre Gómez is also President of IMPSAT Brazil and Regional Manager, Brazil which positions he has held since September 2000. Mr. Torre Gómez was President of IMPSAT Colombia from July 1999 to June 2000 and of IMPSAT Venezuela from April 1997 to July 1999, and was President of IMPSAT Ecuador for two years prior to his transfer to IMPSAT Venezuela. Before that, Mr. Torre Gómez served four years at IMPSAT Argentina in the commercial and new licenses departments.

      Matias Heinrich has been our Executive Vice President, Networks since March 2003. Before that, he was our Regional Manager, Network Operations from June 1999 and Vice President of Operations and Director of IMPSAT Venezuela from 1997 until 1999. Mr. Heinrich joined IMPSAT Argentina in 1990 and has held several managerial positions there, including Teleport Manager from 1995 to 1996 and Terrestrial Network (Teledatos) Manager from 1996 to 1997.

Board Committees

      Our board of directors has two standing committees: the audit committee and the compensation committee.

      The audit committee, composed of our non-employee directors, oversees the engagement of our independent auditors and, together with our independent auditors, reviews our accounting practices, internal accounting controls and financial results. The current audit committee, which was established by our board of directors on April 9, 2003, is currently constituted by Messrs. Joseph Thornton, Ignacio Troncoso and Raul Ramirez, each of whom has served as a non-employee director since our emergence from bankruptcy.

      Our compensation committee traditionally establishes salaries, incentives and other forms of compensation for our directors and officers and recommends policies relating to our benefit plans. Our current compensation committee, which was established by our board of directors on April 9, 2003, is currently constituted by Messrs. William Connors and Raul Ramirez, each of whom has served as a director since our emergence from bankruptcy.

Director Compensation

      We reimburse each of our directors for all reasonable expenses incurred in connection with their attendance at meetings of our board of directors or any of the committees of which he or she is a member. Each member of our board of directors who is not an executive officer will receive $30,000 annual retainer. In addition, each director who serves on our audit committee will receive a $20,000 annual retainer and each director who serves as a member of our compensation committee will receive a $10,000 annual retainer.

Executive Compensation

      Under rules established by the SEC, we are required to provide certain data and information with respect to the compensation and benefits provided to our company’s Chief Executive Officer and other executive officers.

Employment Agreements

      Employment Agreements With Messrs. Verdaguer and Alonso. On the Effective Date of the Plan, Ricardo Verdaguer and Héctor Alonso entered into employment contracts with our company.

•	Each employment agreement with Messrs. Verdaguer and Alonso is for a three-year term, subject to recurrent automatic one-year renewals (unless the agreement is first terminated as provided therein). Mr. Verdaguer will continue to serve as our President and Chief Executive Officer, and Mr. Alonso will serve as our Chief Financial Officer and Executive Vice President — Corporate Services.

•	Pursuant to the employment agreements, the terms of which were negotiated between management and the creditors committee during our Chapter 11 proceedings, Mr. Verdaguer and Mr. Alonso (each, an “executive”) were on the Effective Date granted bonuses of $200,000 and $75,000, respectively, in respect of their performances for 2002. Additional key terms of the employment agreements, include the following:

•	Base Salary. During the initial three-year term, Mr. Verdaguer’s annual base salary will be $510,000 and Mr. Alonso’s annual base salary will be $310,000.

•	Bonus. For each year, the executives will be eligible to participate in our Executive Incentive Bonus Plan. Under the Executive Incentive Bonus Plan, if our company and the respective executive meet certain targets for the year, as set by our compensation committee, the executive will receive an annual bonus equal to 100% of the executive’s annual base salary, subject to the right of the compensation committee, in its sole discretion, to pay a lesser percentage or to pay no annual bonus whatsoever. The targets for each year will be determined by our compensation committee by no later than March 31 of such year and paid no later than thirty days following receipt by our board of directors of our audited financial statements for such year.

•	Stock Options. On May 19, 2003, Messrs. Verdaguer and Alonso were granted under our 2003 Stock Incentive Plan and their employment agreements eight-year stock options for 617,400 and 154,350 shares of our common stock, respectively, at an exercise price of $15 per share and vesting in one-quarter increments on the date of grant and on each of the successive first three anniversaries of the date of grant.

•	Restricted Stock. On the Effective Date, we granted Mr. Verdaguer and Mr. Alonso under our 2003 Stock Incentive Plan and their employment agreements 100,000 and 25,000 shares of our common stock, respectively, vesting in one-quarter increments on the date of grant and on each of the successive first three anniversaries of the date of grant but, in each case, only if the executive is still employed with us on such respective date.

•	Termination. Under the employment agreements, subject to certain narrow exceptions contained therein, if an executive’s employment is terminated due to death or disability, by our company without cause, or by the executive for good reason, then (A) the executive is entitled to receive a lump sum payment equal to (1) if the termination occurs during the initial three-year term, the sum of (x) the amount to which the executive would be entitled in respect of his annual base salary for the remainder of the such initial term plus a bonus equal to 50% of such amount and (y) 100% of his then current annual base salary, or (2) if the termination occurs after the initial three-year term, 100% of the executive’s then current annual base salary; and (B) any unvested portion of the stock option and the restricted stock grants discussed above will automatically and fully vest. If the executive’s employment is terminated by our company for cause or by the executive without good reason, the executive will only be entitled to receive accrued annual base salary and benefits through the date of such termination.

      Offer Letters With Messrs. Giroti, and Torre Gómez. On the Effective Date, Messrs. Marcelo Girotti and Mariano Torre Gómez received offer letters for “at will” employment with our company.

•	Base Salary. During their respective “at will” employment terms, the annual base salary of each of Messrs. Girotti and Torre Gómez will be $310,000.

•	Stock Options. On May 19, 2003, each additional executive was granted under our 2003 Stock Incentive Plan and their offer letters eight-year stock options for 154,350 shares of our common stock, at an exercise price of $15 per share and vesting in one-quarter increments on the date of grant and on each of the successive first three anniversaries of the date of grant, but, in each case, only if the additional executive is still employed with us on such date.

•	Restricted Stock. On the Effective Date, we granted each additional executive under our 2003 Stock Incentive Plan and their respective offer letter, 25,000 shares of our common stock, vesting in one-quarter increments on the date of grant and on each of the successive first three anniversaries of the date of grant (but, in each case, only if the additional executive is still employed with us on such date).

•	Termination. The additional executives’ employment with us is “at will” and is terminable by us upon 30 days’ prior written notice. Under the offer letters, subject to certain narrow exceptions contained therein, if an additional executive’s employment is terminated by our company without cause or by the additional executive for good reason, then (A) the additional executive is entitled to receive a lump sum payment equal to 100% of his then current annual base salary; and (B) any unvested portion of the stock option and the restricted stock grants discussed above will automatically and fully vest. If the additional executive’s employment is terminated by our company for cause or by the additional executive without good reason, the additional executive will only be entitled to receive accrued annual base salary and benefits through the date of such termination.

Summary Compensation Table

      The following tables set forth the compensation paid or accrued to our chief executive officer and each of our four other most highly compensated executive officers, whom we refer to as the named executive officers, receiving compensation in excess of $100,000 per year during 2002. We do not maintain any long-term incentive plans and have not granted stock appreciation rights.

							Long Term
	Annual Compensation						Compensation

							Securities
					Other Annual		Underlying
Name and Principal Position	Year	Salary	Bonus		Compensation		Options(#)

Ricardo A. Verdaguer	2002	$500,500	$200,000	(2)	—		—
President and Chief Executive	2001	$500,500	$300,000	(3)	—		—
Officer	2000	$359,840	$300,000	(4)	—		35,000
Enrique M. Pescarmona(1)	2002	$400,000	$—	(2)	—		—
Chairman of the Board of	2001	$400,000	$240,000	(3)	—		—
Directors	2000	$359,840	$240,000	(4)	—		35,000
Marcelo Girotti	2002	$305,500	$—	(2)	—		—
Executive Vice President,	2001	$305,500	$95,000	(3)	—		—
Product and Marketing	2000	$266,500	$83,000	(4)	—		—
Héctor Alonso	2002	$303,680	$75,000	(2)	—		—
Chief Financial Officer	2001	$303,680	$150,000	(3)	—		—
	2000	$260,000	$150,000	(4)	—		137,055
Mariano Torre Gómez	2002	$281,692	$—	(2)	$174,623	(5)	—
Executive Vice President, Sales	2001	$281,692	$120,000	(3)	$136,087	(5)	—
and Services	2000	$246,890	$85,000	(4)	$76,928	(5)	45,601

(1)	Mr. Enrique M. Pescarmona ceased to be a Chairman and a member of our board of directors as of the Effective Date.

(2)	This amount represents bonuses awarded in 2003 pursuant to the executive employment agreements discussed above under “— Employment Agreements.” This amount relates to our 2002 operating results. No bonuses were paid with respect to our 2001 operating results.

(3)	This amount represents bonuses we paid to the executive officers named in the table above in June 2001. This amount relates to our 2000 operating results.

(4)	This amount represents bonuses we paid to the executive officers named in the table above in December 2000. This amount relates to our 1999 operating results.

(5)	Annual housing allowance.

Stock Option Grants

      No grants of options to purchase our old common stock were made by us during 2002 to any of the named executive officers. We granted no stock appreciation rights during 2002. No stock options were exercised by the executive officers named in the summary compensation table above during 2002.

      The following table shows information regarding grants of options to purchase our common stock made by us during 2003 to each of the executive officers named in the summary compensation table above. We computed potential realizable values by first multiplying the number of shares of common stock subject to a given option by the option exercise price to determine the initial aggregate stock value. We then assumed that the initial aggregate stock value compounds at an annual 5% or 10% rate shown in the table for the entire eight-year term of the option to determine the final aggregate stock value. Finally, we subtracted from the final aggregate stock value the initial aggregate stock value to determine the potential realizable value. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the SEC and do not reflect our estimate or projection of future stock price growth. Actual gains, if any, on stock option exercises depend upon the actual future price of common stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values listed in this table may not be achieved.

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees	Price	Expiration
Name	Granted(1)	in 2003	($/Share)	Date(2)	(5%)	(10%)

					(US$)
Ricardo A. Verdaguer	617,400	37.5%	15.00	May 19, 2011	0	$426,667
Héctor Alonso	154,350	9.4	15.00	May 19, 2011	0	106,667
Marcelo Girotti	154,350	9.4	15.00	May 19, 2011	0	106,667
Mariano Torre Gomez	154,350	9.4	15.00	May 19, 2011	0	106,667

(1)	Options granted on May 19, 2003 vested 25% on the date of grant and vest as to an additional 25% on each anniversary thereafter. All options expire on May 19, 2011, unless sooner terminated under the terms of the 2003 Stock Incentive Plan.

(2)	Subject to earlier expiration, upon the occurrence of certain events, as provided in the 2003 Stock Incentive Plan.

Aggregated Option Exercises in 2002 and

Option Values at December 31, 2002(1)

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-the-Money
	Options at	Options at
	December 31, 2002	December 31, 2002($)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Ricardo A. Verdaguer
Granted June 14, 2000	14,000/21,000	0/0
Granted June 25, 1999	33,154/14,208	0/0
Granted Dec. 21, 1998	59,202/—	0/—
Enrique M. Pescarmona
Granted June 14, 2000	14,000/21,000	0/0
Granted June 25, 1999	33,154/14,208	0/0
Granted Dec. 21, 1998	59,202/—	0/—
Marcelo Girotti
Granted June 14, 2000	6,120/9,180	0/0
Granted Jan. 5, 2000	—/29,601	—/0
Granted June 25, 1999	10,610/4,546	0/0
Granted Dec. 21, 1998	18,945/—	0/—
Héctor Alonso
Granted June 14, 2000	7,640/11,190	0/0
Granted Jan. 5, 2000	—/118,405	—/0
Granted June 25, 1999	19,229/8,241	0/0
Granted Dec. 21, 1998	34,337/—	0/—
Mariano Torre Gómez
Granted June 14, 2000	6,400/9,600	0/0
Granted Jan. 5, 2000	—/29,601	—/0
Granted June 25, 1999	10,610/4,546	0/0
Granted Dec. 21, 1998	18,945/—	0/—

(1)	As discussed previously in our 2002 Annual Report on Form 10-K filed with the SEC, on the Effective Date, we adopted a new 2003 Stock Incentive Plan and terminated our 1998 Stock Option Plan and our 1999 Stock Option Plan, and all of the shares of our old common stock, options granted under such plans were cancelled, stock option plans were cancelled, retired and eliminated with no consideration paid thereon. See “Business — Chapter 11 Filing and Emergence.”

Stock Option Plans

      2003 Stock Incentive Plan. On the Effective Date, in accordance with the Plan, we adopted the 2003 Stock Incentive Plan, which provides for the grant to our officers, key employees, consultants, advisors, directors or affiliates of (i) “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, (ii) stock options that are non-qualified for U.S. federal income tax purposes, (iii) restricted stock grants and (iv) stock appreciation rights, which we refer to, collectively, as Awards. A copy of the 2003 Stock Incentive Plan is included as Exhibit 9.1 to our 2002 Annual Report on Form 10-K filed with the SEC. The total number of shares of common stock for which Awards may be granted pursuant to the 2003 Stock Incentive Plan is 3,087,044, subject to certain adjustments reflecting changes in our capitalization (provided that no more than 200,000 shares of common stock may be issued pursuant to Awards that are not stock options or stock appreciation rights). The 2003 Stock Incentive Plan is administered by our compensation committee. The compensation committee determines, among other things, which of our officers, employees, consultants, advisors, affiliates and directors will receive Awards under the Plan, the time when Awards will be granted, and the type of Awards to be granted. Awards granted under the 2003 Stock Incentive Plan are on such terms, including the number of shares subject to each Award, the time or times when the Awards will become exercisable, and the price and duration of the Award, as determined by the compensation committee.

      The exercise price of incentive and non-qualified stock options is determined by the compensation committee, but may not be less than the fair market value of the common stock on the date of grant and the term of any such option may not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an employee owning 10% or more of our voting stock).

      Payment of the exercise price of a stock option or stock appreciation right must be made by cash or, in the sole discretion of the compensation committee, by promissory note, tender of shares of our common stock then owned by the optionee or, subject to certain conditions, the surrender to us of an exercisable option to purchase shares of our common stock under the 2003 Stock Incentive Plan. Stock options and stock appreciation rights granted pursuant to the 2003 Stock Incentive Plan are generally not transferable, other than by will or the laws of descent and distribution in the event of death.

      Our board has the right at any time and from time to time to amend or modify the 2003 Stock Incentive Plan, without the consent of our stockholders (unless otherwise required by law) or grantees of Awards. However, no such action may adversely affect Awards previously granted without the grantee’s consent.

Compensation Committee Interlocks and Insider Participation

      Mr. Roberto Vivo, who was a member of our board of directors prior to the Effective Date, is a member of the compensation committee of the board of directors of Claxson Interactive Group, Inc. (formerly, El Sitio, Inc.).

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

      The following table sets forth information, regarding the beneficial ownership of our common stock as of May 31, 2003, by

(i) each person known by our company to be the beneficial owner of five percent or more of the common stock,

(ii) each director of our company,

(iii) each executive officer of our company named in the summary compensation table below, and

(iv) all current directors and executive officers of our company as a group.

      Except as otherwise indicated below, the beneficial owners of our common stock listed below have sole investment and voting power with respect to the shares. The business address of our executive officers and directors is c/o IMPSAT Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, 8th Floor, C1107BCA Buenos Aires, Argentina.

	Shares Beneficially Owned

	Number of	Options Exercisable
Name and Address of Beneficial Owner	Shares	Within 60 days	Total Shares	Percent(1)

Common Stock
Beneficial Owners of more than 5%
Morgan Stanley & Co. Incorporated(2)	2,844,659	—	2,884,659	28.4%
Nortel Networks Ltd.(3)	3,399,601	—	3,399,601	25.0%
William R. Huff(4)	2,608,337	—	2,608,337	20.7%
James G. Dinan(5)	1,604,550	—	1,604,550	16.0%
Directors and Executive Officers
Ricardo A. Verdaguer	108,680	154,350	263,030	2.6%
Joseph R. Thornton(4)	—	10,000	10,000	*
William Connors(4)	—	10,000	10,000	*
Elias Makris(3)	—	—	—
Thomas Doster IV(2)	—	—	—
Raul Ramirez(2)	—	—	—
Ignacio Troncoso	—	10,000	10,000	*
Héctor Alonso	25,000	38,588	63,588	*
Guillermo V. Pardo	—	32,148	32,148	*
José R. Torres	—	32,148	32,148	*
Marcello Girotti	25,000	38,588	63,588	*
Mariano Torre Gómez	25,000	38,588	63,588	*
Matias Heinrich	25,000	38,588	63,588	*
All Directors and Officers as a Group (13 persons)	208,680	402,998	611,678	5.8%

(*)	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. The percentage of total outstanding for each stockholder is calculated by dividing (i) the number of shares of common stock deemed to be beneficially owned by such stockholder as of May 31, 2003 by

(ii) the sum of (A) the number of shares of common stock outstanding as of May 31, 2003 plus (B) the number of shares of our common stock issuable upon the exercise of options or warrants or conversion of convertible securities held by such stockholder that were exercisable or convertible as of May 31, 2003 or will become exercisable or convertible within 60 days thereafter.

(2)	Messrs. Ramirez and Doster are employed in various capacities by Morgan Stanley. They disclaim any beneficial interest in these shares owned by Morgan Stanley. The address for Morgan Stanley is 1585 Broadway New York, NY 10036.

(3)	Includes Series B Notes initially convertible on May 31, 2003 into 726,427 shares of our common stock and currently exercisable warrants to purchase 2,667,975 shares of our common stock. Mr. Elias Makris was nominated to our board of directors by Nortel. Mr. Makris disclaims any beneficial interest in these shares. The address of Nortel is 8200 Dixie Road Suite 100, Brampton, Ontario, L6T 5P6 Canada.

(4)	Represents Series A Notes initially convertible on May 31, 2003 into 2,608,337 shares of our common stock, which are held by Mr. William R. Huff through two controlled entities: W.R.H. Partners Global Securities, L.P. and W.R. Huff Asset Management Co., L.L.C. Messrs. Thornton and Connors are employees of W.R. Huff Asset Management Co., L.L.C. Messrs. Thornton and Connors disclaim any beneficial interest in these shares. The address for Mr. William R. Huff is c/o W.R. Huff Asset Management Co., L.L.C., 1776 On the Green, 67 Park Place, Morristown, New Jersey 07960.

(5)	Includes shares of common stock held by Mr. James G. Dinan, a senior managing member of Dinan Management, L.L.C., through six controlled entities: York Investment Limited, York Capital Management, L.P., York Select, L.P., York Select Unit Trust, York Distressed Opportunities Fund, L.P., and York Offshore Investors Unit Trust. The address for Mr. James G. Dinan is 350 Park Avenue, 4th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Overview

      In the normal course of business, we engage in transactions with companies in which direct or indirect material interests are held by our directors, executive officers, five-percent stockholders, or immediate family members of any of the preceding persons. The following is a description of the most significant of these transactions during 2000, 2001 and 2002 and through the first three months of 2003. Although we believe that these transactions are generally conducted on an arm’s length basis, conflicts of interest are inherent in these transactions.

CORIM

      Our company provides telecommunications services to companies controlled by Corporación IMPSA S.A. CORIM is an Argentine holding company for businesses engaged in a variety of activities including property, casualty and other insurance, heavy-steel capital goods, manufacturing auto parts and environmental services. Mr. Enrique Pescarmona, who was the Chairman of our board of directors during 2000, 2001, 2002 and through the Effective Date, is an affiliate of CORIM and serves as the Chairman of CORIM’s board of directors. Total telecommunications services provided by us during 2000, 2001, 2002 and the first three months of 2003 to companies controlled by CORIM totaled approximately $0.9 million. During the same period, companies controlled by CORIM provided services to IMPSAT Argentina totaling approximately $3.1 million.

Suramericana Group

      The Suramericana Group, which was formed in Medellin, Colombia in the mid-1970s, is a group of over 100 companies related through cross-ownership and interlocking directorates. Companies within the Suramericana Group were significant stockholders of our company during 2002 and 2003 until the Effective Date, and during that period, representatives of the Suramericana Group served as directors of IMPSAT Colombia and IMPSAT Venezuela, our operating subsidiaries in Colombia and Venezuela, respectively. During 2000, 2001,

2002 and the first three months of 2003, the total dollar amount of telecommunications services rendered by our company to the Suramericana Group totaled approximately $28.3 million. The most significant of these transactions included services provided by IMPSAT Colombia to Corporación Nacional de Ahorro y Vivienda totaling $4.3 million, and to BanColombia totaling $1.4 million.

      During 2000, 2001, 2002 and the first quarter of 2003, companies within the Suramericana Group provided us with services totaling $17.1 million. This total comprises amounts in respect of insurance premiums, accrued interest on indebtedness, pension fund services, health benefit services, and employee luncheon services. Certain companies within the Suramericana Group are creditors of IMPSAT Colombia, including Corporación Financiera Nacional y Suramericana S.A. (Corfinsura) and BanColombia, which are financial institutions, and Suleasing, which is a financial leasing company. As of March 31, 2003, we were indebted to companies within the Suramericana Group in the amount of approximately $6.0 million. This includes indebtedness of approximately $3.4 million to BanColombia and $2.4 million to Corfinsura (with respect to which indebtedness we paid, in the aggregate, interest of $11.1 million during 2000, 2001, 2002 and the first three months of 2003); and indebtedness of approximately $0.2 million to Suleasing (with respect to which indebtedness we paid interest totaling $3.5 million during the same period).

Claxson Interactive Group, Inc.

      Claxson Interactive Group, Inc, a British Virgin Islands multimedia company providing branded entertainment content targeted to Spanish and Portuguese speakers around the world, is headquartered in Argentina and has operations in Brazil, Mexico, Colombia, Venezuela, Chile, Uruguay and the United States. As of March 31, 2003, we held an approximately 3.3% equity interest in Claxson. Affiliates of Mr. Roberto Vivo (a member of our board of directors during 2002) and Mr. Ricardo Verdaguer (the chairman of our board of directors), also have equity interests in Claxson. Mr. Roberto Vivo is Claxson’s chief executive officer, the chairman of its board of directors and a member of its compensation committee. In addition, Mr. Ricardo Verdaguer is a director of Claxson.

      Claxson is a party to certain telecommunications services agreements pursuant to which our subsidiaries provide Claxson with telecommunication networks to access the Internet backbone. During 2000, 2001, 2002, and the first three months of 2003, the total value of telecommunications services we rendered to Claxson was approximately $5.1 million.

      During 2000, 2002, 2002, and the first three months of 2003, we paid $1.3 million to Claxson for services.

Morgan Stanley

      During 2000, 2001 and 2002 and the first three months of 2003 we paid fees totaling $6.9 million to Morgan Stanley in connection with their underwriting of our initial public offering, the placement of our old senior notes due 2005 and the structuring and negotiation of the terms of the Plan. Morgan Stanley is a selling securityholder and two of our directors are employees of Morgan Stanley.

Nortel Networks Ltd.

      During 2002, we paid fees totaling $1.0 million to Nortel in connection with the structuring and negotiation of the terms of the Plan.

      During 2000, 2001, and 2002 and the first three months of 2003 we paid a total of $241.7 million to Nortel relating to the purchases of telecommunication equipment and services. Our total payment of $241.7 million was compromised of $10.1 million in cash and the remainder was financed pursuant to a series of financing agreements entered into between Nortel and IMPSAT Argentina and IMPSAT Brazil.

      On October 25, 1999, each of IMPSAT Argentina and IMPSAT Brazil signed definitive agreements with Nortel to borrow an aggregate of up to approximately $149.1 million and $148.3 million, respectively, of long-term vendor financing. The financing, which had a final maturity in 2006, was used to finance Nortel’s construction of the segments of the Broadband Network in Argentina and Brazil as well as additional purchases of telecommunications equipment. We guaranteed the obligations of each of IMPSAT Argentina and IMPSAT Brazil under the Nortel financing agreements.

      At December 31, 2002, we owed Nortel a total of $231.7 million under vendor financing agreements with Nortel in respect of our capital expenditures purchased from Nortel. As a result of the Plan, this amount was reduced to $136.5 million as of March 31, 2003. During 2000, 2001, and 2002 and the first three months of 2003 we paid to a total of $20.3 million in interest to Nortel under these vendor financing agreements.

      Nortel is a selling securityholder and one of our directors is an employee of Nortel.

W.R.H. Partners Global Securities, L.P.

      During 2000, 2001, and 2002 and the first three months of 2003, we paid fees totaling $1.0 million to W.R.H. Partners Global Securities, L.P. in connection with the structuring and negotiation of the terms of the Plan. Two of our directors are employees of W.R.H. Partners Global Securities, L.P. and W.R. Huff Asset Management Co., LLC, both of which are selling securityholders under this prospectus.

British Telecommunications

      Prior to the Effective Date, Nunsgate Limited, a wholly-owned subsidiary of British Telecommunications, beneficially owned 20% of our old common stock.

      During 2000, 2001, 2002, and the first three months of 2003, we purchased telecommunications capacity and equipment from British Telecommunications totaling approximately $5.2 million.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Registration Rights Agreement

      We and the selling securityholders entered into a registration rights agreement on the Effective Date. Pursuant to the registration rights agreement, we agreed to register and to cooperate with the selling securityholders and their respective counsel in connection with the registration of the Securities for offer and sale under U.S. federal securities laws and the “blue sky” laws of all of the states of the United States, and to do any and all other acts or things necessary or advisable to enable the offer and sale of the Securities in such jurisdictions; provided, however, that we are not required to:

•	qualify generally to do business in any jurisdiction where we are not then so qualified

•	file a general consent to service of process in any such states or jurisdictions, or

•	take any action which would subject us to general service of process or to taxation in any jurisdiction where we are not then so subject

      We have filed with the SEC the registration statement of which this prospectus forms part in satisfaction of the applicable registration rights contained in the registration rights agreement. We have agreed to use our best efforts to cause the registration statement to be declared effective by the SEC as soon as practicable. We have also agreed to use our best efforts to keep the registration statement continuously effective until the selling securityholders no longer hold any of the Securities covered by this prospectus or, if earlier, when all of those Securities have been sold pursuant to the registration statement.

      We are obligated to pay all registration expenses in connection with the registration of Securities under the registration statement, including:

•	all SEC, stock exchange or National Association of Securities Dealers, Inc. registration, listing and filing fees (including fees of any “qualified independent underwriter” in connection with an underwritten offering)

•	all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters or selling securityholders)

•	word processing, printing and distribution expenses for the registration statement and this prospectus (including any amendments or supplements), underwriting agreements, securities sales agreements and other related documents

•	fees and disbursements relating to

•	the qualification of the Indenture under applicable securities laws

•	the Trustee and its counsel, the transfer agent, registrar and/or depositary (including the Depository Trust Company) for our common stock;

•	counsel for our company and of one counsel for the selling securityholders

•	independent public accountants of, and any special experts retained by us

      We are not obligated to pay for, among other things, any underwriting discounts and commissions and transfer taxes relating to the sale or disposition of Securities by a selling securityholder.

      Under the registration rights agreement, all selling securityholders are entitled to an unlimited number of “piggyback” registrations, with our paying all expenses of the offering, whenever we propose to register our common stock under the Securities Act (other than a registration for the account of a selling securityholder). Each selling securityholder is subject to certain customary pro rata limitations on its ability to participate in such a “piggyback” registration. In addition, pursuant to the registration rights agreement, we have agreed to indemnify the selling securityholders and their respective affiliates against certain liabilities, including certain liabilities under the Securities Act.

      The foregoing summary is qualified in its entirety by reference to the full text of the registration rights agreement, which was filed on April 15, 2003 as Exhibit 4.6 to our 2002 Annual Report on Form 10-K.

Description of our Common Stock

      The following summary information is qualified in its entirety by the provisions of our certificate of incorporation and our bylaws, which we adopted on the Effective Date and are filed as Exhibit Nos. 2.1 and 2.2 to our Amendment No. 1 to Registration Statement on Form 8-A filed with the SEC on March 26, 2003.

Authorized Stock

      Pursuant to the Plan, on the Effective Date, we, among other things, filed with the Delaware Secretary of State our restated certificate of incorporation, under which our authorized capital stock consists of (i) 50,000,000 shares of our common stock, with a par value of $0.01 per share and (ii) 5,000,000 shares of our preferred stock, with a par value of $0.01 per share. No preferred stock has been issued. Pursuant to our restated certificate of incorporation, preferred stock may be issued in one or more series as determined from time to time by a majority (or, for so long as Nortel has the right to elect our Category Three Director, by a two-thirds majority) of our board of directors, without further approval of our stockholders. Upon issuance of the preferred stock, our board of directors will fix the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such preferred stock, to the full extent permitted by law. Pursuant to our certificate of incorporation, we may not create, designate, authorize or cause to be issued any class or series of nonvoting stock to the extent prohibited by Section 1123 of the United States Bankruptcy Code.

      On the Effective Date, all then outstanding shares of our pre-reorganization common stock and all other equity interests were cancelled, including shares of our restricted stock, as well as all options and agreements to issue or purchase any equity interests and we issued shares of our common stock and warrants to purchase shares of our common stock.

Voting

      Our certificate of incorporation provides that the holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to the rights of any holder of preferred stock, all holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to our stockholders on our liquidation, dissolution or winding up.

      Any person or entity acquiring our common stock as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which is also called the HSR Act) would be applicable, will have no voting rights in connection with such common stock until that person or entity has fulfilled the filing and waiting period requirements of the HSR Act.

Quorum

      Except as the General Corporation Law of the State of Delaware (which we refer to as the DGCL) or our restated certificate of incorporation may otherwise provide, the holders of a majority in voting power of the issued and outstanding shares of our capital stock entitled to vote will constitute a quorum at a meeting of stockholders for the transaction of any business. Under our bylaws, the chairman of the meeting or the stockholders entitled to vote, present in person or represented by proxy, may adjourn the meeting in the absence of a quorum without notice other than announcement at the meeting, until a quorum is present or represented. A quorum is not broken by the subsequent withdrawal of any stockholder. Under our bylaws, any action required or permitted to be taken by our stockholders may be effected at a duly called annual meeting of such stockholders, setting forth the action so taken.

      Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting, however, the initial 2005/2008 Holders who received our common stock under the Plan, which we refer to as our Initial 2005/2008 Common Stockholders, and our Initial Series A Noteholders (unless otherwise provided by the terms of the Series A Notes) may act by written consent in lieu of a meeting regarding any permitted or required action. As provided Article VII (a)(2) of our restated certification of incorporation, subject to the rights of the holders of our preferred stock, special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the directors then serving (without giving effect to vacancies), however, special meetings of our Initial 2005/2008 Common Stockholders may be called

•	by any Initial 2005/2008 Common Stockholder, if the special meeting is permitted or required to be held under our restated certification of incorporation, or

•	by Initial 2005/2008 Common Stockholders beneficially owing in the aggregate 5% or more of the Initial 2005/2008 Common Stock entitled to vote at such meeting, in all other cases.

      Unless otherwise provided by the terms of the Series A Notes, special meetings of the Initial Series A Noteholders may be called

•	by any Initial Series A Noteholder, if the special meeting is permitted or required to be held, or

•	by Initial Series A Noteholders that, after giving effect to the conversion into shares of our common stock of the Series A Notes held by all Initial Series A Noteholders, would beneficially own 5% or more of such converted shares of common stock, in all other cases.

Board of Directors

      Our board of directors consists of the following four categories:

(1) Our Category One Director is our Chief Executive Officer. Upon the individual holding the office of our Chief Executive Officer ceasing to hold such office for any reason, that individual will automatically cease to be a director and the Category One Director will be our Chief Financial Officer until a replacement Chief Executive Officer has been appointed in accordance with our bylaws.

(2) Our Category Two Directors are two individuals who were designated originally pursuant to the Plan, and who subsequently will be elected by the Initial Series A Noteholders for so long as the sum of

•	the aggregate number of shares of our common stock issuable upon conversion of Series A Notes issued to and held by the Initial Series A Noteholders or any of their respective affiliates, and

•	the aggregate number of shares of our common stock issued to and held by the Initial Series A Noteholders or these affiliates upon conversion of the Series A Notes.

Continues to represent in the aggregate 7.5% or more of our common stock on a fully diluted basis.

The initial term of the Category Two Directors will end at the annual stockholders meeting to be held in 2004. Thereafter, the Category Two Directors will be nominated and elected each year, as provided in our restated certificate of incorporation, for a term ending on the date of the annual stockholders meeting in the following year. A Category Two Director may be removed, with or without cause, by majority vote of the Initial Series A Noteholders at a special meeting called for that purpose in accordance with our restated certificate of incorporation.

(3) Our Category Three Director is one individual who was designated originally pursuant to the Plan, and who subsequently will be elected by Nortel, as an initial holder of Series B Notes and warrants to purchase common stock issued to Nortel under the Plan, for so long as the sum of

•	the aggregate number of shares of our common stock issuable upon conversion of Series B Notes and warrants issued to and held by Nortel or any of its affiliates, and

•	the aggregate number of shares of our common stock issued to and held by Nortel or its affiliates upon conversion of such Series B Notes and warrants.

continues to represent in the aggregate 4.5% or more of our common stock on a fully diluted basis.

The Category Three Director will be the individual designated in writing by Nortel. The Category Three Director may be removed, with or without cause, by Nortel by the delivery of a written notice to the board of directors.

(4) Our Category Four Directors are individuals who were designated originally pursuant to the Plan, and who thereafter will be elected by the Initial 2005/2008 Common Stockholders for so long as the Initial 2005/2008 Common Stockholders or any of their respective affiliates continue to beneficially own Initial 2005/2008 Common Stock equal, in the aggregate, to 15% or more of our common stock on a fully diluted basis. As long as the Initial Series A Noteholders have the right to elect the Category Two Directors, no more than two of the Category Four Directors may be persons who are affiliates of Morgan Stanley & Co. Incorporated. The initial term of the Category Four Directors will end at the annual stockholders meeting to be held in 2004. Thereafter, the Category Four Directors will each year be nominated and elected, as provided in our restated certificate of incorporation, for a term ending on the date of the annual stockholders meeting in the following year. Persons properly nominated for election as Category Four Directors will be elected by a plurality vote of the Initial 2005/2008 Common Stockholders, voting separately, at a special meeting of the holders called for that purpose. The Category Four Directors may be removed, with or without cause, by majority vote of the Initial 2005/2008 Common Stockholders, voting separately, at any annual meeting or a special meeting called for that purpose.

      These rights of certain holders of securities to elect directors to these categories will terminate upon the occurrence of the events described in the preceding paragraphs (for example, in the case of the Category Four Directors, when the holders of the Initial 2005/2008 Common Stock or any of their respective affiliates cease to beneficially own Initial 2005/2008 Common Stock equal to 15% or more of our common stock on a fully diluted basis). Under our restated certificate of incorporation, upon our determination that one of these events has occurred, each director occupying the affected category before the event will cease to be a director and the resulting vacancy will be filled:

•	by the affirmative vote of a majority of the remaining directors, and the new director will hold office until the next annual stockholders meeting, or

•	if the number of members remaining on the whole board of directors after that vacancy is less than four, by individuals nominated and elected by the holders of our common stock in accordance with our restated certificate of incorporation and our bylaws, at a special meeting called for that purpose.

      Except as described above, any vacancy occurring in our board of directors will be filled by the affirmative vote of a majority of the remaining directors (which may constitute less than a quorum of our board of directors), and any director elected to fill that vacancy will be elected for the unexpired term of his or her predecessor. Any directorship to be filled by reason of an increase in the number of directors shall be filled by unanimous vote of all members of the board of directors then in office. In addition as long as:

•	The Initial Series A Noteholders have the right to elect the Category Two Directors, any vacancy occurring in the Category Two Directors will be filled by the remaining Category Two Director or, if there are no incumbent Category Two Directors, by plurality vote of the Initial Series A Noteholders at a special meeting called for that purpose.

•	Nortel has the right to elect the Category Three Director, any vacancy occurring in the Category Three Director shall be filled as directed by Nortel in a written notice to the board of directors.

•	The Initial 2005/2008 Common Stockholders have the right, voting separately, to elect the Category Four Directors, any vacancy occurring in the Category Four Directors will be filled by the remaining Category Four Directors or, if there are no incumbent Category Four Directors, by plurality vote of the Initial 2005/2008 Common Stockholders, voting separately, at any annual meeting or a special meeting called for that purpose.

The Initial Series A Noteholders, Nortel and the Initial 2005/2008 Common Stockholders will each provide us with the information concerning their (and their respective affiliates’) ownership of, as applicable, Series A Notes, Series B Notes, shares of our common stock issued or issuable upon conversion of such notes and shares of Initial 2005/2008 Common Stock, as we may reasonably request from time to time for the purpose of determining whether the applicable category threshold has been satisfied, and agree, upon the written request of our company, to certify the ownership in writing to us as of the date specified in our written request (or, in the absence thereof, as of the end of the most recent calendar quarter).

      There is no provision in our restated certificate of incorporation for cumulative voting with respect to the election of our directors.

Amendments

      Our restated certificate of incorporation cannot be amended, whether by merger or otherwise, in any manner that would have the following effects on the rights of any of the following securityholders (as long as they are entitled to elect directors):

•	the Initial Series A Noteholders, so as to affect adversely their special rights and powers without (in addition to such other vote as may be required by law) the prior affirmative vote of a majority of the Initial Series A Noteholders at a special meeting called for such purpose, with each Initial Series A Noteholder entitled to cast a number of votes equal to the number of Category Two Securities held by such holder as of the applicable record date;

•	the Initial 2005/2008 Common Stockholders, so as to affect adversely their special rights and powers without (in addition to such other vote as may be required by law) the prior affirmative vote of a majority of the Initial 2005/2008 Common Stockholders, voting separately, at any annual meeting or a special meeting called for such purpose; and

•	Nortel, so as to affect adversely its special rights and powers without the prior written consent of Nortel.

      The affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of our stock and other securities entitled to vote for the election of our directors is required to alter, amend or repeal, or to adopt any provision inconsistent with, the provisions of our restated certificate of incorporation:

•	enabling or restricting holders of shares of our capital stock and Senior Notes (including separate classes or series of these securities) to take action without meeting by written consent;

•	requiring that advance notice of nominations for the election of directors and business to be transacted at any stockholders meeting be given in the manner and to the extent provided in our bylaws;

•	stipulating that no person or entity acquiring our common stock or other voting securities of our company shall have any right to vote those securities until that acquiror has complied with any applicable filing and waiting period requirements of the HSR Act; and

•	limiting or eliminating personal liability of our directors to our company and stockholders, including for breach of fiduciary duty as a director.

      The indemnification provisions in our restated certificate of incorporation and our bylaws cannot be altered, amended or repealed without the affirmative vote of a majority of our stockholders entitled to vote generally in the election of our directors, voting together as a single class; however, stockholders authorization will not be required in the event any alteration or amendment:

•	is made in order to conform to any amendment or revision of the DGCL which expands an executive’s rights to indemnification thereunder or is otherwise beneficial to the executive, or

•	in the judgment and discretion of the board of directors, does not adversely affect the rights and protection of our stockholders.

      Except as provided in our restated certificate of incorporation, our bylaws may be altered, amended, modified or repealed, or new bylaws may be adopted at any meeting of our board of directors or of our stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of our board of directors, in a notice given not less than two days prior to the meeting.

Change of Control

      The provisions of our restated certificate of incorporation and bylaws described above, as well as the concentration of our common stock ownership and the provisions of Section 203 of the Delaware General Corporation Law could have the following effects, among others:

•	delaying, deferring or preventing a change in control

•	delaying, deferring or preventing the removal of existing management

•	deterring potential acquirers from making a tender offer to purchase our common stock at a premium

•	limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.

Dividends

      Dividends upon the outstanding stock of our company, subject to the provisions of the Delaware General Corporation Law, our certificate of incorporation and any agreements or obligations of our company may be declared by our board of directors at any regular or special meeting. Dividends may be declared and paid in cash, in property, or in stock of our company, provided that all such declarations and payment of dividends will be in strict compliance with all applicable laws and our certificate of incorporation.

Transfer Agent

      The transfer agent and registrar for our common stock is The Bank of New York, Stock Transfer Administration, 101 Barclay Street, 11 East, New York, NY 10286.

Delaware’s Anti-Takeover Statute

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This section prevents us from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholders became an interested stockholder unless:

•	prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of our company outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the Plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines “business combination” to include:

•	any merger or consolidation involving our company and a interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of our company;

•	in general, any transaction that results in the issuance or transfer by our company of any stock of our company to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through our company.

      In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of our company and any entity or person affiliated with or controlling or controlled by the entity or person.

      Although we could have opted out of Section 203 by including an express provision in our certificate of incorporation or our bylaws, we have chosen not to do so.

Limitation of Director Liability

      Our restated certificate of incorporate provides that, to the fullest extent permitted under the DGCL, as amended from time to time, none of our directors will be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification

      Our restated certificate of incorporate and bylaws provides that, we will indemnify and hold harmless, to the fullest extent permitted by applicable law any person who is party to a threatened or actual civil or criminal legal proceeding, by reason of the fact he or she is or was our director or our officer, or is or was serving at our request as a director or officer, employee or in other capacities of any entity, against all liability, loss and expenses reasonably incurred or suffered by that person in connection therewith.

Description of the Senior Notes

      Our Series A Notes and Series B Notes are issued under two Indentures, each dated as March 25, 2003, which we refer to as the Indentures, among us, as issuer, IMPSAT S.A., as guarantor, and The Bank of New York, as the “Trustee”. The following summary of certain provisions of the Indentures is not complete and is subject to, and is qualified by reference to, all the provisions of the Indentures. A copy of the Indentures (a form of which was filed with the SEC on April 15, 2003 as Exhibit 4.2 to our 2002 Annual Report on Form 10-K) is available from us upon request. Whenever particular defined terms of the Indentures are referred to but not defined, those terms are incorporated herein by reference. For definitions of capitalized terms used in the following summary, see “— Certain Definitions.” As used in this “Description of the Senior Notes,” the term “Company” means IMPSAT Fiber Networks, Inc. and excludes any of our subsidiaries.

      The following description of the terms of the Indentures is a summary. This summary does not restate the Indentures and excludes certain definitions and complex legal terminology contained in the Indentures. While we believe this summary contains all of the information about the Indentures that is important to your decision to purchase the Senior Notes, it does not include all of the provisions of the Indentures that you may feel are important. It is the Indentures, and not this summary, that defines your rights as a noteholder. If you would like to read the Indentures in their entirety, you may obtain copies from us by contacting us at the address provided earlier in this prospectus under “Prospectus Summary — IMPSAT.”

Series A Notes

      The Indenture governing the Series A Notes, which we refer to as the Series A Indenture, provides for the issuance of $67,531,000 aggregate principal amount of our Series A Notes. The Series A Notes were issued on the Effective Date under the Plan to the holders of our then outstanding 12 1/8% Senior Guaranteed Notes due 2003 in exchange for their ratable portion of the Series A Notes.

Interest

      Interest on the Series A Notes is payable in cash semiannually in arrears, commencing on September 15, 2005 at a rate of 6% per annum through March 15, 2011. No interest will accrue or be payable prior to March 25, 2005.

Maturity

      The Series A Notes are payable in a single installment on March 15, 2011.

Conversion Privilege

      A holder may convert its Series A Notes at any time at the Conversion Price (defined below) then in effect into shares of our common stock, however if a holder is redeeming its Series A Notes, then the holder cannot convert its Series A Notes after the close of business on the fifth business day preceding the Redemption Date, provided that there was no default by us in the payment of the Redemption Price. The number of shares of our common stock issuable upon conversion of our Series A Notes is determined by dividing the principal amount of the Series A Notes or portion thereof surrendered for conversion by the Conversion Price in effect on the Conversion Date. Subject to adjustment or voluntary reduction as provided in Article 3 of the Series A Indenture, the “Conversion Price” per share will be calculated as follows:

	March 25,	September 25,	March 25,	September 25,	March 25, 2005
	2003	2003	2004	2004	and thereafter

Conversion Price	$14.39	$14.17	$13.97	$13.76	$13.56

      If the Conversion Date is a date between any of the dates specified in the table above (but prior to March 25, 2005), the Conversion Price will be calculated on the basis of the decrease in the Conversion Price between such dates based a period of 180 days.

      A Holder may convert a portion of a Series A Notes equal to $1.00 or any integral multiple thereof. Provisions of the Series A Indenture that apply to conversion of all of a Series A Notes also apply to conversion of a portion of the Series A Notes.

      A Holder of the Series A Notes is not entitled to any rights of a holder of our common stock until such Holder has converted its Series A Notes into our common stock, and only to the extent the Series A Notes have been converted into our common stock

Conversion Procedure

      To convert Series A Notes, a Holder must:

•	complete and manually sign the conversion notice on the back of the Series A Notes (or complete and manually sign a facsimile of such notice) and deliver such notice to the conversion agent;

•	surrender the Series A Notes to the conversion agent

•	furnish appropriate endorsements and transfer documents if required by the registrar or the conversion agent

•	have satisfied any necessary filing requirements under the HSR Act, in respect of its acquisition of the shares of common stock upon such conversion and the waiting period under such HSR Act will have expired or been terminated without objection to such acquisition,

•	have received any other necessary regulatory consents to its acquisition of the shares of common stock upon such conversion, and

•	pay any required transfer or similar tax.

      The date on which the Holder satisfies all of those requirements is considered to be the Conversion Date. The notice of conversion will state that the Holder has satisfied or will have satisfied prior to the issuance of shares of our common stock upon the conversion, any and all legal or regulatory requirements for conversion, including compliance with the Securities Act, the Exchange Act and the HSR Act. We will use our reasonable best efforts in cooperating in a timely manner with Holders to obtain these legal or regulatory approvals to the extent our cooperation is necessary.

      As soon as practicable after the Conversion Date, we will deliver to the Holder through the conversion agent a certificate for the number of whole shares of our common stock issuable upon the conversion of principal amount and any accrued and unpaid interest on the converted Series A Notes, and cash in lieu of any fractional shares.

Adjustment of Conversion Price

      The Conversion Price will be adjusted from time to time in cases where our Company:

(i) pays a dividend in shares of common stock to the holders of our common stock,

(ii) makes a distribution in shares of common stock to the holders of our common stock,

(iii) subdivides or splits our outstanding common stock into a larger number of shares, or

(iv) combines our outstanding common stock into a smaller number of shares,

so that the Holder of any Series A Note thereafter surrendered for conversion will be entitled to receive that number of shares of common stock that it would have owned or been entitled to receive had such Series A Note been converted immediately prior to the happening of any of these events.

      The Conversion Price may also be adjusted from time to time in additional circumstances as provided in Article III of the Series A Indenture.

Effect of Reclassification, Consolidation, Merger or Sale, Transfer or Conveyance on Conversion Privilege

      If any of the following occurs:

(i) any reclassification or change of shares of our common stock issuable upon conversion of the Series A Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 3.06 of the Series A Indenture)

(ii) any consolidation or merger to which we are a party other than a merger in which our company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of our common stock or

(iii) any sale, transfer or conveyance of all or substantially all of the property and assets of our company to any Person then we, or that successor or purchasing corporation, as the case may be, will, as a condition precedent to any such reclassification, change, consolidation, merger, sale, transfer or conveyance transactions, execute and deliver to the Trustee a supplemental indenture providing that each Holder of Series A Notes then outstanding will have the right to convert those Series A Notes into the kind and amount of securities and property (including cash) receivable upon that transaction by a holder of the number of shares of our common stock deliverable upon conversion of those Series A Notes immediately prior to that transaction.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Series A Indenture. Reference is made to the Series A Indenture for the definition of any other capitalized term used without definition.

      “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

      “Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of its Restricted Subsidiaries to any Person other than our Company or any of its Restricted Subsidiaries of

(i) any shares of the Capital Stock of any Restricted Subsidiary,

(ii) all or substantially all of the property and assets of an operating unit or business of our Company or any of its Restricted Subsidiaries or

(iii) any other property and assets of our Company or any of its Restricted Subsidiaries outside the ordinary course of business of our Company or such Restricted Subsidiary;

      “Asset Sale” will not include

(a) sales or other dispositions of equipment that has become obsolete or no longer useful in the business of our Company or its Restricted Subsidiaries or inventory, receivables and other current assets,

(b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made,

(c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers’ Certificate) not in excess of $1.0 million in any transaction or series of related transactions,

(d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of,

(e) any long-term assignment of capacity on our telecommunications network in an amount between $1.0 million and $5.0 million pursuant to any transaction or series of related transactions that has been approved by an affirmative vote of our board of directors of our Company,

(f) any long-term assignment of capacity on our telecommunications network in an amount in excess of $5.0 million pursuant to any transaction or series of related transactions that has been approved by an affirmative vote of at least two-thirds of our board of directors of our Company, or

(g) issuances and sales of common stock of Restricted Subsidiaries (x) to our Company or a Wholly-owned Restricted Subsidiary and (y) director’s qualifying shares of sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries.

      “Change of Control” means such time as

(i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Permitted Investor or any Existing Securityholder or its Affiliates, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 30% of the total voting power of the Voting Stock of our Company on a fully-diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of our Company, on a fully-diluted basis, than is held in the aggregate by the Existing Securityholders and their Affiliates on such date; or

(ii) individuals who on the Closing Date constitute our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the members of our board of directors then in office who either were members of our board of directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of our board of directors then in office; or

(iii) we cease to be the beneficial owner of a majority of the Voting Stock of the Guarantor or IMPSAT Comunicações Ltda; or

(iv) the occurrence of any transaction or event in connection with which all or substantially all our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) consideration which

(a) is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices and

(b) does not have registration rights applicable thereto on terms no less favorable to the Holder than those contained in the Registration Rights Agreement.

      “Change of Control Redemption Price” means a purchase price equal to 101% of the Claimed Amount of the Securities on the relevant Payment Date.

      “Closing Date” means the date on which the Series A Notes are originally issued under this Series A Indenture.

      “Closing Price” with respect to any securities on any date will mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal security exchange or quotation system in the United States on which such security is quoted or listed or admitted to trading, or, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the Nasdaq National Market or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by our board of directors for that purpose, or a price determined in good faith by our board of directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination will be conclusive.

      “Current Market Price” will mean the average of the daily Closing Prices per share of our common stock for the ten consecutive Business Days immediately prior to the date in question.

      “Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event or otherwise is

(i) required to be redeemed prior to Final Maturity,

(ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to Final Maturity or

(iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to Final Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to Final Maturity will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions in favor of Holders that are contained in Section 4.11 and Section 4.12 of the Series A Indenture and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such provisions will become operative only after our repurchase of such Series A Notes as are required to be repurchased pursuant to Section 4.11 and Section 4.12 of the Series A Indenture.

      “Existing Securityholders” means each holder of common stock, or of securities of our Company convertible into or exchangeable for, common stock, in each case, representing five percent (5%) or more of our Company’s total common stock on a fully-diluted basis as of the Effective Date.

      “Expiration Time” has the meaning provided in Section 3.06(e) of the Series A Indenture.

      “Final Maturity” means the final maturity of the Series A Indenture, which is March 15, 2011.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Guaranteed Indebtedness” means the Guarantee of the Indebtedness of our Company or the Guarantor.

      “Guarantor” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to Article Five of the Series A Indenture and thereafter means the successor.

      “Holder” or “Securityholder” means the then registered holder of any Series A Note.

      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to our Company and its Restricted Subsidiaries, an “Incurrence” of

Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered an Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person at any date of determination (without duplication),

(i) all indebtedness of such Person for borrowed money,

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following such drawing),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, all obligations of such Person under any title retention agreement and all conditional sale obligations of such Person, except Trade Payables,

(v) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person,

(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

(vii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock,

(viii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and

(ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date will be (without duplication) the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness and (B) that Indebtedness will not include any liability for federal, state, local or other taxes.

      “Indenture” means this Series Indenture A as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Series Indenture A.

      “Interest Payment Date” means each semiannual interest payment date on March 15 and September 15 of each year, commencing September 15, 2005.

      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers (other than Unrestricted Subsidiaries of our Company) in the ordinary course of business and accounts payable to suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable or accounts payable, as the case may be, on the balance sheet of our Company or its

Restricted Subsidiaries and Trade Payables) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and will include

(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

(ii) the fair market value of the Capital Stock (or any other Investment), held by us or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of Section 4.06 of the Series A Indenture. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04 of the Series A Indenture, (i) “Investment” will include the fair market value of the assets (net of liabilities, other than liabilities to our Company or any of its Restricted Subsidiaries) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities, other than liabilities to our Company or any of its Restricted Subsidiaries) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in the outstanding Investment in such Unrestricted Subsidiary and (iii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

      “Net Cash Proceeds” means

(a) with respect to any Asset Sale of an asset or property not constituting Capital Stock, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) actually incurred related to such Asset Sale,

(ii) provisions for all taxes paid or are payable as a result of such Asset Sale,

(iii) payments made to repay Indebtedness outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold in such Asset Sale or (B) is required to be paid as a result of such Asset Sale and

(iv) appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of items of the type referred to in clauses (a)(i) and (ii) above.

      “Offer to Purchase” means an offer to purchase Series A Notes by us from the Holders commenced by our mailing of a notice to the Trustee and each Holder stating:

(i) the covenant pursuant to which the offer is being made and that all such Series A Notes validly tendered will be accepted for payment or, in the case of Offers to Purchase, accepted for payment on a pro rata basis;

(ii) the purchase price and the date of purchase (which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (which we refer to as the Payment Date);

(iii) that any such Series A Note not tendered will continue to accrue interest pursuant to its terms;

(iv) that, unless our Company defaults in the payment of the purchase price, any Series A Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(v) that Holders electing to have such Series A Note purchased pursuant to the Offer to Purchase will be required to surrender the Series A Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Series A Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased;

(vii) that Holders whose Series A Notes are being purchased only in part will be issued new Series A Notes equal in principal amount to the unpurchased portion of the Series A Notes surrendered; provided that each Series A Note purchased and each new Series A Note issued will be in a principal amount of $1.00 or an integral multiple thereof and

(viii) in the case of an Offer to Purchase.

      On the Payment Date, we will

(i) accept for payment on a pro rata basis the Series A Notes or portions thereof tendered pursuant to an Offer to Purchase;

(ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Securities or portions thereof so accepted; and

(iii) deliver, or cause to be delivered, to the Trustee all Securities or portions thereof so accepted together with an Officers’ Certificate specifying the Securities or portions thereof accepted for payment by our Company.

      The Paying Agent will promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee will promptly authenticate and mail to such Holders a new Series A Note equal in principal amount to any unpurchased portion of the Series A Note surrendered; provided that each Series A Note purchased and each new Series A Note issued will be in a principal amount of $1.00 or an integral multiple thereof. Our Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee will act as the Paying Agent for an Offer to Purchase. Our Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that our Company is required to repurchase Securities pursuant to an Offer to Purchase.

      “Payment Date” has the meaning provided in the definition of “Offer to Purchase.”

      “Permitted Investment” means

(i) an Investment in our Company or a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, our Company or a Restricted Subsidiary; provided that such Person’s primary business is related, ancillary or complementary to the businesses of our Company and its Restricted Subsidiaries on the Closing Date;

(ii) Temporary Cash Investments;

(iii) payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of our Company or its Restricted Subsidiaries and that do not in the aggregate exceed $1 million at any time outstanding;

(v) stock, obligations or securities received in satisfaction of judgments, work-outs or similar arrangements; and

(vi) participations in Indebtedness of any Restricted Subsidiary permitted to be Incurred by clause (x) of the second paragraph of Section 4.03(a) of the Series A Indenture.

      “Permitted Investor” means (i) any Person that is in the Telecommunications Business and (A) for its last four consecutive fiscal quarters has generated revenues of at least $1 billion or earnings before interest, income taxes, depreciation and amortization of at least $180 million, or (B) on the date of determination has an equity market capitalization of at least $3 billion, or (ii) any Subsidiary of any such Person.

      “Permitted Liens” means

(i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

(ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, contracts (other than for Indebtedness), performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and any bank’s unexercised right of setoff with respect to deposits made in the ordinary course of business of our Company or any Restricted Subsidiary;

(v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially detract from the value of the property so encumbered;

(vi) Liens (including extensions and renewals thereof) to finance the acquisition of real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, (1) to finance the cost (including the cost (other than the internal costs of our Company or any of its Subsidiaries) of design, development, acquisition, construction, installation, improvement, transportation or integration) of acquiring the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien will not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(vii) leases or subleases granted to others in the ordinary course of business that do not materially interfere with the ordinary course of business of our Company and its Restricted Subsidiaries, taken as a whole;

(viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of our Company or its Restricted Subsidiaries relating to such property or assets;

(ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(x) Liens arising from filing by a lessor of Uniform Commercial Code financing statements regarding the related lease;

(xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that (A) such Liens do not extend to or cover any property or assets of our Company or any Restricted Subsidiary other than the property or assets acquired and (B) the Indebtedness secured by such Liens is permitted to be Incurred;

(xii) Liens in favor of our Company or any Restricted Subsidiary;

(xiii) Liens arising from the rendering of a final judgment or order against our Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect our Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of our Company and its Restricted Subsidiaries prior to the Closing Date;

(xviii) Liens securing Indebtedness permitted to be Incurred pursuant to clause (vii) of the second paragraph of Section 4.03(a) of the Series A Indenture; and

(xix) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

      “Plan” means the Plan of Reorganization we filed on September 4, 2002 (as amended and supplemented) with the U.S. Bankruptcy Court for the Southern District of New York in our Company’s proceeding under Chapter 11 of the U.S. Bankruptcy Code (Case No. 02-12882 (REG)), which Plan was confirmed by the Bankruptcy Court on December 11, 2002.

      “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of this Indenture, including, without limitation, all series and classes of such preferred or preference stock.

      “Principal” of a debt security, including the Series A Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

      “Public Equity Offering” means an underwritten primary public offering of common stock of our Company pursuant to an effective registration statement under the Securities Act.

      “Purchased Shares” means the shares validly tendered or exchanged and not withdrawn as of the Expiration Time.

      “Redemption Date” means, when used with respect to any Series A Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

      “Redemption Price” means, when used with respect to any Series A Note to be redeemed, the price at which such Series A Note is to be redeemed pursuant to this Series A Indenture.

      “Registered Securities” means the Series A Notes that are registered for resale pursuant to an effective a registration statement on an appropriate form under the Securities Act (or any similar rule that may be adopted by the SEC).

      “Regular Record Date” for the interest payable on any Interest Payment Date means the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

      “Restricted Security” a Series A Note authenticated and issued hereunder to an Affiliated Holder, including any Security issued in exchange therefor or in lieu thereof; provided that the term “Restricted Security” will not include any Securities as to which restrictions have been terminated.

      “Restricted Subsidiary” means (i) the Guarantor and (ii) each other Subsidiary of our Company that is not an Unrestricted Subsidiary.

      “Restrictive Legend” means the legend initially set forth on the Restricted Securities.

      “Series A Note Guarantee” means the full and unconditional Guarantee of the Securities by the Guarantor.

      “Security Register” means a register of the Securities and of their transfer, exchange or conversion.

      “Series B Notes” means our Company’s Series B 6% Senior Guaranteed Notes due 2011.

      “Series B Notes Indenture” means the indenture relating to the Series B Notes, as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to such indenture entered into pursuant to the applicable provisions thereof.

      “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

(i) for the most recent fiscal year of our Company, accounted for more than 10% of the consolidated revenues of our Company and its Restricted Subsidiaries or

(ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of our Company and its Restricted Subsidiaries, all as set forth on the consolidated financial statements of our Company for the fiscal year most recently filed.

      “Stated Maturity” means

(i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

      “Subsidiary” means guarantee by a Restricted Subsidiary, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the total voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

      “Subsidiary Guarantee” means a guarantee by a Restricted Subsidiary.

      “Temporary Cash Investment” means any of the following:

(i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

(ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor,

(iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

(iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of our Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P,

(v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “AA” by S&P or “Aa” by Moody’s, and

(vi) certificates of deposit maturing not more than one year after the acquisition thereof by a Restricted Subsidiary and issued by any of the ten largest banks (based on assets as of the last December 31) organized under the laws of the country in which the Restricted Subsidiary that acquires such certificates of deposit is organized, provided that such bank is not under intervention, receivership or any similar arrangement at the time of the acquisition of such certificates of deposit.

      “TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), as in effect on the date the Series A Indenture was executed, except as provided in Section 9.06 of the Series A Indenture.

      “Transaction Date” means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

      “Trustee” means The Bank of New York until a successor replaces it and thereafter means such successor.

      “Unrestricted Subsidiary” means

(i) any Subsidiary of our Company (other than the Guarantor) that at the time of determination will be designated an Unrestricted Subsidiary by our board of directors in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

      Our board of directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of our Company but other than the Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, our Company or any Restricted Subsidiary; provided that

(A) any Guarantee by our Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness by our Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04 of the Series A Indenture; and

(C) if applicable, the Incurrence of Indebtedness would be permitted under this Indenture. Our board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) our Company could Incur $1.00 of additional Indebtedness under the first paragraph of Section 4.03 of the Series A Indenture and (y) no Default or Event of Default will have occurred and be continuing.

      Any such designation by our board of directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding anything herein contained to the contrary, the Guarantor may not be designated as an Unrestricted Subsidiary.

      “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

      “Wholly-Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Covenants

Limitation on Indebtedness

      We, as well as our Restricted Subsidiaries, are restricted in our ability to incur additional Indebtedness (other than the Series A Notes and Indebtedness existing on the Closing Date); provided that, if no Event of Default will have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, we may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be at least 2 to 1.

      However, our company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(i) Indebtedness in an aggregate principal amount not to exceed $150 million, or in the event that our company or any Restricted Subsidiary incurs any Indebtedness permitted under clause (vii) below, the difference between $150 million less the amount of any such Indebtedness incurred pursuant to clause (vii); provided that in the event that any Restricted Subsidiary (other than the Guarantor) Incurs any Indebtedness pursuant to this clause (i) in excess of $25 million in the aggregate at any time outstanding and the proceeds of such Indebtedness are not used for capital expenditures, then any such

Restricted Subsidiary will, as a condition precedent to incurring such Indebtedness, execute and deliver a supplemental indenture to the Series A Indenture providing for a Guarantee of payment of the Series A Notes by such Person; and provided further that no more than 25% of the Indebtedness Incurred under this clause (i) may be used for purposes other than capital expenditures;

(ii) Indebtedness owed (A) to us evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to our company or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (ii), (vi), (vii) or (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Series A Notes, the Series A Note Guarantee or Indebtedness that is pari passu with, or subordinated in right of payment to, the Series A Notes or the Series A Note Guarantee will only be permitted under this clause (iii) if:

(A) in case the Series A Notes or the Series A Note Guarantee are refinanced in part or the Indebtedness to be refinanced is pari passu with the Series A Notes or the Series A Note Guarantee, such new Indebtedness, by our terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Series A Notes or Series A Note Guarantee, as the case may be,

(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Series A Notes or the Series A Note Guarantee, such new Indebtedness, by our terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Series A Notes or the Series A Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Series A Notes or the Series A Note Guarantee, as the case may be, and

(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of our company or the Guarantor be refinanced by means of any Indebtedness of any Restricted Subsidiary other than the Guarantor pursuant to this clause (iii);

(iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of our company or any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

(v) Indebtedness of our company, to the extent the net proceeds thereof are promptly (A) used to purchase Series A Notes and Series B Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Securities and the Series B Notes;

(vi) Guarantees of the Securities and Guarantees of Indebtedness of our company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by the Series A Indenture;

(vii) Indebtedness outstanding at any time in the aggregate principal amount not to exceed $50 million from official, regional and multilateral development agencies;

(viii) Acquired Indebtedness (I) to the extent Incurred in connection with an Asset Acquisition in which the consideration paid by our company or any of our Restricted Subsidiaries consists solely of Capital Stock (other than Disqualified Stock) of our company, without any limitations as to amount or (II) to the extent Incurred in connection with an Asset Acquisition in which the consideration paid by our company or any of our Restricted Subsidiaries consists of cash or other property, so long as the aggregate amount of such consideration paid by our company or any of our Restricted Subsidiaries does not exceed $15 million;

(ix) Series B Notes issued (1) pursuant to the Plan or (2) to holders of Indebtedness existing as of the Closing Date in respect of which such holders did not vote affirmatively to accept the Plan so long as the amount of Series B Notes issued to any such holder does not exceed the amount of such Indebtedness that such holder would have been entitled to receive had it voted affirmatively to accept the Plan;

(x) Indebtedness of any Restricted Subsidiary, to the extent that our company is the beneficial owner of such Indebtedness and such Indebtedness is evidenced by a promissory note or participation certificate issued to our company by the record holder of such indebtedness; and

(xi) Indebtedness of our company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid; provided that (i) such Indebtedness is expressly made subordinate in right of payment to the Securities, the terms of such subordinated Indebtedness expressly provide that (A) the holders of such Indebtedness will not be entitled to receive any payments during such time as a Default or Event of Default has occurred and is continuing under the Securities or accelerate such Indebtedness until such time as a declaration of acceleration of the Securities has occurred and (B) in the event that a declaration of acceleration of the Securities has been rescinded and annulled, the event giving rise to the acceleration of such Indebtedness incurred pursuant to this clause (xi) will be deemed cured and such acceleration will be deemed rescinded and annulled without any further action, and (ii) such Indebtedness does not mature prior to Final Maturity.

      The maximum amount of Indebtedness that our company or a Restricted Subsidiary may Incur will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

      For purposes of determining any particular amount of Indebtedness,

(1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included and

(2) any Liens granted pursuant to the equal and ratable provisions will not be treated as Indebtedness. For purposes of determining compliance, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, will classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

      We will not, and will not permit any Restricted Subsidiary (including the Guarantor) to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on or with respect to our Capital Stock held by Persons other than us or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in shares of its or such Restricted Subsidiary’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on common stock of Restricted Subsidiaries; provided that such payments made to Persons other us or a Restricted Subsidiary will be included,

(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of our company or the Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than us or any of our Wholly-Owned Restricted Subsidiaries,

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of our company that is subordinated in right of payment to the Series A Note or of the Guarantor that is subordinated to the Series A Note Guarantee or

(iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default will have occurred and be continuing, (B) we could not Incur at least $1.00 of Indebtedness or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the board of directors, whose determination will be evidenced by a board resolution) made after the Closing Date will exceed the sum of

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee, plus

(2) the aggregate Net Cash Proceeds received by the us after the Closing Date as a capital contribution or from the issuance and sale of our Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of our company, including an issuance or sale permitted by the Series A Indenture of Indebtedness of our company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of our company, or from the issuance to a Person who is not a Subsidiary of our company of any options, warrants or other rights to acquire Capital Stock of our company (in each case, exclusive of any convertible indebtedness, Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to Final Maturity), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness, plus

(3) an amount equal to the net reduction in Investments in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made and treated as Restricted Payments by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      The foregoing provision will not be violated by reason of:

(i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Series A Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred;

(iii) the repurchase, redemption or other acquisition of Capital Stock of our company or any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of our company (or options, warrants or other rights to acquire such Capital Stock); provided that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) will be excluded from the calculation of the amounts under clause (ii) of the previous paragraph;

(iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of our company that is subordinated in right of payment to the Series A Notes in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of our company (or options, warrants or other rights to acquire such Capital Stock); provided, however, that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) will be excluded from the calculation of the amounts under clause (ii) of the previous paragraph;

(v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets;

(vi) Investments in Unrestricted Subsidiaries not to exceed, at any one time outstanding, $5 million; or

(vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of our company or with the Net Cash Proceeds of such Capital Stock; provided that such proceeds are so applied within 90 days of receipt thereof; provided that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) will be excluded from the calculation of the amounts under clause (ii) of the previous paragraph;

(viii) the payment of cash to (A) the holders of warrants issued pursuant to the Plan upon exercise of such warrants and (B) the holders of the Series A Notes or the Series B Notes upon conversion of the Series A Notes or the Series B Notes, in each case in lieu of fractional shares of our common stock and (ix) other Restricted Payments in an aggregate amount not to exceed $10 million; provided that, except in the case of clause (i), no Default or Event of Default will have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. The value of any Restricted Payment made other than in cash will be the fair market value thereof. The amount of any Investment “outstanding” at any time will be deemed to be equal to the amount of such Investment on the date made, less the return of capital to our company and our Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment).

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than the Guarantor) to:

(i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary,

(ii) pay any Indebtedness owed to us or any other Restricted Subsidiary, make loans or advances to us or any other Restricted Subsidiary or

(iii) transfer any of our property or assets to us or any other Restricted Subsidiary.

      The foregoing provisions will not restrict any encumbrances or restrictions:

(i) existing on the Closing Date (including the Nortel Financing Agreements) or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) existing under or by reason of applicable law;

(iii) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(iv) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our company or any Restricted Subsidiary not otherwise prohibited by the Series A Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of our company or any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary

(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary during the period between the execution of such agreement and the closing thereunder; or

(vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not more disadvantageous to the Holders of the Series A Notes than is customary in comparable financings (as determined in good faith by our board of directors and (C) our board of directors determines that any such encumbrance or restriction will not adversely affect our financial ability to make principal or interest payments on the Series A Notes when due. Nothing contained in Section 4.05 of the Series A Indenture will prevent our company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.09 of the Series A Indenture or (2) restricting the sale or other disposition of property or assets of our company or any of our Restricted Subsidiaries that secure, in a manner permitted by this Indenture, Indebtedness of our company or any of our Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

      We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except

(i) to our company or a Wholly-Owned Restricted Subsidiary;

(ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made;

(iv) the sale of common stock of Restricted Subsidiaries that is not Disqualified Stock, if the proceeds of such issuance or sale are applied; or

(v) the transfer of up to 3% of our common stock of ConeXia S.A. to employees of ConeXia S.A. in connection with such employment.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

      We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of our company or the Guarantor (“Guaranteed Indebtedness”), unless

(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture (x) for a Guarantee (a “Subsidiary Guarantee”) on the terms contained in Article Eleven of the Series A Indenture, mutatis mutandis, of payment of the Series A Notes by such Restricted Subsidiary and (y) that, upon such execution and delivery, such Restricted Subsidiary will, with respect to such Subsidiary Guarantee, be subject to all of the obligations of, and deemed to be for all purposes, a Guarantor (and such Subsidiary Guarantee will be deemed to be a Series A Note Guarantee) with the same effect as if such Restricted Subsidiary had been named as a Guarantor in the Series A Indenture,

(ii) such supplemental indenture is accompanied by an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary, is enforceable against such Restricted Subsidiary (subject to customary exceptions) and is in compliance in all material respects with the terms of the Series A Indenture and

(iii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under our Subsidiary Guarantee; provided that this paragraph will not be applicable to any Guarantee of any Restricted Subsidiary that is permitted as Acquired Indebtedness and existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Series A Notes or the Series A Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be pari passu with, or subordinated to, the Series A Note Guarantee or (B) subordinated to the Series A Notes or the Series A Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated to the Series A Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Series A Notes or the Series A Note Guarantee, as the case may be.

      Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by our terms that it will be automatically and unconditionally released and discharged upon:

(i) any sale, exchange or transfer, to any Person not an Affiliate of our company, of all of our company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary; or

(ii) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Stockholders and Affiliates

      We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of our company or with any Affiliate of our company or any Restricted Subsidiary, unless

(A) the transaction is upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate; and

(B) we deliver to the Trustee

(1) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $1.0 million, a resolution of our board of directors set forth in an Officers’ Certificate certifying that such transaction complies with this covenant and that such transaction has been approved by a majority of the disinterested members of our board of directors; and

(2) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to us or such Subsidiary of the financial terms of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The foregoing limitation does not limit, and will not apply to

(i) any transaction solely between us and any of our Wholly-Owned Restricted Subsidiaries or solely between Wholly-Owned Restricted Subsidiaries;

(ii) the payment of reasonable and customary regular fees to directors of our company who are not our employees;

(iii) any payments or other transactions pursuant to any tax-sharing agreement between our company and any other Person with which we file a consolidated tax return or with which our company is part of a consolidated group for tax purposes; or

(iv) any Restricted Payments not prohibited by Section 4.04 of the Series A Indenture.

Limitation on Liens

      Our company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of us and all other amounts due under Series A Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Securities, prior to) the obligation or liability secured by such Lien.

      The foregoing limitation does not apply to

(i) Liens existing on the Closing Date;

(ii) Liens granted after the Closing Date on any assets or Capital Stock of our company or our Restricted Subsidiaries created in favor of the Holders and the holders of the Series B Notes on an equal basis between the Series A Notes and the Series B Notes;

(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to our company or a Wholly-Owned Restricted Subsidiary to secure Indebtedness owing to our company or such other Restricted Subsidiary;

(iv) Liens securing Indebtedness that is Incurred to refinance secured Indebtedness permitted to be Incurred under clause (iii) of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any property or assets of our company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(v) Permitted Liens.

Limitation on Sale-Leaseback Transactions

      We will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of our assets or properties whether now owned or hereafter acquired, whereby our company or a

Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties that our company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, unless:

(1) our company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction permitted under the caption “Limitation on Indebtedness” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “Limitation on Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million as determined in good faith by our board of directors and set forth in an Officers’ Certificate delivered to the Trustee), of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and our company applies the proceeds of such transaction in compliance with, the covenant described under the caption “Limitation on Asset Sales.”

      The foregoing restriction does not apply to any sale-leaseback transaction if the transaction is solely between our company and any Wholly-Owned Restricted Subsidiary or solely between Wholly-Owned Restricted Subsidiaries.

Limitation on Asset Sales

      We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless

(i) the consideration received by us or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

(ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments.

      Within 365 days after the receipt of any Net Cash Proceeds from any Asset Sale, we will or will cause the relevant Restricted Subsidiary to:

(i) first (A) apply an amount equal to the Net Cash Proceeds to permanently repay unsubordinated Indebtedness of our company, the Guarantor or of any other Restricted Subsidiary, in each case owing to a Person other than our company or any of our Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, our company and our Restricted Subsidiaries existing on the date of such investment (as determined in good faith by our board of directors, whose determination will be conclusive and evidenced by a board resolution) and (ii) apply (no later than the end of the 365-day period referred to in clause (i)) the Net Cash Proceeds (to the extent not applied pursuant to clause (i)). The amount of the Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.”

      If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase totals at least $10 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of the Series A Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Claimed Amount (in effect as of the Payment Date) of the Securities, plus accrued interest (if any) to the Payment Date.

Repurchase of Securities upon a Change of Control

      Unless waived in writing by Holders of two-thirds in principal amount of the Series A Notes then outstanding, we must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the Series A Notes then outstanding, at a purchase price equal to 101% of the Claimed Amount of the Series A Notes on the relevant Payment Date, which we refer to as the Change of Control Redemption Price, plus accrued interest (if any) to the Payment Date. Prior to the mailing of the notice to Holders commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, we covenant to

(i) repay in full all indebtedness of our company that would prohibit the repurchase of the Securities pursuant to such Offer to Purchase or

(ii) obtain any requisite consents under instruments governing any such indebtedness of our company to permit the repurchase of the Series A Notes.

      We will first comply with the covenant in the preceding sentence before it will be required to repurchase the Series A Notes.

SEC Reports and Reports to Holders

      Whether or not we are required to file reports with the SEC, so long as any Series A Notes are outstanding we will file with the SEC all reports and other information that we would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto, unless we will be unable to effect such filing or the SEC shall refuse to accept such filing. We will supply the Trustee and each Holder of Series A Notes or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of these reports and other information, whether or not we will be unable to effect the filings or the SEC refuses to accept the filings.

Ranking

      The Senior Notes and the guarantee will be unsecured, unsubordinated indebtedness of the IMPSAT Fiber Networks and IMPSAT Argentina, as the guarantor, respectively. The Senior Notes and the guarantee will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness and will be senior in right of payment to all subordinated indebtedness of IMPSAT Fiber Networks and the guarantor, respectively. We are a holding company and the notes will be effectively subordinated to all liabilities of our subsidiaries.

Sinking Fund

      There will be no sinking fund payments for the notes.

Definition of Claimed Amount

      For purposes of the Series A Indenture, the “Claimed Amount” corresponding to any applicable date will be the applicable Claimed Amount specified in the following table:

	March 25,	September 25,	March 25,	September 25,	March 25,
	2003	2003	2004	2004	2005

Claimed Amount (as % of face principal amount of the Series A Note)	88.85%	91.51%	94.26%	97.09%	100.00%

      If a determination of the Claimed Amount is to be made for a day between any of the dates specified in the table above (but prior to March 25, 2005), the Claimed Amount will be calculated on the basis of the increase in the Claimed Amount between such dates based a period of 180 days.

Events of Default

      The following events will constitute an Event of Default under the Series A Indenture:

(a) default in the payment of principal of (or premium, if any, on) any Series A Note, including the Change of Control Redemption Price, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Series A Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) our company or the Guarantor defaults in the performance of or breaches any other covenant or agreement in the Series A Indenture, the Registration Rights Agreement or under the Series A Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Series A Notes;

(d) there occurs with respect to any issue or issues of Indebtedness of our company, the Guarantor or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or will hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to our Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment will not have been made, waived or extended within 30 days of such payment default; provided that any such event of default or failure to make a payment, in each case, with respect to any Indebtedness existing as of the Closing Date in respect of which the holders thereof did not vote affirmatively to accept the Plan, will not be deemed to be an Event of Default;

(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) will be rendered against us, the Guarantor or any Significant Subsidiary and will not be paid or discharged, and either (A) an enforcement proceeding will have been commenced by a creditor upon such judgment or order or (B) there will be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, will not be in effect; provided that the occurrence of any such actions that relate to or arise out of any Indebtedness existing as of the Closing Date in respect of which the holders thereof did not vote affirmatively to accept the Plan will not be deemed to be an Event of Default; a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of us, the Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of our company, the Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of our company, the Guarantor or any Significant Subsidiary and, in each case, such decree or order will remain unstayed and in effect for a period of 30 consecutive days; provided that the issuance of any such decree or order with respect to the Guarantor or any Significant Subsidiary (the entry of which was not consented to by our company, the Guarantor or any Significant Subsidiary) at the request of the holder of any Indebtedness existing as of the Closing Date in respect of which such holder did not vote affirmatively to accept the Plan will not be deemed to be an Event of Default;

(f) when we, the Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of our company, the Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; provided that the occurrence of any such event with respect to the Guarantor, in each case between March 25, 2003 and September 25, 2003, will not be deemed to be an Event of Default;

the Series A Note Guarantee or any Subsidiary Guarantee by a Restricted Subsidiary will cease to be, or will be asserted in writing by us, the Guarantor or such Restricted Subsidiary not to be, in full force and effect or enforceable in accordance with our terms.

Acceleration

      If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities, then outstanding, by written notice to the company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Securities to be immediately due and payable. Upon a declaration of acceleration, such principal of (which shall be deemed to equal the then applicable Claimed Amount), premium, if any, and accrued interest shall be immediately due and payable.

      At any time after such declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Securities, by written notice to the company and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (a) we paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Securities, (iii) the principal (which shall be deemed to equal the then applicable Claimed Amount) of and premium, if any, on any Securities that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such Securities, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate prescribed therefor by such Securities, (b) all existing Events of Default, other than the non-payment of the principal (which shall be deemed to equal the then applicable Claimed Amount) of, premium, if any, and accrued interest on the Securities that have become due solely by such declaration of acceleration have been cured or waived and (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Other Remedies

      If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal (which shall be deemed to equal the then applicable Claimed Amount) of, premium, if any, or interest on the Securities or to enforce the performance of any provision of the Securities or the Series A Indenture.

Control by Majority

      The Holders of at least a majority in aggregate principal amount of the outstanding Series A Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of the Series A Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any direction received from Holders of the Series A Notes.

Individual Rights of Trustee

      The Trustee, in its individual or any other capacity, may become the owner or pledgee of the Series A Notes and may otherwise deal with us, the Guarantor or their Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to TIA Sections 310(b) and 311.

Compensation and Indemnity

      We and the Guarantor, jointly and severally, will pay to the Trustee from time to time such compensation as will be agreed upon in writing for our services. The compensation of the Trustee will not be limited by any law on compensation of a trustee of an express trust. Our company and the Guarantor, jointly and severally, will reimburse the Trustee upon request for all reasonable out-of-pocket expenses (including costs of collection) and advances incurred or made by the Trustee. Such expenses will include the reasonable compensation and expenses of the Trustee’s agents and counsel.

      We and the Guarantor, jointly and severally, will indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without negligence or bad faith on its part in connection with the acceptance or administration of this Series A Indenture and its duties under this Series A Indenture and the Series A Notes, including, without limitation, the costs and expenses of investigating or defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Series A Indenture and the Series A Notes.

      To secure our company’s payment obligations, the Trustee will have a lien prior to the Securities on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on, particular Series A Notes.

      If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in clause (f) or (g) of the “Event of Default” provision, the expenses and the compensation for the services will be intended to constitute expenses of administration under Title 11 of the United States Bankruptcy Code or any applicable federal or state law for the relief of debtors.

Right of Redemption

      At any time prior to March 25, 2006, we may redeem up to 35% of the principal amount of the Series A Notes originally issued with the Net Cash Proceeds of one or more Public Equity Offerings at any time or from time to time in part, at a Redemption Price of 100% of the Claimed Amount thereof on the Redemption Date, together with accrued and unpaid interest, if any, thereon; provided that (i) at least 65% of the principal amount of the Series A Notes remain outstanding after each such redemption and (ii) notice of such redemption is mailed within 60 days of such issuance. In addition, we may not redeem any of the Series B Notes unless we make a pro rata redemption of the Series A Notes.

Consolidation, Merger and Sale of Assets

      We and the Guarantor may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly-Owned Restricted Subsidiary with a positive net worth (after giving effect to such consolidation or merger)) or permit any Person to merge with or into us or the Guarantor unless

(i) We or the Guarantor will be the continuing Person, or the Person formed by the consolidation or into which we or the Guarantor are merged or that acquires or leases our or the Guarantor’s property and assets is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, in the case of a consolidation, merger or sale, conveyance, transfer, lease or other disposition of all or substantially all of the property or assets of the Guarantor, the country of organization of the Guarantor immediately prior to such consolidation, merger, sale, conveyance transfer or lease) and will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our or the Guarantor’s obligations on all of the Series A Notes

(ii) immediately after giving effect to the transaction, no Default or Event of Default occurs and is continuing

(iii) immediately after giving effect to such transaction on a pro forma basis, we or the Guarantor, or any Person becoming the successor obligor of the Series A Notes, has a Consolidated Net Worth equal to or greater than our or the Guarantor’s Consolidated Net Worth immediately prior to such transaction;

(iv) immediately after giving effect to the transaction on a pro forma basis we, or any Person becoming the successor to us or the obligor of the Series A Notes, could Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant; provided that this requirement will not apply to a consolidation, merger or sale of all or substantially all of the assets of our company if immediately after giving effect to the transaction on a pro forma basis, our company or any Person becoming the successor obligor of the Series A Notes has Consolidated Net Worth in an amount equal to or greater than the Consolidated Net Worth of our company immediately prior to such transaction and the transaction has been approved by the affirmative vote of two-thirds of our board of directors.

Defeasance and Discharge

      The Series A Indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the Series A Notes or, to the extent applicable as described below, and the provisions of the Series A Indenture will no longer be in effect with respect to the Series A Notes, if:

(i) we irrevocably deposit with the Trustee (or another trustee satisfying applicable requirements of the Series A Indenture) (A) money in an amount, (B) U.S. government obligations that, through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms, will provide, money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accounts expressed in a written certification delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of the interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable the Trustee, the principal of, premium, if any, and accrued interest on the outstanding Series A Notes at Final Maturity of the principal or interest; and (A) the trustee, if any, has been irrevocably instructed to pay the money or proceeds of such U.S. government obligations to the Trustee, and (B) the Trustee has been irrevocably instructed to apply the money or proceeds of such U.S. government obligations to the payment of the principal, premium, if any, and interest with respect to the Series A Notes

(ii) we deliver to the Trustee (A) either (x) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of our exercise of our option under this “Defeasance Provision” and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which opinion of counsel must be based upon and accompanied by a copy of a ruling of the United States Internal Revenue Service to the same effect unless there has been a change in applicable United States federal income tax law after the Effective Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the United States Internal Revenue Service to the same effect as the opinion of counsel; and (B) an opinion of counsel to the effect that (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and (y) after the passage of 123 days following the deposit except, with respect to any trust funds for the account of any Holder who may be deemed to be an “insider” for purposes of the Bankruptcy Code, after one year following the deposit, the trust funds will not be subject to the effect of Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law

(iii) immediately after giving effect to the deposit on a pro forma basis, no Default or Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day (or one year) after the date of the deposit, and the deposit has not resulted in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound

(iv) no Default or Event of Default shall have occurred and be continuing on the date of the deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit

(v) we have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of Series A Notes over other of our or any Guarantor’s creditors with the intent of defeating, hindering, delaying or defrauding any other of our or such Guarantor or others’ creditors

(vi) if the Series A Notes are then listed on a national securities exchange, we will have delivered to the Trustee an opinion of counsel to the effect that the Series A Notes will not be delisted as a result of such deposit, defeasance and discharge

Defeasance of Certain Obligations

      We and the Guarantor may omit to comply with any term, provision or condition as described under clauses (iii) and (iv) of “Consolidation, Merger and Sale of Assets,” under the “Covenants” provisions, and under clause (c) of “Event of Default” with respect to clauses (iii) and (iv) of “Consolidation, Merger and Sale of Assets” and clauses (d), (e) and (h) of “Event of Default” will be deemed not to be Events of Default, in each case with respect to the outstanding Series A Notes if:

(i) we irrevocably deposit with the Trustee for the benefit of the Holders, as security for payment of the principal of, premium, if any, and interest, if any, on the Series A Notes, (A) money in an amount, (B) U.S. government obligations that, will provide, not later than one day before the due date of any payment on the Series A Notes, money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Series A Notes; provided that the Trustee has been irrevocably instructed to apply such money or the proceeds of the U.S. government obligations to the payment of the principal, premium, if any, and interest with respect to the Series A Notes

(ii) the deposit will not result in a breach or violation of, or constitute a default under, the Series A Indenture or any other agreement or instrument to which the Guarantor, we or any of our Subsidiaries is a party or by which the entity is bound

(iii) no Default or Event of Default shall have occurred and be continuing on the date of the deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit

(iv) we have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of Series A Notes over the other of our or any Guarantor’s creditors with the intent of defeating, hindering, delaying or defrauding any other of our or the Guarantor or others’ creditors;

(v) our company has delivered to the Trustee an opinion of counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (B) the Holders have a valid first-priority security interest in the trust funds, (C) the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and the defeasance of the obligations referred to in this provision and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (D) after the passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an “insider” for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law

(vi) if the Series A Notes are then listed on a national securities exchange, we will deliver to the Trustee an opinion of counsel to the effect that such deposit and defeasance will not cause the Series A Notes to be delisted

Amendments, Supplements and Waivers

Without Consent of Holders

      Modifications and amendments of the Series A Indenture or the Series A Notes may be made by us and the Guarantor, and the Trustee without notice to or the consent of any Holder:

•	to cure any ambiguity, defect or inconsistency in the Series A Indenture; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;

•	to comply with Article Five of the Series A Indenture;

•	to comply with any requirements of the SEC in connection with the qualification of the Series A Indenture under the TIA;

•	to evidence and provide for the acceptance of appointment hereunder by a successor Trustee; or

•	to make any change that does not materially and adversely affect the rights of any Holder.

With Consent of Holders

      Subject to certain provisions of the Series A Indenture and without prior notice to the Holders, we and Guarantor, when authorized by our boards of directors (as evidenced by a board resolution), and the Trustee may amend the Series A Indenture and the Series A Notes with the written consent of the Holders of a majority in principal amount of the Series A notes then outstanding, and the Holders of a majority in principal amount of the Series A Notes then outstanding by written notice to the Trustee may waive future compliance by us or the Guarantor with any provision of the Series A Indenture or the Series A Notes.

      In addition, the following modifications and amendments to the Series A Indenture or the Series A Notes may not be made without the consent of each Holder affected:

•	to change the Final Maturity, the Claimed Amount of, or any installment of interest on, any Series A Note;

•	to reduce the principal amount of, the Claimed Amount of, or premium, if any, or interest on, any Series A Note, or adversely affect any right of repayment at the option of any Holder of any Series A Note;

•	to change the place or currency of payment of principal of, or premium, if any, or interest on, any Series A Note;

•	to impair the right to institute suit for the enforcement of any payment on or after Final Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Series A Note;

•	to make any change in a Subsidiary Guarantee that materially and adversely affects the rights of any Holder;

•	to reduce the above-stated percentage of outstanding Series A Notes the consent of whose Holders is required for any amendment of the Series A Indenture, any supplemental indenture, for any waiver of compliance with certain provisions of the Series A Indenture or for waiver of certain Defaults and their consequences provided for in the Series A Indenture;

•	to waive a default in the payment of principal of, premium, if any, or interest on the Series A Notes;

•	to release the Guarantor from the Security Guarantee; or

•	to modify this provision, except to increase any such percentage or to provide that certain other provisions of the Series A Indenture cannot be modified or waived without the consent of the Holder of each outstanding Series A Note affected thereby.

      It will not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, supplement or waiver, but it will be sufficient if the consent approves the substance thereof.

      After an amendment, supplement or waiver becomes effective, we will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to Holders upon request. Our failure to mail the notice, or any defect, will not, however, in any way impair or affect the validity of any supplemental indenture or waiver.

Governing Law

      The Series A Indenture and the Series A Notes will be governed by the laws of the State of New York.

Currency Indemnity

      U.S. dollars are the sole currency of account and payment for all sums payable by us or the Guarantor under or in connection with the Series A Notes or the Security Guarantee, including damages. Any amount received or recovered in a currency other than U.S. dollars by any Holder of a Security in respect of any sum expressed to be due to it from us or the Guarantor will only constitute a discharge to us or the Guarantor to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery. If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Series A Note or the Security Guarantee, we and the Guarantor will indemnify the recipient against any loss sustained by it as a result. We and the Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder of a Series A Note to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery.

Series B Notes

      We have issued $23,906,000 aggregate principal amount of the Series B Notes.

      The terms of the Series B Notes are similar in all material respects to the terms of the Series A Notes, except with respect to the conversion price.

Conversion Privilege

      A holder of our Series B Notes may convert its Series B Notes at any time at the Conversion Price then in effect into shares of our common stock, however if a holder is redeeming its Series B Notes, then the holder cannot convert its Series B Notes after the close of business on the fifth Business Day preceding the Redemption Date, provided that there was no default by us in the payment of the Redemption Price. The number of shares of our common stock issuable upon conversion of the Series B Notes is determined by dividing the principal amount of the Series A Notes or portion thereof surrendered for conversion by the Conversion Price in effect on the Conversion Date. Subject to adjustment or voluntary reduction as provided in Article 3 of the Series B Indenture, the “Conversion Price” per share will be calculated as follows:

	March 25,	September 25,	March 25,	September 25,	March 25, 2005
	2003	2003	2004	2004	and thereafter

Conversion Price	$22.06	$21.73	$21.41	$21.10	$20.78

Description of the Warrants

      As part of our plan of reorganization, as of the Effective Date, we issued warrants to purchase 3,155,244 shares of our common stock. The warrants are exercisable for our common stock at any time and from time to time until March 25, 2011, the eighth anniversary of the Effective Date. Each warrant is initially exercisable for one share of our common stock at an initial exercise price of $15 per share of our common stock, which we refer to as the warrant price. The warrant price and the number of shares of our common stock issuable upon exercise of the warrants are subject to adjustment upon the occurrence of certain customary dilutive events as described below.

      Each warrant not exercised during the applicable period described above will become void.

      Of the 3,155,244 warrants currently outstanding 2,667,975 are held by Nortel.

Exercise of Warrants

      To exercise any warrant, the registered holder:

(A) must surrender the warrant certificate evidencing the warrant at the warrant agent’s office with the “Election to Exercise” form on the warrant certificate completed and signed by the registered holder or the holder’s attorney authorized in writing,

(B) must pay in full to the warrant agent for our account

(i) in cash (including by wire transfer to an account designated by our company)

(ii) by certified or official bank check

(iii) by “cashless exercise” (as discussed below) if otherwise in compliance with applicable law or

(iv) by any combination of the foregoing, the warrant price for each share of our common stock as to which such warrant is exercised and any applicable taxes that our company is not required to pay

(C) must have satisfied any necessary filing requirements under the HSR Act, in respect of its acquisition of the shares of our common stock upon the exercise and the waiting period under the HSR Act has expired or been terminated without objection to the acquisition;

(D) if such exercise would cause control of our company to change for purposes of the rules, regulations and policies of the Federal Communications Commission, or the FCC, must have received the consent or approval of the FCC to the change in control (which consent or approval we agree to use reasonable efforts to assist and cooperate with the registered holder in promptly seeking and obtaining).

      The date on which the holder satisfies these requirements is referred to as the “exercise date.” A holder also can effect a so called “cashless exercise,” without payment of the warrant price in cash, by surrendering the warrant or warrants and, in exchange therefor, receiving the number of shares of our common stock equal to the product of:

(1) that number of shares of our common stock for which the warrant or warrants are exercisable and which would be issuable in the event of an exercise with full payment in cash of the warrant price and

(2) a fraction, the numerator of which is the excess of the current market price per share of our common stock on the date of exercise over the warrant price per share of our common stock as of the date of exercise and the denominator of which is the current market price per share of our common stock on the date of exercise.

No Fractional Shares to Be Issued

      We will not be required to issue any fraction of a share of our common stock or to distribute stock certificates that evidence fractional shares of our common stock in connection with any warrant. We will purchase fractional shares for an amount in cash equal to the then-current market price of that fraction computed in accordance with the warrant agreement.

No Fractional Warrants to Be Issued

      We are not required to issue fractions of warrants or to distribute warrant certificates that evidence fractional warrants and may instead purchase such fraction for an amount in cash equal to its then-current market value computed in the manner described in the warrant.

Adjustment of Warrant Price

Stock Dividends, Distributions, Splits, and Combinations

      The warrant price will be subject to adjustment from time to time as follows:

      If we:

(i) pay a dividend or make a distribution in the form of our common stock or other shares of capital stock of our company to the holders of our common stock,

(ii) subdivide or split our outstanding common stock into a larger number of shares of our common stock, or

(iii) combine our common stock into a smaller number of shares of our common stock then in any of these events the warrant price will be adjusted to a price obtained by multiplying the warrant price in effect immediately prior to the event by a fraction of which the numerator will be the number of shares of our common stock outstanding prior to the event and the denominator will be the number of shares of our common stock outstanding after giving effect to the event.

      An adjustment made pursuant to clause (i) above will become effective retroactively immediately after the record date for the dividend or distribution, and an adjustment made pursuant to clause (ii) or (iii) above will become effective immediately after the effective date of such subdivision or combination.

Below-Market Rights Issuances

      If we issue to holders of our common stock any of the following securities (which we call “Rights”), namely (i) rights, options, warrants for the purchase shares of our common stock, or (ii) securities convertible into or exchangeable for shares of our common stock, and the Rights entitle those holders

•	in the case of rights, options or warrants, for a period expiring within 45 days after the record date mentioned below, to subscribe for, or

•	in the case of convertible or exchangeable securities, to convert such securities into, or exchange them for,

shares of our common stock, in each case, at a price per share of our common stock, or, in the case of convertible or exchangeable securities, having an effective initial offering price (determined as provided in the warrant agreement) per share of our common stock, less than the then-current market price per such share (determined as provided in the warrant agreement), a Below-Market Rights Issuance, on the record date described below, then the warrant price in effect immediately before the issuance of those Rights will be adjusted to a price obtained by multiplying the warrant price by a fraction of which:

•	the numerator will be (A) the number of shares of our common stock outstanding on such record date plus (B) the number of additional shares of our common stock that the aggregate offering price of the total number of shares of our common stock (or, in the case of convertible or exchangeable securities, that the aggregate effective initial offering price for the shares of our common stock to be delivered upon conversion or exchange of such convertible or exchangeable securities) so to be offered would purchase at the then-current market price of our common stock, and

•	the denominator will be (A) the number of shares of our common stock outstanding on such record date plus (B) the number of additional shares of our common stock to be offered for subscription or purchase (or, as the case may be, into or for which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable).

      These adjustments will be made whenever those Rights are issued and will become effective retroactively immediately after the record date for the determination of stockholders entitled to receive those Rights. If any those Rights expire without being exercised, any of these adjustments that have been made will be recalculated to take into consideration only those Rights actually exercised during the applicable period for exercise, but without increasing the warrant price above the amount, or of decreasing the number of shares of our common stock purchasable upon the exercise of warrants below the number, in effect immediately before the adjustment to which the recalculation applies.

      These adjustments will also apply to Below-Market Rights Issuance to persons other than holders of our common stock, except that (i) current market price per share of our common stock will be deemed to be 85% of the actual current market price per share of our common stock (in each case, as determined in accordance with the warrant agreement), (ii) the adjustments will apply to all Rights, without regard to their expiration date, and (iii) the applicable record date will be the date of issuance of the Rights.

Assets and Other Distributions

      If we issue or distribute to holders of our common stock evidences of our indebtedness or assets (excluding any cash dividend or distribution paid out of our retained earnings), Rights (other than Rights for which an adjustment to the warrant price is made), or shares of capital stock of any class (other than our common stock) or rights to subscribe therefor, then in each case the warrant price in effect immediately before that distribution will be adjusted to a price obtained by multiplying the warrant price by a fraction of which

•	the numerator will be (A) the then-current market price per share of our common stock, multiplied by the number of outstanding shares, less (B) the then-current fair market value (as determined in accordance with the warrant agreement) of the aggregate amount of that distribution, and

•	the denominator will be (A) the then-current market price per share (as determined in accordance with the warrant agreement) of our common stock, multiplied by the number of outstanding shares, in each case, on the record date described below.

      These adjustments will become effective retroactively immediately after the record date for the determination of stockholders entitled to receive that distribution. Upon expiration of any rights or securities granted under that distribution, any adjustment previously made will be recalculated to take into consideration only those rights and securities actually exercised, converted and exchanged.

Below-Market Common Stock Issuances

      If we issue shares of our common stock to holders of our common stock at a price per share of our common stock less than the then-current market price per share, which we refer to as a Below-Market Common Stock Issuance, on the date our company issues the additional shares, then the warrant price in effect immediately prior to that issuance will be adjusted to a price obtained by multiplying that warrant price by a fraction of which:

(i) the numerator will be (A) the number of shares of our common stock outstanding on the date of issuance of these additional shares of our common stock plus (B) the number of additional shares of our common stock that the aggregate consideration received for the issuance of these additional shares would purchase at the then-current market price of our common stock, and

(ii) the denominator will be the number of shares of our common stock outstanding immediately after the issuance of these additional shares.

      These adjustments will also apply to Below-Market Common Stock Issuances to persons other than holders of our common stock, except that the current market price per share of our common stock will be deemed to be 85% of the actual current market price per share of our common stock (in each case, as determined in accordance with the warrant agreement).

Adjustment Mechanism

      We need not make any adjustment that would require an increase or decrease in the warrant price of less than one percent, but any such adjustment must be carried forward and taken into account in any subsequent adjustment.

      If any event would require adjustment of the warrant price or the property into which our common stock is convertible or exchangeable as described above in a manner such that the adjustments are duplicative, only the one adjustment that provides the highest absolute value to the holders of the warrants will be made.

      Unless we elect to adjust the number of warrants, as described below, upon each adjustment of the warrant price, the number of shares of our common stock purchasable upon exercise of a warrant, which we refer to as the “warrant shares,” will be increased to the product obtained by multiplying the number of shares of our common stock purchasable upon exercise of the warrants immediately prior to the adjustment by a fraction, the numerator of which will be the warrant price in effect immediately prior to such adjustment and the denominator of which will be the warrant price in effect immediately after such adjustment.

Notice to Holders of Action Requiring Adjustments

      In case:

•	we declare a dividend (or any other distribution) on shares of our common stock or any class thereof; or

•	we authorize the granting to the holders of shares of our common stock or any class thereof of rights to subscribe for or purchase any shares of capital stock of any class or of any other right; or

•	of any reclassification of shares of our common stock (other than a subdivision or combination of outstanding shares of our common stock) or of any consolidation or merger to which our company is a party and, in each case, for which approval of any of our stockholders is required, or of the sale or transfer of all or substantially all of our assets (which requires such approval); or

•	of the voluntary or involuntary dissolution, liquidation or winding up of our company;

then we will cause to be filed with the warrant agent, and will cause to be mailed to the holders of the warrants at least 20 days prior to the applicable date, a notice providing the details of that event as specified in the warrant agreement

No Adjustment for Issuances under Option Plan

      No adjustment to the warrant price or in the number of outstanding warrants will be made as a result of, or in connection with

(i) the issuance of options or rights to purchase our common stock issued to our directors, officers, employees or subsidiaries pursuant to any option plan including our 2003 Stock Incentive Plan, or

(ii) the issuance of shares of our common stock or other securities issued by us pursuant to and in accordance with the Plan.

Election to Adjust Warrants Instead of Shares Per Warrant

      We may elect, on or after the date of any adjustment of the warrant price, to increase the number of warrants outstanding in substitution for any adjustment in the number of warrant shares. The aggregate warrants outstanding immediately after such adjustment in the number of warrants will be exercisable for the same number of shares of our common stock for which the aggregate warrants outstanding immediately prior to such adjustment would have been exercisable had we instead elected to adjust the number of warrant shares as described above under “— Adjustment Mechanism.” Each warrant held of record prior to such adjustment of the number of warrants will become that number of warrants obtained by

(i) multiplying the number of warrants held of record prior to that adjustment of the number of warrants by the warrant price in effect prior to that adjustment of the warrant price, and

(ii) dividing the product so obtained by the warrant price in effect after that adjustment of the warrant price.

      The warrant price will remain unchanged by any adjustment to the number of outstanding warrants. We will make a public announcement of our election to adjust the number of warrants, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. The record date may be the date on which the warrant price is adjusted or any day thereafter, but may not be less than 10 or more than 30 days later than the date of public announcement. Upon each adjustment of the number of warrants, the warrant agent, will distribute to holders of record of the warrant certificates on such record date:

(i) Warrant certificates evidencing any additional warrants to which such holders will be entitled as a result of the adjustment, or

(ii) at our option new warrant certificates evidencing all the warrants to which such holders will be entitled after such adjustment.

Rights Upon Consolidation, Merger, Sale, Transfer, Reclassification or Liquidation

      If we reclassify or change our shares of common stock issuable upon exercise of the warrants (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination), or upon any consolidation or merger with or into another person (other than a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock) or lease, sale or conveyance of our property as an entirety or substantially as an entirety in one or a series of related transactions, then we must make lawful provision as part of the terms of and as a condition to that transaction or transactions, and in a supplement to the warrant agreement, whereby the holder of each warrant then outstanding will have the right thereafter (until the warrant’s expiration date) to receive, upon exercise of the warrant, in lieu of each share of our common stock deliverable upon any such exercise immediately prior to that transaction or transactions, the kind and amount of securities, property and/or cash receivable upon that transaction or transactions by a holder of one share of our common stock.

      In case of any liquidation, dissolution or winding up of the affairs of our company, we will, subject to applicable law, make prompt, proportionate, equitable, lawful and adequate provision as part of the terms of such transaction, such that the holder of a warrant may thereafter receive, on exercise of the warrant, in lieu of each share of our common stock which that holder would have been entitled to receive upon exercise of the warrant, the same kind and amount of any stock, securities or assets as may be distributable or payable on any such dissolution, liquidation or winding up with respect to each share of our common stock. However, this right to exercise the warrants will terminate on a date fixed by us, to be not earlier than the 60th day after we have given notice of such termination of the right to exercise the warrants to the holders.

Treatment of other Securities

      If the holder of any warrant that is entitled to receive, upon surrender of that warrant, any securities other than shares of our common stock, then the price of those other securities so received by that holder will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable as those applicable to our common stock under the warrant agreement, and any other provisions of the warrant agreement with respect to our common stock will apply on like terms to those other securities.

Covenant to Reserve Shares for Issuance on Exercise

      We have agreed to reserve and keep available free of preemptive or similar rights out of our authorized and unissued common stock, the full number of shares that would be issuable at any point in time if all outstanding warrants then exercisable were to be exercised.

Compliance with Governmental Requirements

      If any shares of our common stock must be registered with or approved by any governmental authority, or listed on any national securities exchange or market before they may be issued upon exercise of a warrant, we will as expeditiously as possible try to so obtain that approval, registration or listing and will suspend the exercise of all warrants until it is so obtained by us.

Condition Precedent to Reduction of Warrant Price Below Par Value of Shares of Common Stock

      Before taking any action that would cause an adjustment reducing the warrant price to below the then par value of any of the shares of our common stock issuable upon exercise of the warrants, we will take any corporate action that may, in the opinion of our counsel, be necessary in order that we may validly and legally issue fully paid and non-assessable shares of our common stock at such adjusted warrant price.

No Dilution or Impairment

      We have agreed not to participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by us.

Acquisition of Warrants by our Company

      We may, except as limited by law or other agreement, purchase warrants at such times, in such manner and for such consideration as we deem appropriate from any willing seller of warrants.

Enforcement of Rights

      The holder of any warrant may institute and maintain any suit, action or proceeding against us to enforce, his, her or its right to exercise the warrant or warrants evidenced by the holder’s warrant certificate in the manner provided in such warrant certificate and in the warrant agreement.

No Rights as Stockholders

      Prior to the exercise of a warrant, the holder of a warrant, will have no rights as a stockholder of our company, either at law or equity, including the right to vote at, or to receive notice of, any meeting of our stockholders. Nor will the holder, have any right to receive any cash dividends, stock dividends, or other distributions paid to our stockholders prior to the exercise of the warrant.

Obtaining Stock Exchange Listings

      We will from time to time take all action which may be necessary so that our shares of common stock issuable upon the exercise of warrants will be listed on the principal securities exchanges and markets within the United States or Canada (including the Nasdaq National Market).

Rules 144 and 144A

      We have agreed that while any warrants remain outstanding we will file the reports required to be filed by us under the Exchange Act, and the rules and regulations adopted by the SEC, in a timely manner in accordance with the requirements of the Exchange Act. If at any time we are not required to file such reports, we will distribute to each holder or beneficial owner of our warrants that are “restricted securities” within the meaning of Rule 144 and are not saleable in full under paragraph (k) of Rule 144, the information as is necessary to permit sales pursuant to Rule 144A under the 1933 Act.

Our Other Covenants under the Warrant Agreement

      We will not enter into any agreement that would make the performance of our obligations under the warrant agreement a breach of or default under such agreement.

      We will not amend, or consent to any modification, supplement or waiver of any provision of the registration rights agreement, our restated certificate of incorporation or bylaws that would (a) restrict the transferability of the warrant, (b) restrict the transferability of the rights of a holder under the warrant agreement to any transferee of the holder’s warrants or (c) require any consent of any person to the exercise of the warrant or the issuance common stock upon that exercise.

Applicable Law

      The warrant agreement and warrants are governed under the laws of the state of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain material United States federal income tax considerations relating to the purchase, beneficial ownership and disposition of the Senior Notes, and of the common stock into which the Senior Notes may be converted.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary addresses United States federal income tax consequences only to investors that hold the Senior Notes or, after conversion, shares of common stock, as capital assets. This summary does not discuss the particular tax consequences that may be relevant to holders subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, regulated investment companies, retirement plans, brokers or dealers in securities or foreign currency, persons whose functional currency for tax purposes is not the United States dollar, persons who acquire the Senior Notes or common stock in connection with employment or other performance of services, investors that hold the Senior Notes or common stock as part of a hedge, straddle or conversion transaction, or expatriates). In addition, this summary does not address all aspects of United States federal income taxation nor does it address any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. Further, this summary does not address the tax consequences of a person’s purchase, ownership, or disposition of warrants or common stock (other than common stock into which the Senior Notes are converted).

      For the purpose of this discussion, a “U.S. Holder” means any holder of Senior Notes or common stock that is (1) a citizen or individual resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is included in gross income for United States federal income tax purposes regardless of source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. The term “Non-U.S. Holder” means any holder of common stock or Senior Notes that is not a U.S. Holder.

      INVESTORS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF SENIOR NOTES OR COMMON STOCK INTO WHICH THE SENIOR NOTES MAY BE CONVERTED SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICA-

BLE TAX TREATY. FURTHER, INVESTORS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF WARRANTS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS.

Certain Federal Income Tax Considerations Relevant to U.S. Holders:

      The following discussion applies to you if you are a U.S. Holder. Certain United States federal income tax considerations applicable to Non-U.S. Holders are discussed separately below.

Original Issue Discount on Senior Notes

      The Senior Notes were issued with “original issue discount” or OID in an amount equal to the difference between their “stated redemption price at maturity” (in this case, because of the two-year interest holiday, the sum of all payments made on the Senior Notes, including stated interest) and their “issue price” (in this case, their stated principal amounts). You should be aware that you generally must include OID in gross income for the period during which it accrues, which may be before you receive the cash attributable to that income. The amount of OID that is to be accrued and included in income with respect to the Senior Notes will be determined for each accrual period during the term of such Senior Notes under the constant yield method based on a compounding of interest, regardless of your regular method of accounting.

      If you acquire a Senior Note for an amount in excess of its adjusted issue price but less than its stated redemption price at maturity, you will have acquisition premium with respect to such Senior Note in the amount of such excess. If you purchase a Senior Note at an acquisition premium, the amount of OID you will include in income in each accrual period will be reduced by that portion of the acquisition premium properly allocable to such period.

      At present, we believe that we are an “80/20 company” for United States federal income tax purposes, and therefore, OID on the Senior Notes generally will be treated as foreign source income for United States federal income tax purposes. A United States corporation is an 80/20 company if at least 80 percent of its gross income during an applicable testing period is, directly or through its subsidiaries, “active foreign business income.” However, the 80-percent test for active foreign business income is applied on a periodic basis, and our company’s operations and business plans may change in future years. Therefore, while at present it appears that OID on the Senior Notes will be treated as foreign source income, we can give no assurance regarding future treatment. In addition, special source rules will apply to interest paid to certain holders related to our company.

      We are required to provide certain information returns to the Internal Revenue Service (the “IRS”) and to holders of the Senior Notes stating the amount of OID accrued on the Senior Notes held of record by persons other than corporations and other exempt holders. We urge you to consult your tax advisors concerning the application of the OID rules to the Senior Notes.

Market Discount on Senior Notes

      If you acquire a Senior Note at a price less than its adjusted issue price, you will have market discount with respect to such Senior Note in the amount of the difference. If you acquire a Senior Note with market discount you are required (unless such market discount is less than a de minimis amount) to treat any principal payments on, or any gain realized upon a disposition or other retirement of such Senior Note, as ordinary income to the extent of the market discount that accrued while you held such Senior Note, unless you elect to include market discount in income on a current basis (in that event, your tax basis in the Senior Note will increase by the amounts you so include in current income). If you dispose of a Senior Note with more than a de minimis amount of market discount in a nontaxable transaction, accrued market discount is includible as ordinary income as if you had sold the Senior Note at its then fair market value. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. Market discount is considered to be de minimis if it is less than one-quarter of one percent of a Senior Note’s stated redemption price at maturity multiplied by the number of complete years to maturity after the beneficial owner acquired such Senior Note.

      If you acquire a Senior Note at a market discount and you do not elect to include market discount in income on a current basis, you may be required to defer the deduction of a portion of the interest expense on any indebtedness you incurred or continued to purchase or carry the Senior Note until the deferred income is realized.

      We urge you to consult with your tax advisor concerning the existence of, and tax consequences of, market discount and whether you should make the election.

Sale, Exchange or Redemption of the Senior Notes

      You will recognize gain or loss upon a sale, exchange or redemption of a Senior Note equal to the difference, if any, between the amount you realized (cash plus the fair market value of other property received) and your adjusted tax basis in the Senior Note. Your adjusted tax basis for determining gain or loss on the sale, exchange or redemption of a Senior Note generally is your acquisition cost of such Senior Note, increased by the amount of OID and any market discount includible in your gross income with respect to such Senior Note, and decreased by the amount of any payments under the Senior Note that are part of its stated redemption price at maturity. Gain or loss you realize on the sale, exchange or redemption of a senior note is capital gain or loss (except to the extent the gain represents OID or market discount on the Senior Note not previously included in gross income, to which extent such gain or loss would be treated as ordinary income). The capital gain or loss will be long-term if, at the time of the sale, exchange or redemption of a Senior Note, your holding period in the Senior Note is more than 12 months and will be short-term if, at the time of the sale, exchange or redemption of a Senior Note, your holding period in the Senior Note is 12 months or less. Long-term capital gains derived by individuals are generally subject to a lower rate of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss your recognize on the sale, redemption or retirement of a Senior Note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States for United States federal income tax purposes.

Conversion of the Senior Notes Into Common Stock

      Generally, you will not recognize gain or loss on the conversion of the senior note into shares of common stock, except with respect to cash received in lieu of a fractional share of common stock. Your adjusted tax basis in the common stock received on conversion of your Senior Notes will be the same as your adjusted tax basis in the Senior Notes at the time of conversion (reduced by any basis allocable to a fractional share interest), and your holding period for the common stock received on conversion will generally include your holding period of the converted Senior Note. Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share). Any gain would be ordinary income to the extent of any accrued market discount on your Senior Notes that you have not previously included in your income; otherwise, the gain would be capital gain. Any accrued market discount not previously included in income as of the date of the conversion of the Senior Notes will carry over to the common stock received on conversion and will give rise to ordinary income upon the subsequent disposition of that common stock.

Dividends on Common Stock

      Generally, distributions on shares of common stock will be treated as follows for United States federal income tax purposes: (1) first, as ordinary income dividends to the extent paid out of our current or accumulated earnings and profits; (2) second, as a nontaxable return of capital reducing your tax basis in the until the basis has been reduced to zero; and (3) third, as capital gain from the sale or exchange of the common stock. Dividends paid to holders of common stock that are U.S. corporations may qualify for the dividends-received deduction. Distributions on shares of common stock that are treated as dividends generally will be treated as income from sources within the United States for United States federal income tax purposes.

Sale or Exchange of Common Stock

      In general, you will recognize gain or loss upon the sale, exchange or other disposition of common stock measured by the difference between (1) the amount of cash and the fair market value of property received, and (2) your adjusted tax basis in the common stock. Subject to the market discount rules discussed above, such gain or loss will be long-term capital gain or loss if you held the common stock as a capital asset for more than one year at the time of such disposition (which would generally include your holding period of the Senior Notes into which the common stock was converted).

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to certain payments of principal and OID paid on the Senior Notes and dividends paid on the common stock and to the proceeds of sale of a Senior Note or share of common stock made to U.S. Holders other than certain exempt recipients (such as U.S. corporations).

      A U.S. Holder of Senior Notes or common stock may be subject to “backup withholding” with respect to certain “reportable payments,” including payments of dividends and OID and, under certain circumstances, principal payments on the Senior Notes and sales proceeds upon the sale of the Senior Notes or common stock. These backup withholding rules apply if the U.S. Holder, among other things: (1) fails to furnish a social security number or other taxpayer identification number or TIN, certified under penalty of perjury within a reasonable time after the request for the TIN; (2) furnishes an incorrect TIN; (3) fails to report properly interest or dividends; or (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

      Backup withholding is not an additional tax but merely an advance payment on taxes, which may be refunded to the extent it results in any overpayment of tax, provided the required information is reported to the IRS. Backup withholding should not apply with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

      We will report to the U.S. Holders of Senior Notes and common stock and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to these payments.

      U.S. Holders of Senior Notes and common stock should consult with their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Certain Federal Income Tax Considerations Relevant to Non-U.S. Holders:

      The following discussion summarizes certain United States federal income tax considerations relevant to a Non-U.S. Holder of a Senior Note. This discussion does not deal with all aspects of United States federal income taxation that may be relevant to any particular Non-U.S. Holder in light of that Holder’s particular circumstances with respect to the purchase, ownership or disposition of the Senior Notes or common stock. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates who are subject to United States federal income tax because of their own status may be subject to United States federal income tax even though the entity is not subject to tax. Certain United States federal income tax considerations relevant to U.S. Holders are discussed separately above.

Original Issue Discount on Senior Notes

      A United States corporation is an “80/20 company” if at least 80 percent of its gross income during an applicable testing period is, directly or through its subsidiaries, “active foreign business income.” At present, we believe that we are an 80/20 company for United States federal income tax purposes. However, the 80-percent test for active foreign business income is applied on a periodic basis, and our company’s operations and business plans may change in future years. Therefore, we can give no assurance regarding future classification of our company as an 80/20 company.

      If we are an 80/20 company, as a Non-U.S. Holder of a Senior Note, you generally would not be subject to United States federal income tax on payment of OID unless you have an office or fixed place of business in the United States to which the interest is attributable and the OID is derived in the active conduct of a banking, financing or similar business within the United States. Special rules apply to payments of interest to Non-U.S. Holders related to our company.

      If were are not an 80/20 company, you will not be subject to United States federal income tax on OID if (1) such OID is not effectively connected with the conduct of a trade or business by you in the United States, (2) you do not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (3) you are not a controlled foreign corporation that is related to us through stock ownership, (4) you are not a bank for United States federal income tax purposes whose receipt of OID on the Senior Notes is described in Section 881(c)(3)(A) of the Code, and (5) IMPSAT or the paying agent receives a statement that you are not a U.S. Holder.

      If you, as a Non-U.S. Holder, are not exempt from United States federal income tax under the rules described above, each payment of OID will generally be subject to United States federal withholding tax at a rate of 30 percent unless (1) you provide us with a properly executed IRS Form W-8 BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty, or (2) you provide us with a properly executed IRS Form W-8 ECI (or successor form) stating that OID paid on the Senior Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      Except to the extent that an applicable treaty provides otherwise, if the OID is effectively connected with a trade or business conducted by you in the United States, generally you will be taxed on the OID in the same manner as a U.S. Holder. If you are a corporate Non-U.S. Holder, payments of effectively connected OID may also, under certain circumstances be subject to an additional branch profits tax at a 30 percent rate (or, if applicable, a lower treaty rate). Even though such effectively connected OID is subject to United States federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if you deliver a properly executed IRS Form W-8 ECI to the payor.

Sale, Exchange or Redemption of Senior Notes

      As a Non-U.S. Holder, any gain or income that you realize on your disposition of a Senior Note generally will not be subject to U.S. federal income taxation unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States, (2) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other requirements are met, (3) there is accrued but unpaid OID on the Senior Notes, in which case the rules discussed above under “Non-U.S. Holders — Original Issue Discount on Senior Notes” would apply, or (4) IMPSAT is or has been a United States real property holding corporation for United States federal income tax purposes. We believe that we are not a U.S. real property holding corporation.

Conversion of Senior Notes Into Common Stock

      In general, if you are a Non-U.S. Holder, no United States federal income tax or withholding tax will be imposed upon the conversion of a Senior Note into common stock except with respect to your receipt of cash in lieu of fractional shares upon conversion of a Senior Note where any of the conditions described above under “Non-U.S. Holders — Sale, Exchange or Redemption of Senior Notes” is satisfied.

Dividends on Common Stock

      If you are a Non-U.S. Holder, you will be subject to United States federal withholding tax at a 30 percent rate on distributions on shares of common stock that are treated as dividends (as described above under “U.S. Holders — Dividends on Common Stock”) unless (1) you provide us with a properly executed IRS

Form W-8 BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty, or (2) you provide us with a properly executed IRS Form W-8 ECI (or successor form) stating that dividends on the are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

      Except to the extent that an applicable treaty provides otherwise, if the dividends are effectively connected with a trade or business conducted by you in the United States, generally you will be taxed on the dividends in the same manner as a U.S. Holder. If you are a corporate Non-U.S. Holder, effectively connected dividends may also, under certain circumstances be subject to an additional branch profits tax at a 30 percent rate (or, if applicable, a lower treaty rate). Even though such effectively connected dividends are subject to United States federal income tax, and may be subject to the branch profits tax, they are not subject to withholding tax if you deliver a properly executed IRS Form W-8 ECI to the payor.

Sale or Exchange of Common Stock

      Any gain or income realized on your disposition of common stock generally will not be subject to U.S. federal income taxation unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States, (2) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other requirements are met, or (3) IMPSAT is or has been a United States real property holding corporation for United States federal income tax purposes. We believe that we are not a U.S. real property holding corporation.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, Senior Notes or common stock held by a noncorporate investor within the United States. In addition, payments made on, and payments of proceeds from the sale of such Senior Notes or common stock to a Non-U.S. Holder made to or through the United States office of a broker or a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, are subject to information reporting unless the holder thereof certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

      Backup withholding may apply to payments by us or our agent on Senior Notes or common stock held by Non-U.S. Holders and proceeds from the sale or other disposition of such Senior Notes or common stock through certain brokers unless the Non-U.S. Holder certifies to its Non-U.S. status and obtains exemption from backup withholding by providing an IRS Form W-8 BEN or a substantially similar substitute form. Backup withholding is not an additional tax but merely an advance payment on taxes, which may be refunded to the extent it results in any overpayment of tax, provided the required information is provided to the IRS.

      Non-U.S. Holders of Senior Notes and common stock should consult with their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

      Any selling securityholder, or any assignee or successor, may sell Securities from time to time on any stock exchange or automated interdealer quotation system on which the Securities may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. We have not applied and do not intend to apply for listing of the Senior Notes on any securities exchange or for inclusion of the Senior Notes on any automated inter-dealer quotation system.

      Any selling stockholder may sell the Securities by one or more of the following methods:

•	through underwriters in accordance with the registration rights agreement

•	block trades in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account

•	ordinary brokerage transactions and transactions in which the broker solicits purchases

•	privately negotiated transactions

•	short sales

•	through option or derivatives transactions

•	any combination of any of these methods of sale

      Any selling securityholder may engage brokers, dealers or underwriters, and any brokers, dealers or underwriters may arrange for other brokers, dealers or underwriters to participate in effecting sale of the Securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the Securities acting as agent for a selling securityholder, it may purchase as principal any unsold Securities at the stipulated price. Broker-dealers who acquire Securities as principals may thereafter resell the Securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

      At the time a particular offer is made, a supplement to this prospectus, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions, discounts, concessions or allowances and other terms constituting selling compensation and any other required information.

      The selling securityholders may also sell the Securities that qualify in accordance Rule 144 under the Securities Act, rather than pursuant to this prospectus.

      Any underwriters, dealers, brokers or agents participating in the distribution of the Securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ Securities, for whom they may act (which compensation might be in excess of customary commissions).

      A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the Securities by those broker-dealers.

      We have agreed to pay certain expenses incident to the filing of the registration statement comprising this prospectus and the maintenance of its effectiveness for resales, from time to time, of the Securities. We will indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, or, to the extent such indemnification is unavailable or otherwise limited, will be entitled to contribution in connection therewith. See “Description of the Securities to be Registered — Registration Rights Agreement.” We will not receive any of the proceeds from the sale of the Securities by the selling securityholders.

      In offering the Securities, and any broker-dealers who execute sales for the selling securityholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales and may be required to deliver a copy of this prospectus, including a prospectus supplement, to any person who purchases any of the Securities from or through any such broker-dealer.

      Rule 102 of Regulation M prohibits a selling securityholder in a distribution from bidding for or purchasing, directly or indirectly, any of the Securities that are the subject to the distribution. Rule 104 under Regulation M governs bids and purchase made to stabilize the price of a security in connection with a distribution of the security.

      We cannot assure you that the selling securityholders will sell any or all of the Securities offered hereby.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by Arnold & Porter, Washington, D.C., U.S. counsel to IMPSAT Fiber Networks, Inc.

EXPERTS

      Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the company’s bankruptcy proceedings and a going concern uncertainty), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1 of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us. We are subject to the informational requirements of the Securities Act, and, in accordance therewith, file reports and other information with the SEC. These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that like IMPSAT file electronically with the SEC. The address of such site is http://www.sec.gov.

      We will furnish to the holders of the notes and file with SEC (unless SEC will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in a filing with SEC on Form 10-Q and including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants, and (2) all reports that would be required to be filed with SEC on Form 8-K (or any successor form) if we were required to file such reports in each case within the time periods set forth in SEC’s rules and regulations. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

      We make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. The information on our Web site is not incorporated by reference into this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-3
Consolidated Statements of Operations for each of the Three Years in the Period Ended December 31, 2002	F-4
Consolidated Statements of Comprehensive Loss for each of the Three Years in the Period Ended December 31, 2002	F-5
Consolidated Statements of Stockholders’ Equity (Deficiency) for each of the Three Years in the Period Ended December 31, 2002	F-6
Consolidated Statements of Cash Flows for each of the Three Years in the Period Ended December 31, 2002	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of December 31, 2002 (Predecessor Company) and as of March 31, 2003 (Successor Company)	F-33
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2002 (Predecessor Company) and March 31, 2003 (Predecessor Company)	F-34
Condensed Consolidated Statements of Comprehensive Loss For the Three Months Ended March 31, 2002 (Predecessor Company) and March 31, 2003 (Predecessor Company)	F-35
Condensed Consolidated Statements of Stockholder’s (Deficiency) Equity For the Three Months Ended March 31, 2003 (Predecessor Company) and as March 31, 2003 (Successor Company)	F-36
Condensed Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2003 (Predecessor Company) and March 31, 2002 (Predecessor Company)	F-37
Notes to Condensed Consolidated Financial Statements	F-38

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of IMPSAT Fiber Networks, Inc.:

We have audited the accompanying consolidated balance sheets of IMPSAT Fiber Networks, Inc. (Debtor-in-Possession) and its subsidiaries (the “Company”) as of December 31, 2001 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respect, the financial position of the Company at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business. The Company emerged from bankruptcy on March 25, 2003.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations, negative working capital, and stockholders’ capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

March 28, 2003 (May 21, 2003 as to Note 17)

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. Dollars, except share amounts)

	December 31,

	2001	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,606	$32,563
Trading investments	29,319	23,021
Trade accounts receivable, net	58,411	31,012
Other receivables	39,003	16,674
Prepaid expenses	3,429	2,746

Total current assets	165,768	106,016

BROADBAND NETWORK, Net	310,598	228,471

PROPERTY, PLANT AND EQUIPMENT, Net	214,459	175,477

NON-CURRENT ASSETS:
Investments in common stock	3,307	86
Deferred financing costs, net	10,752
Other non-current assets	13,690	10,633

Total non-current assets	27,749	10,719

TOTAL	$718,574	$520,683

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Accounts payable — trade	$86,999	$72,860
Short-term debt	8,323
Current portion of long-term debt	959,076	281,680
Accrued and other liabilities	79,237	48,446

Total current liabilities	1,133,635	402,986
LONG-TERM DEBT, Net	23,189	27,592
OTHER LONG-TERM LIABILITIES	16,877	15,280
DEFERRED REVENUES	97,515	69,918

Total liabilities not subject to compromise	1,271,216	515,776
LIABILITIES SUBJECT TO COMPROMISE		727,522

Total liabilities	1,271,216	1,243,298

COMMITMENTS AND CONTINGENCIES (NOTE 15)
STOCKHOLDERS’ DEFICIENCY:
Common Stock, $0.01 par value; 300,000,000 shares authorized, 91,428,570 shares issued and outstanding at December 31, 2001 and 2002	914	914
Additional paid in capital	537,924	537,583
Accumulated deficit	(1,072,330)	(1,276,845)
Deferred stock-based compensation	(5,438)	(4,530)
Accumulated other comprehensive (loss) income	(13,712)	20,263

Total stockholders’ deficiency	(552,642)	(722,615)

TOTAL	$718,574	$520,683

See notes to consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

	Years Ended December 31,

	2000	2001	2002

NET REVENUES:
Data and value added services	$214,268	$239,816	$180,471
Internet	35,996	45,403	27,243
Telephony	235	11,762	14,327
Services to carriers	885	7,360	6,985
Sales of equipment	13,083	14,952	1,168

Total net revenues from services and equipment	264,467	319,293	230,194
Broadband network development revenues	57,676	7,197

Total net revenues	322,143	326,490	230,194

COSTS AND EXPENSES:
Direct costs:
Contracted services	29,573	40,629	19,199
Other direct costs	21,349	35,416	25,935
Leased capacity	74,188	87,057	74,679
Broadband network cost	34,729	3,335
Cost of equipment sold	12,308	10,472	576

Total direct costs	172,147	176,909	120,389
Salaries and wages	68,922	82,095	47,894
Selling, general and administrative	58,471	52,964	28,204
Asset impairment charge		381,888
Gain on early extinguishment of debt			(16,367)
Depreciation and amortization	84,488	123,678	82,766

Total costs and expenses	384,028	817,534	262,886

Operating loss	(61,885)	(491,044)	(32,692)

OTHER INCOME (EXPENSES):
Interest income	27,394	10,687	1,907
Interest expense (contractual interest of $128,023 in 2002)	(112,894)	(143,521)	(75,815)
Net loss on foreign exchange	(10,614)	(41,182)	(91,884)
Recognition of other-than-temporary decline in value of investments		(20,650)	(794)
Reorganization items			(23,297)
Legal settlement			26,229
Other income (loss), net	704	(2,125)	(5,896)

Total other expenses	(95,410)	(196,791)	(169,550)

LOSS BEFORE INCOME TAXES	(157,295)	(687,835)	(202,242)
BENEFIT FROM (PROVISION FOR) FOREIGN INCOME TAXES	4,547	(27,420)	(2,273)

LOSS BEFORE DIVIDENDS ON REDEEMABLE PREFERRED STOCK	(152,748)	(715,255)	(204,515)
DIVIDENDS ON REDEEMABLE PREFERRED STOCK	(1,393)

NET LOSS	$(154,141)	$(715,255)	$(204,515)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(1.74)	$(7.82)	$(2.24)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC AND DILUTED	88,534	91,429	91,429

See notes to consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands of U.S. dollars)

	Years ended December 31,

	2000	2001	2002

NET LOSS	$(154,141)	$(715,255)	$(204,515)

OTHER COMPREHENSIVE (LOSS) INCOME:
Foreign currency translation adjustment	(4,167)	(6,978)	33,656
Change in unrealized loss on investments available for sale	(139,378)	(10,212)	(475)
Recognition of other-than-temporary decline in value of investment		20,650	794

TOTAL	(143,545)	3,460	33,975

COMPREHENSIVE LOSS	$(297,686)	$(711,795)	$(170,540)

See notes to consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
(In thousands of U.S. Dollars)

							Accumulated
	Common Stock					Deferred	Other
			Additional	Accumulated	Treasury	Stock-Based	Comprehensive
	Shares	Amount	Paid In Capital	Deficit	Stock	Compensation	Income (Loss)	Total

BALANCE AT DECEMBER 31, 1999	56,688,076	$716	$216,186	$(202,934)	$(125,000)		$126,373	$15,341
Dividends on redeemable preferred stock				(1,393)				(1,393)
Issuance of common shares in Initial Public Offering, net of offering expenses	14,350,000	144	229,206					229,350
Issuance of common stock in exchange for minority interest in IMPSAT Argentina, Colombia and Venezuela	5,472,579	54	92,980					93,034
Issuance of common stock upon conversion of Series A preferred shares	14,917,915		(7,022)		125,000			117,978
Deferred stock-based compensation			5,438			$(5,438)
Amortization of amount paid in excess of carrying value of net assets acquired from related party			568					568
Change in unrealized loss on investment available for sale							(139,378)	(139,378)
Foreign currency translation adjustment							(4,167)	(4,167)
Net loss for the year				(152,748)				(152,748)

BALANCE AT DECEMBER 31, 2000	91,428,570	914	537,356	(357,075)	—	(5,438)	(17,172)	158,585
Amortization of amount paid in excess of carrying value of net assets acquired from related party			568					568
Change in unrealized loss on investment available for sale							(10,212)	(10,212)
Recognition of other-than-temporary decline in value of investments							20,650	20,650
Foreign currency translation adjustment							(6,978)	(6,978)
Net loss for the year				(715,255)				(715,255)

BALANCE AT DECEMBER 31, 2001	91,428,570	914	537,924	(1,072,330)	—	(5,438)	(13,712)	(552,642)
Amortization of amount paid in excess of carrying value of net assets acquired from related party			567					567
Change in unrealized loss on Investment available for sale							(475)	(475)
Recognition of other-than-temporary decline in value of investment							794	794
Foreign currency translation adjustment							33,656	33,656
Adjustment for stock options not vested			(908)			908		—
Net loss for the year				(204,515)				(204,515)

BALANCE AT DECEMBER 31, 2002	91,428,570	$914	$537,583	$(1,276,845)	—	$(4,530)	$20,263	$(722,615)

See notes to consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Years Ended December 31,

	2000	2001	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(152,748)	$(715,255)	$(204,515)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization and depreciation	84,488	123,678	82,766
Asset impairment charge		381,888
Provision for doubtful accounts	4,806	16,784	13,053
Recognition of other-than-temporary decline in value of investments		20,650	794
Net (gain) loss on sale of investment		(75)	1,368
Gain on early extinguishment of debt			(16,367)
Deferred income tax (benefit) provision	(3,036)	26,706	319
Gross profit from broadband network development	(27,639)
Changes in assets and liabilities:
(Increase) decrease in trade accounts receivable, net	(35,981)	8,156	30,661
(Increase) decrease in prepaid expenses	(2,019)	293	683
(Increase) decrease in other receivables and other non-current assets	(33,110)	33,392	51,421
Increase (decrease) in accounts payable — trade	59,838	(26,517)	9,173
Increase in accrued and other liabilities	24,303	25,428	67,898
Increase (decrease) in deferred revenues	87,757	47,129	(9,265)
Decrease in other long-term liabilities	(6,746)	(13,334)	(1,597)

Net cash (used in) provided by operating activities	(87)	(71,077)	26,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in trading investments	(240,892)	211,573	6,298
Purchases of broadband network, net of disposals	(56,325)	(89,240)	(6,112)
Purchases of property, plant and equipment, net of disposals	(213,827)	(78,448)	(13,201)
Proceeds from the sale of investment		8,000	1,380
Increase in other investment	(437)

Net cash (used in) provided by investing activities	(511,481)	51,885	(11,635)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on short-term debt	(1,067)	(6,280)	(8,323)
Proceeds from long-term debt, net of deferred financing costs	321,453	24,567	1,609
Repayments of long-term debt	(31,271)	(24,248)	(10,532)
Proceeds from issuance of common stock, net	229,350
Cash paid in redemption of preferred stock	(32,500)

Net cash provided by (used in) financing activities	485,965	(5,961)	(17,246)

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	(4,167)	(6,978)	(554)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(29,770)	(32,131)	(3,043)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	97,507	67,737	35,606

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$67,737	$35,606	$32,563

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$93,532	$113,011	$5,774

Foreign income taxes paid	$2,264	$4,590	$2,328

CASH PAID DURING THE YEAR FOR REORGANIZATION ITEMS:
Professional fees			$6,767

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Accrued dividends on redeemable preferred stock	$1,393

Change to unrealized gain (loss) in investment available for sale, net of tax	$(139,378)	$(10,212)	$(475)

Rights of way agreements	$18,697

Broadband network vendor financing	$184,397	$28,306

Issuance of treasury stock upon conversion of preferred stock	$117,978

Issuance of common stock in exchange for minority interests of IMPSAT Argentina, Colombia and Venezuela	$93,034

See notes to consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tables in Thousands of U.S. Dollars, Except for per Share Amounts)

1.  General

      IMPSAT Fiber Networks, Inc., a Delaware holding company (the “Holding Company”), and subsidiaries (collectively the “Company”) is a leading provider of integrated broadband, data, Internet, voice and data center services in Latin America. The Company offers integrated telecommunications solutions, with an emphasis on end-to-end broadband data transmission, for national and multinational companies, financial institutions, governmental agencies and other business customers.

      The Company currently provides telecommunications services to its customers using its local access and long haul fiber optic and satellite networks. The deployed facilities include 15 metropolitan area networks in the largest cities of the region, long haul networks across Argentina, Brazil, Chile and Colombia, and leased submarine capacity to link South America to the United States. In addition, the Company has 500,000 gross square feet of premises housing advanced hosting capabilities.

      The Holding Company’s operating subsidiaries are wholly owned (except for a small number of shares issued to other persons to comply with local corporate law requirements). A listing of the Holding Company’s operating subsidiaries is as follows:

Argentina	Impsat S.A.
Brazil	Impsat Comunicacoes Ltda.
Chile	Impsat Chile S.A.
Colombia	Impsat S.A.
Ecuador	Impsatel del Ecuador S.A.
Mexico	Impsat S.A. de C.V.
Peru	Impsat S.A.
USA	Impsat USA, Inc.
Venezuela	Telecomunicaciones Impsat S.A.

      In addition, the Company owns other subsidiaries, which serve intermediary functions to the Holding Company and its operating subsidiaries.

      Financial Restructuring — On March 11, 2002, the Holding Company, which was advised by Houlihan Lokey Howard & Zukin Capital, concluded negotiations with an ad hoc committee representing certain creditors under the Holding Company’s Broadband Network Vendor Financing Agreements, and certain holders of its $125.0 million 12.125% Senior Guaranteed Notes due 2003, $300.0 million 13.75% Senior Notes due 2005 and $225.0 million 12.375% Senior Notes due 2008 (collectively, the “Senior Notes”) of a non-binding term sheet agreement in principle (the “Restructuring Term Sheet”) relating to the terms of a proposed restructuring of these long-term obligations, as part of a comprehensive financial restructuring of the Company. The Restructuring Term Sheet contemplates the following principal components of the proposed restructuring plan:

•	all of the shares of the Holding Company’s existing common stock, options granted under the Holding Company’s stock option plans, and any other equity interests would be cancelled, retired and eliminated with no consideration paid therefore, and the Holding Company would issue “new common stock” in accordance with the proposed restructuring plan;

•	creditors under the Broadband Network Vendor Financing Agreements would receive

—	$143.8 million senior secured debt issued by IMPSAT Argentina and IMPSAT Brazil and guaranteed by the Holding Company;

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

—	$23.9 million of new senior convertible notes guaranteed by IMPSAT Argentina and initially convertible into 5% of the Holding Company’s new common stock on a fully-diluted basis; and

—	warrants to acquire up to 15% of the Holding Company’s new common stock on a fully-diluted basis.

•	holders of the Notes due 2003 would receive $67.5 million of new senior convertible notes of the Holding Company guaranteed by IMPSAT Argentina and initially convertible into 23% of the Holding Company’s new common stock on a fully-diluted basis

•	holders of the Notes due 2005 and the Notes due 2008 would exchange those securities for 98% of the Holding Company’s new common stock, subject to certain dilutive events

•	the Holding Company’s guarantees of certain indebtedness owed by the Holding Company’s operating subsidiaries to certain of their respective creditors will either be restructured in exchange for new senior convertible notes and warrants consistent with and proportionate to the restructuring treatment of analogous indebtedness under the Broadband Network Vendor Financing Agreements, or canceled in exchange for equity in the Holding Company

•	no distribution to the existing stockholders of the Holding Company

•	management would receive 2% of the Holding Company’s new common stock plus stock options representing 8% of the Holding Company’s new common stock.

      The Restructuring Term Sheet provided that completion of the proposed restructuring plan would be subject to certain conditions, including the plan’s acceptance by affected classes of the Holding Company’s securities holders in accordance with the United States Bankruptcy Code (“Bankruptcy Code”).

      Petition for Relief Under Chapter 11 and Emergence — On June 11, 2002 (the “Petition Date”), the Holding Company filed a voluntary petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Under Chapter 11, certain claims against the Holding Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws are stayed while the Holding Company continues business operations as Debtor-in-Possession. These claims are reflected in the December 31, 2002 consolidated balance sheet as “liabilities subject to compromise”. Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination of the Bankruptcy Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

      On September 4, 2002, the Holding Company filed a Disclosure Statement (the “Disclosure Statement”) and a Plan of Reorganization (the “Plan”) with the Bankruptcy Court. The Plan reflects the terms of the pre-arranged plan of reorganization that holders of the indebtedness under the Company’s Vendor Financing Agreements and Senior Notes agreed to support. The Plan provided for the restructuring of the Company’s indebtedness in the manner described above in the caption “Financial Restructuring”. The Disclosure Statement summarized the Plan and contained information concerning among other matters the history, business, results of operations, management, properties, liabilities and the assets available for distribution under the Plan as well as the anticipated organization and operation of a reorganized Holding Company. The Disclosure Statement also described certain effects of Plan confirmation, certain risk factors associated with the Plan, the manner in which distributions will be made to the Company’s creditors under the Plan for all amounts that were owed to such parties on the Petition Date and the confirmation process and voting procedures that holders of claims in impaired classes must follow for their votes to be counted.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Plan received the affirmative vote of the Holding Company’s creditors in accordance with the Bankruptcy Code in December 2002 and was confirmed by order of the Bankruptcy Court on December 16, 2002. In accordance with the Plan, the Holding Company emerged from bankruptcy on March 25, 2003 (the “Effective Date”). Pursuant to the Plan, on the Effective Date, all of the shares of the Company’s old common stock, options granted under the Company’s stock option plans and all other equity interests were cancelled, retired and eliminated with no consideration paid thereon. The Company also adopted a new 2003 Stock Incentive Plan and terminated all stock options plans described in Note 12. In addition, the Company restructured its obligations as contemplated under the “Financial Restructuring” section described above. See Note 17.

      Although the Company has emerged from bankruptcy, the Company remains in default under indebtedness owed to certain creditors who voted against the Plan. Under the Plan, the claims of these creditors were contingent obligations arising under guarantees by the Holding Company of certain primary indebtedness of its operating subsidiaries. In accordance with the Plan, these holders will receive, in full satisfaction of their contingent guarantee claim (“Post-Effective Date Contingencies”), a pro rata share of the shares of the Company’s new common stock issuable to the Holding Company’s creditors under the Plan, see Note 17. Notwithstanding the Company’s settlement of the Post-Effective Date Contingencies, as a consequence of the Company’s Chapter 11 bankruptcy, an event of default has occurred and is continuing with respect to certain of the related primary underlying indebtedness of the Company’s operating subsidiaries. These defaults, which relate to indebtedness totaling approximately $18.6 million in outstanding principal amount, give the respective creditors the right to accelerate such indebtedness and seek immediate repayment of all outstanding amounts and accrued interest thereon.

      The Holding Company’s unconsolidated balance sheet as of December 31, 2002 consists primarily of cash and trading investments of approximately $28.3 million, other assets of approximately $0.1 million and the net investment in each of its consolidated subsidiaries. The Holding Company’s liabilities consist primarily of accounts payable of approximately $6.6 million (not including payables to subsidiaries of approximately $2.8 million) and the “liabilities subject to compromise” described in Note 11.

      The Holding Company’s statement of operations for the year ended December 31, 2002 consists of the equity in the earnings of its consolidated subsidiaries, interest income earned on its trading investment, offset by the interest expense on the Senior Notes, certain general and administrative expenses and the reorganization items described in Note 11.

      The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Holding Company; or (d) as to operations, the effect of any changes that may be made in the business of the Holding Company and its subsidiaries.

      Going Concern Matters — The Company’s history of losses, negative working capital and stockholders’ deficiency raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Holding Company to continue as a going concern and to appropriately use the going concern basis is dependent upon, among other things, (i) the Company’s ability to revise and implement its business plan, (ii) the Company’s ability to achieve profitable operations after emergence from bankruptcy, and (iii) the Company’s ability to generate sufficient cash from operations to meet its obligations. The consolidated financial statements do not give effect to any adjustment

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the carrying value of assets or amounts and classifications of liabilities that might result from the uncertainties described above.

2.  Summary of Significant Accounting Policies

      Basis of Presentation — The financial statements are presented on a consolidated basis and include the accounts of IMPSAT Fiber Networks, Inc and its subsidiaries. All significant intercompany transactions and balances have been eliminated. AICPA Statement of Position (“SOP”) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, was followed in the preparation of these consolidated financial statements.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant assumptions and estimates were used in determining the carrying values of the Company’s telecommunication infrastructure and collectibility of receivables. Actual results could differ from those estimates.

      Market Risk — The Company currently operates in countries throughout Latin America. The Company’s financial performance may be affected by inflation, exchange rates and controls, price controls, interest rates, changes in governmental economic policy, taxation and political, economic or other developments in or affecting the Latin America countries in which the Company operates. The Company has not entered into derivative transactions to hedge against potential foreign exchange or interest rate risks.

      Currency Risks — In early January 2002, as Argentina’s ongoing political and financial crisis deepened, the country defaulted on its massive foreign debt and the government of President Eduardo Duhalde, who entered office on January 1, 2002, abandoned the decade-old fixed peso-dollar exchange rate and permitted the peso to float freely against the U.S. dollar. The peso free market opened on January 11, 2002 at 1.65 pesos to the U.S. dollar and has been volatile since. At December 31, 2002, the Argentine peso traded at 3.40 pesos to the U.S. dollar. The devaluation of the Argentine peso will generally affect the Company’s consolidated financial statements by generating foreign exchange gains or losses on dollar-denominated monetary liabilities and assets of IMPSAT Argentina and will generally result in a decrease, in U.S. dollar terms, in the Company’s revenues, costs and expenses in Argentina.

      During December 2001, the Argentine government instituted a system for the freezing of the deposits in its financial system. In February 2002, these measures led to, among other things, the “pesification” decree. Generally, this decree mandates that all monetary obligations arising from agreements subject to Argentine law denominated in foreign currency and existing as of January 6, 2002 are mandatorily converted into monetary obligations denominated in pesos at an exchange rate of one U.S. dollar to one peso. Such obligations generally may be adjusted pursuant to the “coeficiente de estabilizacion de referencia” (“CER”), as published by the Argentine central bank based on the Argentine consumer price index. Under the “pesification” decree, after the foreign currency denominated contracts are converted to pesos (at the rate of one peso to one U.S. dollar rate), the contracts may be privately renegotiated by the parties back into foreign currency denominated terms. Under the “pesification” decree, if a contract governed by Argentine law is entered into after the decree’s enactment, that contract may be denominated in either U.S. dollars or pesos. However, if the parties choose to denominate the new contract in pesos, payments under that contract are not entitled to be adjusted according to the CER or any other consumer price index. Contracts denominated in pesos before the decree continue to be denominated in pesos, unaffected by the decree. Finally, the decree provides that if the value of the goods sold or services rendered is higher or lesser than the price payable after the mandatory “pesification”, either party may request an “equitable adjustment” of such price. If the parties

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

do not agree on the “equitable adjustment”, the dispute is to be settled by the courts, which will attempt to preserve the contractual agreement between the parties. The devaluation and the “pesification” of agreements of the Company governed by Argentine law may have adverse, unknown and unforeseeable effects on the Company.

      Since the “pesification” decree, an increasing portion of IMPSAT Argentina’s customer contracts and operating cash inflows are denominated in pesos while its debt service payments and a portion of its costs (including capital equipment purchases and payments for certain leased telecommunication capacity) are denominated in U.S. dollars. Accordingly, the Company’s financial condition and results of operations in Argentina are dependent upon IMPSAT Argentina’s ability to generate sufficient pesos (in U.S. dollar terms) to pay its costs, expenses and to satisfy its debt service requirements. Because of the recent nature of these events and the significant uncertainties regarding the extent and duration of the devaluation and the direction of the fiscal policies in Argentina, management cannot presently determine or reasonably estimate the impact a continued economic crisis in that country could possibly have on IMPSAT Argentina’s and the Company’s overall cash flows, financial condition, and results of operations.

      On March 5, 2003, Argentina’s Supreme Court declared the “pesification” decree unconstitutional to the extent that it required the mandatory redenomination of U.S. dollar bank deposits to pesos. Although the ruling applies only to amounts held by the petitioner in that case on deposit at a state-owned bank, the decision will likely strengthen existing (and create a profusion of similar) claims by other depositors seeking to “redollarize” their deposits. This could force the Argentine government to issue long-term bonds in satisfaction of such claims, which, in turn, could increase Argentina’s public debt burden and cause a further deterioration of its national economy. The future judicial implementation of the Argentine Supreme Court’s decision as well as any legislative or executive response could take an unknown variety of forms. Accordingly, its potential impact on the Argentine economy and on the Company’s operations in that country presently cannot be estimated.

      Numerous uncertainties exist surrounding the ultimate resolution of Argentina’s economic and political instability and actual results could differ from those estimates and assumptions utilized. The Argentine economic and political situation continues to evolve and the Argentine government may enact future regulations or policies that, when finalized and adopted, may adversely and materially impact, among other items, (i) the realized revenues the Company receives for services offered in Argentina; (ii) the timing of repatriations of any dividends or other cash flows from IMPSAT Argentina to the Company in the United States; (iii) the Company’s asset valuations; and (iv) the Company’s peso-denominated monetary assets and liabilities.

      The Company’s results in Brazil also were adversely affected during the period by the devaluation of the Brazilian real against the U.S. dollar. At December 31, 2001, the real traded at a rate of R$2.41 = $1.00, and at December 31, 2002 it had depreciated to R$3.53 = $1.00. These and prior devaluations have had a negative effect on the Company’s real-denominated revenues. The devaluation of the real and the decline in growth in the Brazilian economy have been caused in part by the continued recession in the region, a general aversion to emerging markets by foreign direct and financial investors and the overall decline in worldwide economic production. On October 27, 2002, Luiz Inacio Lula da Silva of the left-wing Workers’ Party was elected president of Brazil. Although, as a candidate, Mr. da Silva expressed support for tightening of Brazil’s fiscal policy as a condition of an IMF loan and promised to honor and stabilize government debt, anxiety has persisted within the investor community regarding whether Mr. da Silva can restore financial confidence and quickly establish trust in his administration and its ability to govern. A protraction or worsening of the economic difficulties in Brazil, including further currency devaluations, could have a material adverse effect on IMPSAT Brazil’s and the Company’s overall financial condition and results of operations.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition, in 2002, the Venezuelan government removed controls over the trading range of the bolivar, allowing the exchange rate to be determined by market conditions. As a result, during 2002, the bolivar decreased in value in relation to the U.S. dollar by approximately 85%. During February 2003, the Venezuelan government imposed exchange rate controls, fixing the bolivar’s value to the U.S. dollar at approximately 1,600 bolivars to the U.S. dollar.

      Cash and Cash Equivalents — Cash and cash equivalents are time deposits with original maturities of three months or less at the time of purchase. Cash equivalents and short-term investments are stated at cost, which approximates fair value.

      Revenue Recognition — Revenues from data, value-added telephony, IT solutions and Internet services are recognized monthly as the services are provided. Equipment sales are recorded upon delivery to and acceptance by the customer. In addition, the Company has entered into, and may enter into in the future, agreements with carriers granting indefeasible rights of use (“IRUs”) and access to portions of the Company’s broadband network capacity and infrastructure. Pursuant to these agreements, the Company will receive fixed advance payments for the IRU and will recognize the revenue from the IRU ratably over the life of the IRU. Amounts received in advance are recorded as deferred revenue in the accompanying consolidated balance sheets. The Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements. SAB No. 101 summarizes the SEC’s views on the application of generally accepted accounting principles to revenue recognition. The Company has reviewed SAB No. 101 and believes that it is in compliance with the SEC’s interpretation of revenue recognition.

      No single customer accounted for greater than 10% of total net revenues from services for the year ended December 31, 2000, 2001 and 2002.

      Non-Monetary Transactions — The Company may exchange capacity on its Broadband Network for capacity from other carriers through the exchange of IRUs. These transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions, where an exchange of similar IRUs is recorded at a historical carryover basis with no revenue or any gain or loss being recorded.

      Broadband Network — Costs in connection with the construction, installation and expansion of the Broadband Network are capitalized. Rights of way agreements represent the fees paid and the net present value of fees to be paid per signed agreements entered into for obtaining rights of way and other permits for the Broadband Network. These capitalized agreements are being amortized over the term of the rights of way, which range from 10 to 20 years.

      In addition, the Company has acquired IRUs from other entities for its own purposes. Such IRU investments are capitalized and amortized over their estimated useful lives, not to exceed 15 years. The acquired IRUs have a 25-year term. In those cases where the right of use has been acquired for a longer period of time (25 years) management believes that, due to anticipated advances in technology, the Company’s IRUs are not likely to be productive assets beyond 15 years.

Network infrastructure	10-15 years
Equipment and materials	10 years
Right of way	10-20 years
IRU investments	15 years

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property, Plant and Equipment — Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

Buildings and improvements	10-25 years
Operating communications equipment	5-10 years
Furniture, fixtures and other equipment	2-10 years

      The operating communications equipment owned by the Company is subject to rapid technological obsolescence; therefore, it is reasonably possible that the equipment’s estimated useful lives could change in the near future.

      Long-Lived Assets — Long-lived assets are reviewed on an ongoing basis for impairment based on a comparison of carrying values to the related undiscounted future cash flows. If the carrying amounts exceed such cash flows, identifying a possible impairment, the assets carrying amount is adjusted to fair value.

      During the year ended December 31, 2001, in connection with the Company’s ongoing review of its business plan, cash flow and liquidity position, and the economic environment in Latin America, the Company determined that its long-lived assets primarily related to its telecommunication infrastructure were likely impaired. The Company calculated the present value of its expected cash flows of its operating subsidiaries to determine the fair value of its telecommunication infrastructure. Accordingly, the Company recorded a noncash impairment charge of $381.9 million. This charge included approximately $245.6 million for IMPSAT Argentina, $24.7 million for IMPSAT Brazil and $28.9 million for all other countries. In addition, the charge also included approximately $82.7 million for a write-down of the value of goodwill generated by the acquisition of certain minority interest in the operating subsidiaries. The Company recorded this impairment charge based on internal estimates of fair value, other indicators and not on an independent valuation of its telecommunication infrastructure. During the years ended December 31, 2000 and 2002, no impairments were recorded.

      Investments — Investments covered under the scope of Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, are classified by the Company as either “trading” for short term investments or “available for sale” for long term investments and are carried at fair value. Unrealized gains and losses for trading investments are included in the Company’s results of operations. Unrealized gains or losses for available for sale investments are included in accumulated other comprehensive loss within stockholders’ equity (deficiency). All other investments are carried at cost.

      Deferred Financing Costs — Debt issuance costs and transaction fees, which are associated with the issuance of the Senior Guaranteed Notes were being amortized (and charged to interest expense) over the term of the related notes on a method which approximates the level yield method. During the year ended December 31, 2002, the unamortized balances of the deferred financing costs were written-off. See Note 11.

      Income Taxes — Deferred income taxes result from temporary differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur.

      Foreign Currency Translation — The Company’s subsidiaries generally use the U.S. dollar as the functional currency. Accordingly, the financial statements of the subsidiaries were remeasured. The effects of foreign currency transactions and of remeasuring the financial position and results of operations into the functional currency are included as net gain or loss on foreign exchange, except for IMPSAT Brazil, which uses the local currency as the functional currency, and are included in accumulated other comprehensive income (loss) in stockholders’ equity.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock-Based Compensation — SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee and non-employee director compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation to employees and non-employee directors using the intrinsic value method as prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees and non-employee directors are measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the amount an employee or non-employee director must pay for the stock. The Company also provides the required disclosures of SFAS No. 123.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. This Statement, which is effective for fiscal years ending after December 15, 2002, amends SFAS No. 123, and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, Statement No. 148 amends the disclosure requirements of SFAS No. 123 regardless of the accounting method used to account for stock-based compensation. The Company has chosen to continue to account for stock-based compensation of employees using the intrinsic value method prescribed in APB No. 25, and related interpretations. However, the Company will adopt the enhanced disclosure provisions as defined by SFAS No. 148.

      The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation costs been recognized based on the fair value at the date of grant for options awarded under the 1998 and 1999 Plans, the pro forma amounts of the Company’s net loss attributable to common stockholders and net loss per common share for the years ended December 31, 2000, 2001 and 2002 would have been as follows:

	2000	2001	2002

Net loss attributable to common stockholders:
As reported	$(154,141)	$(715,255)	$(204,515)
Pro Forma	(156,715)	(717,009)	(206,269)
Net loss per common share:
As reported	$(1.74)	$(7.82)	$(2.24)
Pro Forma	(1.77)	(7.84)	(2.26)

      The fair value of the options granted in 2000 was estimated using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions:

Risk-free interest rate	10.8%
Expected option lives in years	4
Volatility	155%

      Fair Value of Financial Instruments — The Company’s financial instruments include trading investments, receivables, investments in common stock, payables, short- and long-term debt. The Company’s trading and common stock investments were valued at market closing prices at December 31, 2001 and 2002. The fair value of these instruments are presented in Note 3. The fair value of the Company’s Senior Notes is not presented as such is not considered meaningful by management based on the pending financial restructuring and the Company’s petition for relief under Chapter 11. The fair value of all other financial instruments, which approximate their carrying value, have been determined using available market information and interest rates as of December 31, 2001 and 2002.

      Net Loss Per Common Share — Basic earnings (loss) per share is computed based on the average number of common shares outstanding and diluted earnings (loss) per share is computed based on the average number of common and potential common shares outstanding under the treasury stock method.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Accumulated Other Comprehensive Income (Loss) — Accumulated other comprehensive income (loss) is comprised as follows:

		Unrealized
		Loss on
	Foreign	Investments
	Currency	Available for
	Translation	SALE	Total

Balance at December 31, 2000	$(6,415)	$(10,757)	$(17,172)
Change during the year	(6,978)	10,438	3,460

Balance at December 31, 2001	(13,393)	(319)	(13,712)
Change during the year	33,656	319	33,975

Balance at December 31, 2002	$20,263	—	$20,263

      New Accounting Pronouncements — In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, Rescission of the FASB Statements No. 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with earlier adoption encouraged. The Company does not expect the adoption of SFAS 145 to have a material effect on its consolidated financial statements.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activities. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, the Company cannot determine the potential effects that adoption of SFAS No. 146 will have on its consolidated financial statements.

      In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS No. 5, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. This Interpretation clarifies that a guarantor is required to recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company is currently evaluating the impact of adopting FIN 45.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of APB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

      Reclassifications — Certain amounts in the 2000 and 2001 consolidated financial statements have been reclassified to conform with the 2002 presentation.

3.     Investments

      The Company’s investments consist of the following at December 31, 2001 and 2002:

	2001	2002

Trading investments, at fair value	$29,319	$23,021

Investments in common stock	$3,307	$86

      The Company’s trading investments consist of high-quality, short-term investments with maturities of less than 360 days.

      The Company’s investments in common stock at December 31, 2001 included a 3.3% ownership interest in the outstanding common stock of Claxson Interactive Group Inc. (“Claxon”), an integrated media company with operations in Latin America, and a less than 1% ownership interest in New Skies Satellites, Inc. (“New Skies”), a provider of satellite capacity. During the years ended December 31, 2001 and 2002, the Company recorded a non-cash charge of $20.7 million and $0.8 million, respectively, which reflected an other-than-temporary decline in value of the Claxon investment based upon a sustained reduction in the quoted market price. During 2002, the Company sold its investment in New Skies for approximately $1.4 million and recorded a loss of approximately $1.0 million on the sale. This loss is included in other income (expense) in the accompanying consolidated financial statements.

4.     Trade Accounts Receivable

      Trade accounts receivable, by operating subsidiaries, at December 31, 2001 and 2002, are summarized as follows:

	2001	2002

IMPSAT Argentina	$51,037	$27,739
IMPSAT Brasil	6,714	4,577
IMPSAT Colombia	5,033	3,542
IMPSAT Venezuela	6,637	8,154
All other countries	12,772	10,384

Total	82,193	54,396
Less: allowance for doubtful accounts	(23,782)	(23,384)

Trade accounts receivable, net	$58,411	$31,012

      The Company’s subsidiaries provide trade credit to their customers in the normal course of business. The collection of a substantial portion of the trade receivables is susceptible to changes in the Latin American economies and political climates. Prior to extending credit, the customers’ financial history is analyzed.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The activity for the allowance for doubtful accounts for the years ended December 31, 2000, 2001 and 2002 is as follows:

	2000	2001	2002

Beginning balance	$19,820	$22,509	$23,782
Provision for doubtful accounts	4,806	16,784	13,053
Write-offs, net of recoveries	(2,077)	(7,697)	(4,741)
Effect of exchange rate change	(40)	(7,814)	(8,710)

Ending balance	$22,509	$23,782	$23,384

5.     Other Receivables

      Other receivables consist primarily of refunds or credits pending from local governments for taxes other than income, advances to suppliers, and other miscellaneous amounts due to the Company and its operating subsidiaries and are as follows at December 31, 2001 and 2002:

	2001	2002

IMPSAT Argentina	$22,155	$3,576
IMPSAT Brazil	3,209	2,150
IMPSAT Colombia	3,777	3,498
IMPSAT Venezuela	2,667	2,024
All other countries	7,195	5,426

Total	$39,003	$16,674

6.     Broadband Network and Agreements

      Broadband network and related equipment consists of the following at December 31, 2001 and 2002:

	2001	2002

Network infrastructure	$168,301	$157,480
Equipment and materials	132,494	121,552
IRU investments	46,913	42,618
Right of ways	16,056	10,427

Total	363,764	332,077
Less: accumulated depreciation	(83,373)	(103,606)

Total	280,391	228,471
Under construction — Network infrastructure	30,207

Total	$310,598	$228,471

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The recap of accumulated depreciation for the years ended December 31, 2000, 2001 and 2002 is as follows:

	2000	2001	2002

Beginning balance	$42,368	$46,433	$83,373
Depreciation expense	4,365	41,173	30,016
Disposals and retirements	(300)	(4,233)	(9,783)

Ending balance	$46,433	$83,373	$103,606

      Nortel Networks Agreements — On September 6, 1999, the Company executed two turnkey agreements with Nortel Networks Limited (“Nortel”) relating to Nortel’s design and construction of segments of the Broadband Network in Argentina and Brazil for approximately $265 million.

      On October 25, 1999, each of IMPSAT Argentina and IMPSAT Brazil signed definitive agreements with Nortel to borrow an aggregate of up to approximately $149.1 million and $148.3 million, respectively, of long-term vendor financing. The financing, which has a final maturity in 2006, was used to finance Nortel’s construction of the segments of the Broadband Network in Argentina and Brazil as well as additional purchases of telecommunications equipment. The Company has guaranteed the obligations of each of IMPSAT Argentina and IMPSAT Brazil under the Nortel financing agreements. At December 31, 2002, a total of $245.4 million was outstanding. See Notes 1 and 17 for a description of the restructuring of these amounts under the Holding Company’s proposed restructuring plan.

      The Company’s subsidiaries have obtained additional vendor financing from Ericsson, Tellabs OY, DMC and Harris Canada, Inc. for the acquisition of fiber optic cable and other telecommunications equipment for the Broadband Network, with respect to which an aggregate of $14.5 million was outstanding as of December 31, 2002, which is guaranteed by the Company.

      Global Crossing — During the year ended December 31, 2000, the Company completed and delivered to Global Crossing the portion of the Trans-Andean Crossing System connecting Las Toninas, Argentina and Santiago, Chile. As part of the Broadband Network and the South American Crossing, the Company also constructed turnkey backhaul segments and granted IRUs to Global Crossing in Peru and Brazil between Global Crossing’s landing points in those countries and its metropolitan points of presence located at the Company’s telehouses in Lima, Peru and Sao Paulo and Rio de Janeiro, Brazil. In connection with the delivery of such infrastructure to Global Crossing during 2000, the Company recognized during the years ended December 31, 2000 and 2001, revenues totaling $57.7 million and $7.2 million, respectively, and costs totaling $34.7 million and $3.3 million, respectively.

      As part of its arrangements with Global Crossing, the Company has agreed to purchase from Global Crossing indefeasible rights of use of capacity valued at not less than $46 million on any of Global Crossing’s fiber optic cable networks worldwide. These rights enable the Company to interconnect the Company’s networks in Argentina and Brazil and give the Company global international access. The Company had purchased approximately $12.6 million and $9.7 million under this agreement as of December 31, 2002 and 2001, respectively, and did not purchase any amount during the year ended December 31, 2002. As part of the Holding Company’s emergence from bankruptcy, the Company rejected its obligation to purchase the outstanding balance of $23.7 million in IRUs from Global Crossing as permitted by the Bankruptcy Code.

      In January 2002, Global Crossing filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Although the Global Crossing subsidiaries to which the Company provides services and infrastructure were not originally included in the Global Crossing’s Chapter 11 filing, during August 2002, Global Crossing amended its Chapter 11 proceeding to include its subsidiaries that are counter parties to the agreements with

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company. As of December 31, 2002, Global Crossing was in default for a total of approximately $3.3 million for services provided under such agreements. The Company has recorded provisions for doubtful accounts of approximately $2.1 million against these receivables.

      The Company has filed motions in Global Crossing’s bankruptcy proceeding seeking an order that Global Crossing make payment to the Company of the amounts claimed by the Company and that Global Crossing either accept or reject its agreements with the Company. Global Crossing has disputed that it owes the Company any amounts under the agreements at issue and has filed a proceeding seeking that the bankruptcy court grant Global Crossing a property right in certain of the IRUs that it acquired from the Company. See Note 15 for a further description of the commercial disputes between the Company and Global Crossing.

      To link the Company’s Broadband Network to other parts of Latin America and the world, the Company has secured IRU and leased capacity on Global Crossing’s undersea fiber optic cable systems (and associated terrestrial capacity) between the United States and Latin America, including Global Crossing’s South American network. Global Crossing has not yet affirmed or rejected these agreements. If Global Crossing rejects these agreements or is unable to successfully reorganize and were to sell or terminate its South American operations as part of its bankruptcy proceedings, it is unclear what rights the Company would have to continue to utilize the IRU’s that the Company purchased from Global Crossing. It is possible that the Company’s agreements with Global Crossing would be terminated, and the Company would need to seek substitute sources of IRU or other capacity from competing undersea fiber optic systems to link its operations, including the Company’s Broadband Network, to other parts of Latin America and the world. As of December 31, 2002, the unamortized balance of IRU investments acquired from Global Crossing approximated $ 32.5 million.

      IRU Agreements — The Company has entered into several framework agreements granting IRUs of up to 25 years on the Company’s Broadband Network, including network maintenance services and telehousing space. The Company has received advance payments related to these agreements. These advance payments are recorded as deferred revenue in the accompanying consolidated balance sheets. During the years ended December 31, 2001 and 2002, the Company recognized approximately $3.2 million and $5.0 million, respectively, from these agreements, which are reflected as services to carriers in the accompanying consolidated statement of operations.

7.     Property, Plant and Equipment

      Property, plant and equipment at December 31, 2001 and 2002, consisted of:

	2001	2002

Land	$11,223	$11,238
Building and improvements	68,350	70,070
Operating communications equipment	424,428	413,842
Furniture, fixtures and other equipment	36,376	38,824

Total	540,377	533,974
Less: accumulated depreciation	(332,345)	(361,536)

Total	208,032	172,438
Equipment in transit	3,413	2,705
Works in process	3,014	334

Property, plant and equipment, net	$214,459	$175,477

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The recap of accumulated depreciation for the year ended December 31, 2000, 2001 and 2002, is as follows:

	2000	2001	2002

Beginning balance	$201,656	$265,354	$332,345
Depreciation expense	74,156	76,465	52,183
Disposals and retirements	(10,458)	(9,474)	(22,992)

Ending balance	$265,354	$332,345	$361,536

8.     Short-Term Debt

      As of December 31, 2001, several of the Company’s subsidiaries maintain short-term credit facilities with local banks, denominated in U.S. dollars with interest rates ranging from 14% to 21% and the amount outstanding under these credit facilities totaled approximately $8.3 million. During 2002 these credit facilities were repaid and not renewed.

9.     Long-Term Debt

      The Company’s long-term debt at December 31, 2001 and 2002 is detailed as follows:

	2001	2002

Senior Notes (see Note 11):
12.125% Senior Guaranteed Notes due 2003.	$125,000
13.75% Senior Notes due 2005.	300,000
12.375% Senior Notes due 2008.	225,000
Term notes, maturing through 2005; collateralized by buildings and equipment, the assignment of customer contracts and investment; denominated in:
U.S. dollars (interest rates 5.47% – 13%)	16,325	$11,821
Local currency (interest rates 10.37% – 38.37%)	21,904	19,279
Eximbank notes (interest rates 3.88% – 10.09%), maturing semiannually through 2004.	18,585	18,275
Vendor financing (3,59% – 24.68%), maturing 2004 to 2008.	275,451	259,897

Total long-term debt	982,265	309,272
Less: current portion including defaulted indebtedness	(959,076)	(281,680)

Long-term debt, net	$23,189	$27,592

      The scheduled maturities of long-term debt at December 31, 2002 are as follows:

Fiscal Year

2003	$281,680
2004	5,287
2005	8,691
2006	12,688
2007 and thereafter	926

Total	$309,272

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company is in default on its senior notes since it did not make the semi-annual interest payments on the Senior Notes due 2003 (which were due on January 15, 2002), on the Senior Notes due 2005 (which were due on February 15, 2002), or on the Senior Notes due 2008 (which were due on December 15, 2001). As of June 11, 2002, the Company reclassified the senior notes, which were outstanding prior to the bankruptcy filing, to liabilities subject to compromise (see Note 11).

      Some of the term notes contain certain covenants requiring the Company to maintain certain financial ratios, limiting the incurrence of additional indebtedness and capital expenditures, and restricting the ability to pay dividends.

      The Company’s liquidity difficulties have led to non-compliance with certain covenant requirements and payment provisions under the Company’s Broadband Network Vendor Financing Agreements. On October 25, 2001, the Company obtained a waiver of covenant defaults and an extension from these lenders for scheduled principal and interest payments under the Broadband Network Vendor Financing Agreements totaling approximately $36.3 million that were due on that date. The waiver expired on November 25, 2001 and the Broadband Network Vendor Financing Agreements became due and payable, and the Company is in default. On June 11, 2002, the Holding Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and, effective as of such date pursuant to the provisions of the Bankruptcy Code, contractually accrued interest on the Company’s unsecured, pre-petition obligations ceased to accrue. As a result of the Company’s default under the Broadband Network Vendor Financing Agreements, the defaulted amounts have been reclassified to current portion of long-term debts as of December 31, 2001 and 2002, respectively.

      During the year ended December 31, 2002, the Company extinguished certain of its vendor financing obligations prior to maturity and recorded a gain on early extinguishment of approximately $16.4 million, which is included in operating loss of the 2002 consolidated statements of operations. In addition, during 2002, the Company negotiated a forgiveness of interest, which was due and payable to one of IMPSAT Brazil’s vendors. At the consummation of these negotiations, the Company recorded the total amount of forgiven interest of approximately $22.1 million as a reduction of interest expense.

10.     Income Taxes

      The composition of the benefit from (provision for) income taxes, all of which is for foreign taxes, for the years ended December 31, 2000, 2001 and 2002 is as follows:

	2000	2001	2002

Current	$1,511	$(714)	$(1,954)
Deferred	3,036	(26,706)	(319)

Total	$4,547	$(27,420)	$(2,273)

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The foreign statutory tax rates range from 15% to 35% depending on the particular country. Deferred taxes result from temporary differences in revenue recognition, depreciation methods and net operating loss carryforwards. The composition of net deferred tax asset at December 31, 2000 and 2001 is as follows:

	2001	2002

Deferred tax assets:
Net operating loss carryforwards:
Domestic	$56,636	$76,609
Foreign	66,005	64,413
Allowance for doubtful accounts	1,509	1,624
Property, plant and equipment	13,879	1,140
Services to carriers	7,612	6,068
Other	2,015	5,602

Gross deferred tax assets	147,656	155,456
Less: valuation allowance	(147,656)	(155,456)

Net deferred tax asset	—	—

Available for sale investments	7,103	—
Less: valuation allowance	(7,103)	—

Net available for sale investments	—	—

Net deferred tax asset	$—	$—

      The Company recorded a valuation allowance to offset its deferred income tax asset because management cannot conclude that utilization of the tax benefits resulting from operating losses and the other temporary differences are “more likely than not” to be realized, as required by SFAS 109.

11.     Liabilities Subject To Compromise and Reorganization Items

      Liabilities subject to compromise — This refers to liabilities incurred prior to the commencement of the Chapter 11 case. These liabilities consist primarily of amounts outstanding under the Company’s Senior Notes and also include accounts payable, accrued interest and other accrued expenses. These amounts represent the Company’s estimate of known or potential claims to be resolved in connection with the Chapter 11 case. Such claims remain subject to future adjustments. Adjustments may result from (i) negotiations, (ii) actions of the Bankruptcy Court, (iii) further developments with respect to disputed claims, (iv) future rejection of additional executory contracts or unexpired leases, (v) the determination as to the value of any collateral securing claims, (vi) proof of claims or (vii) other events. Payment terms for these amounts, which are considered long-term liabilities at this time, will be established in connection with a plan of reorganization.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings are identified below:

Senior Notes:
12.125% Senior Guaranteed Notes due 2003	$125,000
13.75% Senior Notes due 2005.	300,000
12.375% Senior Notes due 2008.	225,000
Accrued Interest	77,317
Accounts payable	205

Total	$727,522

      Contractual interest expense not accrued on prepetition debt totaled $52.2 million for the period that began as of June 11, 2002, the date of the Company’s petition for relief under chapter 11 of the Bankruptcy Code, and ended December 31, 2002.

      Reorganization items — Reorganization items during the year ended December 31, 2002 are comprised of the following:

Write-off of deferred financing costs	$9,683
Professional fees	13,614

Total	$23,297

12.     Stock Option Plans

      Pursuant to the Plan, on the Effective Date as described in Note 1, the Company’s stock option plans described below were terminated, and all of the options and any other equity interests granted thereunder were cancelled, retired and eliminated with no consideration paid thereon.

      1998 Plan — In December 1998, the Company adopted the 1998 Stock Option Plan (the “1998 Plan”), pursuant to which 4,776,016 shares of Company’s common stock were reserved for issuance upon exercise of options. The 1998 Plan was designed as a means to retain and motivate key employees and directors. The Company’s compensation committee, or in the absence thereof, the Board, administers and interprets the 1998 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including executive officers and directors (whether or not they are employees) of the Company or affiliated companies. Options granted under the 1998 Plan are on such terms and at such prices as determined by the compensation committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the common stock on the date of grant. The 1998 Plan will terminate on December 1, 2008, unless sooner terminated by the Company’s Board.

      Under the 1998 Plan, the Company granted options for 441,650 shares at an exercise price of $8.38 during the year ended December 31, 1998 and options for 393,340 shares at an exercise price of $10.47 during the year ended December 31, 1999 and options for 507,100 shares at an exercise price of $17.00 during the year ended December 31, 2000. These options vest on each of the first, second and third anniversaries of the date of grant, as to 10%, 30%, and 30%, respectively, of the granted shares. On the fourth anniversary of the date of grant, the option vests as to the remainder of the granted shares. The options vest fully upon a change of control of the Company.

      1999 Plan — On January 5, 2000, the Company’s Board adopted the 1999 Stock Option Plan (the “1999 Plan”), which provides for the grants to its key officers and employees of stock options that are non-qualified

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for U.S. federal income tax purposes. The terms of the 1999 Plan are otherwise identical to those of the 1998 Plan except that:

•	The total number of shares of our common stock for which options may be and were granted pursuant to the 1999 Plan is 355,214;

•	The exercise price is $1.69 per share of common stock; and

•	Ten percent, twenty percent, thirty percent and forty percent of the options granted vest on each of the fourth, fifth, sixth and seventh anniversaries, respectively, of the date of grant or upon a change of control of the Company.

      The expiration date of the 1999 Plan is January 5, 2010.

      In connection with the stock options granted under the 1999 Plan, the Company recorded $5.4 million in stockholders’ equity as deferred compensation during January 2000. The deferred compensation will be amortized to expense over the vesting period, which commences four years after the date of grant.

      A summary of stock option transactions during each of the three years in the period ended December 31, 2002 is presented below:

		Weighted Average
	Number of Shares	Exercise Price

Outstanding at December 31, 1999	834,990	$9.36
Granted	862,314	10.70
Cancelled	(29,427)	14.48

Outstanding at December 31, 2000	1,667,877	9.96
Granted	—	—

Cancelled	(298,812)	12.26

Outstanding at December 31, 2001	1,369,065	9.45
Granted	—	—
Cancelled	(122,948)	6.62

Outstanding at December 31, 2002	1,246,117	$9.70

Stock Options exercisable at:
December 31, 2000.	170,692	$8.85

December 31, 2001.	408,098	$10.07

December 31, 2002.	653,344	$10.87

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information concerning outstanding stock options at December 31, 2002:

	Options Outstanding

		Weighted		Options Exercisable
		Average
	Number	Remaining	Weighted	Number	Weighted
Range of	of Options	Contractual	Average	of Options	Average
Exercise Price	Outstanding	Life	Exercise Price	Outstanding	Exercise Price

$1.69-$8.38	609,784	7 Years	$5.13	313,772	$8.38
$10.47	283,463	7 Years	10.47	198,424	10.47
$17.00	352,870	7 Years	17.00	141,148	17.00

	1,246,117	7 Years	$9.70	653,344	$10.87

      The weighted average fair value of options granted during 2000 was $14.95.

13.     Operating Segment Information

      The Company’s operating segment information, by subsidiary, is as follows for the years ended December 31, 2000, 2001 and 2002:

					All other
2002	Argentina	Brazil	Colombia	Venezuela	countries	Eliminations	Total

Net Revenues
Data and value added services:
Satellite	$16,556	$11,431	$17,088	$22,718	$29,453	$(8,699)	$88,547
Broad Band	15,140	14,577	35,624	4,659	22,008	(14,275)	77,733
Value added services	4,919	3,223	817	1,413	15,291	(11,472)	14,191

Subtotal	36,615	29,231	53,529	28,790	66,752	(34,446)	180,471
Internet	6,588	4,022	4,508	2,495	12,871	(3,241)	27,243
Telephony	9,451				10,143	(5,267)	14,327
Services to carriers	3,355	2,551	263		906	(90)	6,985
Sales of equipment	538	9	14	349	258		1,168

Total net revenues	$56,547	$35,813	$58,314	$31,634	$90,930	$(43,044)	$230,194

Operating income (loss)	$(11,558)	$(19,865)	$1,485	$3,198	$(5,952)		$(32,692)

Total assets	$167,804	$115,386	$85,573	$47,254	$104,666		$520,683

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					All other
2001	Argentina	Brazil	Colombia	Venezuela	countries	Eliminations	Total

Net Revenues
Data and value added services:
Satellite	$52,334	$15,460	$22,611	$24,924	$33,348	$(11,624)	$137,053
Broad Band	32,539	10,077	34,487	3,334	12,426	(7,284)	85,579
Value added services	7,082	4,042	533	1,106	15,683	(11,262)	17,184

Subtotal	91,955	29,579	57,631	29,364	61,457	(30,170)	239,816
Internet	17,863	11,826	4,298	2,047	15,705	(6,336)	45,403
Telephony	8,905				5,199	(2,342)	11,762
Services to carriers	3,561	1,411	158		3,232	(1,002)	7,360
Sales of equipment	7,962	2,627	493	1,235	2,635		14,952

Total net revenues from services and equipment	130,246	45,443	62,580	32,646	88,228	(39,850)	319,293
Broadband network development revenues		2,552			4,645		7,197

Total net revenues	$130,246	$47,995	$62,580	$32,646	92,873	$(39,850)	$326,490

Operating income (loss)	$(311,315)	$(58,952)	$(190)	$781	(121,368)		$(491,044)

Total assets	$235,471	$188,005	$101,583	$55,618	$137,897		$718,574

					All other
2000	Argentina	Brazil	Colombia	Venezuela	countries	Eliminations	Total

Net Revenues
Data and value added services:
Satellite	$75,666	$14,869	$29,807	$24,321	$40,635	$(26,033)	$159,265
Broad Band	24,640	2,324	21,219	1,896	1,350	(169)	51,260
Value added services	2,583	615	200	429	23	(107)	3,743

Subtotal	102,889	17,808	51,226	26,646	42,008	(26,309)	214,268
Internet	12,230	10,139	3,589	1,392	13,902	(5,256)	35,996
Telephony			4		261	(30)	235
Services to carriers	885						885
Sales of equipment	12,221	308		89	465		13,083

Total net revenues from services and equipment	128,225	28,255	54,819	28,127	56,636	(31,595)	264,467
Broadband network development revenues	32,272	9,336			16,068		57,676

Total net revenues	$160,497	$37,591	$54,819	$28,127	$72,704	$(31,595)	$322,143

Operating income (loss)	$(19,973)	$(26,867)	$4,765	$92	$(19,902)		$(61,885)

Total assets	$494,775	$223,766	$115,584	$55,760	$484,865		$1,374,750

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Related Party Transactions

      The Company provides telecommunications network services to affiliates of stockholders. During the years ended December 31, 2000, 2001 and 2002, such services totaled approximately $18.9 million, $12.2 million and $10.4 million, respectively. In addition, the Company also enters into transactions with such affiliates, which primarily include financial borrowings, insurance, and employee benefits services. During the years ended December 31, 2000, 2001 and 2002, such transactions totaled approximately $10.7 million, $9.8 million and $3.3 million, respectively.

      The Company also has obtained certain financing from these affiliates, which are included in Term Notes in Note 9. Amounts outstanding totaled approximately $22.1 million and $15.0 million at December 31, 2001 and 2002, respectively.

      During the years ended December 31, 2000, 2001 and 2002, the Company made approximately $1.1 million, $1.4 million and $1.4 million, respectively, in payments to British Telecommunications plc for satellite capacity. Investment banking fees amounting to $18.3 million, $0.3 million and $1.0 million were paid to representative affiliates of the former holders of the Company’s redeemable preferred stock during 2000, 2001 and 2002, respectively. These representative affiliates are current stockholders of the Company.

      During 2002, the Company paid approximately $2.0 million in fees to affiliates of certain of the Company’s creditors for structuring and negotiation of the terms of the Plan.

15.     Commitments and Contingencies

      Commitments — The Company leases satellite capacity with average annual rental commitments of approximately $21.9 million through the year 2007. In addition, the Company had committed to long-term contracts for the purchase of terrestrial links from third parties for approximately $2.5 million per year through 2007. The Company has commitments to purchase communications and data center equipment amounting to approximately $1.8 million at December 31, 2002.

      IMPSAT Brazil has entered into a $5.9 million term note with El Camino Resources, which is guaranteed by the Company and IMPSAT Argentina. At December 31, 2002, the balance outstanding was approximately $2.3 million.

      360networks — During June 2001, the Company terminated a series of contracts which the Company had signed in the first quarter of 2001 with subsidiaries of 360americas networks (Bermuda) ltd., a subsidiary of 360networks, Inc., and certain other subsidiaries of 360networks, Inc. (collectively “360networks”), to construct and provide IRU dark fiber, capacity services and conduit to 360networks over the Company’s Broadband Network in Argentina and Brazil, including the Company’s new Argentina-Brazil link, as a result of the breach by 360americas of its payment obligations under those contracts. Between March and May 2001, the Company made segments of the IRU dark fiber and capacity services available to 360networks for acceptance, but 360networks failed to make certain payments as required by the Company’s contract with them. 360networks also failed to make certain payments for collocation space in the Company’s telehouses in Sao Paulo and Rio de Janeiro, Brazil and Buenos Aires, Argentina, and the Company terminated those contracts as well. The Company has also terminated a contract with 360networks for collocation space in Caracas, Venezuela, also for payment default by 360networks.

      The Company’s IRU dark fiber, capacity services and construction contracts with 360networks contemplated total payments of approximately $98.8 million in advance upon delivery of the IRU dark fiber, capacity services and conduit construction to 360networks and additional recurring payments, totaling approximately $45.0 million over the term of the contracts, for maintenance services. As of the termination of the contracts,

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

360networks had paid as a total of $25.8 million and was in default on additional payments totaling $32.0 million. In addition, 360networks is in default on payments to collocation services totaling $0.8 million.

      The Company commenced arbitration and litigation proceedings against 360networks for damages under the terminated contracts for the provision of IRU dark fiber and capacity services, as contemplated by the relevant agreements. During November 2002, the Company reached a agreement (the “Settlement Agreement”) with 360networks in which the Company agreed to dismiss its arbitration and litigation proceedings against 360networks and in return, the Company would be entitled to the funds that 360networks had advanced the Company in the amount of $22.6 in relation to the contracts described above between the Company and 360networks. These funds had been recorded as deferred revenues by the Company. In addition, the Company received from 360networks, assets, with a fair value of approximately $1.6 million. In connection with the Settlement Agreement, the Company recorded a gain in the amount of $26.2 million. The gain was calculated as follows:

Reversal of deferred revenues	$22,557
Recovery of VAT taxes	2,078
Fair Value of Assets Acquired	1,594

Legal Settlement	$26,229

      IPO Allocations Class Action — On November 1, 2001, a lawsuit (the “IPO Class Action”) was filed in the United States District Court for the Southern District of New York against the Company, certain individuals who were then officers and directors of the Company, and the underwriters to the Company’s initial public offering (IPO). This lawsuit alleged on behalf of a proposed class of all shareholders that the Company and its underwriters violated various provisions of the securities laws in connection with the IPO in February 2000. Pursuant to the Plan, the plaintiffs in the IPO Class Action received in connection with their claims the assignment of any insurance proceeds that the Company receives in connection with the litigation, but otherwise the claims of the plaintiffs against the Company or any of its other assets have been discharged as part of the Chapter 11 proceedings.

      Global Crossing — Global Crossing Ltd. filed for protection under Chapter 11 of the Bankruptcy Code in January 2002, and the Global Crossing subsidiaries to whom the Company provides services and infrastructure, as described below, were included in Global Crossing’s Chapter 11 proceedings during August 2002. The Company is party to a series of agreements with Global Crossing for the provision of telecommunications services. Pursuant to those agreements, the Company constructed a terrestrial portion of Global Crossing’s South American network between landing points on the Atlantic Ocean in Argentina and the Pacific Ocean in Chile, granted Global Crossing a series of indefeasible rights of use (IRU) over ducts and dark fiber on its broadband telecommunication network in Argentina, Brazil and Peru, provided Global Crossing with collocation space and related services in its telehouses in Argentina, Brazil, Chile, Venezuela and Peru and provided Global Crossing with maintenance services for their telecommunications assets in Latin America. In addition, the Company acquired IRU and leased capacity on Global Crossing’s South American undersea fiber optic cable system in order to connect the Broadband Network with other parts of Latin America and the world, See Note 6.

      Commencing in the first quarter of 2002 and subsequent to the filing of Global Crossing’s petition under Chapter 11, Global Crossing has disputed a number of invoices that the Company delivered to it in connection with the services the Company is rendering to Global Crossing and has failed to make full payment in accordance with the terms of such invoices. The principal disputed matters include the following:

      Beginning in the first quarter of 2002, Global Crossing disputed certain of the invoices sent by the Company to its Argentine and Brazilian subsidiaries for collocation and related services in the Company’s

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

telehouses in those countries. On January 15, 2003, the Company filed a motion in the Global Crossing Chapter 11 proceeding seeking an order that Global Crossing either irrevocably reject or assume the telehouse agreements and that Global Crossing make payment of all shortfalls under the telehouse agreements after the respective petition dates of the Global Crossing debtors, through December 31, 2002, in the aggregate amount of approximately $1.1 million, plus interest on the past due amounts, as administrative expense claims. On February 19, 2003, Global Crossing responded to the Company’s motion. In its response, Global Crossing stated its intention to assume the Brazil and Argentina telehouse agreements, along with three other telehouse agreements covering collocation space in Santiago, Chile, Lima, Peru and Caracas, Venezuela, although it also stated its right under its plan of reorganization to reconsider its assumption of such agreements at any time prior to the effective date of the Global Crossing plan of reorganization. Global Crossing denied that it owed any unpaid amounts with respect to the Argentine or Brazilian telehouse agreements. The Company and Global Crossing are currently seeking to agree to a schedule for evidence, briefing and adjudication of the disputes regarding the Argentine and Brazilian telehouse agreements.

      In October 2002, Global Crossing failed to make payment of the full amount of recurring service charges for operation and maintenance of the IRUs that Global Crossing acquired under the TAC Turnkey Construction and IRU Agreement dated September 22, 1999 (the “TAC Agreement”). During the first quarter of 2003, Global Crossing also paid recurring service charges under the TAC Agreement and the other backhaul agreements in amounts less than the Company asserts to be contractually required. As part of the Company’s January 15, 2003 motion in Global Crossing’s bankruptcy proceeding, the Company requested that the bankruptcy court find that Global Crossing has failed to make the full recurring service charges required by the TAC Agreement and order Global Crossing to make payment of such amounts as administrative expenses through December 31, 2002, in the amount of approximately $0.6 million, plus interest on the past due amounts as set forth in the TAC Agreement. In its response to the Company’s motion, Global Crossing requested that the bankruptcy court defer determination of the Company’s entitlement to the recurring service charges until such time as Global Crossing has decided to assume or reject the TAC Agreement and other backhaul agreements.

      On March 26, 2003, Global Crossing filed an adversary proceeding with the bankruptcy court overseeing its Chapter 11 case asserting a proprietary interest in the IRUs granted to them under the TAC Agreement and other backhaul agreements entered into between the two companies. The Company’s response to Global Crossing’s complaint is due on April 25, 2003. The Company and Global Crossing are currently seeking to agree to a schedule for evidence, briefing and adjudication of Global Crossing’s asserted proprietary interest in the IRUs arising under the TAC Agreement and other backhaul agreements.

      On March 26, 2003, Global Crossing Bandwidth, Inc., one of the debtors in Global Crossing’s Chapter 11 proceeding, filed an adversary proceeding in the Global Crossing Chapter 11 case claiming IMPSAT USA had failed to pay Global Crossing Bandwidth, Inc. a total of approximately $0.5 million for IP transit services pursuant to a Carrier Service Agreement dated January 19, 2001 between IMPSAT USA and Global Crossing Bandwidth, Inc. The Company intends to dispute Global Crossing Bandwidth’s complaint on the basis that IMPSAT USA has paid in full all amounts owed by it under the Carrier Services Agreement. The Company’s answer to the complaint in this matter is due on April 25, 2003.

      Other Litigation — The Company is involved in or subject to various litigation and legal proceedings incidental to the normal conduct of its business, including with respect to regulatory matters. Whenever justified, the Company expects to vigorously prosecute or defend such claims, although there can be no assurance that the Company will ultimately prevail with respect to any such matters. In November 1996, IMPSAT Argentina filed suit against a former customer, ENCOTESA, for amounts due and arising under IMPSAT Argentina’s contracts with ENCOTESA, the Argentine national postal service for $7.3 million. The

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ultimate collectibility of this matter continues to be negotiated for settlement; however, the Company has valued this receivable at a net realizable value of zero.

16.  Selected Quarterly Financial Information (Unaudited)

      Selected financial information for the quarterly periods in 2002 and 2001 is presented below:

	2002 Quarters

	First	Second	Third	Fourth

Total net revenue	$62,413	$59,341	$55,308	$53,132
Operating loss	(15,158)	(13,186)	(5,287)	939
Net (loss) income	(58,477)	(85,630)	(92,719)	32,311
Net (loss) income per common share basic and diluted	(0.64)	(0.94)	(1.01)	0.35

	2001 Quarters

	First	Second	Third	Fourth

Total net revenue	$88,745	$78,527	$76,570	$82,648
Operating loss	(25,109)	(30,187)	(264,405)	(171,343)
Net loss	(68,251)	(99,672)	(344,336)	(202,996)
Net loss per common share basic and diluted	(0.75)	(1.09)	(3.77)	(2.21)

      The Company’s 2002 fourth quarter results were positively impacted as a result of the forgiveness of interest totaling approximately $22.1 million and the legal settlement totaling approximately $26.2 million recorded by the Company as discussed in Notes 9 and 15, respectively.

17.  Subsequent Events

      Emergence from Chapter 11 — As discussed in Note 1, the Holding Company emerged from bankruptcy on March 25, 2003 as contemplated under the Plan and restructured its indebtedness in the manner described in the Financial Restructuring caption in Note 1, specifically:

      The Company consummated the following:

•	Issued shares of New Common Stock to holders of the Holding Company’s 13 3/4% Senior Notes due 2005 and 12 3/8% Senior Notes due 2008, (the “2005/2008 Holders”) in full satisfaction of their claims thereunder, including the outstanding principal and all accrued and unpaid interest. The 2005/2008 Holders received their ratable portion of 9.8 million shares of New Common Stock, less an allocation of a ratable number of such shares of New Common Stock to the holders of the Post-Effective Date Contingencies and certain other claims of unsecured creditors of the Holding Company. Under the Plan, the dollar value of the Post-Effective Date Contingencies and other unsecured claims is to be determined after the Effective Date based on factors at the level of the Holding Company’s operating subsidiaries. Accordingly, the Plan required the Company to establish on the Effective Date a reserve (the “Common Stock Reserve Pool”) consisting of an estimated portion of such 9.8 million shares of New Common Stock sufficient to enable the Company to make any distributions after the Effective Date on account of Post-Effective Date Contingencies and other unsecured claims. To this end, based on the estimated maximum value of the Post-Effective Date Contingencies and other unsecured claims, the Company and the creditors committee under the Plan have determined that the Common Stock Reserve Pool shall be composed of 686,000 shares of New Common Stock. The 2005/2008 holders have initially received on the Effective Date 9.1 million shares of New Common Stock, net of

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Common Stock Reserve Pool. Pursuant to the Plan, any settlements or distributions from the Common Stock Reserve Pool with the holders of the Post-Effective Date Contingencies and other unsecured claims shall be made in accordance with the disputed claims resolution process contained therein. Following the resolution of these claims, the Company will distribute any shares of New Common Stock remaining in the Common Stock Reserve Pool ratably among the 2005/2008 Holders in accordance with the terms of the Plan. Holders of the Company’s pre-Chapter 11 common stock (the “Old Common Stock”) and holders of any other equity interest received no distribution under the Plan. All Old Common Stock and all other equity interests were cancelled on the Effective Date;

•	filed with the Delaware Secretary of State a Restated Certificate of Incorporation (“Certificate of Incorporation”);

•	amended and restated the Company’s Bylaws (“Bylaws”);

•	cancelled all Old Common Stock, and all other existing securities and agreements to issue or purchase any equity interest;

•	issued $67.5 million in aggregate principal amount of Series A 6% Senior Guaranteed Notes due 2011 (the “Series A Notes”) (initially convertible, in the aggregate, into 22.8% of the New Common Stock on a fully diluted basis) to holders of the Company’s former 12 1/8% Senior Guaranteed Notes due 2003 (the “2003 Noteholders”), in full satisfaction of the claims of the 2003 Noteholders, including the outstanding principal and all accrued and unpaid interest thereon;

•	issued to (i) holders of debt under the Company’s pre-Effective Date Broadband Network vendor financing agreements (the “Original Vendor Financing Agreements”) and (ii) other creditors of the Company’s operating subsidiaries holding guarantees by the Holding Company of such indebtedness who voted to accept the Plan, a combination of new senior indebtedness totaling $144.0 million, $23.9 million in the aggregate of new Series B 6% Senior Guaranteed Notes due 2011 (“Series B Notes”) (initially convertible in the aggregate into 5.3% of the New Common Stock on a fully diluted basis), and eight-year warrants to acquire 15.3% in the aggregate of the New Common Stock (on a fully diluted basis);

•	issued 200,000 shares of New Common Stock to certain officers of the Company in accordance with the Company’s 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”); and

•	approved stock options for 1,646,332 shares of New Common Stock to senior officers.

      Under the Company’s Certificate of Incorporation, the authorized capital stock as of the Effective Date consists of (i) 50,000,000 shares of the New Common Stock, with a par value of $0.01 per share and (ii) 5,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”). No Preferred Stock has been issued. Pursuant to the Certificate of Incorporation, Preferred Stock may be issued in one or more series as determined from time to time by the Company’s Board of Directors (the “Board”) without further approval of the Holding Company’s stockholders. Upon issuance of any series of Preferred Stock, the Board will fix the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such Preferred Stock, to the extent permitted by law. Pursuant to the Certificate of Incorporation, the Company may not create, designate, authorize or cause to be issued any class or series of nonvoting stock to the extent prohibited by Section 1123 of the United States Bankruptcy Code.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 (Predecessor Company) and March 31, 2003 (Successor Company)
(In thousands of U.S. Dollars, except share amounts)
(Unaudited)

	Predecessor	Successor
	Company	Company
	December 31,	March 31,
	2002	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,563	$35,565
Trading investments	23,021	26,324
Trade accounts receivable, net	31,012	34,493
Other receivables	16,674	13,235
Prepaid expenses	2,746	3,696
Assets held for disposal		5,485

Total current assets	106,016	118,798

PROPERTY, PLANT AND EQUIPMENT, Net	403,948	387,180

NON-CURRENT ASSETS:
Investments in common stock	86	141
Other non-current assets	10,633	10,987

Total non-current assets	10,719	11,128

TOTAL	$520,683	$517,106

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Accounts payable — trade	$72,860	$52,002
Current portion of long-term debt	281,680	23,642
Accrued and other liabilities	48,446	27,087

Total current liabilities	402,986	102,731
LONG-TERM DEBT, Net	27,592	243,824
OTHER LONG-TERM LIABILITIES	15,280	13,765
DEFERRED REVENUES	69,918	68,786

Total liabilities not subject to compromise	515,776	429,106
LIABILITIES SUBJECT TO COMPROMISE	727,522

Total liabilities	1,243,298	429,106

COMMITMENTS AND CONTINGENCIES (NOTE 13)
STOCKHOLDERS’ (DEFICIENCY) EQUITY:
Common stock, $0.01 par value; 50,000,000 shares authorized, 10,000,000 shares issued and outstanding in 2003 (including 686,000 shares held in the common stock reserve pool)		100
Common stock, $0.01 par value; 300,000,000 shares authorized, 91,428,570 shares issued and outstanding in 2002	914
Additional paid in capital	537,583	93,937
Accumulated deficit	(1,276,845)
Common stock reserve pool (Note 2)	—	(6,037)
Deferred stock-based compensation	(4,530)
Accumulated other comprehensive income	20,263

Total stockholders’ (deficiency) equity	(722,615)	88,000

TOTAL	$520,683	$517,106

See notes to condensed consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 (PREDECESSOR COMPANY) AND
FOR THE THREE MONTHS ENDED MARCH 31, 2002 (PREDECESSOR COMPANY)
(In thousands of U.S. Dollars, except per share amounts)
(Unaudited)

	Predecessor Company

	Three Months Ended
	March 31,

	2002	2003

NET REVENUES:
Broadband and satellite	$46,314	$41,382
Internet	7,854	5,733
Value added services	3,617	4,781
Telephony	4,344	4,106
Sales of equipment	284	74

Total net revenues	62,413	56,076

COSTS AND EXPENSES:
Direct costs:
Contracted services	6,233	4,447
Other direct costs	6,535	4,227
Leased capacity	20,385	17,601
Cost of equipment sold	117	48

Total direct costs	33,270	26,323
Salaries and wages	13,042	10,727
Selling, general and administrative	7,351	5,506
Depreciation and amortization	23,908	19,216

Total costs and expenses	77,571	61,772

Operating loss	(15,158)	(5,696)

OTHER INCOME (EXPENSES):
Interest income	355	200
Interest expense (contractual interest of $21,801 in 2003)	(33,800)	(1,909)
Net (loss) gain on foreign exchange	(7,365)	9,969
Recognition of other-than-temporary decline in value of investments	(674)
Reorganization items		724,807
Other (loss) income, net	(1,397)	2,781

Total other (expenses) income	(42,881)	735,848

(LOSS) INCOME BEFORE INCOME TAXES	(58,039)	730,152
PROVISION FOR FOREIGN INCOME TAXES	(438)	(406)

NET (LOSS) INCOME	$(58,477)	$729,746

NET (LOSS) INCOME PER COMMON SHARE:
BASIC AND DILUTED	$(0.64)	$7.98

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC AND DILUTED	91,429	91,429

See notes to condensed consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 (PREDECESSOR COMPANY) AND
FOR THE THREE MONTHS ENDED MARCH 31, 2002 (PREDECESSOR COMPANY)
(In thousands of U.S. Dollars)
(Unaudited)

	Predecessor Company
	Three Months Ended
	March 31,

	2002	2003

NET (LOSS) INCOME	$(58,477)	$729,746

OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustment	(265)	(4,097)
Change in unrealized (loss) gain on investments available for sale	(867)	55
Recognition of other-than-temporary decline in value of investment	674

TOTAL	(458)	(4,042)

COMPREHENSIVE (LOSS) INCOME	$(58,935)	$725,704

See notes to condensed consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIENCY) EQUITY
FOR THREE MONTHS ENDED MARCH 31, 2003 (PREDECESSOR COMPANY)
AND AS OF MARCH 31, 2003 (SUCCESSOR COMPANY)
(In thousands of U.S. Dollars)
(Unaudited)

					Common		Accumulated
	Common Stock		Additional		Stock	Deferred	Other
			Paid In	Accumulated	Reserve	Stock-Based	Comprehensive
	Shares	Amount	Capital	Deficit	Pool	Compensation	Income (Loss)	Total

BALANCE AT DECEMBER 31, 2002 (PREDECESSOR COMPANY)	91,428,570	$914	$537,583	$(1,276,845)		$(4,530)	$20,263	$(722,615)
Amortization of amount paid in excess of carrying value of net assets acquired from related party			142					142
Change in unrealized loss on investment available for sale							55	55
Foreign currency translation adjustment							(4,097)	(4,097)
Net income for the period				729,746				729,746

BALANCE AT MARCH 31, 2003 (Predecessor Company)	91,428,570	914	537,725	(547,099)		(4,530)	16,221	3,231
Elimination of Predecessor Company stockholder’s equity	(91,428,570)	(914)	(537,725)	547,099		4,530	(16,221)	(3,231)
Issuance of Successor Company common stock	10,000,000	100	93,937		$(6,037)			88,000

BALANCE AT MARCH 31, 2003 (SUCCESSOR COMPANY)	10,000,000	$100	$93,937	$—	$(6,037)	$—	$—	$88,000

See notes to condensed consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THREE MONTHS ENDED MARCH 31, 2003 (PREDECESSOR COMPANY) AND
FOR THREE MONTHS ENDED MARCH 31, 2002 (PREDECESSOR COMPANY)
(In Thousands of U.S. Dollars)
(Unaudited)

	Predecessor Company

	Three Months Ended
	March 31,

	2002	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(58,477)	$729,746
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization and depreciation	23,908	19,216
Gain on extinguishment of debt		(728,203)
Stock-based compensation		1,760
Deferred income tax provision		82
Provision for doubtful accounts	3,017	515
Recognition of other-than-temporary decline in value of investments	674
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable, net	1,901	(3,996)
Increase in prepaid expenses	(1,034)	(950)
Decrease (increase) in other receivables and other non-current assets	12,711	(12)
(Decrease) increase in accounts payable — trade	(9,880)	1,584
Increase (decrease) in accrued and other liabilities	32,703	(228)
Decrease in deferred revenues	(855)	(1,132)
Decrease in other long-term liabilities	(2,538)	(1,515)

Net cash provided by (used in) operating activities	2,130	16,867

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in trading investments	(318)	(3,303)
Purchases of property, plant and equipment, net of disposals	(3,395)	(8,205)

Net cash (used in) provided by investing activities	(3,713)	(11,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on short-term debt	(106)
Proceeds from long-term debt, net of deferred financing costs	476
Repayments of long-term debt	(2,744)	(2,464)

Net cash provided by (used in) financing activities	(2,374)	(2,464)

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	(265)	107

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,222)	3,002
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	35,606	32,563

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$31,384	$35,565

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$4,769	$940

Foreign income taxes paid	$549	$594

CASH PAID DURING THE YEAR FOR REORGANIZATION ITEMS:
Professional fees		$1,714

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Change to unrealized (loss) gain in investment available for sale	$(867)	$55

See notes to condensed consolidated financial statements.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in Thousands of U.S. Dollars, except for per share amounts)
(Unaudited)

1.     GENERAL

      IMPSAT Fiber Networks, Inc., a Delaware holding company (the “Holding Company”), and subsidiaries (collectively the “Company”) is a leading provider of integrated broadband, data, Internet, voice and data center services in Latin America. The Company offers integrated telecommunications solutions, with an emphasis on end-to-end broadband data transmission, for national and multinational companies, financial institutions, governmental agencies and other business customers.

      The Company currently provides telecommunications services to its customers using its local access and long haul fiber optic and satellite networks. The deployed facilities include 15 metropolitan area networks in the largest cities of the region, long haul networks across Argentina, Brazil, Chile and Colombia, and leased submarine capacity to link South America to the United States. In addition, the Company has 500,000 gross square feet of premises housing advanced hosting capabilities.

      The Holding Company’s operating subsidiaries are wholly owned (except for a small number of shares issued to other persons to comply with local corporate law requirements). A listing of the Holding Company’s operating subsidiaries is as follows:

Argentina	Impsat S.A.
Brazil	Impsat Comunicacoes Ltda.
Chile	Impsat Chile S.A.
Colombia	Impsat S.A.
Ecuador	Impsatel del Ecuador S.A.
Mexico	Impsat S.A. de C.V.
Peru	Impsat S.A.
USA	Impsat USA, Inc.
Venezuela	Telecomunicaciones Impsat S.A.

      In addition, the Company owns other subsidiaries, which serve intermediary functions to the Holding Company and its operating subsidiaries.

2.	FINANCIAL RESTRUCTURING, PETITION FOR RELIEF UNDER CHAPTER 11 AND EMERGENCE

      On March 11, 2002, the Holding Company concluded negotiations with an ad hoc committee representing certain creditors under the Holding Company’s Broadband Network Vendor Financing Agreements, and certain holders of its $125.0 million 12 1/8% Senior Guaranteed Notes due 2003, $300.0 million 13 3/4% Senior Notes due 2005 and $225.0 million 12 3/8% Senior Notes due 2008 (collectively, the “Senior Notes”) of a non-binding term sheet agreement in principle (the “Restructuring Term Sheet”) relating to the terms of a proposed restructuring of these long-term obligations, as part of a comprehensive financial restructuring of the Company.

      In connection with this Restructuring Term Sheet, on June 11, 2002 (the “Petition Date”), the Holding Company filed a voluntary petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Under Chapter 11, certain claims against the Holding Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws are stayed while the Holding Company continues business operations

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as Debtor-in-Possession. These claims are reflected in the December 31, 2002 condensed consolidated balance sheet as “liabilities subject to compromise”. Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination of the Bankruptcy Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

      On September 4, 2002, the Holding Company filed a Disclosure Statement (the “Disclosure Statement”) and a Plan of Reorganization (the “Plan”) with the Bankruptcy Court. The Plan reflected the terms of the pre-arranged plan of reorganization that a majority of the holders of the indebtedness under the Company’s Vendor Financing Agreements and the holders of the Senior Notes agreed to support. The Disclosure Statement summarized the Plan and contained information concerning among other matters the history, business, results of operations, management, properties, liabilities and the assets available for distribution under the Plan as well as the anticipated organization and operation of a reorganized Holding Company. The Disclosure Statement also described certain effects of Plan confirmation, certain risk factors associated with the Plan, the manner in which distributions will be made to the Holdings Company’s creditors under the Plan for all amounts that were owed to such parties on the Petition Date and the confirmation process and voting procedures that holders of claims in impaired classes must follow for their votes to be counted.

      The Plan received the affirmative vote of the Holding Company’s creditors in accordance with the Bankruptcy Code in December 2002 and was confirmed by order of the Bankruptcy Court on December 16, 2002. In accordance with the Plan, the Holding Company emerged from bankruptcy on March 25, 2003 (the “Effective Date”). Pursuant to the Plan, on the Effective Date, all of the shares of the Company’s old common stock, options granted under the Company’s stock option plans and all other equity interests were cancelled, retired and eliminated with no consideration paid thereon. The Company also adopted a new 2003 Stock Incentive Plan and terminated all the previous stock options plans.

      Although the Holding Company has emerged from bankruptcy, the Company remains in default under indebtedness owed to certain creditors who voted against the Plan. Under the Plan, the claims of these creditors were contingent obligations arising under guarantees by the Holding Company of certain primary indebtedness of its operating subsidiaries. In accordance with the Plan, these holders will receive, in full satisfaction of their contingent guarantee claim (“Post-Effective Date Contingencies”), a pro rata share of the shares of the Holding Company’s new common stock issuable to the Holding Company’s creditors under the Plan. Notwithstanding the Company’s settlement of the Post-Effective Date Contingencies, as a consequence of the occurrence of the Company’s Chapter 11 bankruptcy, an event of default has occurred and is continuing with respect to certain of the related primary underlying indebtedness of the Holding Company’s operating subsidiaries. These defaults, which relate to indebtedness totaling approximately $18.6 million in outstanding principal amount, give the respective creditors the right to accelerate such indebtedness and seek immediate repayment of all outstanding amounts and accrued interest thereon. The Company is currently conducting negotiations at the level of its operating subsidiaries with these creditors with a view to rescheduling or otherwise restructuring these defaulted debt obligations. There is no assurance, however, that the Company will be successful in these negotiations or that the Company will reach a definitive agreement with these creditors to reschedule or restructure such obligations. Under those circumstances, certain of the Company’s operating subsidiaries could be forced to seek protection or liquidate under the bankruptcy laws of their respective jurisdictions.

      Following is a summary of the significant transactions consummated on March 25, 2003 under the Plan:

•	issued shares of New Common Stock to holders of the Holding Company’s 13 3/4% Senior Notes due 2005 and 12 3/8% Senior Notes due 2008, (the “2005/2008 Holders”) in full satisfaction of their claims thereunder, including the outstanding principal and all accrued and unpaid interest. The 2005/2008 Holders received their ratable portion of 9.8 million shares of New Common Stock, less an allocation

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of a ratable number of such shares of New Common Stock to the holders of the Post-Effective Date Contingencies and certain other claims of unsecured creditors of the Holding Company. Under the Plan, the dollar value of the Post-Effective Date Contingencies and other unsecured claims is to be determined after the Effective Date based on factors at the level of the Holding Company’s operating subsidiaries. Accordingly, the Plan required the Company to establish on the Effective Date a reserve (the “Common Stock Reserve Pool”) consisting of an estimated portion of such 9.8 million shares of New Common Stock sufficient to enable the Company to make any distributions after the Effective Date on account of Post-Effective Date Contingencies and other unsecured claims. To this end, based on the estimated maximum value of the Post-Effective Date Contingencies and other unsecured claims, the Company and the creditors committee under the Plan have determined that the Common Stock Reserve Pool shall be composed of 686,000 shares of New Common Stock. The 2005/2008 holders have initially received on the Effective Date 9.1 million shares of New Common Stock, net of the Common Stock Reserve Pool. Pursuant to the Plan, any settlements or distributions from the Common Stock Reserve Pool with the holders of the Post-Effective Date Contingencies and other unsecured claims shall be made in accordance with the disputed claims resolution process contained therein. Following the resolution of these claims, the Company will distribute any shares of New Common Stock remaining in the Common Stock Reserve Pool ratably among the 2005/2008 Holders in accordance with the terms of the Plan. Holders of the Company’s pre-Chapter 11 common stock (the “Old Common Stock”) and holders of any other equity interest received no distribution under the Plan. All Old Common Stock and all other equity interests were cancelled on the Effective Date;

•	filed with the Delaware Secretary of State a Restated Certificate of Incorporation (“Certificate of Incorporation”);

•	amended and restated the Holding Company’s Bylaws (“Bylaws”);

•	cancelled all Old Common Stock, and all other existing securities and agreements to issue or purchase any equity interest;

•	issued $67.5 million in aggregate principal amount of Series A 6% Senior Guaranteed Notes due 2011 (the “Series A Notes”) (initially convertible, in the aggregate, into 22.8% of the New Common Stock on a fully diluted basis) to holders of the Holding Company’s former 12 1/8% Senior Guaranteed Notes due 2003 (the “2003 Noteholders”), in full satisfaction of the claims of the 2003 Noteholders, including the outstanding principal and all accrued and unpaid interest thereon;

•	issued to (i) holders of debt under the Company’s pre-Effective Date Broadband Network vendor financing agreements (the “Original Vendor Financing Agreements”) and (ii) other creditors of the Company’s operating subsidiaries holding guarantees by the Holding Company of such indebtedness who voted to accept the Plan, a combination of new senior indebtedness totaling $144.0 million, $23.9 million in the aggregate of new Series B 6% Senior Guaranteed Notes due 2011 (“Series B Notes”) (initially convertible in the aggregate into 5.3% of the New Common Stock on a fully diluted basis), and eight-year warrants to acquire 15.3% in the aggregate of the New Common Stock (on a fully diluted basis);

•	issued 200,000 shares of New Common Stock to certain officers of the Company in accordance with the Company’s 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”); and

•	approved stock options for 1,646,332 shares of New Common Stock to senior officers.

      Under the Holding Company’s Certificate of Incorporation, the authorized capital stock as of the Effective Date consists of (i) 50,000,000 shares of the New Common Stock, with a par value of $0.01 per share and (ii) 5,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”). No Preferred Stock has been issued. Pursuant to the Certificate of Incorporation, Preferred Stock

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may be issued in one or more series as determined from time to time by the Company’s Board of Directors (the “Board”) without further approval of the Holding Company’s stockholders. Upon issuance of any series of Preferred Stock, the Board will fix the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such Preferred Stock, to the extent permitted by law. Pursuant to the Certificate of Incorporation, the Holding Company may not create, designate, authorize or cause to be issued any class or series of nonvoting stock to the extent prohibited by Section 1123 of the United States Bankruptcy Code.

      As a result of these transactions, as of March 31, 2003, the Company had 10,000,000 shares of new common stock issued and outstanding (including 686,000 shares held in the Common Stock Reserve Pool pending the resolution of the Post-Effective Date Contingencies).

      Because the Company emerged from bankruptcy on March 25, 2003 (as so emerged, also referred to as the “Successor Company”), for financial reporting purposes the Company used an effective date of March 31, 2003 and applied fresh-start accounting to the consolidated balance sheet as of that date in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. In accordance with SOP 90-7, the Company adopted fresh-start accounting because (i) the holders of the existing voting shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company and (ii) the Company’s reorganization value, which served as the basis for the Plan approved by the Bankruptcy Court, was less than the Company’s post petition liabilities and allowed claims, as shown below:

Post petition liabilities	$8,070
Liabilities deferred under the Chapter 11 proceedings	727,522

Total post petition liabilities and allowed claims	735,592
Reorganization value	(557,000)

Excess of liabilities over reorganization value	$178,592

      Under fresh-start accounting, a new reporting entity is considered to be created and the Company adjusts the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, the estimated reorganization value of the Company of $557.0 million represents the total fair value that the Company allocated to the assets of the Company. In conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, the Holding Company has used purchase accounting (“pushed down” to its operating subsidiaries) to account for the assets and liabilities as of the fresh-start date.

      The Company’s financial advisors advised the Company with respect to the estimated reorganization value of the Company and the reorganization equity value of the Company of approximately $88.0 million. The financial advisors used two methodologies to derive the total estimated reorganization value: (a) the application of comparable company multiples to the Company’s historical and projected financial results; and (b) a calculation of the present value of the Company’s free cash flows under the Company’s revised business plan using financial projections through 2010, including an assumption for a terminal value, discounted at the Company’s estimated post-restructuring weighted-average cost of capital. In deriving the total reorganization value, the Company’s advisors considered the Company’s market share and position, competition and general economic considerations, projected revenue growth, potential profitability, working capital requirements and other relevant factors.

      As a result of the Company’s reorganization and application of fresh-start accounting, during the three months ended March 31, 2003, the Predecessor Company recognized a gain of approximately $728.2 million on the extinguishment of the Predecessor Company’s Senior Notes, Broadband Vendor Financing agreements and other trade accounts payable.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effect of the Plan and the resulting fresh-start accounting adjustments on the Company’s consolidated balance sheet as of March 31, 2003, is as follows:

					Elimination of Equity and
	Pre				Fresh Start Adjustments		Post
	Reorganization	Debt	Common	2003			Reorganization
	Balance	Extinguishment	Stock	Stock		Allocation of	Balance
	Sheet	and	Reserve	Incentive	Equity	Reorganization	Sheet
	March 31, 2003	Reorganization	Pool	Plan	Elimination	Value	March 31, 2003

ASSETS
CURRENT ASSETS:
Cash and cash Equivalents	$35,565						$35,565
Trading investments	26,324						26,324
Trade accounts receivable, net	34,493						34,493
Other receivables	13,235						13,235
Prepaid expenses	3,696						3,696
Assets held for disposal	5,222					$263	5,485

Total current assets	118,535	—	—	—	—	263	118,798

PROPERTY, PLANT AND EQUIPMENT, Net	390,674					(3,494)	387,180

NON-CURRENT ASSETS:
Investments in common stock	141						141
Other non-current assets	10,987						10,987

Total non-current assets	11,128	—	—	—	—	—	11,128

TOTAL	$520,337	$—	$—	$—	$—	$(3,231)	$517,106

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY EQUITY
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Accounts payable — trade	$74,444	$(22,442)					$52,002
Current portion of long-term debt	282,474	(258,832)					23,642
Accrued and other liabilities	52,224	(25,137)					27,087

Total current liabilities	409,142	(306,411)	—	—	—	—	102,731

LONG-TERM DEBT, Net	24,334	219,490					243,824

OTHER LONG-TERM LIABILITIES	13,765						13,765

DEFERRED REVENUES	68,786						68,786

LIABILITIES SUBJECT TO COMPROMISE	727,522	(727,522)					—

Total liabilities	1,243,549	(814,443)	—		—	—	429,106

STOCKHOLDERS’ (DEFICIENCY) EQUITY:
Common Stock — old	914				$(914)		—
Common Stock — new		98		$2			100
Additional paid in capital — old	537,725				(537,725)		—
Additional paid in capital — new		86,142	$6,037	1,758			93,937
Accumulated deficit	(1,273,542)	728,203		(1,760)	550,330	$(3,231)	—
Common stock reserve pool			(6,037)				(6,037)
Deferred stock-based compensation	(4,530)				4,530		—
Accumulated other comprehensive income	16,221				(16,221)		—

Total stockholders’ (deficiency) equity	(723,212)	814,443	—	—	—	(3,231)	88,000

TOTAL	$520,337	$—	$—	$—	$—	$(3,231)	$517,106

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      These adjustments primarily include the following:

Debt Extinguishment and Reorganization

•	The extinguishment of the Company’s 2005/2008 Senior Notes plus accrued interest in exchange for the issuance of 9.8 million shares of the Company’s new common stock (including 686,800 shares held in the Common Stock Reserve Pool pending the resolution of the Post-Effective Date Contingencies);

•	The extinguishment of the Company’s 2003 Senior Notes plus accrued interest in exchange for the issuance of $67.5 million in aggregate principal amount of Series A Notes ($60.0 million as of March 31, 2003);

•	The extinguishment of the Company’s Broadband Vendor Financing agreements that voted in favor of the plan plus accrued interest in exchange for the issuance of a combination of $144.0 million in senior indebtedness issued by IMPSAT Argentina and IMPSAT Brazil ($128.0 million as of March 31, 2003), $23.9 million in aggregate principal amount of Series B Notes ($21.2 million as of March 31, 2003) and eight-year warrants to acquire 15.3% in the aggregate of the Company’s new common stock;

Common Stock Reserve Pool

•	The establishment of the Common Stock Reserve Pool of 686,000 shares.

2003 Stock Incentive Plan

•	The issuance of 200,000 shares of the New Common Stock to certain officers of the Company in accordance with the 2003 Stock Incentive Plan;

Equity Eliminations

•	To effect the cancellation of all outstanding Old Common Stock and other equity interests and the elimination of all components of stockholders’ deficiency, including paid-in-capital, accumulated deficit, deferred compensation and accumulated other comprehensive income; and

Allocation of Reorganization Value

•	The adjustment to the carrying value of the Company’s property, plant and equipment, based on the Company’s estimates of their relative fair values, which the Company determined in consultation with an external valuation specialist that the Company hired, were determined as follows:

Adjustment to record at fair value	$36,901
Excess of fair value assigned to the net assets acquired over cost	(40,395)

Net adjustment	$(3,494)

      In accordance with SFAS No. 141, the excess of fair value assigned to net assets acquired over cost was applied against property, plant and equipment.

      Going Concern Matters — The Company’s history of losses and default under indebtedness owed to certain creditors who voted against the Plan raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Holding Company to continue as a going concern and to appropriately use the going concern basis is dependent upon, among other things, (i) the Company’s ability to revise and implement its business plan, (ii) the Company’s ability to achieve profitable operations, and (iii) the Company’s ability to generate sufficient cash from operations to meet its obligations. The condensed consolidated financial statements do not give effect to any

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adjustments to the carrying values of assets or amounts and classifications of liabilities that might result from the uncertainties described above.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation — The financial statements are presented on a consolidated basis and include the accounts of IMPSAT Fiber Networks, Inc and its subsidiaries. All significant intercompany transactions and balances have been eliminated. SOP 90-7 (see Note 2) was followed in the preparation of these condensed consolidated financial statements.

      Interim Financial Information — The unaudited condensed consolidated financial statements as of March 31, 2003 and for the three months ended March 31, 2002 and 2003 have been prepared on the same basis as the Company’s audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such period. The operating results for the three months ended March 31, 2003 are not necessarily indicative of the operating results to be expected for the full fiscal year or for any future period.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant assumptions and estimates were used in determining the carrying values of the Company’s telecommunication infrastructure and collectibility of receivables. Actual results could differ from those estimates.

      Market Risk — The Company currently operates in countries throughout Latin America. The Company’s financial performance may be affected by inflation, exchange rates and controls, price controls, interest rates, changes in governmental economic policy, taxation and political, economic or other developments in or affecting the Latin America countries in which the Company operates. The Company has not entered into derivative transactions to hedge against potential foreign exchange or interest rate risks.

      Currency Risks — In early January 2002, as Argentina’s ongoing political and financial crisis deepened, the country defaulted on its massive foreign debt and the government of President Eduardo Duhalde, who entered office on January 1, 2002, abandoned the decade-old fixed peso-dollar exchange rate and permitted the peso to float freely against the U.S. dollar. The peso free market opened on January 11, 2002 at 1.65 pesos to the U.S. dollar and has been volatile since. At December 31, 2002, and March 31, 2003 the Argentine peso traded at 3.40 and 3.00 pesos to the U.S. dollar, respectively. The devaluation of the Argentine peso will generally affect the Company’s consolidated financial statements by generating foreign exchange gains or losses on dollar-denominated monetary liabilities and assets of IMPSAT Argentina and will generally result in a decrease, in U.S. dollar terms, in the Company’s revenues, costs and expenses in Argentina.

      During December 2001, the Argentine government instituted a system for the freezing of the deposits in its financial system. In February 2002, these measures led to, among other things, the “pesification” decree. Generally, this decree mandates that all monetary obligations arising from agreements subject to Argentine law denominated in foreign currency and existing as of January 6, 2002 are mandatory converted into monetary obligations denominated in pesos at an exchange rate of one U.S. dollar to one peso. Such obligations generally may be adjusted pursuant to the “coeficiente de estabilizacion de referencia” (“CER”), as published by the Argentine central bank based on the Argentine consumer price index. Under the “pesification” decree, after the foreign currency denominated contracts are converted to pesos (at the rate of one peso to one U.S. dollar rate), the contracts may be privately renegotiated by the parties back into foreign currency denominated terms. Under the “pesification” decree, if a contract governed by Argentine law is

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

entered into after the decree’s enactment, that contract may be denominated in either U.S. dollars or pesos. However, if the parties choose to denominate the new contract in pesos, payments under that contract are not entitled to be adjusted according to the CER or any other consumer price index. Contracts denominated in pesos before the decree continue to be denominated in pesos, unaffected by the decree. Finally, the decree provides that if the value of the goods sold or services rendered is higher or lesser than the price payable after the mandatory “pesification”, either party may request an “equitable adjustment” of such price. If the parties do not agree on the “equitable adjustment”, the dispute is to be settled by the courts, which will attempt to preserve the contractual agreement between the parties. The devaluation and the “pesification” of agreements of the Company governed by Argentine law may have adverse, unknown and unforeseeable effects on the Company.

      Since the “pesification” decree, an increasing portion of IMPSAT Argentina’s customer contracts and operating cash inflows are denominated in pesos while its debt service payments and a portion of its costs (including capital equipment purchases and payments for certain leased telecommunication capacity) are denominated in U.S. dollars. Accordingly, the Company’s financial condition and results of operations in Argentina are dependent upon IMPSAT Argentina’s ability to generate sufficient pesos (in U.S. dollar terms) to pay its costs, expenses and to satisfy its debt service requirements. Because of the recent nature of these events and the significant uncertainties regarding the extent and duration of the devaluation and the direction of the fiscal policies in Argentina, management cannot presently determine or reasonably estimate the impact a continued economic crisis in that country could possibly have on IMPSAT Argentina’s and the Company’s overall cash flows, financial condition, and results of operations.

      On March 5, 2003, Argentina’s Supreme Court declared the “pesification” decree unconstitutional to the extent that it required the mandatory redenomination of U.S. dollar bank deposits to pesos. Although the ruling applies only to amounts held by the petitioner in that case on deposit at a state-owned bank, the decision will likely strengthen existing (and create a profusion of similar) claims by other depositors seeking to “redollarize” their deposits. This could force the Argentine government to issue long-term bonds in satisfaction of such claims, which, in turn, could increase Argentina’s public debt burden and cause a further deterioration of its national economy. The future judicial implementation of the Argentine Supreme Court’s decision as well as any legislative or executive response could take an unknown variety of forms. Accordingly, its potential impact on the Argentine economy and on the Company’s operations in that country presently cannot be estimated.

      Numerous uncertainties exist surrounding the ultimate resolution of Argentina’s economic and political instability and actual results could differ from those estimates and assumptions utilized. The Argentine economic and political situation continues to evolve and the Argentine government may enact future regulations or policies that, when finalized and adopted, may adversely and materially impact, among other items, (i) the revenues the Company receives for services offered in Argentina; (ii) the timing of repatriations of any dividends or other cash flows from IMPSAT Argentina to the Company in the United States; (iii) the Company’s asset valuations; and (iv) the Company’s peso-denominated monetary assets and liabilities.

      The Company’s results in Brazil also were adversely affected during the period by the devaluation of the Brazilian real against the U.S. dollar. At December 31, 2001, the real traded at a rate of R$2.41 = $1.00, and at December 31, 2002 it had depreciated to R$3.53 = $1.00. At March 31, 2003 the real traded at R$3.35 to the U.S. dollar. These and prior devaluations have had a negative effect on the Company’s real-denominated revenues. The devaluation of the real and the decline in growth in the Brazilian economy have been caused in part by the continued recession in the region, a general aversion to emerging markets by foreign direct and financial investors and the overall decline in worldwide economic production. On October 27, 2002, Luiz Inacio Lula da Silva of the left-wing Workers’ Party was elected president of Brazil. Although, as a candidate, Mr. da Silva expressed support for tightening of Brazil’s fiscal policy as a condition of an IMF loan and promised to honor and stabilize government debt, anxiety persists within the investor community regarding

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

whether Mr. da Silva can restore financial confidence and quickly establish trust in his administration and its ability to govern. A protraction or worsening of the economic difficulties in Brazil, including further currency devaluations, could have a material adverse effect on IMPSAT Brazil’s and the Company’s overall financial condition and results of operations.

      In addition, in 2002, the Venezuelan government removed controls over the trading range of the bolivar, allowing the exchange rate to be determined by market conditions. As a result, during 2002, the bolivar decreased in value in relation to the U.S. dollar by approximately 85%. During February 2003, the Venezuelan government imposed exchange rate controls, fixing the bolivar’s value to the U.S. dollar at approximately 1,600 bolivars to the U.S. dollar.

      Cash and Cash Equivalents — Cash and cash equivalents are time deposits with original maturities of three months or less at the time of purchase. Cash equivalents and short-term investments are stated at cost, which approximates fair value.

      Revenue Recognition — Revenues from data, value-added telephony, IT solutions and Internet services are recognized monthly as the services are provided. Equipment sales are recorded upon delivery to and acceptance by the customer. In addition, the Company has entered into, and may enter into in the future, agreements with carriers granting indefeasible rights of use (“IRUs”) and access to portions of the Company’s broadband network capacity and infrastructure. Pursuant to these agreements, the Company will receive fixed advance payments for the IRUs and will recognize the revenue from the IRU ratably over the life of the IRU. Amounts received in advance are recorded as deferred revenue in the accompanying condensed consolidated balance sheets. The Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements. SAB No. 101 summarizes the SEC’s views on the application of generally accepted accounting principles to revenue recognition. The Company has reviewed SAB No. 101 and believes that it is in compliance with the SEC’s interpretation of revenue recognition.

      No single customer accounted for greater than 10% of total net revenues from services for the three month periods ended March 31, 2002 and 2003.

      Non-Monetary Transactions — The Company may exchange capacity on its Broadband Network for capacity from other carriers through the exchange of IRUs. These transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions, where an exchange of similar IRUs is recorded at a historical carryover basis with no revenue or any gain or loss being recorded.

      Assets Held for Disposal — During the first quarter of 2003, the Company determined to close its operations in Mexico, and as such reclassified the amounts of assets associated with the operations in Mexico to assets held for disposal. The Company has entered into agreements with various parties to sell the Company’s real estate and other real and personal property in Mexico, and expects to close such transactions during the second quarter of 2003.

      Property, Plant and Equipment — Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

Buildings and improvements	10-25 years
Operating communications equipment	5-10 years
Network infrastructure (including Right of way)	10-20 years
IRU investments	15 years
Furniture, fixtures and other equipment	2-10 years

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Costs in connection with the construction, installation and expansion of the Broadband Network are capitalized. Rights of way agreements represent the fees paid and the net present value of fees to be paid per signed agreements entered into for obtaining rights of way and other permits for the Broadband Network. These capitalized agreements are being amortized over the term of the rights of way, which range from 10 to 20 years. In addition, the Company has acquired IRUs from other entities for its own purposes. Such IRU investments are capitalized and amortized over their estimated useful lives, not to exceed 15 years. The acquired IRUs have a 25-year term. In those cases where the right of use has been acquired for a longer period of time (25 years) management believes that, due to anticipated advances in technology, the Company’s IRUs are not likely to be productive assets beyond 15 years.

      The operating communications equipment owned by the Company is subject to rapid technological obsolescence; therefore, it is reasonably possible that the equipment’s estimated useful lives could change in the near future.

      Long-Lived Assets — Long-lived assets are reviewed on an ongoing basis for impairment based on a comparison of carrying values to the related undiscounted future cash flows. If the carrying amounts exceed such cash flows, identifying a possible impairment, the assets carrying amount is adjusted to fair value.

      Investments — Investments covered under the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, are classified by the Company as either “trading” for short term investments or “available for sale” for long term investments and are carried at fair value. Unrealized gains and losses for trading investments are included in the Company’s results of operations. Unrealized gains or losses for available for sale investments are included in accumulated other comprehensive loss within stockholders’ equity (deficiency). All other investments are carried at cost.

      Income Taxes — Deferred income taxes result from temporary differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur.

      Foreign Currency Translation — The Company’s subsidiaries generally use the U.S. dollar as the functional currency. Accordingly, the financial statements of the subsidiaries were remeasured. The effects of foreign currency transactions and of remeasuring the financial position and results of operations into the functional currency are included as net gain or loss on foreign exchange, except for IMPSAT Brazil, which uses the local currency as the functional currency, and are included in accumulated other comprehensive income (loss) in stockholders’ equity.

      Stock-Based Compensation — SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee and non-employee director compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation to employees and non-employee directors using the intrinsic value method as prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees and non-employee directors are measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the amount an employee or non-employee director must pay for the stock. The Company also provides the required disclosures of SFAS No. 123.

      Fair Value of Financial Instruments — The Company’s financial instruments include trading investments, receivables, investments in common stock, payables, short- and long-term debt. The Company’s trading and common stock investments were valued at market closing prices at March 31, 2003. The fair value of these investments is presented in Note 4. The fair value of all other financial instruments, which approximate their carrying value, have been determined using available market information and interest rates as of March 31, 2003.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net (Loss) Income Per Common Share — Basic earnings (loss) per share is computed based on the average number of common shares outstanding and diluted earnings (loss) per share is computed based on the average number of common and potential common shares outstanding under the treasury stock method.

      Accumulated Other Comprehensive Income (Loss) — Accumulated other comprehensive income (loss) is comprised as follows:

		Unrealized Loss
	Foreign	on Investments
	Currency	Available for
	Translation	Sale	Total

Balance at December 31, 2002 (Predecessor Company)	$20,263	$—	$20,263
Change during the period	(4,097)	55	(4,042)

Balance at March 31, 2003 (Predecessor Company)	16,166	55	16,221
Elimination of Predecessor Company Accumulated Other Comprehensive Income (Loss)	(16,166)	(55)	(16,221)

Balance at March 31, 2003 (Successor Company)	$—	$—	$—

      New Accounting Pronouncements — In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, Rescission of the FASB Statements No. 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with earlier adoption encouraged. The Company does not expect the adoption of SFAS 145 to have a material effect on its condensed consolidated financial statements.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activities. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, the Company cannot determine the potential effects that adoption of SFAS No. 146 will have on its condensed consolidated financial statements.

      In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS No. 5, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. This Interpretation clarifies that a guarantor is required to recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this Interpretation are effective for financial

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements of interim or annual periods ending after December 15, 2002. The Company is currently evaluating the impact of adopting FIN 45.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of APB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

      Reclassifications — Certain amounts in the 2002 condensed consolidated financial statements have been reclassified to conform with the 2003 presentation.

4.     INVESTMENTS

      The Company’s investments consist of the following at December 31, 2002 and March 31, 2003:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

Trading investments, at fair value	$23,021	$26,324

Investments in common stock	$86	$141

      The Company’s trading investments consist of high-quality, short-term investments with maturities of less than 360 days.

      The Company’s investments in common stock at December 31, 2002 and March 31, 2003, included a 3.3% ownership interest in the outstanding common stock of Claxson Interactive Group Inc. (“Claxson”), an integrated media company with operations in Latin America. During the three month period ended March 31, 2002, the Company recorded a non-cash charge of $0.7 million which reflected an other-than-temporary decline in value of the Claxson investment based upon a sustained reduction in the quoted market price.

5.     TRADE ACCOUNTS RECEIVABLE

      Trade accounts receivable, by operating subsidiaries, at December 31, 2002 and March 31, 2003, are summarized as follows:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

IMPSAT Argentina	$27,739	$25,555
IMPSAT Brazil	4,577	5,311
IMPSAT Colombia	3,542	4,470
IMPSAT Venezuela	8,154	8,179
All other countries	10,384	12,336

Total	54,396	55,851
Less: allowance for doubtful accounts	(23,384)	(21,358)

Trade accounts receivable, net	$31,012	$34,493

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s subsidiaries provide trade credit to their customers in the normal course of business. The collection of a substantial portion of the trade receivables is susceptible to changes in the Latin American economies and political climates. Prior to extending credit, the customers’ financial history is analyzed.

      The activity for the allowance for doubtful accounts for the years ended December 31, 2002 and for the three months ended March 31, 2003 is as follows:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

Beginning balance	$23,782	$23,384
Provision for doubtful accounts	13,053	515
Write-offs, net of recoveries	(4,741)	(1,553)
Effect of exchange rate change	(8,710)	(988)

Ending balance	$23,384	$21,358

6.     OTHER RECEIVABLES

      Other receivables consist primarily of refunds or credits pending from local governments for taxes other than income, advances to suppliers, and other miscellaneous amounts due to the Company and its operating subsidiaries and are as follows at December 31, 2002 and March 31, 2003:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

IMPSAT Argentina	$3,576	$2,045
IMPSAT Brazil	2,150	2,158
IMPSAT Colombia	3,498	3,619
IMPSAT Venezuela	2,024	2,693
All other countries	5,426	2,720

Total	$16,674	$13,235

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment at December 31, 2002 and March 31, 2003 consists of:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

Land	$11,238	$10,045
Building and improvements	70,070	44,252
Operating communications equipment	535,394	147,564
Network infrastructure (including rights of way)	167,907	151,113
IRU investments	42,618	19,737
Furniture, fixtures and other equipment	38,824	11,643

Total	866,051	384,354
Less: accumulated depreciation	(465,142)

Total	400,909	384,354
Equipment in transit	2,705	2,694
Works in process	334	132

Property, plant and equipment, net	$403,948	$387,180

      The recap of accumulated depreciation for the year ended December 31, 2002 and for the three months ended March 31, 2003 is as follows:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

Beginning balance	$415,718	$465,142
Depreciation expense	82,199	18,654
Disposals and retirements	(32,775)	(2,394)
Application of fresh-start reporting		(481,402)

Ending balance	$465,142	$—

      Nortel Networks Agreements — On September 6, 1999, the Company executed two turnkey agreements with Nortel Networks Limited (“Nortel”) relating to Nortel’s design and construction of segments of the Broadband Network in Argentina and Brazil for approximately $265 million.

      On October 25, 1999, each of IMPSAT Argentina and IMPSAT Brazil signed definitive agreements with Nortel to borrow an aggregate of up to approximately $149.1 million and $148.3 million, respectively, of long-term vendor financing. The financing, which has a final maturity in 2006, was used to finance Nortel’s construction of the segments of the Broadband Network in Argentina and Brazil as well as additional purchases of telecommunications equipment. The Holding Company has guaranteed the obligations of each of IMPSAT Argentina and IMPSAT Brazil under the Nortel financing agreements. At December 31, 2002, a total of $245.4 million was outstanding. See Note 2 for a description of the restructuring of these amounts under the Plan.

      The Company’s subsidiaries have obtained additional vendor financing for the acquisition of fiber optic cable and other telecommunications equipment for the Broadband Network, with respect to which an aggregate of $13.0 million was outstanding as of March 31, 2003.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Global Crossing — During the year ended December 31, 2000, the Company completed and delivered to Global Crossing the portion of the Trans-Andean Crossing System connecting Las Toninas, Argentina and Santiago, Chile. As part of the Broadband Network and Global Crossing’s South American Crossing system, the Company also constructed turnkey backhaul segments and granted IRUs to Global Crossing in Peru and Brazil between Global Crossing’s landing points in those countries and its metropolitan points of presence located at the Company’s telehouses in Lima, Peru and Sao Paulo and Rio de Janeiro, Brazil.

      As part of its arrangements with Global Crossing, the Company agreed to purchase from Global Crossing indefeasible rights of use of capacity valued at not less than $46 million on any of Global Crossing’s fiber optic cable networks worldwide. These rights enable the Company to interconnect the Company’s networks in Argentina and Brazil and give the Company global international access. The Company had purchased approximately $22.3 million under this agreement as of December 31, 2001 and did not purchase any amount during the year ended December 31, 2002. As part of the Holding Company’s emergence from bankruptcy, the Company rejected its obligation to purchase the outstanding balance of $23.7 million in IRUs from Global Crossing as permitted by the Bankruptcy Code.

      In January 2002, Global Crossing filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Although the Global Crossing subsidiaries to which the Company provides services and infrastructure were not originally included in the Global Crossing’s Chapter 11 filing, during August 2002, Global Crossing amended its Chapter 11 proceeding to include its subsidiaries that are counter parties to the agreements with the Company. As of December 31, 2002, and March 31, 2003, Global Crossing was in default for a total of approximately $3.3 million and $5.0 million, respectively, for services provided under such agreements. The Company has recorded provisions for doubtful accounts of approximately $2.1 million and $3.4 million, respectively, against these receivables prior to emergence.

      The Company has filed motions in Global Crossing’s bankruptcy proceeding seeking an order that Global Crossing make payment to the Company of the amounts claimed by the Company and that Global Crossing either accept or reject its agreements with the Company. Global Crossing has disputed that it owes the Company any amounts under the agreements at issue and has filed a proceeding seeking that the bankruptcy court grant Global Crossing a property right in certain of the IRUs that it acquired from the Company.

      To link the Company’s Broadband Network to other parts of Latin America and the world, the Company has secured IRU and leased capacity on Global Crossing’s undersea fiber optic cable systems (and associated terrestrial capacity) between the United States and Latin America, including Global Crossing’s South American network. Although Global Crossing has indicated its intention to assume these agreements upon its emergence from bankruptcy, if Global Crossing is unable to successfully reorganize and were to sell or terminate its South American operations as part of its bankruptcy proceedings, it is unclear what rights the Company would have to continue to utilize the IRUs that the Company purchased from Global Crossing. It is possible that the Company’s agreements with Global Crossing would be terminated and the Company would need to seek substitute sources of IRU or other capacity from competing undersea fiber optic systems to link its operations, including the Company’s Broadband Network, to other parts of Latin America and the world. As of March 31, 2003, the unamortized balance of IRU investments acquired from Global Crossing approximated $ 32.5 million. See also Note 13 for a further description of the Company’s disputes with Global Crossing.

      IRU Agreements — The Company has entered into several agreements, including with Global Crossing, granting IRUs of up to 25 years on the Company’s Broadband Network, including network maintenance services and telehousing space. The Company has received advance payments related to these agreements. These advance payments are recorded as deferred revenue in the accompanying condensed consolidated balance sheets. During the three months ended March 31, 2003, the Company recognized approximately $1.1 million, from these agreements, which are reflected as services to carriers in the accompanying condensed consolidated statement of operations of the Predecessor Company.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     LONG-TERM DEBT

      The Company’s long-term debt at December 31, 2002 and March 31, 2003 is detailed as follows:

	Predecessor Company	Successor Company
	December 31, 2002	March 31, 2003

Series A 6% Senior Guaranteed Notes due 2011		$60,000
Series B 6% Senior Guaranteed Notes due 2011		21,241
Senior Secured 10%, maturing 2011		127,961
Term notes, maturing through 2005; collateralized by buildings and equipment, the assignment of customer contracts and investment; denominated in:
U.S. dollars (interest rates 5.34% to 11.57%)	$11,821	12,730
Local currency (interest rates 12.85%)	19,279	12,865
Eximbank notes (interest rates 3.34% to 8.98%), maturing semiannually through 2004	18,275	9,422
Vendor financing (3.59% to 11.68%), maturing 2004 to 2008	259,897	23,247

Total long-term debt	309,272	267,466
Less: current portion including defaulted indebtedness	(281,680)	(23,642)

Long-term debt, net	$27,592	$243,824

      The Company’s Series A, Series B and Senior Secured notes shown above were issued in conjunction with effecting the Plan described in Note 2.

      The Company was in default on its Old Senior Notes as a result of its failure to make the semi-annual interest payments on the Senior Notes due 2003 (which were due on January 15, 2002), on the Senior Notes due 2005 (which were due on February 15, 2002), or on the Senior Notes due 2008 (which were due on December 15, 2001). As of June 11, 2002, the Company reclassified the senior notes, which were outstanding prior to the bankruptcy filing, to liabilities subject to compromise (see Note 11).

      Some of the term notes contain certain covenants requiring the Company to maintain certain financial ratios, limiting the incurrence of additional indebtedness and capital expenditures, and restricting the ability to pay dividends.

      The Company’s liquidity difficulties led to non-compliance with certain covenant requirements and payment provisions under the Company’s Original Vendor Financing Agreements. On October 25, 2001, the Company obtained a waiver of covenant defaults and an extension from these lenders for scheduled principal and interest payments under the Original Vendor Financing Agreements totaling approximately $36.3 million that were due on that date. The waiver expired on November 25, 2001 and the Original Vendor Financing Agreements became due and payable. On June 11, 2002, the Holding Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and, effective as of such date pursuant to the provisions of the Bankruptcy Code, contractually accrued interest on the Holding Company’s unsecured, pre-petition obligations ceased to accrue. As a result of the Company’s default under the Original Vendor Financing Agreements, the defaulted amounts have been reclassified to current portion of long-term debt as of December 31, 2002.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     INCOME TAXES

      The composition of the provision for income taxes, all of which is for foreign taxes, the three months ended March 31, 2002 and 2003 is as follows:

	Predecessor
	Company Three
	Months Ended
	March 31,

	2002	2003

Current	$(414)	$(324)
Deferred	(24)	(82)

Total	$(438)	$(406)

      The foreign statutory tax rates range from 15% to 35% depending on the particular country. Deferred taxes result from temporary differences in revenue recognition, depreciation methods and net operating loss carryforwards. The Company recorded a valuation allowance to offset its deferred income tax asset because management cannot conclude that utilization of the tax benefits resulting from operating losses and the other temporary differences are “more likely than not” to be realized, as required by SFAS 109.

11.	LIABILITIES SUBJECT TO COMPROMISE AND REORGANIZATION ITEMS

      Liabilities subject to compromise — This term referred to liabilities incurred prior to the commencement of the Chapter 11 case. These liabilities consisted primarily of amounts outstanding under the Company’s Old Senior Notes and also included accounts payable, accrued interest and other accrued expenses. These amounts represented the Company’s estimate of known or potential claims to be resolved in connection with the Chapter 11 case as of December 31, 2002. These liabilities were restructured in accordance with the Plan, see Note 2.

      Liabilities subject to compromise as of December 31, 2002 were as follows:

Senior Notes:
12.125% Senior Guaranteed Notes due 2003	$125,000
13.75% Senior Notes due 2005	300,000
12.375% Senior Notes due 2008	225,000
Accrued Interest	77,317
Accounts payable	205

Total	$727,522

      Contractual interest expense not accrued on prepetition debt totaled $52.2 million and $72.1 million for the period that began as of June 11, 2002, the date of the Company’s petition for relief under chapter 11 of the Bankruptcy Code, and ended December 31, 2002, and March 25, 2003, the date of the Company’s emergence from bankruptcy, respectively.

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reorganization items — Reorganization items during the three-month period ended March 31, 2003 are comprised of the following:

Professional fees	$(1,636)
Gain on extinguishments of debt	728,203
Stock-based compensation	(1,760)

Total	$724,807

12.     OPERATING SEGMENT INFORMATION

      The Company’s operating segment information, by subsidiary, is as follows for the three months ended March 31, 2002 and 2003:

					All other
2003	Argentina	Brazil	Colombia	Venezuela	countries	Eliminations	Total

Net Revenues
Satellite and Broadband	$9,196	$5,504	$12,068	$7,510	$14,432	$(7,328)	$41,382
Internet	1,585	838	1,147	910	2,810	(1,557)	5,733
Value added services	1,157	956	225	518	2,541	(616)	4,781
Telephony	2,701		117		2,439	(1,151)	4,106
Sales of equipment	41			29	4		74

Total net revenues	$14,680	$7,298	$13,557	$8,967	$22,226	$(10,652)	$56,076

Operating income (loss)	$(3,004)	$(2,761)	$(2,729)	$2,459	$339		$(5,696)

Total assets	$164,693	$116,330	$79,076	$47,781	$103,738		$511,618

					All other
2002	Argentina	Brazil	Colombia	Venezuela	countries	Eliminations	Total

Net Revenues
Satellite and Broadband	$9,641	$8,588	$13,736	$6,766	$13,233	$(5,650)	$46,314
Internet	2,183	1,320	1,153	631	3,570	(1,003)	7,854
Value added services	1,460	825	170	403	3,838	(3,079)	3,617
Telephony	2,495				3,578	(1,729)	4,344
Sales of equipment	62		10	54	158		284

Total net revenues	$15,841	$10,733	$15,069	$7,854	$24,377	$(11,461)	$62,413

Operating income (loss)	$(9,368)	$(6,501)	$405	$581	$(275)		$(15,158)

Total assets	$207,711	$186,688	$100,798	$54,092	$127,549		$676,837

13.     COMMITMENTS AND CONTINGENCIES

      Commitments — The Company leases satellite capacity with average annual rental commitments of approximately $21.1 million through the year 2007. In addition, the Company has committed to long-term contracts for the purchase of terrestrial links from third parties for approximately $2.4 million per year through 2007. The Company has commitments to purchase communications and data center equipment amounting to approximately $2.4 million at March 31, 2003.

      IPO Allocations Class Action — On November 1, 2001, a lawsuit (the “IPO Class Action”) was filed in the United States District Court for the Southern District of New York against the Company, certain

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

individuals who were then officers and directors of the Company, and the underwriters to the Company’s initial public offering (IPO). This lawsuit alleges on behalf of a proposed class of all shareholders that the Company and its underwriters violated various provisions of the securities laws in connection with the IPO in February 2000. Pursuant to the Plan, the plaintiffs in the IPO Class Action received in connection with their claims the assignment of any insurance proceeds that the Company receives in connection with the litigation, but otherwise the claims of the plaintiffs against the Company or any of its other assets, have been discharged as part of the Chapter 11 proceedings.

      Global Crossing — Global Crossing Ltd. filed for protection under Chapter 11 of the Bankruptcy Code in January 2002, and the Global Crossing subsidiaries to whom the Company provides services and infrastructure, as described below, were included in Global Crossing’s Chapter 11 proceedings during August 2002. The Company is party to a series of agreements with Global Crossing for the provision of telecommunications services. Pursuant to those agreements, the Company constructed a terrestrial portion of Global Crossing’s South American network between landing points on the Atlantic Ocean in Argentina and the Pacific Ocean in Chile, granted Global Crossing a series of indefeasible rights of use (IRU) over ducts and dark fiber on its broadband telecommunication network in Argentina, Brazil and Peru, provided Global Crossing with collocation space and related services in its telehouses in Argentina, Brazil, Chile, Venezuela and Peru and provided Global Crossing with maintenance services for their telecommunications assets in Latin America. In addition, the Company acquired IRU and leased capacity on Global Crossing’s South American undersea fiber optic cable system in order to connect the Broadband Network with other parts of Latin America and the world, See Note 7.

      Commencing in the first quarter of 2002 and subsequent to the filing of Global Crossing’s petition under Chapter 11, Global Crossing has disputed a number of invoices that the Company delivered to it in connection with the services the Company is rendering to Global Crossing and has failed to make full payment in accordance with the terms of such invoices. The principal disputed matters include the following:

      Beginning in the first quarter of 2002, Global Crossing disputed certain of the invoices sent by the Company to its Argentine and Brazilian subsidiaries for collocation and related services in the Company’s telehouses in those countries. On January 15, 2003, the Company filed a motion in the Global Crossing Chapter 11 proceeding seeking an order that Global Crossing either irrevocably reject or assume the telehouse agreements and that Global Crossing make payment of all shortfalls under the telehouse agreements after the respective petition dates of the Global Crossing debtors, through December 31, 2002, in the aggregate amount of approximately $1.1 million, plus interest on the past due amounts, as administrative expense claims. On February 19, 2003, Global Crossing responded to the Company’s motion. In its response, Global Crossing stated its intention to assume the Brazil and Argentina telehouse agreements, along with three other telehouse agreements covering collocation space in Santiago, Chile, Lima, Peru and Caracas, Venezuela, although it also stated its right under its plan of reorganization to reconsider its assumption of such agreements at any time prior to the effective date of the Global Crossing plan of reorganization. Global Crossing denied that it owed any unpaid amounts with respect to the Argentine or Brazilian telehouse agreements. The Company and Global Crossing are currently seeking to agree to a schedule for evidence, briefing and adjudication of the disputes regarding the Argentine and Brazilian telehouse agreements.

      In October 2002, Global Crossing failed to make payment of the full amount of recurring service charges for operation and maintenance of the IRUs that Global Crossing acquired under the TAC Turnkey Construction and IRU Agreement dated September 22, 1999 (the “TAC Agreement”). During the first quarter of 2003, Global Crossing also paid recurring service charges under the TAC Agreement and the other backhaul agreements in amounts less than the Company asserts to be contractually required. As part of the Company’s January 15, 2003 motion in Global Crossing’s bankruptcy proceeding, the Company requested that the bankruptcy court find that Global Crossing has failed to make the full recurring service charges required by the TAC Agreement and order Global Crossing to make payment of such amounts as administrative

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenses through December 31, 2002, in the amount of approximately $0.6 million, plus interest on the past due amounts as set forth in the TAC Agreement. On March 26, 2003, Global Crossing filed an adversary proceeding with the bankruptcy court overseeing its Chapter 11 case asserting a proprietary interest in the IRUs granted to them under the TAC Agreement and other backhaul agreements entered into between the two companies. The Company and Global Crossing are currently seeking to agree to a schedule for evidence, briefing and adjudication of Global Crossing’s asserted proprietary interest in the IRUs arising under the TAC Agreement and other backhaul agreements.

      On March 26, 2003, Global Crossing Bandwidth, Inc., one of the debtors in Global Crossing’s Chapter 11 proceeding, filed an adversary proceeding in the Global Crossing Chapter 11 case claiming IMPSAT USA had failed to pay Global Crossing Bandwidth, Inc. a total of approximately $0.5 million for IP transit services pursuant to a Carrier Service Agreement dated January 19, 2001 between IMPSAT USA and Global Crossing Bandwidth, Inc. The Company has disputed Global Crossing Bandwidth’s complaint on the basis that IMPSAT USA has paid in full all amounts owed by it under the Carrier Services Agreement.

* * * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the expenses (other than underwriting compensation) expected to be incurred by us in connection with this registration statement. All of these amounts (other than the SEC Registration Fee) are estimated.

Registration Fee	$7,597
Legal Services	250,000
Accounting Fees	40,000
Miscellaneous	50,000

Total	$347,597

Item 14.	Indemnification of Directors and Officers

      We will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, every person who was or is a party or is or was threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact he or she, or a person for whom he or she is our legal representative, is or was our director or our officer, or is or was serving at the request of us as a director or officer, employee, general partner, agent or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of that proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability, loss and expenses (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974), reasonably incurred or suffered by that person in connection therewith, and the indemnification will inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (b) of Article X of our restated certificate of incorporation, we will be required to indemnify a person in connection with a proceeding (or part thereof) commenced by that person only if commencement of the proceeding (or part thereof) by that person was authorized by our board of directors.

      The right to indemnification conferred in Article X of our restated certificate of incorporation will be a contract right and will include the right to be paid by us the expenses (including attorneys’ fees) incurred by an individual in defending any proceeding in advance of its final disposition, however, that, to the extent required by the DGCL, the payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by that person to repay all amounts advanced if it should ultimately be determined that the person is not entitled to be indemnified under Article X of our restated certificate of incorporation or otherwise. If a claim for indemnification or advancement of expenses under Article X is not paid in full within 30 days after a written claim by that person has been received by us, the individual may at any time thereafter file suit to recover the unpaid amount of the claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting the claim. We will have the burden of proving that the person seeking indemnification is not entitled to the requested indemnification or advancement of expenses under applicable law.

      We may maintain insurance, at our expense, to protect us and any person against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits.

      Incorporated by reference to the Exhibit Index beginning on page II-5 hereto.

      (b) Financial Statement Schedules:

      No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities a that time shall be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buenos Aires in the Republic of Argentina, June 24, 2003.

IMPSAT FIBER NETWORKS, INC.

By:	/s/ RICARDO A. VERDAGUER

Ricardo A. Verdaguer
President and Chief Executive Officer of
IMPSAT Fiber Networks, Inc.

Date: June 24, 2003

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each, a “Signatory”) constitutes and appoints Héctor Alonso, Guillermo Pardo, José R. Torres, Neil Goodman or Darren Skinner (each, an “Agent,” and collectively, “Agents”) or either of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign this Form S-1 (this “Registration Statement”) and any and all amendments thereto and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC. Each Signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as full to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, or their or his other substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICARDO A. VERDAGUER Ricardo A. Verdaguer	Chairman of the Board of Directors and President and Chief Executive Officer of IMPSAT Fiber Networks, Inc. (principal executive officer)	June 24, 2003

/s/ WILLIAM CONNORS William Connors	Director of IMPSAT Fiber Networks, Inc.	June 24, 2003

Thomas Doster IV	Director of IMPSAT Fiber Networks, Inc.

Elias Makris	Director of IMPSAT Fiber Networks, Inc.

Signature	Title	Date

Raul Ramirez	Director of IMPSAT Fiber Networks, Inc.

/s/ JOSEPH THORNTON Joseph Thornton	Director of IMPSAT Fiber Networks, Inc.	June 24, 2003

/s/ IGNACIO TRONCOSO Ignacio Troncoso	Director of IMPSAT Fiber Networks, Inc.	June 24, 2003

/s/ HÉCTOR ALONSO Héctor Alonso	Executive Vice President and Chief Financial Officer of IMPSAT Fiber Networks, Inc. (principal financial officer)	June 24, 2003

/s/ JOSE R. TORRES Jose R. Torres	Senior Vice President — Accounting and Chief Accounting Officer of IMPSAT Fiber Networks, Inc. (principal accounting officer)	June 24, 2003

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Restated Certificate of Incorporation of the Company (filed on March 26, 2003 as Exhibit No. 2.1 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A and incorporated herein by reference).
3.2		Restated Bylaws of the Company (filed on March 26, 2003 as Exhibit No. 2.2 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A and incorporated herein by reference).
4.1		Indenture for the Company’s 6% Senior Guaranteed Convertible Notes due 2011 — Series A, dated as of March 25, 2003, among the Company, The Bank of New York, as trustee and IMPSAT Argentina, as guarantor (including form of Note) (filed on April 15, 2003 as Exhibit 4.1 to the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference).
4.2		Indenture for the Company’s 6% Senior Guaranteed Convertible Notes due 2011 — Series B, dated as of March 25, 2003, among the Company, The Bank of New York, as trustee and IMPSAT Argentina, as guarantor (including form of Note) (filed on April 15, 2003 as Exhibit 4.2 to the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference).
4.3		Disclosure Statement Under Chapter 11 of the Bankruptcy Code (filed on December 19, 2002 as Exhibit No. 99.2 to the Company’s Current Report on Form 8-K, and incorporated herein by reference).
4.4		Plan of Reorganization of the Company Under Chapter 11 of the Bankruptcy Code (filed on December 19, 2002 as Exhibit No. 99.3 to the Company’s Current Report on Form 8-K, and incorporated herein by reference).
4.5		Order Confirming the Company’s Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated December 16, 2002 (filed on December 19, 2002 as Exhibit 99.1 to the Company’s Current Report on Form 8-K, and incorporated herein by reference).
4.6		Registration Rights Agreement among the Company, IMPSAT Argentina and the securityholders party thereto, dated as of March 25, 2003 (filed on April 15, 2003 as Exhibit 4.6 to the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference).
4.7		Specimen Common Stock Certificate (filed on March 26, 2003 as Exhibit No. 2.6 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A and incorporated herein by reference).
4.8		Warrant Agreement between the Company and The Bank of New York, as warrant agent, dated as of March 25, 2003 (including form of Warrant) (filed on April 15, 2003 as Exhibit 4.8 to the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference).
5.1		Form of opinion of Arnold & Porter as to the legality of the securities being registered (including consent).
9.1		2003 Stock Incentive Plan (filed on April 15, 2003 as Exhibit 9.1 to the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference).
10	.1†	Global Crossing Framework Agreement (filed on October 4, 1999 as an exhibit to the Company’s Registration Statement on Form S-1 (No. 333-88389) and incorporated herein by reference).
10	.2†	Turnkey Backhaul Construction and IRU Agreement between IMPSAT Brazil and South American Crossing, Ltd. (Rio de Janeiro), dated as of February 17, 2000 (filed on April 17, 2000 as an exhibit to the Company’s Registration Statement on Form S-4 (No. 333-34954) and incorporated herein by reference). In accordance with Instruction 2 to Item 601 of Regulation S-K, the following agreement was not filed as an exhibit because it is substantially identical in all material respects to Exhibit 10.2: Turnkey Backhaul Construction and IRU Agreement between IMPSAT Brazil and South American Crossing, Ltd. (Sao Paolo), dated as of February 17, 2000.
10	.3†	TAC Turnkey Construction and IRU Agreement among IMPSAT Argentina, IMPSAT Chile and South American Crossing Ltd. (filed on October 4, 1999 as an exhibit to the Company’s Registration Statement on Form S-1 (No. 333-88389) and incorporated herein by reference).

Exhibit
Number	Description

10.4	Amended and Restated Financing Agreement among IMPSAT Argentina, Nortel Networks Limited, and Deutsche Bank Trust Company Americas and the Lenders party thereto, dated as of March 25, 2003 (filed on April 15, 2003 as Exhibit 10.4 to the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference). In accordance with Instruction 2 to Item 601 of Regulation S-K, the following agreement was not filed as exhibits because they are substantially identical in all material respects to Exhibit 10.4: Amended and Restated Financing Agreement between IMPSAT Brazil and Nortel Networks Limited, dated as of March 25, 2003.
10.5	Employment Agreement between Ricardo A. Verdaguer and the Company dated as of March 25, 2003 (filed on May 21, 2003 as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the first quarter of 2003 and incorporated herein by reference).
10.6	Employment Agreement between Hector R. Alonso and the Company dated as of March 25, 2003 (filed on May 21, 2003 as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the first quarter of 2003 and incorporated herein by reference).
10.7	Letter Agreement between Marcelo Girotti and the Company dated March 25, 2003 (filed on May 21, 2003 as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the first quarter of 2003 and incorporated herein by reference). In accordance with Instruction 2 to Item 601 of Regulation S-K, the following agreements were not filed as exhibits because they are substantially identical in all material respects to Exhibit 10.7: Letter Agreement between Mariano Torre Gomez and the Company dated March 25, 2003; Letter Agreement between Matias Heinrich and the Company dated March 25, 2003.
11.1	Statement of computation of earnings per share.
12.1	Computation of ratio of earnings to fixed charges.
21.1	List of subsidiaries of the registrants (incorporated by reference to the “Business — General” section of the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Arnold & Porter (contained in its opinion to be filed as Exhibit 5 hereto).
24.1	Power of Attorney (included on the signature page hereto).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the Company’s 6% Senior Guaranteed Convertible Notes due 2011 — Series A (“Series A Notes”) (filed on December 31, 2002 as Exhibit No. 25.1 to the Company’s Application for Qualification of Indenture Under the Trust Indenture Act of 1939 on Form T-3 relating to the Series A Notes and incorporated herein by reference).
25.2	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as Trustee under the Indenture relating to the Company’s 6% Senior Guaranteed Convertible Notes due 2011 — Series B (“Series B Notes”) (filed on December 31, 2002 as Exhibit No. 25.1 to the Company’s Application for Qualification of Indenture Under the Trust Indenture Act of 1939 on Form T-3 relating to the Series B Notes and incorporated herein by reference).